                                                                     Exhibit T3E

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT REORGANIZATION PLAN PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE SPONSORS OF THE PLAN, GLOBIX CORPORATION, COMSTAR.NET, INC. AND ATC MERGER CORPORATION, EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES AND (2) CONFIRMING THE JOINT PREPACKAGED REORGANIZATION PLAN DESCRIBED HEREIN.

                              DISCLOSURE STATEMENT

                             DATED JANUARY 14, 2002

                       PRE-PETITION SOLICITATION OF VOTES
            WITH RESPECT TO THE JOINT PREPACKAGED REORGANIZATION PLAN

                                       of

                               GLOBIX CORPORATION
                                COMSTAR.NET, INC.
                                       AND
                                ATC MERGER CORP.

                    FROM THE HOLDERS OF GLOBIX CORPORATION'S

                          12 1/2% SENIOR NOTES DUE 2010

                                       AND

                    SERIES A 7.5% CONVERTIBLE PREFERRED STOCK

--------------------------------------------------------------------------------
NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE NEW COMMON STOCK AND NEW NOTES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.
--------------------------------------------------------------------------------

     Globix, Comstar and ATC are furnishing this Disclosure Statement and the Exhibits hereto, the accompanying Ballots and Master Ballots, and the related materials delivered herewith pursuant to Section 1126(b) of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330, as amended (the "Bankruptcy Code"), in connection with Globix's solicitation (the "Solicitation") of acceptances of the proposed joint prepackaged reorganization plan described herein (the "Plan," a copy of which is annexed to this Disclosure Statement as Exhibit A). Globix is soliciting such acceptances from all holders of its outstanding (i) 12 1/2% Senior Notes due 2010 (the "Senior Notes") and (ii) Series A 7.5% Convertible Preferred Stock (the "Preferred Stock") entitled to vote under the Plan and
Section 1126 of the Bankruptcy Code.

     Unless otherwise defined in this Glossary or elsewhere in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan.

     The Companies are furnishing this Disclosure Statement to each record holder of Senior Notes and Preferred Stock to enable such holder to vote to accept or reject the Plan. The Disclosure Statement is to be used by each record holder of Senior Notes and Preferred Stock solely in connection with its evaluation of the Plan; use of the Disclosure Statement for any other purpose is not authorized. This Disclosure Statement may not be reproduced or provided to anyone other than advisors to the recipient without the prior written consent of Globix.

     Globix is not soliciting votes from holders of its currently outstanding Common Stock. Under the Plan, such holders' Interests are classified as Class 6 Equity Interests. Upon the commencement of the Chapter 11 Cases, Globix will ask the Bankruptcy Court to waive any solicitation requirement with respect to such holders, although they are impaired and will receive a distribution under the Plan, and to deem the Holders of Class 6 Equity Interests to have rejected the Plan.

     The Companies have not commenced reorganization cases under Chapter 11 of the Bankruptcy Code as of the date of this Disclosure Statement. If, however, Globix receives properly completed Ballots and Master Ballots (that are not subsequently revoked) indicating acceptance of the Plan in sufficient number and amount to meet the voting requirements prescribed by Section 1126 of the Bankruptcy Code, the Companies intend to file (but hereby expressly reserves the right not to file) with the Bankruptcy Court voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, and to seek, as promptly thereafter as practicable, confirmation of the Plan. The Effective Date is expected to occur shortly following the Bankruptcy Court's entry of an order confirming the Plan (the "Confirmation Order").

     In the event that the Requisite Acceptances are not received or if received are subsequently revoked, prior to termination of the Solicitation, the Companies hereby reserve the absolute right with the consent of the Noteholders' Committee (which consent shall not be unreasonably withheld) to use any and all Ballots and Master Ballots accepting the Plan that were received pursuant to the Solicitation and not subsequently revoked to seek confirmation of the Plan (or of any modification thereof that does not materially and adversely affect the treatment of the class(es) of Claims with respect to which such Ballots or Master Ballots were cast) pursuant to Section 1129(b) of the Bankruptcy Code. See Section VIII.H -- "Summary of the Plan -- Acceptance or Rejection of the Plan - Cramdown" below.

--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED REORGANIZATION PLAN IS 5:00 P.M. NEW YORK CITY TIME, ON FEBRUARY 13, 2002, UNLESS EXTENDED BY GLOBIX (THE "VOTING DEADLINE"). IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.
--------------------------------------------------------------------------------

                             _______________________

     THE PLAN PROVIDES FOR THE ISSUANCE BY REORGANIZED GLOBIX OF (i) NEW COMMON STOCK AND NEW NOTES FOR DISTRIBUTION TO HOLDERS OF SENIOR NOTES, (ii) NEW COMMON STOCK FOR DISTRIBUTION TO THE HOLDERS OF OUTSTANDING COMMON STOCK AND (iii) NEW COMMON STOCK FOR DISTRIBUTION TO THE HOLDERS OF OUTSTANDING PREFERRED STOCK. BECAUSE ACCEPTANCE OF THE PLAN WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF SENIOR NOTES AND PREFERRED STOCK ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF THEIR CLAIMS AND INTERESTS CONTAINED IN THIS DISCLOSURE STATEMENT.

     GLOBIX INTENDS TO CONTINUE OPERATING ITS BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS EMPLOYEES, TRADE, AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME. THE CLAIMS OF GLOBIX'S EMPLOYEES, GENERAL UNSECURED CREDITORS OTHER THAN HOLDERS OF SENIOR NOTES (INCLUDING TRADE CREDITORS, LICENSORS, AND LESSORS) AND SECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

     THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION VIII.J -- "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

     THE COMPANIES PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS AND INTERESTS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION VIII.E -- "SUMMARY OF THE PLAN -- PROVISIONS GOVERNING DISTRIBUTIONS."

     THE TERMS OF THE PLAN HAVE BEEN DEVELOPED IN THE COURSE OF DISCUSSIONS AND NEGOTIATIONS WITH AN INFORMAL COMMITTEE (THE "NOTEHOLDERS' COMMITTEE") COMPRISED OF CERTAIN HOLDERS OF SENIOR NOTES WHO COLLECTIVELY HOLD OR MANAGE AT LEAST $300 MILLION IN PRINCIPAL AMOUNT OF THE SENIOR NOTES. THE PLAN AND VARIOUS RELATED MATTERS REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE BEEN REVIEWED BY AND DISCUSSED WITH THE NOTEHOLDERS' COMMITTEE AND ITS REPRESENTATIVES. THE NOTEHOLDERS' COMMITTEE APPROVES AND ENDORSES THE PLAN AND RECOMMENDS THAT OTHER HOLDERS OF SENIOR NOTES VOTE TO ACCEPT THE PLAN.

     THE BOARD OF DIRECTORS OF GLOBIX HAS APPROVED THE PLAN AND RECOMMENDS THAT THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION XV OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., NEW YORK CITY TIME ON FEBRUARY 13, 2002. HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT A.

                             _______________________

     THE COMPANIES BELIEVE THAT THEY MAY HAVE TO FILE TRADITIONAL, NON-PREPACKAGED PETITIONS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IF THE REQUISITE ACCEPTANCES ARE NOT RECEIVED. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE COMPANIES WILL BE ABLE TO EMERGE FROM CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IN SUCH CIRCUMSTANCES, AND THE COMPANIES MIGHT BE FORCED INTO A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE COMPANIES BELIEVE THAT IF THEY ARE LIQUIDATED UNDER CHAPTER 7, THE VALUE OF THE ASSETS AVAILABLE FOR PAYMENT TO CREDITORS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUE OF THE DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PLAN. SEE SECTION XIII.C -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- LIQUIDATION ANALYSIS."

                             _______________________

     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, ANTICIPATED EVENTS IN THE COMPANIES' CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE COMPANIES BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE COMPANIES ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

     IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE THEREON MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANIES AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED" AND SECTION III - "BUSINESS RISKS FOR THE REORGANIZED COMPANIES" FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

                             _______________________

     GLOBIX IS RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT AND SIMILAR STATE LAW PROVISIONS, AND TO THE EXTENT APPLICABLE, ON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION REQUIREMENTS PROVIDED BY
SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER OF NEW COMMON STOCK AND NEW NOTES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION. SEE SECTION XI -- "SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN" FOR A DESCRIPTION OF THE NEW COMMON STOCK, NEW NOTES AND CERTAIN REGISTRATION RIGHTS TO BE GRANTED TO RECIPIENTS OF THE NEW COMMON STOCK AND NEW NOTES.

     THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED COMPANIES AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES

AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE SUMMARIZED HEREIN. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED" AND SECTION III - "BUSINESS RISKS FOR THE REORGANIZED COMPANIES." WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANIES BELIEVE THAT THEIR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON THE COMPANIES' CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT THE COMPANIES OR THE REORGANIZED COMPANIES. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE AND THE FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT MAY AFFECT THE COMPANIES TO A GREATER EXTENT THAN INDICATED. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE COMPANIES UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND, TO THE EXTENT APPLICABLE, SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

     Except as set forth in Section XV.J -- "The Solicitation; Voting Procedures -- Further Information; Additional Copies" below, no person has been authorized by the Companies in connection with the Plan or the Solicitation to give any information or to make any representation other than as contained in this Disclosure Statement and the Exhibits annexed hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by the Companies. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

     The statements contained in this Disclosure Statement are made as of the date hereof, and neither the delivery of this Disclosure Statement nor the distribution of any New Common Stock or New Notes pursuant to the Plan will, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof. Any estimates of Claims and Interests set forth in this Disclosure Statement may vary from the amounts of Claims or Interests ultimately allowed by the Bankruptcy Court.

     The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto and all documents described therein. The information contained in this Disclosure Statement, including, but not limited to, the information regarding the history, businesses, and operations of the Companies, the historical and projected financial information of the Companies and the liquidation analysis relating to the Companies are included herein for purposes of soliciting acceptances of the Plan. As to any judicial proceedings in any court, including any adversary proceedings or contested matters that may be filed in the Bankruptcy Court, such information is not to be construed as an admission or stipulation but rather as statements made in settlement negotiations and shall be inadmissible for any purpose absent the express written consent of the Companies.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                        Page
                                                                                                        ----
TABLE OF EXHIBITS ......................................................................................   v

GLOSSARY ...............................................................................................  vi

I.    INTRODUCTION AND EXECUTIVE SUMMARY ...............................................................   1

II.   GENERAL INFORMATION ..............................................................................   5
         A.    Purpose and Effect of the Plan ..........................................................   5
         B.    The Companies' Businesses ...............................................................   6
         C.    The Companies' Facilities ...............................................................   7
         D.    Events Leading to Chapter 11 Cases ......................................................   7

III.    BUSINESS RISKS FOR THE REORGANIZED COMPANIES ...................................................   8
         A.    Debt and Cash Flow ......................................................................   8
         B.    Business and Industry Considerations ....................................................   9
         C.    Regulatory and Legal Concerns ...........................................................  12

IV.    CORPORATE STRUCTURE AND MANAGEMENT OF THE REORGANIZED COMPANIES .................................  13
         A.    The Board of Directors and Executive Officers of the Reorganized Companies ..............  13
         B.    Employment Agreements ...................................................................  15
         C.    Transactions with Affiliates ............................................................  15
         D.    Management Incentive Options ............................................................  15

V.    REASONS FOR THE SOLICITATION; RECOMMENDATION .....................................................  16

VI.   SUMMARY OF VOTING PROCEDURES .....................................................................  17

VII.  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE ....................................................  18
         A.    Commencement of the Chapter 11 Case .....................................................  18
                  1.    Schedules and Statement of Financial Affairs ...................................  18
                  2.    Approval of Pre-Petition Solicitation and Scheduling of Confirmation Hearing ...  18
                  3.    Cash Management System .........................................................  18
                  4.    Investment and Deposit Policies ................................................  19
                  5.    Payment of  Pre-Petition Trade Claims ..........................................  19
                  6.    Payment of Pre-Petition Employee Wages and Benefits ............................  19
                  7.    Retention of Professionals .....................................................  19
                  8.    Joint Administration ...........................................................  19
                  9.    Customer Programs ..............................................................  20
                  10.   Sales, Use and Other Taxes .....................................................  20
                  11.   Utilities ......................................................................  20
         B.    Anticipated Timetable for the Chapter 11 Cases ..........................................  20

VIII.    SUMMARY OF THE PLAN ...........................................................................  20
         A.    Introduction ............................................................................  20
         B.    TREATMENT OF UNCLASSIFIED CLAIMS ........................................................  21
                  1.    Administrative Claims ..........................................................  21
                  2.    Priority Tax Claims ............................................................  21
         C.    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS ....................................  22

                  1.    Class 1 - Other Priority Claims ................................................  22
                  2.    Class 2 - Secured Claims .......................................................  22
                  3.    Class 3 - General Unsecured Claims .............................................  22
                  4.    Class 4 - Senior Note Claims ...................................................  22
                  5.    Class 5 - Preferred Interests ..................................................  23
                  6.    Class 6 - Equity Interests .....................................................  23
                  7.    Class 7 - Warrants Interests ...................................................  23
                  8.    Class 8 - Subsidiary Common Stock Interests ....................................  23
                  9.    Allowed Claims .................................................................  24
                  10.   Postpetition Interest ..........................................................  24
                  11.   Alternative Treatment ..........................................................  24
         D.    MEANS FOR IMPLEMENTATION OF THE PLAN ....................................................  24
                  1.    Continued Corporate Existence ..................................................  24
                  2.    Corporate Action ...............................................................  24
                  3.    Restructuring Transactions .....................................................  25
                  4.    Directors and Officers .........................................................  26
                  5.    Revesting of Assets ............................................................  26
                  6.    Preservation of Rights of Action; Settlement of Litigation Claims ..............  26
                  7.    Effectuating Documents; Further Transactions ...................................  26
                  8.    Exemption from Certain Transfer Taxes ..........................................  26
         E.    PROVISIONS GOVERNING DISTRIBUTIONS ......................................................  27
                  1.    Distributions for Claims and Interests Allowed as of the Effective Date ........  27
                  2.    Disbursing Agent ...............................................................  27
                  3.    Surrender of Securities or Instruments .........................................  27
                  4.    Instructions to Disbursing Agent ...............................................  28
                  5.    Services of Indenture Trustee ..................................................  28
                  6.    Record Date for Distribution to Holders of Senior Notes, Preferred Stock, and
                        Common Stock ...................................................................  28
                  7.    Means of Cash Payment ..........................................................  28
                  8.    Calculation of Distribution Amounts of New Common Stock ........................  28
                  9.    Delivery of Distributions; Undeliverable or Unclaimed Distributions ............  28
                  10.   Withholding and Reporting Requirements .........................................  29
                  11.   Setoffs ........................................................................  29
         F.    PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS ..................  29
                  1.    Objections to Claims; Disputed Claims ..........................................  29
                  2.    No Distribution Pending Allowance ..............................................  30
                  3.    Distributions After Allowance ..................................................  30
         G.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES ...................................  30
                  1.    Assumed Contracts and Leases ...................................................  30
                  2.    Payments Related to Assumption of Contracts and Leases .........................  30
                  3.    Rejected Contracts and Leases ..................................................  31
                  4.    Claims Based on Rejection of Executory Contracts or Unexpired Leases ...........  31
                  5.    Compensation and Benefit Plans and Treatment of Retirement Plan ................  31
         H.    ACCEPTANCE OR REJECTION OF THE PLAN .....................................................  31
                  1.    Classes Entitled To Vote .......................................................  31
                  2.    Acceptance by Impaired Classes .................................................  31
                  3.    Elimination of Classes .........................................................  32
                  4.    Cramdown .......................................................................  32
         I.    SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN .....................................  32
         J.    CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION ........................  32
                  1.    Conditions to Confirmation .....................................................  32
                  2.    Conditions to Effective Date ...................................................  32

                  3.    Waiver of Conditions ................................................................... 34
         K.    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL ........................................................ 34
         L.    RETENTION OF JURISDICTION ....................................................................... 34
         M.    COMPROMISES AND SETTLEMENTS ..................................................................... 36
         N.    MISCELLANEOUS PROVISIONS ........................................................................ 36
                  1.    Bar Dates for Certain Claims ........................................................... 36
                  2.    Payment of Statutory Fees .............................................................. 36
                  3.    Severability of Plan Provisions ........................................................ 36
                  4.    Successors and Assigns ................................................................. 37
                  5.    Discharge of the Companies and Injunction .............................................. 37
                  6.    Companies' Releases .................................................................... 37
                  7.    Other Releases ......................................................................... 38
                  8.    Exculpation and Limitation of Liability ................................................ 38
                  9.    Waiver of Enforcement of Subordination ................................................. 39
                  10.    Term of Injunctions or Stays .......................................................... 39
                  11.    Binding Effect ........................................................................ 39
                  12.    Revocation, Withdrawal, or Non-Consummation ........................................... 39
                  13.    Committees ............................................................................ 39
                  14.    Plan Supplement ....................................................................... 39
                  15.    Notices to Companies .................................................................. 40
                  16.    Indemnification Obligations ........................................................... 40
                  17.    Governing Law ......................................................................... 41
                  18.    Prepayment ............................................................................ 41
                  19.    Section 1125(e) of the Bankruptcy Code ................................................ 41

IX.    TREATMENT OF TRADE CREDITORS AND EMPLOYEES DURING THE CHAPTER 11 CASES .................................. 41
         A.    Trade Creditors ................................................................................. 41
         B.    Employees ....................................................................................... 42

X.    CERTAIN FACTORS TO BE CONSIDERED ......................................................................... 42
                  1.    General ................................................................................ 42
                  2.    Failure to Receive Requisite Acceptances ............................................... 43
                  3.    Failure to Confirm the Plan ............................................................ 43
                  4.    Failure to Consummate the Plan ......................................................... 44
                  5.    New Common Stock Risks ................................................................. 44
                  6.    Risks Associated with Holding the New Notes ............................................ 45
                  7.    Claims Estimations ..................................................................... 46
                  8.    Certain Tax Considerations ............................................................. 46
                  9.    Inherent Uncertainty of Financial Projections .......................................... 46

XI.    SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN ..................................................... 46
         A.    Description of Securities to be Issued .......................................................... 47
                  1.    New Common Stock ....................................................................... 47
                  2.    New Notes .............................................................................. 47
         B.    Resale of Securities of Reorganized Globix ...................................................... 50
                  1.    General Discussion of Exemptions from Securities Laws Provided by Section 1145 of the Bankruptcy Code .......................................................................... 50
                  2.    Lack of Established Market for New Common Stock ........................................ 51
                  3.    Registration Rights Agreement .......................................................... 52

XII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN .................................................... 52
         A.    General ......................................................................................... 52

         B.    Federal Income Tax Consequences to Globix ......................  53
                  1.  Cancellation of Indebtedness Income .....................  53
                  2.  Net Operating Losses ....................................  53
                  3.  Federal Alternative Minimum Tax .........................  54
                  4.  Accrued Interest ........................................  54
                  5.  Tax Classification of the New Notes .....................  54
         C.    Federal Income Tax Consequences to Holders of Claims ...........  55
                  1.  Holders of Senior Note Claims (Class 4) .................  55
                  2.  Holders of Preferred Interests (Class 5) ................  57
                  3.  Holders of Equity Interests (Class 6) ...................  57
                  4.  Holders of Warrants Interests (Class 7) .................  58
         D.    Information Reporting and Backup Withholding ...................  58
         E.    Importance of Obtaining Professional Tax Assistance ............  58

XIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST ........  58
         A.    Feasibility of the Plan ........................................  58
         B.    Best Interests Test ............................................  59
         C.    Liquidation Analysis ...........................................  60
         D.    Valuation of the Reorganized Companies .........................  60
                  1.    Valuation Overview ....................................  61
                  2.    Methodology ...........................................  62
                  3.    Valuation of the Reorganized Companies ................  64

XIV.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ...............  65
         A.    Commencement of a "Traditional" Chapter 11 Case ................  65
         B.    Alternative Plan(s) ............................................  65
         C.    Liquidation under Chapter 7 or Chapter 11 ......................  65

XV.   THE SOLICITATION; VOTING PROCEDURES .....................................  66
         A.    Voting Deadline ................................................  66
         B.    Voting Procedures ..............................................  67
         C.    Special Note for Holders of Senior Notes .......................  67
                  1.  Beneficial Owners .......................................  67
                  2.  Nominees ................................................  68
                  3.  Securities Clearing Agencies ............................  68
                  4.  Miscellaneous ...........................................  69
                  5.  Delivery of Senior Notes ................................  69
         D.    Fiduciaries and other Representatives ..........................  69
         E.    Parties Entitled to Vote .......................................  69
         F.    Classes Impaired under the Plan ................................  70
         G.    Agreements upon furnishing Ballots .............................  70
         H.    Waivers of Defects, Irregularities, Etc. .......................  70
         I.    Withdrawal of Ballots; Revocation ..............................  71
         J.    Further Information; Additional Copies .........................  71

XVI.  OTHER PROFESSIONALS .....................................................  72

XVII. RECOMMENDATION AND CONCLUSION ...........................................  73

                                TABLE OF EXHIBITS

Exhibit                             Name
-------                             ----

    A             Reorganization Plan of Globix Corporation

    B             Form 10-K for Globix for Fiscal Year Ended September 30, 2001

    C             Liquidation Analysis

    D             Projected Financial Information

    E             List of Subsidiaries

    F             Form of Lock-up Agreement

                                    GLOSSARY
                                    --------

         Unless otherwise defined in this Glossary or elsewhere in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan, which is attached hereto as Exhibit A.

ATC                        ATC Merger Corp., a New York corporation.

Ballots each of the ballot forms distributed with this Disclosure Statement to holders of Impaired Claims entitled to vote under Article VIII of the Plan to accept or reject the Plan.

Company each of Globix, Comstar and ATC, and "Companies" means all of them collectively.

Comstar                    Comstar.net, Inc., a Georgia corporation.

Creditor                   any person who holds a Claim against the Companies.

CSFB                       Credit Suisse First Boston Corporation.

Exchange Act               The Securities Exchange Act of 1934, as now in effect
                           or hereafter amended.

Globix                     Globix Corporation, a Delaware corporation.

Master Ballot              the ballot provided to a bank, brokerage firm or
                           other nominee, or agent or proxy holder thereof holding Senior Notes in its own name on behalf of a beneficial owner, or any agent thereof.

Reorganized Companies      the Companies, on and after the Effective Date.

Reorganized Globix         Globix, on and after the Effective Date.

Registrable Securities     shares of New Common Stock and New Notes acquired by
                           certain persons who are or may be deemed to be "affiliates" or "underwriters" of Reorganized Globix for purposes of the Securities Act and who are parties to the Registration Rights Agreement.

Registration Rights
Agreement                  the agreement among Reorganized Globix and certain
                           persons who are or may be deemed to be "affiliates" or "underwriters" of Reorganized Globix for purposes of the Securities Act, governing the registration of New Common Stock and New Notes held by such persons, in substantially the form attached as Exhibit D to the Plan.

Requisite Acceptances      (a) with respect to each Impaired Class of Claims,
                           acceptance of the Plan by (i) holders of at least two-thirds in amount of Allowed Claims in such Impaired Class of Claims actually voting and (ii) the holders of more than one-half in number of Allowed
                           Claims in such Impaired Class of Claims actually voting, in each case not counting the vote of any holder designated under Section 1126(e) of the Bankruptcy Code and (b) with respect to each Class of Impaired Interests entitled to vote on the Plan, the acceptance of the Plan by holders of at least two-thirds in amount of Allowed Interests in such Impaired Class of Interests actually voting, not counting the vote of any holder designated under
                           Section 1126(e) of the Bankruptcy Code.

Restructuring              collectively, the transactions and transfers
                           described in Article IV of the Plan.

Securities Act             the Securities Act of 1933, 15 U.S.C.(S)(S) 77a-77aa,
                           as now in effect or hereafter amended.

Solicitation               the solicitation by Globix from holders of Senior
                           Notes and Preferred Stock of acceptances of the Plan pursuant to Section 1126(b) of the Bankruptcy Code.

Solicitation Agent         Innisfree M&A Incorporated.

Solicitation Order         a Final Order of the Bankruptcy Court or other court
                           of competent jurisdiction providing, among other things, that holders of Class 6 Equity Interests are deemed to have rejected the Plan and are not entitled to vote on the Plan.

Solicitation Package       the package provided by the Companies that includes
                           this Disclosure Statement and related materials and, where appropriate, Ballots or Master Ballots.

Subsidiaries               the direct and indirect subsidiaries of Globix listed
                           on Exhibit E to this Disclosure Statement.

Trade Claim                any General Unsecured Claim against Globix arising
                           from or with respect to the sale of goods or services to Globix, prior to the Petition Date, in the ordinary course of Globix's business, including any Claim of an employee that is not an Other Priority
                           Claim, but only to the extent that the holder of such Claim continued to provide goods and/or services to Globix pursuant to customary or ordinary trade terms.

Unimpaired Claim           a Claim that is not an Impaired Claim.

Unsecured Claim            any Claim against Globix other than a Secured Claim.

Voting Deadline            5:00 P.M. New York City time on February 13, 2002, as
                           may be extended by Globix.

Voting Record Date         with respect to identification of the holders of
                           Impaired Claims and Impaired Interests entitled to vote on the Plan, December 28, 2001.

                     I. INTRODUCTION AND EXECUTIVE SUMMARY

         Globix, Comstar and ATC hereby transmit this disclosure statement (this "Disclosure Statement") pursuant to Section 1126(b) of the Bankruptcy Code, for use in the Solicitation of acceptances of a joint prepackaged reorganization plan (the "Plan"), a copy of which is attached to this Disclosure Statement as Exhibit A. At this time, the Companies have not commenced cases under Chapter 11 of the Bankruptcy Code, but Globix is soliciting acceptances of the Plan from holders of Class 4 Senior Note Claims and Class 5 Preferred Interests. If sufficient votes for acceptance of the Plan are received, the Companies expect to commence Chapter 11 Cases and to promptly seek Confirmation of the Plan by the Bankruptcy Court. The Companies believe that this pre-petition Solicitation will significantly simplify, shorten, and reduce the cost of the administration of, and minimize disputes during, their Chapter 11 Cases and minimize the disruption of their businesses that could result from a traditional bankruptcy case, which could be contested and protracted. Further, in a lengthy bankruptcy case, the Companies believe that there is a substantial risk that recoveries by holders of Claims and Interests entitled to vote on the Plan would be significantly less than the proposed recoveries under the Plan. If Globix does not receive the Requisite Acceptances by the Voting Deadline, the Companies will be forced to evaluate other available options, including filing one or more traditional, non-prepackaged Chapter 11 cases.

         The primary purposes of the Plan and the Restructuring are to reduce Globix's debt service requirements and overall level of indebtedness, including the principal amount thereof, to realign its capital structure, and to provide the Companies with greater liquidity and thereby increase the likelihood that they will survive. If consummated, the Restructuring would reduce the principal amount of Globix's indebtedness, significantly lessen Globix's debt service requirements, and transfer ownership of Globix from its present Equity Interest holders primarily to the present holders of Senior Notes and Preferred Stock.

         GLOBIX INTENDS TO CONTINUE OPERATING ITS BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS EMPLOYEES, TRADE, AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME. THE CLAIMS OF GLOBIX'S EMPLOYEES, GENERAL UNSECURED CREDITORS OTHER THAN HOLDERS OF SENIOR NOTES (INCLUDING TRADE CREDITORS, LICENSORS, AND LESSORS) AND SECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

         This Disclosure Statement sets forth certain detailed information regarding the Companies' history, their projections for future operations, and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in impaired Classes entitled to vote must follow for their votes to be counted.

         Under the Plan, Claims against and Interests in the Companies are divided into Classes. Certain unclassified Claims, including Administrative Claims, Priority Tax Claims, and certain Other Priority Claims, will receive payment in Cash either on the Distribution Date, as such claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Claims and all Interests are classified into 8 Classes and will receive the distributions and recoveries (if any) described in the table below.

         The table below summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under the section of the Disclosure Statement entitled "Summary of the Plan-- Classification and Treatment of Claims and Interests." Estimated Claim amounts are based upon the Companies' books and records as of November 30, 2001. There can be no assurance that the estimated amounts below are correct and actual Claim amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan.

               Summary of Anticipated Distributions Under the Plan

       Class Description                                       Treatment Under the Plan
---------------------------------- ----------------------------------------------------------------------------------
Administrative Claims              Each holder of an Allowed Administrative Claim shall receive, on the latest of
                                   (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its
                                   Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim.
                                   Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by the Companies in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; and
                                   (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Companies.
---------------------------------- ----------------------------------------------------------------------------------
Priority Tax Claims                On, or as soon as reasonably practicable after, the later of (i) the
                                   Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed
                                   Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Companies, (a)
                                   Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b)
                                   deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective
                                   Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Companies and such holder shall have agreed upon in writing;
                                   provided, however, that the Companies reserve the right to pay any Allowed
                                   Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further,  that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.
---------------------------------- ----------------------------------------------------------------------------------
Class 1                            Class 1 consists of all Other Priority Claims against the Companies. On the
-------                            later of (i) the Distribution Date or (ii) the date on which its Other Priority
Other Priority Claims              Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other
                                   Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim. Holders of Other
                                   Priority Claims are Unimpaired, deemed to have accepted the Plan and not entitled to vote.
---------------------------------- ----------------------------------------------------------------------------------


---------------------------------- ----------------------------------------------------------------------------------
Classes 2A, 2B, 2C, etc.           Each sub-Class of Class 2 Secured Claims contains a single Secured Claim, and in
------------------------           the aggregate include all Secured Claims against the Companies.  Each sub-Class
Secured Claims                     is a separate Class for all purposes under the Bankruptcy Code and the Plan,
Estimated Amount:                  including for voting purposes.  If the Claim of a holder of a Secured Claim
$37,700,000                        exceeds the value of the collateral that secures it, such holder will have a
                                   Secured Claim equal to the collateral's value and a General Unsecured Claim for the deficiency. The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan, or such Secured Claims shall otherwise be rendered unimpaired pursuant to Section 1124 of the Bankruptcy Code.
                                   Holders of Secured Claims are Unimpaired, deemed to have accepted the Plan and not entitled to vote.
---------------------------------- ----------------------------------------------------------------------------------
Class 3                            Class 3 consists of all General Unsecured Claims against the Companies other
--------                           than claims in respect of Senior Notes classified in Class 4. Each holder of an
General Unsecured Claims           Allowed Class 3 General Unsecured Claim shall, in full satisfaction, settlement,
Estimated Amount:                  release, and discharge of and in exchange for such Allowed Class 3 General
$32,700,000                        Unsecured Claim, in the sole discretion of the Companies, (i) to the extent such
                                   Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Effective Date and the date such claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the Companies and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed
                                   Class 3 General Unsecured Claim entitles the holder of such Claim. Holders of
                                   General Unsecured Claims are Unimpaired, deemed to have accepted the Plan and not entitled to vote. The Companies intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, the Trade Claims of those providers of goods and services that agree, in a manner satisfactory to Globix, to continue to provide the Companies with customary trade terms on an ongoing basis.
---------------------------------- ----------------------------------------------------------------------------------
Class 4                            Class 4 consists of any Claims directly or indirectly arising from or under, or
-------                            relating in any way to, Senior Notes. On or as soon as practicable after the
Senior Note Claims                 Effective Date each holder of an Allowed Class 4 Senior Note Claim shall
Estimated Amount:                  receive, in full satisfaction, settlement, release, and discharge of an in
$600,000,000                       exchange for such Allowed Class 4 Senior Note Claim, its Pro Rata share of (i)
                                   $120 million principal amount of New Notes, and (ii)13,991,000 shares of New
                                   Common Stock (representing approximately 85% of the initial shares of New Common
                                   Stock), subject to dilution by the exercise of Management Incentive Options. For tax purposes, all New Common Stock and New Notes received by holders of Class 4
                                   Senior Note Claims in satisfaction of the Senior Notes will be allocated first in full satisfaction of principal upon such Senior Notes and second in satisfaction of any accrued unpaid interest. Holders of Class 4 Senior Note Claims are Impaired and entitled to vote. In consideration of the foregoing treatment, on the Effective
                                   Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note
                                   Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Companies, the Reorganized Companies, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims.
---------------------------------- ----------------------------------------------------------------------------------

---------------------------------- -----------------------------------------------------------------------------------------
Class 5                            Class 5 consists of all Preferred Interests in Globix and any Claims directly or
-------                            indirectly arising from or under, or relating in any way to, Preferred Stock.
Preferred Interests                On the Effective Date Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 5 Preferred
                                   Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Preferred Interest, its Pro Rata share of
                                   2,304,400 shares of New Common Stock (representing approximately 14% of the initial shares of New Common Stock), subject to dilution by the exercise of
                                   Management Incentive Options. Holders of Preferred Interests are Impaired and
                                   will be solicited for acceptance of the Plan. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Companies, the Reorganized
                                   Companies, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 5
                                   Preferred Interests.
---------------------------------- ------------------------------------------------------------------------------------------
Class 6                            Class 6 consists of all Equity Interests in Globix and any Claims directly or
-------                            indirectly arising from or under, or relating in any way to, Common Stock.  On
Equity Interests                   the Effective Date Equity Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 6 Equity Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Equity Interest, its Pro Rata share of 164,600 shares of New Common
                                   Stock (representing approximately 1% of the initial shares of New Common Stock), subject to dilution by the exercise of Management Incentive Options. Holders of Equity
                                   Interests are Impaired. If the Bankruptcy Court enters the Solicitation Order, Class 6 will be deemed to have rejected the Plan and therefore is not entitled to vote.
---------------------------------- ------------------------------------------------------------------------------------------
Class 7                            Class 7 consists of all Warrants Interests and any Claims directly or indirectly
-------                            arising from or under, or relating in any way to, Warrants.  On the Effective
Warrants Interests                 Date, all Class 7 Warrants Interests shall be cancelled and the holders of Warrants
                                   Interests shall not receive or retain any property or interest in property on account of their Class 7 Warrants Interests. Holders of Warrants Interests are Impaired,
                                   deemed to have rejected the Plan and not entitled to vote.
---------------------------------- ------------------------------------------------------------------------------------------
Class 8                            Class 8 consists of all Subsidiary Common Stock Interests.  The legal, equitable
-------                            and contractual rights of Globix in the Subsidiary Common Stock Interests are
Subsidiary Common Stock            unaltered by the Plan. Holders of Subsidiary Common Stock Interests are unimpaired,
Interests                          deemed to have accepted the Plan and not entitled to vote.
---------------------------------- ------------------------------------------------------------------------------------------

The Confirmation Hearing

         If Globix receives the Requisite Acceptances with respect to the Plan, the Companies intend to file voluntary petitions to commence the Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware or such other jurisdiction that the Companies deem appropriate and request that the Bankruptcy Court schedule a hearing to consider confirmation of the Plan (the "Confirmation Hearing") as soon as possible. The Companies will request confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code. The Companies have reserved the right to (i) modify the Plan to the extent, if any, that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification and (ii) use any and all Ballots and Master Ballots accepting the Plan that were received pursuant to the Solicitation, and not subsequently revoked, to seek confirmation of the Plan (or of any modification thereof that does not materially and adversely affect the treatment of the class(es) of Claims with respect to which such Ballots or Master Ballots were cast) pursuant to Section 1129(b) of the Bankruptcy Code.

Summary of Post-Confirmation Operations

         Attached hereto as Exhibit D are financial statements which project the financial performance of the Reorganized Companies through September 30, 2006. These projections are based on the current business plan for the Reorganized Companies and are based upon information available as of November 30, 2001.

                             II. GENERAL INFORMATION

A. Purpose and Effect of the Plan

         The primary purpose of the Plan is to effectuate a restructuring of Globix's capital structure (the "Restructuring") in order to align its capital structure with its present and future operating prospects. Presently, the funds expected to be generated by Globix will not be sufficient to meet its debt service requirements and to satisfy its debt obligations unless the Restructuring is consummated. Moreover, the uncertainties surrounding Globix's financial position have resulted in a loss of business and a reduced ability to generate new business. Potential customers in Globix's industry have raised concerns about outsourcing their Internet operations to a provider whose financial future is unclear. The Restructuring will reduce significantly the principal amount of Globix's outstanding indebtedness by reducing outstanding indebtedness by approximately $480 million and converting a substantial portion of Globix's indebtedness into New Common Stock. Moreover, the new debt to be issued in the Restructuring will permit Globix to satisfy interest payments in kind for at least two years and, at the discretion of Reorganized Globix's board of directors, four years, thereby eliminating a liquidity concern arising from current debt service obligations. Globix believes that the Restructuring will substantially reduce uncertainty with respect to its future and better position it to develop and maintain new customers. By offering the holders of Senior Notes approximately 85% of the equity of Globix on a post-Restructuring basis (subject to dilution by exercise of Management Incentive Options), and offering holders of Preferred Stock approximately 14% of the equity of Globix on a post-Restructuring basis (subject to dilution by exercise of Management Incentive Options), Globix intends that such holders will participate in the long-term appreciation of the Companies' businesses, which the Companies expect will be enhanced by the reduction of Globix's debt obligations. During the pendency of the Restructuring and thereafter, the Companies expect to make payment in full on all General Unsecured Claims, including the Claims of trade creditors, and to continue to operate their businesses in the ordinary course.

          TRADE CREDITORS ARE INTENDED TO BE UNAFFECTED BY THE PLAN AND RESTRUCTURING, AND THE COMPANIES EXPECT TO BE ABLE TO CONTINUE TO PAY ALL TRADE CREDITORS WHO CONTINUE TO PROVIDE NORMAL TRADE CREDIT TERMS IN THE ORDINARY COURSE OF BUSINESS, SUBJECT TO ANY REQUIRED BANKRUPTCY COURT APPROVAL.

B. The Companies' Businesses

         Globix is a leading full-service provider of sophisticated Internet solutions to businesses. Its solutions include:

        o         secure and fault-tolerant Internet data centers;

        o premium network services, which provide high performance network connectivity to the Internet; and

        o complex Internet based managed and application services, which include dedicated hosting, streaming media, content delivery services, and messaging services.

         These elements of Globix's total Internet solution combine to provide its customers with the ability to create, operate and scale its increasingly complex Internet operations in a cost efficient manner.

         Globix's business was recently reorganized into a single operating group to more effectively utilize its personnel and better serve its customers. This operating group has two key components, the "Technology Services Group" and the "Application Services Group." The Technology Services Group is comprised of its Internet data centers and network services and incorporates its managed services offerings. The Application Services Group is comprised of dedicated hosting, streaming media, content delivery services and messaging services.

         Globix's customers primarily use its services to maintain complex computer equipment in a secure, fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and to support complex Internet applications. Globix currently offers services from its Internet data center facilities in New York City, London and Santa Clara, California. Globix's teams of account managers, computer system and network administrators and customer support specialists are located at each of these locations. Globix also maintain an Internet data center in Atlanta. Globix's strong local market presence enables it to evaluate the needs of its customers and quickly respond with tailored solutions. Globix also provides its customers the ability to outsource the systems administration and technical management of their Internet presence. Globix products are flexible and scalable, allowing it to modify the size and breadth of the services it provides. Globix believes that its ability to offer a broad range of Internet services, combined with local sales and support professionals and high performance Internet data center facilities and network, differentiates Globix from its competitors.

          Globix provides its customers with a comprehensive range of Internet solutions. Many of Globix's customers do not have the network infrastructure or Internet expertise to build, maintain and support critical Internet operations. Globix's comprehensive range of services enable its customers to address their needs cost-effectively without having to assemble services from different suppliers, Internet service providers and information technology firms, thereby significantly increasing the customer's ability to take advantage of the Internet on a timely basis.

         ATC is a wholly-owned subsidiary of Globix. ATC's business consists of the ownership and operation of a single parcel of commercial real estate located at 139 Centre Street, New York, New York which is leased to Globix.

         Comstar is a wholly-owned subsidiary of Globix. As part of an August, 2000 transaction with Comstar, Globix acquired Comstar's business, including leased facilities in Washington, D.C. and Atlanta, Georgia that are described below. Comstar was a provider of Internet services, including high-speed Internet access, dedicated application server hosting, and co-location services to middle market businesses, educational institutions and governmental organizations.

C. The Companies' Facilities

         In July 1998, ATC purchased the land and the approximately 155,000 gross square foot building located at 139 Center Street, New York, New York. ATC leases this property to Globix. Construction at this facility was completed in July 1999 and the building houses an Internet data center and offices for executive, technical, sales and administrative personnel.

         Globix leases approximately 32,000 gross square feet at 295 Lafayette Street, New York, New York. To promote cost efficiency, Globix plans to exit from these premises.

         In July 1998, Globix signed a lease commencing January 15, 1999, for approximately 60,000 gross square feet of space in Santa Clara, California. In October 1998, Globix signed a lease for the rental of approximately 38,000 gross square feet of space at Prospect House, 80 New Oxford Street, London, England. Construction at both of these facilities was completed in July, 1999 and each houses an Internet data center and offices for technical, sales and administrative personnel.

         In July 2000, Globix entered into a lease for its second London Internet data center, containing approximately 206,000 gross square feet of space. Construction and fit-out of one floor of Internet data center space has been completed and the facility became operational in June, 2001.

     In August 2000, Globix closed its acquisition of Comstar.net, Inc. which resulted in the acquisition of existing leases for Internet data centers containing approximately 10,000 gross square feet of space in Atlanta and approximately 12,000 gross square feet of space in the Washington, D.C. area. Also acquired were leases for office facilities in Atlanta. In order to gain operational efficiencies, Globix has determined that it would be more cost effective to close its McLean, Virginia data center and to close certain office facilities in Atlanta. These closings will have no effect on the efficiency of Globix's network and should not result in any significant loss of revenue.

         In September 2000, Globix purchased the land and the approximately 185,000 gross square foot building located at 415 Greenwich Street, New York, New York to serve as its newest New York City Internet data center. Reconstruction of two floors of Internet data center space have been completed and Globix opened the facility to customers in June 2001.

         Additionally, leases were entered into during 2000 in Boston, Seattle and Los Angeles for planned Internet data centers. However, as a result of the tightening in the capital markets and the increased costs and capital investment associated with Internet data center construction, Globix has entered into lease termination agreements with respect to the Boston and Los Angeles facilities, and it intends to terminate or otherwise reduce its obligations with respect to the Seattle facility.

D. Events Leading to Chapter 11 Cases

         Globix has experienced and continues to experience financial difficulties. Globix has determined that it may not be able to make the interest payments on the Senior Notes that come due after August, 2002. Globix has concluded, after exploring various out of court restructuring alternatives, that the best vehicle to achieve a restructuring of its indebtedness was through consummation of a prepackaged Chapter 11 plan. Globix also concluded that to return to viability it would have to emerge from any restructuring with significantly less debt than currently on its books. Subsequent to this determination, Globix entered into discussions with the Noteholders' Committee.

         On or about November 13, 2001, Globix and certain holders of its Senior Notes met to discuss a possible Restructuring. Prior to that meeting, holders of Senior Notes who collectively held or managed at least $250 million in principal amount of Senior Notes formed the Noteholders' Committee. Globix and certain members of the Noteholders' Committee executed confidentiality agreements on November 13, 2001, and thereafter Globix and the Noteholders' Committee entered into negotiations regarding the Restructuring and terms of the Plan.

     On January 14, 2002, Globix and the Noteholders' Committee reached agreement regarding the terms of the Restructuring. In connection therewith, Globix entered into "Lock-up" agreements with prior and new members of the Noteholders' Committee holding collectively Senior Notes representing at least $300 million of the principal amount of outstanding Senior Notes and the holders of 100% of the issued and outstanding Preferred Stock. The form of the "Lock-up" agreements entered into between Globix and members of the Noteholders' Committee is annexed to this Disclosure Statement as Exhibit F. Under the "Lock-up" agreements, certain members of the Noteholders' Committee and the holders of Preferred Stock have agreed, among other things, subject to certain conditions, to: (i) vote to accept the Plan in the Solicitation; and (ii) not take any action or pursue any remedies available to them under the agreements that govern the Senior Notes or Preferred Stock, as the case may be, in each case, subject to the confirmation of the Plan by the Bankruptcy Court. In addition, the "Lock-up" agreements provide that, following execution thereof, the Noteholders' Committee is entitled to designate a firm to act as advisor to the Noteholders' Committee (the "Restructuring Advisor"). The Noteholders' Committee anticipates appointing a Restructuring Advisor. The Restructuring Advisor will have access to the books, records and employees of Globix and will report directly to the Noteholders' Committee. Globix has agreed to pay reasonable and customary compensation to and expenses of the Restructuring Advisor. Neither the Plan nor this Disclosure Statement are intended to or should be construed to modify the terms of the Lock-up agreements.

         In addition, Globix, the Noteholders' Committee, holders of Preferred Stock and Marc Bell, Globix's current non-executive chairman of the board of directors, have agreed that, prior to confirmation of the Plan, Globix's existing employment agreement with Marc Bell will be terminated and Globix and Marc Bell will enter into a new agreement which shall, among other things, (1) provide for a term of employment ending on the third anniversary of the Effective Date, (2) name Marc Bell, as non-executive Chairman of the board of directors of Reorganized Globix, (3) entitle Marc Bell to participate in all employee benefit plans offered by Globix and (4) provide Marc Bell yearly compensation equal to $12,000, plus additional incentive compensation as negotiated in good faith with the board of directors of Reorganized Globix, subject to confirmation of the Plan.

               III. BUSINESS RISKS FOR THE REORGANIZED COMPANIES

A. Debt and Cash Flow

         Upon confirmation and effectiveness of the Plan, Globix's total outstanding debt obligations will be approximately $160 million (of which $120 million will consist of the New Notes). This substantial leverage may have important consequences for Globix, including the following:

        o make it difficult for Globix to satisfy its other debt obligations;

        o place Globix at a competitive disadvantage compared to its competitors that have less debt;

        o make it difficult for Globix to obtain additional financing in the future for working capital, capital expenditures, and other purposes.

         Assuming consummation of the Plan, Globix's ability to meet its debt service obligations and to reduce its total indebtedness will depend on its future operating performance. Globix's future operating performance will depend on its ability to enhance its network, expand its service offerings and attract new customers, which may require additional financing. In addition, Globix's future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting its business that are beyond its control.

         Based on Globix's current level of operations, it believes that it will have sufficient cash flow to meet its needs at least through the period ending August, 2002. After that time, if the Requisite Acceptances have not been received and the Plan has not been consummated, Globix may not be able to generate sufficient cash flow from operations or be able to raise capital in sufficient amounts, or at all, to enable it to service its debt, including interest payments on the Senior Notes, and operate its businesses. The Restructuring will reduce significantly the principal amount of Globix's outstanding indebtedness by reducing outstanding indebtedness by approximately $480 million and converting a substantial portion of Globix's indebtedness into New Common Stock. Moreover, the new debt to be issued in the Restructuring will permit Globix to satisfy interest payments in kind for at least two years and, at the discretion of Reorganized Globix's board of directors, four years, thereby eliminating a liquidity concern arising from current debt service obligations. Globix believes that the Restructuring will substantially reduce uncertainty with respect to its future and better position Globix to develop and maintain new customers.

         Globix has experienced significant losses since it began operations. Globix expects to continue to incur significant losses for the foreseeable future. Globix has incurred net losses of approximately $213.0 million, $126.4 million, $43.4 million and $11.2 million for the years ended September 30, 2001, 2000, 1999 and 1998, respectively. As of September 30, 2001, Globix's accumulated deficit was approximately $399.1 million. Globix cannot assure you that its revenues will increase. If revenues grow more slowly than Globix anticipates, or if operating expenses exceed its expectations, Globix may not become profitable. Even if Globix becomes profitable, it may be unable to sustain its profitability. In either of these cases, Globix's business, financial position and results of operations will be materially and adversely affected.

B. Business and Industry Considerations

         Globix's results of operations may experience significant fluctuations due to:

        o      demand for and market acceptance of its services;

        o      reliable continuity of service and network availability;

        o the ability to increase bandwidth as necessary on its network and at interconnection points with other networks;

        o      customer retention and satisfaction;

        o      capacity utilization of Globix's Internet data centers; and

        o timing and success of marketing efforts and service introductions by Globix and its competitors.



         These fluctuations may hinder the evaluation of Globix's business and prospects and have a material adverse effect on the timing of its cash flows and therefore its ability to service its obligations with regard to the Senior Notes.

         A key element of Globix's business strategy is the maintenance and upgrading of its facilities and network, which has required, and will continue to require, a great deal of management time and the expenditure of large amounts of money. Any interruption in Globix's ability to deliver services over its network due to market disruptions or third party insolvencies may make it less attractive to future customers and may hamper its ability to retain its current customers, which in turn could adversely affect its entire business.

         Globix's existing network relies entirely on a limited number of third party data communications and telecommunications providers. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. Price increases or the lack of service availability could have a material and adverse effect on the costs of maintaining Globix's network and its ability to maintain or grow its business.

         The Internet includes a number of Internet service providers that operate their own networks and connect with each other at various points under arrangements known as "peering" arrangements. It is more costly and less efficient to operate a network without peering arrangements. Consequently, Globix must maintain peering relationships to maintain high network performance levels without having to pay excessive amounts for the transmission of data. These arrangements are not subject to regulation and the terms, conditions and costs can be changed or canceled by the provider over time. While Globix currently has agreements to peer with approximately 530 organizations that represent over 1000 peering connections, it may not be able to maintain a favorable cost structure for data transmission with its peering partners.

         Insolvencies of Internet related businesses are growing at an increasing rate. Insolvencies of Globix's customers, suppliers, network counterparties, telecommunications providers or software licensors may adversely affect its ability to operate its business without disruption. Additionally, the perception of Internet related businesses may make entities more hesitant to conduct business with it.

         Because Globix has limited experience operating in markets outside the United States and London, it may have difficulty adapting its services to different international market needs. It may also be unsuccessful in its efforts to market and sell these services to customers abroad. In addition, it may find it more difficult and expensive to hire and train employees and to manage international operations together with its United States operations. If it fails to successfully address these risks, its international operations may be materially and adversely affected.

         Globix relies on outside vendors to supply it with computer hardware, software and networking equipment. Globix primarily buys these products from Cisco, Compaq, Juniper Networks and Sun Microsystems. Consequently, its expertise is concentrated in products from these manufacturers. It also relies on Cisco for network design and installation services. If it were unable over an extended period of time to obtain the products and services that it needs on a timely basis and at affordable prices, it would have a material adverse effect on its business, financial condition and results of operations.

         Globix may make investments in or acquire complementary businesses, products, services or technologies. Although Globix does not currently have any understandings, commitments or agreements relating to any material acquisition, future acquisitions or investments could subject it to the following risks:

         o Globix may not be able to make investments or acquisitions on terms which prove advantageous;

         o acquisitions may cause a disruption in its ongoing business, distract its management and other resources and make it difficult to maintain the operations, organization and procedures of Globix or the acquired business; and

         o Globix may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

         Globix's business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure. Globix currently maintains most of its computer systems in its facilities in New York City, London and Santa Clara, California. While it has taken precautions against systems failure, interruptions could result from terrorist attacks, natural disasters as well as power loss, Globix's inability to acquire fuel for its backup generators, telecommunications failure and similar events. It also leases telecommunications lines from local, regional and national carriers, whose service may be interrupted. Globix's business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays its operations.

         Globix has taken measures to protect the integrity of its infrastructure and the privacy of confidential information. Nonetheless, Globix's infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents Globix's security measures, he or she could jeopardize the security of confidential information stored on its systems, misappropriate proprietary information or cause interruptions in its operations. Globix may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage Globix's reputation and expose it to a risk of loss or liability.

         The security services that Globix offers in connection with its customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although Globix attempts to limit contractually its liability in such instances, the occurrence of these problems may result in claims against it or liability on its part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on Globix's business and reputation and on its ability to attract and retain customers for its services.

         Globix's services are targeted toward businesses which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new service introductions. Accordingly, you should consider the risks and difficulties frequently encountered in new and rapidly evolving markets.

         Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market Globix targets. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet services for a number of reasons, including:

         . inadequate protection of the confidentiality of stored data and information moving across the Internet;

         .        inconsistent quality of service;

         .        inability to integrate business applications on the Internet;

         . the need to deal with multiple vendors, whose products are frequently incompatible;

         .        lack of availability of cost-effective, high-speed services;
                  and

         .        concern over the financial viability of Internet Services
                  Providers.

         If Internet usage does not grow at the rates which Globix presently anticipates and if the Internet itself does not develop in the manner it anticipates, its business, financial condition and results of operations will be materially and adversely affected.

         Globix believes that its future success will depend in large part upon its ability to adapt to its rapidly changing market by continually improving the responsiveness, functionality and features of its services to meet its customers' needs. As a result, Globix expects to continue to make a significant investment in its services and to develop, introduce and market new services. If Globix is unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, its business, financial condition and results of operations will be materially and adversely affected.

         Competition for the Internet services that Globix provides is intense and it expects that competition will continue to intensify.

         Globix's competitors include other Internet service providers with a significant national or global presence that focus on business customers, such as Cable & Wireless (which now owns Digital Island and may own a significant portion of the assets of Exodus Communications), Genuity, MCI WorldCom (which owns DIGEX), NaviSite and UUNet.

         Globix's competitors also include telecommunications companies, such as AT&T, British Telecom, Cable & Wireless, Level 3, MCI WorldCom, Qwest and Sprint.

         Many of Globix's existing competitors, as well as a number of potential new competitors, have:

         .        longer operating histories;

         .        greater name recognition;

         .        larger customer bases;

         .        larger networks;

         .        more and larger facilities; and

         . significantly greater financial, technical and marketing resources.

As a result, many of Globix's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their services than it can. As Globix seeks to establish itself as one of the principal members of the Internet services industry it believes that developing and maintaining a competitive advantage will require continued investment by it. Globix cannot assure you that it will have sufficient resources to make the necessary investments to do so and it cannot assure you that it will be able to compete successfully in this market or against such competitors.

         New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter its market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, it could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for its services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on Globix. It may not be able to offset the effects of any price reductions with an increase in the number of its customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition.

         Globix's future success depends on its ability to attract and retain key personnel for management, technical, sales and marketing, and customer support positions. Competition for these persons in the Internet industry is intense and the failure to attract or retain qualified personnel in each of these critical areas could adversely affect the ability of Globix's business to perform its functions.

C. Regulatory and Legal Concerns


         There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for content and information received from or transmitted over the Internet, user privacy and security, taxation, enforcing online contracts, consumer protection and other issues concerning services. The government may also seek to regulate some aspects of its activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing copyright, trademark, trade secret, obscenity, libel, consumer protection, personal privacy and other issues is uncertain and developing. Globix cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.

         Intellectual property rights, such as patents, technology, software, copyrights, trademarks and domain names, are very important to companies engaged in Internet-related businesses. Globix does not believe that the intellectual property important to the operation of its business, whether owned by it or licensed to it by a third party, infringes or violates the intellectual property rights of any other party. Nonetheless, a third party may bring a claim of infringement against Globix or any of its material suppliers and it may be forced to pay for a license to continue using the intellectual property. There is no guarantee that it could obtain such a license, or that it would be available on reasonable terms. Alternatively, Globix may be forced to defend itself against infringement claims in litigation, which would be costly and could result in Globix having to pay damages to third parties. Globix has taken steps contractually to limit its liability for the use of intellectual property licensed to it by third parties. However, there can be no guarantee that Globix has adequate protection.

         The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. While Globix has taken steps contractually to limit its liability, it may become subject to legal claims relating to the content of the web sites it hosts. For example, lawsuits may be brought against Globix claiming that material inappropriate for viewing by young children can be accessed from the web sites it hosts. Claims could also involve matters such as defamation, invasion of privacy, copyright and trademark infringement. Internet service providers have been sued in the past, sometimes successfully, based on the material disseminated over its networks. Globix may take additional measures to reduce its exposure to these risks, which could be costly or result in some customers not doing business with it. In addition, defending itself against claims, or paying damage awards to third parties, could strain its management and financial resources.

     IV. CORPORATE STRUCTURE AND MANAGEMENT OF THE REORGANIZED COMPANIES

A. The Board of Directors and Executive Officers of the Reorganized Companies

     The Noteholders' Committee has advised Globix that following the Confirmation Date the Restructuring Advisor, among other things, will report to Globix's board of directors with respect to the roles of the existing management of Globix. There can be no assurance that all of the members of the existing management of Globix will continue in their current capacities. On the Effective Date, the term of the current board of directors of Globix shall expire. The initial board of directors of Reorganized Globix after the Effective Date shall consist of seven (7) members, which shall include (a) Marc H. Bell, Globix's current Non-Executive Chairman, as Non-Executive Chairman, (b) one (1) designee of the holders of the Preferred Stock and five (5) designees of the Noteholders' Committee subject to the requirements of Section 1129(a)(5) of the Bankruptcy Code. Globix will identify the individuals proposed to serve as directors of Reorganized Globix and any proposed changes to existing management in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing. The board of directors of Reorganized Globix shall have the responsibility for the management, control, and operation of Reorganized Globix on and after the Effective Date.

         The existing officers and directors of Comstar and ATC shall serve initially in their current capacities for Comstar and ATC, respectively, following the Effective Date, unless otherwise provided in the Plan Supplement.

         The following table sets forth the names and positions of Globix's current management:

Name                           Position
------------------------       ----------------------------------------------
Peter L. Herzig .............  Chief Executive Officer
Marc Jaffe ..................  Chief Operating Officer
Anthony L. Previte ..........  Chief Technology Officer
Brian L. Reach ..............  Chief Financial Officer
Shawn P. Brosnan ............  Senior Vice President and Corporate Controller
Christopher D. Peckham ......  Senior Vice President, Information Systems
Richard Rose ................  Senior Vice President, Technical Application Services
Lord Anthony St. John .......  President of Worldwide Sales and Marketing and Director
William Austin ..............  General Counsel and Corporate Secretary

         Peter L. Herzig, has served as Chief Executive Officer since August 2001. Prior to that he served as Chief Operating Officer since March 2001 and prior to that as Senior Vice President and Chief Operating Officer-Application Services Group since joining Globix in October 2000. Prior to joining Globix, Mr. Herzig was Executive Vice President and Chief Financial Officer at iWon.com, from March 2000 to October 2000, where his responsibilities included managing iWon's relationship with Globix. Previously, Mr. Herzig was a Senior Managing Director and Head of Global Capital Markets Services for Bear, Stearns & Co., from 1998 to March 2000 where he provided strategic capital-structure advisory services to a broad spectrum of domestic and international clients, including many new media technology companies experiencing growth with the expansion of the Internet. Prior to that he was employed by Goldman Sachs since 1989. Mr. Herzig has a Bachelor of Arts degree from Dartmouth College and a Masters from Columbia University.

     Marc Jaffe, has served as Chief Operating Officer since August 2001. Prior to that he served as Senior Vice President, Chief Operating Officer--Field Operations, since joining Globix in January 1995. Prior to joining Globix, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City, which he joined in 1989. Mr. Jaffe graduated from Colgate University, where he received a Bachelor of Arts degree.

     Anthony L. Previte, has served as Chief Technology Officer since joining Globix in October 1998. From July 1991 to October 1998, Mr. Previte was the Vice President, Special Projects for Emcor Group, Inc., a publicly traded electrical and mechanical engineering and construction firm. While at Emcor Group, Mr. Previte was involved in the design and construction of over one million square feet of secure data center facilities for companies such as Prudential Securities, Morgan Stanley and Nomura Securities. Mr. Previte has a degree in aerospace engineering from Polytechnic Institute of New York.

     Brian L. Reach, has served as Chief Financial Officer since joining Globix in September 1999. From May 1997 to August 1999, Mr. Reach was the Chief Financial Officer of IPC Communications, a provider of integrated telecommunications equipment and services to the financial industry. During his tenure at IPC, Mr. Reach successfully guided IPC through its leveraged recapitalization and financially restructured IPC enabling it to invest in strategic acquisitions and next generation technologies. Prior to IPC, Mr. Reach was the Chief Financial Officer of Celadon Group, Inc. and Cantel Industries, Inc. Mr. Reach is a certified public accountant and received his Bachelor of Science degree in accounting from the University of Scranton.

         Shawn P. Brosnan, has served as Senior Vice President and Corporate Controller since August 2001. Prior to that he served as Vice President and Corporate Controller since joining Globix in November 1999. Prior to joining Globix, Mr. Brosnan spent over 15 years with Ernst & Young, one of the leading professional services organizations worldwide. During his tenure at Ernst & Young, he was a business advisor with extensive experience in the areas of accounting, finance, financial reporting, mergers and acquisitions and process improvement. Mr. Brosnan is a certified public accountant and received his Bachelor of Science degree in accounting from Providence College.

         Christopher D. Peckham, has served as Senior Vice President, Information Systems since August 2001. Prior to that he served as Vice President, Information Technology since rejoining Globix in February 1999. From August 1997 to February 1999, Mr. Peckham was Manager of Network Engineering for ICON, a national Internet service provider. From August 1995 through August 1997, Mr. Peckham served as Senior Systems and Networking Administrator for Globix. From May 1995 through August 1995, he held the position of Director of Technology for the Interactive Media Division of Database America. Mr. Peckham has Doctoral, Master and Bachelor of Science degrees in electrical engineering from the New Jersey Institute of Technology.

         Richard Rose, has served as Senior Vice President, Technology and Application Services since August 2001. Prior to that he served as Vice President, Business Development, since joining Globix in May 2000. Prior to joining Globix, Mr. Rose was with British Telecom Plc (BT) from September 1995, working as a General Manager in BT's Outsourcing and Customized Solutions Division, where he led the successful negotiation and implementation to run the largest telecommunications outsourced contract in Europe. In May 1997, he joined the International M&A Development Group where he was responsible for managing a number of European fixed line and Internet and Multimedia transactions. He has a Masters Degree in Mathematics from London University.

     Anthony St. John, Lord St. John of Bletso, has served as President of Worldwide Sales and Marketing since August 2001. Prior to that he served as Vice President, Business Development and has been a director of Globix since October 1997. In September 1999, Lord St. John became Globix's Vice President, Business Development. Since 1978, Lord St. John has served as a sitting member of the House of Lords of the Parliament of the United Kingdom and an Extra Lord-in-Waiting to Her Majesty the Queen. He is also a member of The House of Lords' European Union Sub-Committee on Economic and Financial Affairs, Trade and External Relations. Since 1993, he has served as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange. Lord St. John is also a director of Globix's U.K. subsidiary and serves as its Director of Business Development. He received his Bachelor of Arts and Bachelor of Science degrees from Capetown University and Bachelor of Laws from the University of South Africa and a Masters of Law from the London School of Economics.

         William Austin, joined Globix in April 2001 as General Counsel and has served as Corporate Secretary since August 2001. Mr. Austin previously was General Counsel for the Americas at ING Barings for 10 years. There he helped convert the American arm of the Amsterdam-based bank into an investment bank and handled financing work, underwriting, compliance functions, litigation management and the like. Formerly, Mr. Austin had been

Associate General Counsel for eight years at The Chase Manhattan Bank, where he specialized in commercial lending. Before that, he worked for Herzog, Calamari & Gleason as an associate attorney dealing with civil litigation and corporate matters. Mr. Austin has a law degree from Fordham Law School and a bachelor's degree in economics from Cornell University.

B. Employment Agreements

         Prior to Confirmation, Globix may seek to assume, reject or modify the employment agreements of Peter L. Herzig, Marc Jaffe, Richard Rose and/or certain other employees or to settle any claims made thereunder. In addition, Globix, the Noteholders' Committee and Marc Bell, Globix's current non-executive Chairman, have agreed that, prior to confirmation of the Plan, Marc Bell's existing employment agreement will be terminated and Globix and Marc Bell will enter into a new agreement which shall, among other things, (1) provide for a term of employment ending on the third anniversary of the Effective Date, (2) name Marc Bell as non-executive Chairman of the board of directors of Reorganized Globix, (3) entitle Marc Bell to participate in all employee benefit plans offered by Globix and (4) provide Marc Bell yearly compensation equal to $12,000, plus additional incentive compensation as negotiated in good faith with the board of directors of Reorganized Globix, subject to confirmation of the Plan.

C. Transactions with Affiliates

         Marc H. Bell's employment agreement provides that he may require Globix to lend him up to a total of $155,000. Any loan taken thereunder will mature five years after the date made and bear interest at the rate of eight percent per annum. However, the interest accruing during the first two years is not payable until the end of such two-year period. At September 30, 2001, 2000 and 1999, Mr. Bell had no outstanding borrowings under such loan arrangement.

         A company owned by a family member of Harshad Shah, a director of Globix since April 4, 2000, holds a promissory note from Globix in the amount of $2.6 million, carrying an interest rate of 7% that arose from Globix's acquisition of 139 Centre Street. Interest payments totaled approximately $181,000, $181,000 and $45,000 in Fiscal 2001, 2000, and 1999, respectively.

         Globix also incurred approximately $4.75 million of issuance costs associated with the Preferred Stock, of which $3.2 million was a fee paid to Hicks Muse Tate & Furst.

D. Management Incentive Options

         In connection with the Plan Reorganized Globix will adopt a Management Incentive Plan that is intended to provide incentives to senior management to continue their efforts to foster and promote the long term growth and performance of Reorganized Globix and to increase the market price for the New Common Stock. To achieve this purpose, the Management Incentive Plan provides authority for the grant of Management Incentive Options to certain key employees of Reorganized Globix.

         The principal terms of the Management Incentive Plan to be adopted by Reorganized Globix, as applicable, shall be as follows:

Initial Issuance:          Options to acquire shares of common stock
                           representing up to 10% of the common stock of Reorganized Globix on a fully diluted basis on terms and conditions to be established by the compensation committee of the board of directors of Reorganized
                           Globix (the "Compensation Committee").

Eligible Employees:        Key employees of Globix, as determined by the
                           Compensation Committee.

Option Grants:             Grants to be determined on or after the Effective
                           Date by the Compensation Committee.

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

Administrator:             Committee of nonemployee members of the board of
                           directors.

Types of Options:          Options may be qualified, nonqualified or "incentive"
                           options.

Option Strike Price:       As determined by the Compensation Committee.

                 V. REASONS FOR THE SOLICITATION; RECOMMENDATION

         Chapter 11 of the Bankruptcy Code provides that, in order for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of Impaired Claims against and Impaired Interests in the Companies must accept the Plan. An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims in such Impaired Class of Claims actually voting have voted to accept the Plan and (ii) the holders of more than one-half in number of the Allowed Claims in such Impaired Class actually voting have voted to accept the Plan, in each case not counting the vote of any holder designated under Section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests in such Impaired Class of Interests actually voting have voted to accept the Plan, not counting the vote of any holder designated under Section 1126(e) of the Bankruptcy Code.

         The Solicitation is being conducted at this time in order to obtain (prior to the filing of voluntary petitions for reorganization of the Companies under Chapter 11 of the Bankruptcy Code) the Requisite Acceptances. The Companies anticipate that by conducting the Solicitation in advance of commencing the Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the case, which otherwise can be lengthy, complex, and extremely expensive, will be significantly shortened, greatly simplified, and much less costly.

     In light of the significant benefits to be attained by the holders of Impaired Claims and Interests entitled to vote on the Plan pursuant to consummation of the transactions contemplated by the Plan, Globix's board of directors recommends that such holders of Impaired Claims and Interests vote to accept the Plan. Globix's board of directors has reached this decision after considering the alternatives to the Plan that are available to Companies and their likely effect on the Companies' business operations, creditors, and shareholders. These alternatives include liquidation of the Companies under Chapter 7 of the Bankruptcy Code or a reorganization under Chapter 11 of the Bankruptcy Code without a pre-petition solicitation. The board of directors of Globix determined, after consulting with financial and legal advisors, that the Plan would result in a larger distribution to creditors and shareholders than would any other Chapter 11 reorganization or a liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see Section XIII.C -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Liquidation Analysis." The board of directors of Globix also concluded that initiating a Chapter 11 case without a pre-petition solicitation could result in (i) a significant delay in confirmation of a plan,
(ii) higher fees and expenses and (iii) an increased possibility that the reorganization cases would damage the Companies' businesses, resulting in an increased possibility that the Companies would not be able to reorganize and therefore be forced to liquidate. For all of these reasons, the board of directors of Globix supports the Plan and urges all holders of Impaired Claims and Interests to accept and support the Plan.

         THE PLAN AND VARIOUS RELATED MATTERS REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE BEEN REVIEWED BY AND DISCUSSED WITH THE NOTEHOLDERS' COMMITTEE AND ITS REPRESENTATIVES. THE NOTEHOLDERS' COMMITTEE HAS APPROVED AND ENDORSED THE PLAN AND RECOMMENDS THAT OTHER HOLDERS OF SENIOR NOTES VOTE TO ACCEPT THE PLAN.

                        VI. SUMMARY OF VOTING PROCEDURES

         This Disclosure Statement, including all Exhibits hereto, together with the related materials included herewith, are being furnished prior to the commencement of the Chapter 11 Cases to (i) holders of Senior Notes whose names (or the names of whose nominees) appear as of the Voting Record Date (as defined in the next paragraph) on the securityholder lists maintained by the Indenture Trustee pursuant to the Indenture or, if applicable, who are listed as participants in a clearing agency's security position listing and (ii) holders of Preferred Stock. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THIS DISCLOSURE STATEMENT, THE PLAN AND, IF APPLICABLE, APPROPRIATE BALLOTS TO THE BENEFICIAL OWNERS.

     All votes to accept or reject the Plan must be cast by using the ballot (the "Ballot") enclosed with this Disclosure Statement or, in the case of a bank, brokerage firm or other nominee holding Senior Notes in its own name on behalf of a beneficial owner, or any agent thereof (each, a "Nominee"), the master ballot (the "Master Ballot") provided to such Nominee under separate cover (or manually executed facsimiles thereof). No other votes will be counted. Consistent with the provisions of Fed. R. Bankr. P. 3018, Globix has fixed December 28, 2001 (the "Voting Record Date") as the date for the determination of holders of record of Impaired Claims and Interests entitled to receive a copy of this Disclosure Statement and the related materials and to vote to accept or reject the Plan. Ballots and Master Ballots must be RECEIVED by the Solicitation
                                                    --------
Agent no later than 5:00 p.m., New York City time on February 13, 2002, unless Globix, in its sole discretion, and from time to time, extends, by oral or written notice to the Solicitation Agent, such date, in which event the period during which Ballots and Master Ballots will be accepted will terminate at 5:00 p.m., New York City time on such extended date (in either case, the "Voting Deadline"). Except to the extent requested by Globix or as permitted by the Bankruptcy Court pursuant to Fed. R. Bankr. P. 3018, Ballots and Master Ballots received after the Voting Deadline will not be counted or otherwise used in connection with Globix's request for confirmation of the Plan (or any permitted modification thereof). All votes to accept the Plan shall be deemed to constitute consents to the matters identified in Section VII.A of this Disclosure Statement. In addition, Globix reserves the right with the consent of the Noteholders' Committee (which consent shall not be unreasonably withheld) to use acceptances of the Plan received in this Solicitation to seek confirmation of the Plan under any other circumstances, including, without limitation, the filing of an involuntary bankruptcy petition against Globix or the voluntary commencement of a non-prepackaged Chapter 11 Case by Globix.

         Globix reserves the absolute right with the consent of the Noteholders' Committee (which consent shall not be unreasonably withheld) to amend the Plan either before or after the Petition Date. Amendments to the Plan that do not materially and adversely affect the treatment of Claims and Interests may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, Globix will furnish new Ballots and/or Master Ballots to be used to vote to accept or reject the Plan, as amended.

         Although the Solicitation relates to voluntary petitions for reorganization of the Companies under Chapter 11 of the Bankruptcy Code, no such filings have yet been made. The Companies intend to file their respective Chapter 11 petitions when the Requisite Acceptances have been received or when Globix otherwise determines that such filing is necessary or appropriate to protect its property and interests. In addition, Globix expressly reserves the right to extend, by oral or written notice to the Solicitation Agent, the Voting Deadline and the Voting Record Date until the Requisite Acceptances have been received.

               VII. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A. Commencement of the Chapter 11 Case

         If Globix receives the Requisite Acceptances in response to the Solicitation occurring pursuant to this Disclosure Statement, the Companies intend to commence promptly the Chapter 11 Cases. From and after the Petition Date, the Companies will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

         The Companies do not expect the Chapter 11 Case to be protracted. To expedite their emergence from Chapter 11, the Companies intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various other forms of administrative and other relief in the early stages of Chapter 11 cases. The Companies intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals, including the matters described below. All votes to accept the Plan shall be deemed to constitute consents to relief to be sought by the Companies upon the commencement of the Chapter 11 Cases as identified below.

         1. Schedules and Statement of Financial Affairs

         Section 521 of the Bankruptcy Code and Fed. R. Bankr. P. 1007 direct that, unless otherwise ordered by the court, the Companies must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the "Schedules") and a statement of financial affairs (the "Statement") within 15 days of the commencement of their Chapter 11 Cases. The purpose of this requirement is to provide the Companies' creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the Companies' reorganization. In appropriate circumstances, however, a bankruptcy court may modify or dispense with the requirement to file the Schedules and the Statement pursuant to Section 521 of the Bankruptcy Code. The Companies believe that such circumstances would exist in the Chapter 11 Cases and that they should not be required to file the Statement and the Schedules. The Companies thus intend to request that the Bankruptcy Court waive the necessity of filing the Schedules and the Statement or defer such filing pending confirmation of the Plan.

         2. Approval of Pre-Petition Solicitation and Scheduling of Confirmation Hearing

         To facilitate the prompt confirmation and consummation of the Plan, the Companies intend to seek an order scheduling a hearing to (i) approve the pre-petition solicitation procedures, including this Disclosure Statement and
(ii) confirm the Plan, for a date immediately following the end of the applicable notice period therefor, or as soon thereafter as the Bankruptcy Court's calendar permits.

         3. Cash Management System

         Because the Companies expect the entire Chapter 11 Cases to last for less than three months, and because of the administrative hardship that any operating changes would impose on the Companies, the Companies intend to seek Bankruptcy Court authority to continue using their existing cash management system, bank accounts and business forms. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, the Companies' cash flow could be severely impeded, to the detriment of the Companies' estates and creditors.

         Continued use of the existing cash management system will facilitate the Companies' smooth and orderly transition into Chapter 11, minimize the disruption to their businesses while in Chapter 11, and expedite their emergence from Chapter 11. Requiring the Companies to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases, primarily as a result of the significant time and expense associated with the transition to a new cash management system. For the same reasons, requiring the Companies to cancel their existing bank accounts and establish new accounts or requiring it to create new business forms would only frustrate the Companies' efforts to reorganize expeditiously.

         4. Investment and Deposit Policies

         Section 345 of the Bankruptcy Code establishes certain guidelines for the deposit and investment of funds of the Companies' estates. Upon an appropriate showing, such guidelines may be waived by the Bankruptcy Court, and the Companies may be authorized to continue to deposit and invest their funds pursuant to an existing investment policy. The Companies believe that strict adherence to the requirements of Section 345 would cause significant disruption to their cash management system, to the detriment of the Companies' businesses and creditors. The

Companies also believe that their existing investment policies provide for the secure and efficient investment and management of the Companies' funds, and that the disruption that would result from compliance with Section 345 is not warranted, particularly in light of the anticipated short duration of the Companies' Chapter 11 Cases. Accordingly, the Companies intend to seek a waiver of the requirements of Section 345 so as to permit them to continue their existing deposit and investment policies.

         5. Payment of Pre-Petition Trade Claims

         Trade Claims are among the Claims included in the classes of Claims denominated Class 3 General Unsecured Claims. Because the Plan does not impair such Claims, the Trade Claims will be paid in full. Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Companies to defer payment of Trade Claims until the Distribution Date, the Companies intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, the Trade Claims of those providers of goods and services that agree, in a manner satisfactory to Globix, to continue to provide the Companies with customary trade terms on an ongoing basis. Because certain goods and services are essential to the Companies' businesses, the relief sought in this motion is critical to the Companies' uninterrupted operations during the Chapter 11 Cases.

         6. Payment of Pre-Petition Employee Wages and Benefits

         The Companies believe that any delay in paying pre-petition compensation or benefits would destroy their relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of the Companies' employees is most critical. Accordingly, the Companies will seek authority to pay compensation and benefits that had accrued but remained unpaid as of the Petition Date.

         7. Retention of Professionals

         The Companies intend to seek Bankruptcy Court authority to retain and employ certain professionals to represent them and assist them in connection with the Chapter 11 Cases. Some of these professionals have been intimately involved with the negotiation and development of the Plan and include, among others: (i) Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for the Companies, (ii) Milberg Weiss Bershad Hynes & Lerach LLP, as special counsel for the Companies; (iii) Credit Suisse First Boston, as financial advisor to the Companies; (iv) Arthur Andersen LLP, as accountants to the Companies; and (v) Innisfree M&A Incorporated, as solicitation agent for the Companies. The Companies also intend to seek authority to retain certain professionals to assist with the operations of their businesses in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

         8. Joint Administration

         The Companies will seek authority to consolidate all filings under a single case name, in a single docket, for administrative purposes only. The Companies believe that such relief will avoid the administrative burdens that would result if each of the Bankruptcy Court maintained entirely separate dockets for their cases and will reduce costs for parties making filings with the Bankruptcy Court.

         9. Customer Programs

         The Companies intend to seek authority to honor prepetition customer programs. The Companies believe that continuing these services is essential to maintaining customer loyalty.

         10. Sales, Use and Other Taxes

         The Companies intend to seek authority to pay prepetition tax claims owed to various state and local taxing authorities.

         11. Utilities

         The Companies intend to seek orders to restrain utilities from discontinuing, altering or refusing services and to establish appropriate procedures for the determination of requests by utilities for post-petition deposits.

B. Anticipated Timetable for the Chapter 11 Cases

         Following the Petition Date, the Companies expect the Chapter 11 Cases to proceed on the following estimated timetable. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on or shortly after the Petition Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

         The Companies anticipate that the hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan will occur within 30-45 days after the Petition Date. Assuming that the Plan is confirmed at that hearing, the Plan provides that the Effective Date will be the first Business Day (i) on which all conditions to the Plan's consummation (as set forth in Article IX.B of the Plan) have been satisfied or waived and (ii) that is the date on which the Plan is consummated. See Section VIII.J -- "Summary of the Plan -- Conditions Precedent to the Plan's Confirmation and Consummation." Based upon information currently available, the Companies believe that the Effective Date could occur as early as ten days following the Confirmation Date. Under this timetable, the Companies would emerge from Chapter 11 within 45 to 60 days after the Petition Date. There can be no assurance, however, that this projected timetable can be achieved.

                            VII. SUMMARY OF THE PLAN

A. Introduction

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 Case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

         THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR

COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR
DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE COMPANIES UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE COMPANIES, THEIR ESTATES, THE REORGANIZED COMPANIES, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B. TREATMENT OF UNCLASSIFIED CLAIMS

                  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

         1. Administrative Claims

                  Each holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Company in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Companies.

         2. Priority Tax Claims

                  On, or as soon as reasonably practicable after, the later of
(i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Companies, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Companies and such holder shall have agreed upon in writing; provided, however, that the Companies reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

C. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         1. Class 1 - Other Priority Claims

                  a. Claims in Class: Class 1 consists of all Other Priority Claims against all Companies.

                  b. Treatment: On the later of (i) the Distribution Date or
(ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

         2. Class 2 - Secured Claims

                  a. Claims in Class: Each sub-Class of Class 2 Secured Claims contains a single Secured Claim, and in the aggregate include all Secured Claims against all Companies. Each sub-Class is a separate Class for all purposes under the Bankruptcy Code and the Plan, including for voting purposes. If the Claim of a holder of a Secured Claim exceeds the value of the collateral that secures it, such holder will have a Secured Claim equal to the collateral's value and a General Unsecured Claim for the deficiency.

                  b. Treatment: The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan, or such Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         3. Class 3 - General Unsecured Claims

                  a. Claims in Class: Class 3 consists of all General Unsecured Claims against all Companies other than claims in respect of Senior Notes classified in Class 4.

                  b. Treatment: Each holder of an Allowed Class 3 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of the Companies, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Effective Date and the date such claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the respective Company and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim.

         4. Class 4 - Senior Note Claims

                  a. Claims in Class: Class 4 consists of any Claims directly or indirectly arising from or under, or relating in any way to, Senior Notes.

                  b. Treatment: On or as soon as practicable after the Effective Date each holder of an Allowed Class 4 Senior Note Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Senior Note Claim, its Pro Rata share of (i) $120 million principal amount of New Notes, and (ii) 13,991,000 shares of New Common Stock (representing approximately 85 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. For tax purposes, all New Common Stock and New Notes received by holders of Allowed Class 4 Senior Note Claims in satisfaction of the Senior Notes will be allocated first in full satisfaction of principal upon such Senior Notes and second in satisfaction of any accrued unpaid interest. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Companies, the Reorganized Companies, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims.

         5. Class 5 - Preferred Interests

                  a. Interests in Class: Class 5 consists of all Preferred Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Preferred Stock.

                  b. Treatment: On the Effective Date Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 5 Preferred Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Preferred Interest, its Pro Rata share of 2,304,400 shares of New Common Stock (representing approximately 14 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Companies, the Reorganized Companies, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 5 Preferred Interests.

         6. Class 6 - Equity Interests

                  a. Interests in Class: Class 6 consists of all Equity Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Common Stock.

                  b. Treatment: On the Effective Date Equity Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 6 Equity Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Equity Interest, its Pro Rata share of 164,600 shares of New Common Stock (representing approximately 1 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options.

         7. Class 7 - Warrants Interests

                  a. Interests in Class: Class 7 consists of all Warrants Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Warrants.

                  b. Treatment: On the Effective Date all Warrants Interests shall be cancelled and the holders of Warrants Interests shall not receive or retain any property or interest in property on account of their Class 7 Warrants Interests.

         8. Class 8 - Subsidiary Common Stock Interests

                  a. Interests in Class: Class 8 consists of all Subsidiary Common Stock Interests.

                  b. Treatment: The legal, equitable and contractual rights of Globix in the Subsidiary Common Stock Interests are unaltered by the Plan.

         9. Allowed Claims and Interests

                  Notwithstanding any provision herein to the contrary, the Companies or Reorganized Companies shall only make distributions to holders of Allowed Claims and Allowed Interests. No holder of a Disputed Claim or Disputed Interest will receive any distribution on account thereof until and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

         10. Postpetition Interest

                  In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Companies shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein or in an order of the Bankruptcy Court, no holder of a Claim shall be entitled to or receive Postpetition Interest.

         11. Alternative Treatment

                  Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Companies, with the consent of the Noteholders' Committee, may agree to in writing.

D. MEANS FOR IMPLEMENTATION OF THE PLAN

         1. Continued Corporate Existence

                  Reorganized Globix, Reorganized Comstar and Reorganized ATC shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, under their respective certificates of incorporation and by-laws in effect before the Effective Date except as their certificates of incorporation and by-laws are amended by the Plan. On the Effective Date, the certificate of incorporation and by-laws of each Reorganized Company shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized Globix Certificate of Incorporation shall include a provision authorizing the issuance of 500 million shares of New Common Stock.

         2. Corporate Action

                  a. Cancellation Of Existing Securities and Agreements

                  As of the Effective Date, the certificates constituting the Existing Securities will evidence solely the right to receive the distribution of the consideration, if any, set forth in Section VIII.B. On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person and (ii) the obligations of Globix under the Existing Securities and under Globix's certificate of incorporation, any agreements, indentures, or certificates of designations governing the Existing Securities shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of the Indenture shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Interests other than Subsidiary Common Stock Interests, to the extent not already cancelled, shall be cancelled.

                  Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Section VIII.D.2.a shall not be binding upon the Companies. Except with respect to the making of distributions as provided in the preceding paragraph, Reorganized Globix may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five (5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Senior Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, Reorganized Globix shall designate a distribution agent to act in place of the indenture trustee, agent or servicer, and the provisions of this Section VIII.D.2.a shall be deemed to apply to the new distribution agent.

         3. Restructuring Transactions

                  a.  New Securities

                      .  Authorization

                  As of the Effective Date, the issuance by Reorganized Globix of (i) $120 million in principal amount of New Notes, and (ii) 500 million shares of New Common Stock, is hereby authorized without further act or action under applicable law, regulation, order or rule.

                      .  Issuance

                  The New Notes and New Common Stock, authorized pursuant to this Section VIII.D.3.a hereof shall be issued by Reorganized Globix pursuant to the Plan without further act or action under applicable law, regulation, order or rule. The Management Incentive Options shall be issued by Reorganized Globix in accordance with the Management Incentive Plan to be adopted by the compensation committee of the board of directors of Reorganized Globix.

                      .  Reserve

                  Reorganized Globix shall reserve 1,828,889 shares of the New Common Stock for issuance pursuant to the Management Incentive Options without further act or action under applicable law, regulation, order or rule.

                  b. Registration Rights

     Reorganized Globix and certain holders of shares of New Common Stock and New Notes who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act of 1933 shall enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, among other things, Reorganized Globix shall (i) within ninety days after the Effective Date, prepare and file, and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act of 1933, as amended, for the offering on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, certain shares of New Common Stock and New Notes (the "Registrable Securities") held by certain "underwriters" or "affiliates" (the "Shelf Registration"), (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or pursuant to Rule 144 under the Securities Act of 1933, as amended, (b) subject to Section 4(c) of the Registration Rights Agreement, the date that is the three-year anniversary of the date upon which the shelf registration statement is declared effective by the Securities and Exchange Commission , and
(c) the date when there are no remaining Registrable Securities outstanding; and
(iii) use its reasonable best efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

         4. Directors and Officers

                  On the Effective Date, the term of the current board of directors of Globix shall expire. The initial board of directors of Reorganized Globix after the Effective Date shall consist of 7 members, which shall include 5 members to be designated by the Noteholders' Committee, one member to be designated by the holders of Preferred Interests, and Marc Bell, the current non-executive chairman of the board, who will be designated Non-Executive Chairman. Globix will identify the individuals proposed to serve as directors of Reorganized Globix as well as any proposed changes to the existing management in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing. The board of directors of Reorganized

Globix shall have the responsibility for the management, control, and operation of Reorganized Globix on and after the Effective Date. The existing officers and directors of Comstar and ATC shall serve initially in their current capacities for Reorganized Comstar and Reorganized ATC, respectively, unless otherwise provided in the Plan Supplement.

         5. Revesting of Assets

                  The property of each Company's Estate, together with any property of each Company that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Company on the Effective Date. Thereafter, the Reorganized Companies may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Companies shall be free and clear of all Claims, encumbrances, Interests, charges and liens except as specifically provided in the Plan or Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Companies may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

         6. Preservation of Rights of Action; Settlement of Litigation Claims

                  Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Companies shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Companies or their Estates may hold against any Person or entity. The Reorganized Companies or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Companies or their successor(s) who hold such rights.

         7. Effectuating Documents; Further Transactions

                  The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of each Company shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Company shall be authorized to certify or attest to any of the foregoing actions.

         8. Exemption from Certain Transfer Taxes

                  Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Company to a Reorganized Company or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E. PROVISIONS GOVERNING DISTRIBUTIONS

         1. Distributions for Claims and Interests Allowed as of the Effective Date

                  Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Companies. Any distribution under the Plan of property other than Cash shall be made by the Disbursing Agent or the Indenture Trustee in accordance with the terms of the Plan.

         2. Disbursing Agent

                  The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Section VIII, C, E and F hereof), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.

                  If the Disbursing Agent is an independent third party designated by Reorganized Globix to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Companies on terms acceptable to the Reorganized Companies. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Companies.

         3. Surrender of Securities or Instruments

                  On or before the Distribution Date, or as soon as reasonably practicable thereafter, each holder of an instrument evidencing an Existing Security (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Notes, the Indenture Trustee, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or Indenture Trustee, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims or Interests in respect of such Certificate and shall not participate in any distribution hereunder, and (i) all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Globix and (ii) all New Common Stock or New Notes, as the case may be, in respect of such forfeited distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

         4. Instructions to Disbursing Agent

                  Prior to any distribution on account of a Class 4 Senior Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of holders of Allowed Class 4 Senior Note Claims, and the face amount of New Notes and/or number of shares of New Common Stock, as the case may be, to be issued and distributed to or on behalf of such holders of Allowed Class 4 Senior Note Claims in exchange for properly surrendered Senior Notes.

         5. Services of Indenture Trustee

         The Indenture Trustee's services with respect to consummation of the Plan shall be as set forth in the Plan.

         6. Record Date for Distribution to Holders of Senior Notes, Preferred Stock, and Common Stock

                  At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes, Preferred Stock, and Common Stock shall be closed, and there shall be no further changes in the record holders of such securities. Reorganized Globix and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders sated on the transfer ledgers as of the close of business on the Distribution Record Date.

         7. Means of Cash Payment

                  Cash payments under the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion

         8. Calculation of Distribution Amounts of New Common Stock

                  No fractional shares of New Common Stock shall be issued or distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Disbursing Agent shall allocate separately one whole share to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. No shares of New Common Stock will be issued and no other property will be distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent or servicer on account of entitlements to a fractional share of New Common Stock which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares in respect of entitlements to fractional shares as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock will not receive any such distribution if the number of fractional shares such person was to receive falls below such threshold.

         9. Delivery of Distributions; Undeliverable or Unclaimed Distributions

                  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (a) at the holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Note Claim, at the address in the Indenture Trustee's official records, or (d) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or Indenture Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to the appropriate Reorganized Company or the Indenture Trustee, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2/nd/) anniversary of the Effective Date, after which date all unclaimed property shall revert to the appropriate Reorganized Company free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

         10. Withholding and Reporting Requirements

                  In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

         11. Setoffs

                  A Reorganized Company may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Company or Reorganized Company may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Company of any claim that the Company or Reorganized Company may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.

F. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

         1. Objections to Claims; Disputed Claims


                  Except as otherwise provided in the Plan, holders of Claims and Interests shall not be required to file proofs of Claim with the Bankruptcy Court, and no parties should file proofs of Claim or proofs of Interests with the Bankruptcy Court. The Companies do not intend to object to the allowance of Claims and Interests filed with the Bankruptcy Court. Instead, the Companies intend to make distributions, as required by the Plan, in accordance with the books and records of the Companies. Unless disputed by a holder of a Claim or Interest, the amount set forth in the books and records of the Companies shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any holder of a Claim or Interest disagrees with the Companies, such holders must so advise the Companies in writing, in which event, the Claim or Interest will be a Disputed Claim or a Disputed Interest. The Companies intend to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. Nevertheless, the Companies may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Companies may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims or Interests. In addition, any Company may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether such Company has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Companies may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

         2. No Distribution Pending Allowance

                  Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

         3. Distributions After Allowance

                  To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution to which such holder is entitled under the Plan.

G. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1. Assumed Contracts and Leases

                  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Company shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Companies, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

         2. Payments Related to Assumption of Contracts and Leases

                  Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Company party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Company or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

         3. Rejected Contracts and Leases

                  Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which a Company is a party shall be rejected under the Plan; provided, however, that the Companies reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Company is a party.

         4. Claims Based on Rejection of Executory Contracts or Unexpired Leases

                  All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Reorganized Company and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, or (ii) the Confirmation Date. Any Claims not filed within such times will be forever barred from assertion against the respective Reorganized Company, its Estate, and its property.

         5. Compensation and Benefit Plans and Treatment of Retirement Plan

                  Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Companies, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Section VIII.G.1 hereof, and the Companies' obligations under such programs to Persons shall survive confirmation of the Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy
Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Companies' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.


H. ACCEPTANCE OR REJECTION OF THE PLAN

         1. Classes Entitled To Vote

                  Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan, other than Class 6 Equity Interests, is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote. The Companies have requested that the Bankruptcy Court enter the Solicitation Order waiving the requirement, if any, to solicit acceptances or rejections of the Plan from holders of Equity Interests and deeming such holders of Class 6 Equity Interests to have rejected the Plan. If the Solicitation Order is entered, Class 6 will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan.

         2. Acceptance by Impaired Classes

                  An Impaired Class of Claims shall have accepted the Plan if
(i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

         3. Elimination of Classes

                  Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

         4. Cramdown

                  To the extent necessary, the Companies shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Companies reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

I. SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

                  On or before the Distribution Date, Reorganized Globix shall issue for distribution in accordance with the provisions of the Plan the New Notes and New Common Stock required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of indenture governing the New Notes is annexed to the Plan as Exhibit A. A description of the terms of the New Common Stock is annexed to the Plan as Exhibit C.


J. CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION

         1. Conditions to Confirmation

                  The Plan's Confirmation is subject to the satisfaction or due waiver of the following condition precedent:

                  The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Companies, the Noteholders' Committee, and the holders of Preferred Stock.

         2. Conditions to Effective Date

                  The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with
Section VIII.J.3 below:

                  a. The Confirmation Order, in form and substance reasonably acceptable to the Companies, Noteholders' Committee, and the holders of Preferred Stock, must have become a Final Order and must, among other things, provide that:

                           . the Companies and Reorganized Companies are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

                           . the provisions of the Confirmation Order are non-severable and mutually dependent;

                           . all executory contracts or unexpired leases assumed or assumed and assigned by the Companies during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Companies or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

                    . the transfers of property by the Companies (i) to the Reorganized Companies (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest the Reorganized Companies with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject the Reorganized Companies to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value;

                    . except as expressly provided in the Plan, the Companies are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Companies' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Companies that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Companies incurred before the Confirmation Date, or from any conduct of the Companies prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                    . the Plan does not provide for the liquidation of all or substantially all of the property of the Companies and its Confirmation is not likely to be followed by the liquidation of the Reorganized Companies or the need for further financial reorganization;

                    . all Equity Interests and other Interests in Globix shall be cancelled effective upon the Effective Date; and

                    . the New Notes and New Common Stock issued under the Plan in exchange for Claims and Interests are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Notes and New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

                  b. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

                  c. The following agreements, in form reasonably satisfactory to the Companies, Noteholders' Committee, and the holders of Preferred Stock shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                    .    Reorganized Globix Certificate of Incorporation and
                         By-laws;

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

                    .    New Notes Indenture; and

                    .    Registration Rights Agreement.

                  d. The Companies shall have executed and delivered all documents necessary to effectuate the issuance of the New Notes and New Common Stock.

                  e. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

         3. Waiver of Conditions

         Each of the conditions set forth in Section VIII.J.2 above, other than as set forth in Section VIII.J.2.a, may be waived in whole or in part by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Globix). The failure of Globix to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

K. MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

                  Globix may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. Globix reserves the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, Globix may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

L. RETENTION OF JURISDICTION

                  Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause (1) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

         1. To determine any and all objections to the allowance of Claims or Interests;

         2. To determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

         3. To determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

         4. Hear and determine all Professional Fee Claims and other Administrative Claims;

         5. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Company is a party or with respect to which a Company may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

         6. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

         7. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         8. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

         9. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

         10. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

         11. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

         12. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         13. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

         14. Recover all assets of the Companies and property of the Companies' Estates, wherever located;

         15. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

         16. Hear and determine all disputes involving the existence, nature, or scope of the Companies' discharge;

         17. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

         18. Enter a final decree closing the Chapter 11 Cases.


M. COMPROMISES AND SETTLEMENTS

                  Pursuant to Bankruptcy Rule 9019(a), the Companies may, with the consent of the Noteholders' Committee while it exists, compromise and settle various Claims against them and/or claims they may have against other Persons. The Companies expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Companies pursuant to Section VIII.D.5 and VIII.D.6 hereof.

N. MISCELLANEOUS PROVISIONS

         1. Bar Dates for Certain Claims

                  a. Administrative Claims

                  The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Claims for Professional Fees or the expenses of the members of any Committee (if appointed)), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees, United States Trustee fees, or the expenses of the members of any Committee (if appointed), not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Companies or Reorganized Companies, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claim.

                  b. Professional Fee Claims

                  All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Companies or any Committee (if appointed) prior to the Effective Date must be filed and served on the Reorganized Companies and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Companies and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

         2. Payment of Statutory Fees

                  All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Companies.

         3. Severability of Plan Provisions

                  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Companies, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         4. Successors and Assigns


                  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

         5. Discharge of the Companies and Injunction

                  All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Companies of any nature whatsoever or against any of the Company's assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Companies, the Companies' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Companies or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Companies, subject to the occurrence of the Effective Date.

                  In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interest discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Companies will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Companies on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Companies or against the property or interests in property of the Companies on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Companies or against the property or interests in property of the Companies on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Companies (including, without limitation, the Reorganized Companies) and their respective properties and interests in property.

         6. Companies' Releases

                  On the Effective Date, effective as of the Confirmation Date, the Companies shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have or may have against any present or former director, officer, or employee of the Companies relating to the Chapter 11 Cases or the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee of the Companies or (ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

                  On the Effective Date, effective as of the Confirmation Date, the Companies shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under Chapter 5 of the Bankruptcy Code, which they have or may have against any holder of Preferred Stock or Senior Notes and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with actions taken as or in its capacity of being a holder of the Preferred Stock or Senior Notes.

         7. Other Releases

         On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Companies, Reorganized Companies, the Noteholders' Committee, each holder of the Senior Notes, each holder of Preferred Stock, and the Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Companies, Reorganized Companies, or any holder of a Claim against or Interest in any Company may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or the Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

         On the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims and all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Companies, the Reorganized Companies, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims or Class 5 Preferred Interests.

         8. Exculpation and Limitation of Liability

                  The Reorganized Companies, the Noteholders' Committee, each holder of the Senior Notes, and the holders of Preferred Stock, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Companies, the Estates, any Committee, any holder of Preferred Stock, or the Noteholders' Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

         9. Waiver of Enforcement of Subordination

                  All Claims against and Interests in the Companies and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Companies, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

         10. Term of Injunctions or Stays

                  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

         11. Binding Effect

                  The Plan shall be binding upon and inure to the benefit of the Companies, all present and former holders of Claims against and Interests in the Companies, their respective successors and assigns, including the Reorganized Companies, and all other parties-in-interest in the Chapter 11 Cases.

         12. Revocation, Withdrawal, or Non-Consummation

                  The Companies reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Companies revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Companies or any other Person, (b) prejudice in any manner the rights of the Companies or any Person in any further proceedings involving the Companies, or
(c) constitute an admission of any sort by the Companies or any other Person.

         13. Committees

                  On the Effective Date, the duties of any Committee shall terminate.

         14. Plan Supplement

                  Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Companies in accordance with Section VIII.N.15 hereof.

         15. Notices to Companies

                  Any notice, request, or demand required or permitted to be made or provided to or upon a Company or a Reorganized Company under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  GLOBIX CORPORATION
                  139 Centre Street
                  New York, New York 10013
                  Attn:  William A. Austin, Esq.
                  Telephone: (212) 625-7932
                  Facsimile: (212) 625-7474

              with copies to:

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  Four Times Square
                  New York, New York 10036-6552
                  Attn:  Jay M. Goffman
                         Frederick D. Morris
                  Telephone: (212) 735-3000
                  Facsimile: (212) 735-2000

                         -and-

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware 19899-0636
                  Attn:  Gregg M. Galardi
                         Robert A. Weber
                  Telephone: (302) 651-3000
                  Facsimile: (302) 651-3001

         16. Indemnification Obligations

                  Except as otherwise specifically limited in the Plan, any obligations or rights of the Companies or Reorganized Companies to defend, indemnify, reimburse, or limit the liability of the Companies' present and former directors, officers or employees (the "Covered Persons") pursuant to the Companies' or Reorganized Companies' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Companies prior to the Effective Date, shall survive Confirmation of the Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date; provided, however, that except as set forth in this paragraph, the rights and obligations of the Reorganized Companies in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Companies in effect as of the Petition Date (the "D&O Insurance"), up to the limits thereof. In the allocation of any loss arising from a claim or claims for which payment is due under the D&O Insurance, as between the Covered Persons and the Companies, such payment or benefits will be allocated first to the Covered Persons. In addition to the indemnification obligations described in the preceding sentences, the indemnification obligations of the

 Reorganized Companies to Covered Persons shall also include
(i) the payment of all retentions under the D&O Insurance, (ii) the payment of legal expenses to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in connection with matters that are covered under the D&O Insurance, to the extent that such expenses are not advanced under the D&O Insurance, and
(iii) notwithstanding the foregoing limitation, full indemnification to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in respect of any and all liability and expenses incurred as a result of actions or claims which may be asserted by holders of Class 4 Senior Note Claims or Class 5 Preferred Interests arising out of or in connection with their being holders of Senior Notes or Preferred Interests. Nothing in this Section VIII.N shall be construed to limit the effect of any existing right that the Covered Persons may have directly from the D&O Insurance. Any indemnification obligations of the Companies to Covered Persons that are not satisfied pursuant to this paragraph shall be discharged in accordance with Section VIII.N.5 and Sections 524 and 1141 of the Bankruptcy Code.

         17. Governing Law

                  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and
(ii) the laws of the state of incorporation of each Company shall govern corporate governance matters with respect to such Company, in either case without giving effect to the principles of conflicts of law thereof.

         18. Prepayment

                  Except as otherwise provided in the Plan or the Confirmation Order, the Companies shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

         19. Section 1125(e) of the Bankruptcy Code

                  As of the Confirmation Date, the Companies shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Companies and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of New Securities under the Plan.

                 IX. TREATMENT OF TRADE CREDITORS AND EMPLOYEES
                          DURING THE CHAPTER 11 CASES

A. Trade Creditors

         If the Companies commence the Chapter 11 Cases and seek confirmation of the Plan, then, notwithstanding provisions of the Bankruptcy Code that would otherwise require payment of such pre-petition claims to be deferred until consummation of the Plan, the Companies intend to seek the approval of the Bankruptcy Court (on, or as soon as possible after, the Petition Date) to make payments on account of Trade Claims to holders of Trade Claims who continue to provide the Companies with normal trade credit. If and to the extent that the Bankruptcy Court does not approve such payments, the Plan provides that holders of Trade Claims will be paid in full. There can be no assurance, however, that the Bankruptcy Court will permit an early payment to the holders of Trade Claims.

B. Employees

     If the Companies commence the Chapter 11 Cases and seek confirmation of the Plan, the Companies intend that salaries, wages, accrued paid vacation, health related benefits and similar employee benefits will be unaffected during the Chapter 11 Cases. Employee benefit claims that accrue pre-petition will be Unimpaired under the terms of the Plan. To ensure the continuity of the Companies' work force and to further accommodate the Unimpaired treatment of employee benefits, the Companies intend to seek the approval of the Bankruptcy Court (on, or as soon as possible after, the Petition Date) to, among other things, honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to use their accrued vacation time (as long as they remain employees of the Companies) and to continue paying medical benefits under the Companies' health plans. There can be no assurance that the Bankruptcy Court would permit payment of pre-petition claims of employees at that time or if it does, that it would not impose limitations on such payments. Employee claims and benefits not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored in full upon consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable. The foregoing description of the Companies' intent with respect to the effect of the commencement of the Chapter 11 Cases upon salaries, wages, accrued paid vacation, health related benefits and similar employee benefits and employee interests generally is not intended to limit, waive or modify the Companies' rights in any way, including any matters relating to employment generally, employment policies, or the hiring and termination of employees.

                      X. CERTAIN FACTORS TO BE CONSIDERED

         Holding any Existing Securities, the New Common Stock or the New Notes presents risks. Holders of Senior Notes or Preferred Stock, should consider these risks in making their decision regarding whether to vote to accept the Plan. The risks and uncertainties described below are not the only ones the Companies face. Additional risks and uncertainties not presently known to the Companies or that they currently deem immaterial may also harm their businesses.

         1. General

         While Globix would hope that a bankruptcy filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to its business, Globix cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that Globix may spend in bankruptcy or to assure that the Plan will be confirmed.

         Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could have an adverse effect on its business. Among other things, it is possible that a bankruptcy proceeding could adversely affect:

         .        Globix's relationships with its key suppliers;

         . Globix's relationships with its customers, particularly those that depend on it as a primary supplier;

         .        its relationship with its employees;

         . legal rights and obligations of its Subsidiaries under agreements that may be in default as a result of the Chapter 11 Case; and

         . its ability to list or quote the New Common Stock on a national securities exchange or United States automated interdealer quotation system.

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

         A bankruptcy proceeding also will involve additional expenses and will divert the attention of Globix's management from operation of its business and implementation of the strategic plan.

         The extent to which a bankruptcy proceeding disrupts Globix's business will likely be directly related to the length of time it takes to complete the proceeding. If Globix is unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, it may be forced to operate in bankruptcy for an extended period while it tries to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described above.

         2. Failure to Receive Requisite Acceptances

         If the Requisite Acceptances are received, the Companies intend to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as practicable, confirmation of the Plan. If the Requisite Acceptances are not received, the Companies may nevertheless file petitions for relief under Chapter 11 and seek confirmation of a modified plan notwithstanding the dissent of certain Classes of Claims or Interests. The Bankruptcy Court may confirm a modified plan pursuant to the "cramdown" provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or equity interests if it determines that the rejecting class is being treated appropriately given the relative priority of the claims or equity interests in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any "insider" in such class.

         Alternatively, the Companies may seek to accomplish an alternative restructuring of their capitalization and their obligations to securityholders and other creditors and obtain their consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a plan of reorganization for the Companies, or otherwise. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the holders of Impaired Claims and Interests as those proposed in the Plan.

         3. Failure to Confirm the Plan

         Even if the Requisite Acceptances are received and, with respect to those Classes deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Companies (See Section XIII.A -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Feasibility of the Plan") and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Companies were liquidated under Chapter 7 of the Bankruptcy Code (See Section XIII.B -- "Feasibility of the Plan and the Best Interests of Creditors Tests -- Best Interests Test"). Although the Companies believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

     Additionally, the Solicitation must comply with the requirements of Section 1126(b) of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable non-bankruptcy law, the adequacy of the information contained in this Disclosure Statement (as defined in Section 1125(a)(1) of the Bankruptcy Code). If the Bankruptcy Court were to find that the Solicitation did not so comply, all acceptances received pursuant to the Solicitation could be deemed invalid and Globix could be forced to resolicit acceptances under Section 1125(b) of the Bankruptcy Code, in which case confirmation of the Plan could be delayed and possibly jeopardized. The Companies believe that the Solicitation complies with the requirements of
Section 1126(b) of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that if the Requisite Acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

         The Companies are requesting that the Bankruptcy Court enter the Solicitation Order providing, among other things, for a waiver of any requirement that Globix solicit acceptances of the Plan from holders of Common Stock and deeming the holders of Common Stock to have rejected the Plan. The Companies believe there is a reasonable basis for the Bankruptcy Court to determine that deeming Class 6 to have rejected the Plan is permissible under the Bankruptcy Code and the Bankruptcy Rules. If the Solicitation Order is not obtained, then Globix may be required to solicit votes to accept or reject the Plan from one or more Classes of Claims or Interests that were not previously solicited including Class 6.

         The Companies' ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under Chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions to its holders of Senior Notes and Common Stock. If confirmation of an alternative plan of reorganization was not possible, the Companies would likely be liquidated. Based upon the Companies' analysis, liquidation under Chapter 7 would result in reduced distributions to holders of Senior Notes and no distributions to holders of Common Stock and Preferred Stock. (See XIII-- "Feasibility of the Plan and the Best Interests of Creditors Test"). In a liquidation under Chapter 11, the Companies' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Companies' assets would be sold separately. Consequently, the Companies believe that a liquidation under Chapter 11 would also result in smaller distributions, if any, to the holders of Senior Notes, Common Stock and Preferred Stock than those provided for in the Plan.

         4. Failure to Consummate the Plan

         Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Companies) to Reorganized Globix or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed.

         5. New Common Stock Risks

         The trading price of the New Common Stock will be affected by numerous factors. These include the risk factors set forth in this Disclosure Statement, as well as prevailing economic and financial trends and conditions in the public securities markets. The trading price of the New Common Stock may be affected by developments which may not have any direct relationship with Globix's business or long-term prospects. The market prices of the securities of Internet-related companies have been especially volatile and accordingly the trading price of its New Common Stock is likely to be affected by this activity.

         Following consummation of the Restructuring, the ownership of the New Common Stock will be significantly more concentrated than was the ownership of the Common Stock. Assuming that the current holders of Senior Notes and Preferred Stock do not significantly change prior to the consummation of the Restructuring, Globix will be controlled by entities who are current holders of the Senior Notes and Preferred Stock. Affiliates of Hicks, Muse, Tate & Furst, who currently hold all of the Preferred Stock, will as a group be Reorganized Globix's largest shareholder with shares of New Common Stock representing approximately 14% of the New Common Stock issuable pursuant to the Restructuring. These holders of New Common Stock may seek to influence the direction of Reorganized Globix and may have the ability to control its management, policies and financing decisions, to elect a majority of the members of its board and to control the vote on all matters coming before its holders of New Common Stock. In addition, the Plan provides that five (5) out of seven (7) members of the initial members of Reorganized Globix's board of directors will be nominated by current holders of the Senior Notes and one member will be nominated by the holders of the Preferred Stock.

         Globix expects to file an application to list its New Common Stock on the Nasdaq Stock Market's National Market under the symbol "GBIX" after the Effective Date. There can be no assurance, however, that the New Common Stock will meet the criteria for a listing. If Reorganized Globix's application for listing on the Nasdaq National Market is not approved, the New Common Stock would likely be traded on the NASDAQ Small Cap Market, the OTC Bulletin Board or in the non-Nasdaq over-the-counter market (also known as the pink sheet market); however, there can be no assurance that any trading market will exist for the New Common Stock following the consummation of the Plan. In such an event, a holder of New Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the market value of the New Common Stock. The extent of the public market for the New Common Stock following consummation the Plan will depend upon the number of holders of New Common Stock at such time, the interest in maintaining a market in New Common Stock on the part of securities firms and other factors.

         The New Common Stock is a common equity security and is therefore subordinate to any of Reorganized Globix's indebtedness or future preferred securities. Consequently, in the event that Reorganized Globix becomes subject to bankruptcy protection in the future, whether voluntary or involuntary, holders of our New Notes will be treated in a more favorable manner than holders of New Common Stock. Therefore, if a major restructuring of Reorganized Globix's debt and equity becomes necessary, and Reorganized Globix becomes subject to bankruptcy protection, the holders of New Notes may receive value greater than the value, if any, received by holders of New Common Stock. This result is required by law because any claims of holders of the New Notes and holders of any other of Reorganized Globix's indebtedness will be given priority over the claims of Reorganized Globix's equity security holders.

         Finally, Reorganized Globix does not anticipate that any dividends will be paid with respect to the New Common Stock in the near term.

         6. Risks Associated with Holding the New Notes

         The New Notes will not be listed on any national or regional securities exchange. A debt security with a small outstanding principal amount available for trading (a small "float"), such as the New Notes, may command a lower price than would a comparable debt security with a greater float. Following consummation of the Plan, holders of New Notes may attempt to obtain quotations for them from their broker; however, there can be no assurance that any trading market will exist for the New Notes following the consummation of the Plan. The extent of the public market for the New Notes following consummation the Plan will depend upon the number of holders of New Notes at such time, the interest in maintaining a market in New Notes on the part of securities firms and other factors.

         The New Notes will be not listed on any national or regional securities exchange. The New Notes may only be traded infrequently in transactions arranged through brokers and reliable market quotations for the New Notes may not available. To the extent a market exists for the New Notes, they may trade at a discount compared to the trading prices of the Senior Notes depending on prevailing interest rates, the market for debt instruments with similar credit features, Reorganized Globix's performance and other factors. The extent of the market for the New Notes and the availability of market quotations will depend upon the number of holders of New Notes remaining at such time, the interest in maintaining a market in the New Notes on the part of securities firms and other factors. There is no assurance that an active market in the New Notes will exist and no assurance as to the prices at which the New Notes may trade after the consummation of the Plan.

         In the event of any distribution or payment of Reorganized Globix's assets in any liquidation, reorganization or other bankruptcy proceeding, or in an event of default under the New Notes Indenture, there can be no assurance that the proceeds from the sale of the collateral securing the New Notes would be sufficient to satisfy payments due on the New Notes. By its nature some or all of the collateral will be illiquid and may have no readily ascertainable market value. There can be no assurance that the collateral can be sold in a short period of time or at all.

         Upon a change of control event, Reorganized Globix could be required by holders of New Notes to purchase the New Notes for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any. The terms of the New Notes may not protect holders thereof if Reorganized Globix undergoes a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect such holders unless the transaction is included within the definition of a change of control. There is no assurance that Reorganized Globix will have the financial resources necessary to repurchase the New Notes and satisfy other payment obligations that could be triggered upon a change of control. If Reorganized Globix does not have sufficient financial resources to effect a change of control offer, it would be required to seek additional financing from outside sources to repurchase the New Notes. Globix cannot assure you that financing would be available to it on satisfactory terms.

         7. Claims Estimations

         There can be no assurance that the estimated amount of Claims and Interests set forth herein are correct and the actual allowed amounts of Claims and Interests may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual allowed amounts of Claims and Interests may vary from those estimated therein.

         8. Certain Tax Considerations

         THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION XII OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO GLOBIX AND HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.

         9. Inherent Uncertainty of Financial Projections

         The Projections set forth in Exhibit D hereto cover the Companies' operations through the period ending September 30, 2006. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Companies, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of Reorganized Companies and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized Companies' operations. These variations may be material and may adversely affect the ability of the Reorganized Companies to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

            XI. SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         On the Distribution Date, each holder of:

                  (a) Allowed Class 4 Senior Note Claims shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Senior Note Claims, its Pro Rata share of (i) $120 million principal amount of New Notes, and (ii) 13,991,000 shares of New Common Stock (representing approximately 85% of the initial shares of New Common Stock), subject to dilution by the exercise of Management Incentive Options;

                  (b) Allowed Class 5 Preferred Interests shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Preferred Interests, its Pro Rata share of 2,304,400 shares of New Common Stock (representing approximately 14% of the initial shares of New Common Stock), subject to dilution by the exercise of Management Incentive Options; and

                  (c) Allowed Class 6 Equity Interests shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Equity Interests, its Pro Rata share of 164,600 shares of New Common Stock (representing approximately 1% of the initial shares of New Common Stock), subject to dilution by the exercise of Management Incentive Options.

         The following discussion summarizes the material provisions of the New Common Stock and New Notes including references, where applicable, to the Reorganized Globix Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the New Notes Indenture and the Reorganized Globix Certificate of Incorporation and Bylaws, each attached to the Plan as Exhibits A, B-1 and B-2 respectively.

A. Description of Securities to be Issued

         1. New Common Stock

         The principal terms of the New Common Stock to be issued by Reorganized Globix under the Plan shall be as follows:

Authorization:                      500 million shares

Total Issued:                       16,460,000 million shares

Par Value:                          $.01 per share

Voting Rights:                      One vote per share

Preemptive Rights:                  None

Dividends:                          Payable at the discretion of the board of
                                    directors of Reorganized Globix

         2. New Notes

         The principal terms of the New Notes to be issued by Reorganized Globix in accordance with the Plan shall be as follows:

Term:                               6 years from the Effective Date.

Interest:                           11% payable annually in arrears in kind for
                                    the two-year period following the Effective
                                    Date, in cash or, if the board of directors so elects, in kind (or any combination of in kind and in cash) for the two years thereafter and in cash for the remainder of the term.

Ranking: The New Notes will rank pari pasu in right of payment to any existing or future senior debt of Reorganized Globix (subject to a limited exception described below) and will rank senior to Reorganized Globix's future subordinated debt.

Security:                           The obligations of Reorganized Globix shall
                                    be secured by a first priority security
                                    interest on all of its otherwise
                                    unencumbered tangible and intangible assets, subject to agreed upon permitted liens, including
                                    $20 million of senior secured debt with
                                    priority liens over the New Notes and
                                    typical exceptions, including for assets of foreign subsidiaries. Up to 65% of the capital stock of each first tier foreign subsidiary will be pledged.

Guaranty:                           The New Notes will be guaranteed (and the
                                    guarantees secured by the assets of such
                                    guarantor, subject to customary exceptions)
                                    by domestic subsidiaries other than domestic
                                    subsidiaries that are subject to debt or
                                    other agreements or arrangements restricting
                                    such guarantees or liens, such guarantees to
                                    rank in right of payment pari passu with any
                                    existing senior debt of such guarantor
                                    (subject to a limited exception described
                                    below); provided, that to the extent such
                                            --------  ----
                                    restrictions are removed (other than in
                                    connection with any permitted refinancing), such domestic subsidiaries, subject to customary exceptions, will guarantee the New
                                    Notes at such time. In addition, if any
                                    foreign subsidiary guarantees debt of
                                    Reorganized Globix or of any domestic
                                    subsidiary, the New Notes will be also
                                    guaranteed.

Optional Pre-Payments:              Prepayable at any time at Reorganized
                                    Globix's option; if a Change of Control
                                    occurs prior to the consummation of a
                                    redemption, the New Notes will be redeemable at 101% of the aggregate principal amount of such New Notes, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control:                  Upon a change of control, each holder of New
                                    Notes may require Reorganized Globix to
                                    repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's New Notes for a cash payment equal to 101% of the aggregate principal amount of such New Notes, plus accrued and unpaid interest, if any, to the date of purchase.

Affirmative Covenants:              The New Notes will contain the following
                                    affirmative covenants:(i) preservation of corporate existence, (ii) payment of taxes and other obligations, (iii) maintenance of properties, (iv) maintenance of insurance,
                                    (v) provision of financial information, and
                                    (vi) perfection of security interests.

Negative Covenants:                 The New Notes will contain the following
                                    negative covenants:

                                    (i)   no incurrence of additional debt
                                    unless the ratio of consolidated debt to EBITDA would be greater than zero and less than 6:1, except that Reorganized Globix may incur up to an additional $20 million of senior secured debt with priority liens over the New Notes and subject to other customary exceptions;

                                    (ii)  no merger, consolidation or sale of
                                    substantially all the assets of Reorganized
                                    Globix unless: (1) either Reorganized Globix is the surviving corporation or the successor corporation is organized or existing under the laws of the United States; (2) immediately before and after giving effect to such transaction, no event of default exists; and (3) either the surviving corporation (a) could incur additional debt under ratio test contained in the limitation of indebtedness covenant or (b) has a more favorable consolidated debt to EBITDA ratio than Reorganized Globix prior to such transaction;

                                    (iii) no asset sale unless: (a) such sale is at fair market value; (b) 75% of the proceeds therefrom is cash, liquid assets, liabilities assumed by the acquiror or assets related to Reorganized Globix's business; and (c) the proceeds thereof are used to either (1) invest in Reorganized Globix's business or permanently repay secured debt that is not subordinated to the New Notes and to the extent not used to repay such secured debt, permanently repay on a pro rata basis among all pari passu senior debt including the New Notes, in each case within the one-year period following such asset sale or (2) make an offer to purchase New Notes; provided that, subject to clause 1 above, the cash proceeds are pledged to secure the New Notes until utilized as provided in this clause (c);

                                    (iv) limitations on the following restricted payments: (a) dividends or other distributions to stockholders; (b) acquisition of Reorganized Globix's equity;
                                    (c) voluntary payments on debt that is
                                    subordinated to the New Notes; and (d)
                                    investments other than permitted
                                    investments, in each case with customary exceptions and baskets;

                                    (v) limitations on liens securing other
                                    indebtedness unless the New Notes are
                                    equally secured, except for customary
                                    permitted liens, including on senior secured debt described in clause (i) above;

                                    (vii) limitations on sales of stock by
                                    certain subsidiaries; and

                                    (viii) limitations on transaction with
                                    affiliates, in each of the foregoing cases, with such exceptions as may be agreed upon in the indenture governing the New Notes.

Events of Default:                  Events of Default will be as follows:

                                    (i) failure to pay principal of New Notes when due (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

                                    (ii) failure to pay interest on New Notes when due, and such default continues for a period of 30 days;

                                    (iii) default in the payment of principal and interest on New Notes required to be purchased pursuant to clause (iii) of "Negative Covenants," above;

                                    (iv) failure to perform or comply with the provisions contained in clause (iii) of "Negative Covenants," above;

                                    (v) failure to perform any other covenant or agreement of Reorganized Globix and such failure continues for 60 days after written notice to Reorganized Globix by the trustee or to Reorganized Globix and the trustee by holders of at least 25% in aggregate principal amount of outstanding New Notes;

                                    (vi) (a) any default by Reorganized Globix in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10.0 million under any debt instrument and, if not already matured at its final maturity, the holders of such debt shall have the right to accelerate such debt, or (b) any event of default has occurred in any agreement evidencing debt in excess of $10.0 million and the debt thereunder, if not already matured at its final maturity, shall have been accelerated;

                                    (vii) the rendering of a final judgment or judgments against Reorganized Globix in an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

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

                         (viii) the entry by a court of (a) a decree or order for relief in respect of an involuntary case under any applicable bankruptcy or similar law or (b) (1) a decree or order adjudging Reorganized Globix as bankrupt or insolvent, or approving a petition seeking reorganization, (2) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Reorganized Globix, or (3) ordering the winding up or liquidation of the affairs of Reorganized Globix, and, in each such case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

                         (ix) (a) the commencement by Reorganized Globix of a voluntary case under applicable bankruptcy or similar law, (b) the consent by Reorganized Globix to the entry of a decree or order for relief in an involuntary case under any applicable bankruptcy or similar law or to the commencement of any bankruptcy proceeding, (c) the filing by Reorganized Globix of a petition seeking reorganization under applicable law, or the consent by Reorganized Globix to the filing of such petition or to the appointment of or taking possession by a custodian or similar official of Reorganized Globix, (d) the making by Reorganized Globix of an assignment for the benefit of creditors or (e) the taking of corporate action by Reorganized Globix in furtherance of any such action;

                         (x) the liens created by the security documents shall at any time not constitute a valid and perfected lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required) in favor of the collateral agent, free and clear of all other liens (other than permitted liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, any of the security documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days or the enforceability thereof shall be contested by Reorganized Globix or any subsidiary guarantor; or

                         (xi) any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

Governing Law:           New York

          This summary is qualified by reference to, and may be modified by, the New Notes Indenture substantially in the form of the New Notes Indenture to be attached as Exhibit B to the Plan.

B.   Resale of Securities of Reorganized Globix

          1.   General Discussion of Exemptions from Securities Laws Provided by
Section 1145 of the Bankruptcy Code


          The Plan is predicated upon (i) the issuance and distribution of the New Common Stock and New Notes and (ii) a determination by the Bankruptcy Court that the issuance and distribution of each of the foregoing shall be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration pursuant to Section 3(a)(9) of the Securities Act and
Section 1145 of the Bankruptcy Code. Globix is relying on Section 3(a)(9) of the Securities Act to exempt the offering of the New Common Stock and the New Notes and Section 1145(a)(1) of the Bankruptcy Code to exempt the exchange, issuance and distribution of such securities

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

pursuant to the Plan from the registration requirements of the Securities Act and state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor, an affiliate of the debtor, or a successor to a debtor under a plan approved by a bankruptcy court,
(ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor or such affiliate, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" in exchange for cash or property. Section 1145(a)(2) of the Bankruptcy Code also exempts from such registration requirements offers of securities through warrants and similar rights distributed pursuant to the exemption set forth in Section 1145(a)(1).

     Securities that are issued under the Plan and that are covered by Section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as such term is defined in
Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a plan of reorganization on behalf of the holders of such securities, (c) offers to buy securities issued under a plan of reorganization from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer of sale of securities under the plan, or (d) is an issuer as contemplated by Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities by contract or otherwise.

     Globix intends to apply for listing of the New Common Stock on a national securities exchange or quoting in a United States automated inter-dealer quotation system and to comply with the reporting requirements of the Exchange Act with respect to the New Common Stock.

     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE COMPANIES MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE COMPANIES ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE COMPANIES MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     2.   Lack of Established Market for New Common Stock

     There may be certain restrictions on the ability of holders of New Common Stock to sell, transfer, or otherwise freely dispose of such New Common Stock received under the Plan if the holders are "issuers" or "dealers" under Sections 2(11) and 2(12), respectively, of the Securities Act of 1933, or "underwriters," as defined in Section 1145(b) of the Bankruptcy Code. Moreover, the New Common Stock will be issued pursuant to the Plan to holders of Allowed Senior Note Claims, Allowed Equity Interests, and Allowed Preferred Interests, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market for the New Common Stock may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Effective Date until the market has had time to absorb these

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

sales and to observe the post-Effective Date performance of Reorganized Globix. Other factors, such as the statutory restrictions on transferability and the likelihood that Reorganized Globix will not declare dividends for the foreseeable future, may further depress the market for the New Common Stock. In addition, although the Plan and the Projections were prepared based upon an assumed reorganization value range as described below in Section XIII.D -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Valuation of the Reorganized Companies," such valuation was not an estimate of the price at which the New Common Stock may trade in the market, and Globix has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Distribution Date. See Section XIII.D -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Valuation of the Reorganized Companies".

       3.  Registration Rights Agreement

       Reorganized Globix and holders of Registrable Securities shall enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, among other things, Globix shall (i) within ninety (90) days after the Effective Date, prepare and file, and have declared effective as soon as possible thereafter a "shelf" Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (a "Shelf Registration Statement") on Form S-1 or Form S-3 or any other appropriate form under the Securities Act covering the resale of the Registrable Securities (the "Shelf Registration"); (ii) keep the Shelf Registration Statement effective for a period ending on the earlier of (a) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or pursuant to Rule 144 under the Securities Act, (b) subject to Section 4(c) of the Registration Rights Agreement, the date which is the three(3)-year anniversary of the date upon which the Shelf Registration Statement is declared effective by the SEC and (c) the date when there are no remaining Registrable Securities outstanding; and (iii) use its reasonable best efforts to cause the New Common Stock to be listed on the the Nasdaq.

            XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. General

               THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO GLOBIX AND HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECTS THAT COULD ADVERSELY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

               THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND THOSE HOLDING CLAIMS THROUGH A PARTNERSHIP OR OTHER PASSTHROUGH ENTITY). THIS SUMMARY ASSUMES THAT HOLDERS OF CLAIMS HOLD THEIR CLAIMS AS CAPITAL ASSETS FOR FEDERAL INCOME TAX PURPOSES (GENERALLY, PROPERTY HELD FOR INVESTMENT) AND ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR NON-U.S. TAXATION. FURTHERMORE, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN.

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

                  A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THIS DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE ("IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE COMPANIES WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

B.   Federal Income Tax Consequences to Globix

        1.       Cancellation of Indebtedness Income

                  Under the Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. COD income generally equals the difference between the "adjusted issue price" of the indebtedness discharged (which, in the case of the Senior Notes, should be their stated principal amount) and the sum of (i) the amount of cash, (ii) the "issue price" of any debt instrument and (iii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued but remains unpaid at the time the indebtedness is discharged. Globix intends to take the position that the issue price of the New Notes equals their stated principal amount. Based upon the foregoing, Globix expects to realize a substantial amount of COD income upon the exchange of New Notes and New Common Stock in satisfaction of the Class 4 Senior Note Claims pursuant to the Plan.

                  Globix will not include such amount of COD income realized in gross income, however, because the Class 4 Senior Note Claims will be discharged while Globix is under the jurisdiction of a court in a title 11 case. Instead, Globix will be required to reduce certain tax attributes (e.g., net operating losses ("NOLs"), NOL carryovers, general business credit carryovers, capital loss carryovers, tax basis in property and foreign tax credit carryovers (collectively, "Tax Attributes")) by the amount of the COD income that would otherwise have been required to be included in gross income. Reduction of tax basis in property is limited to the excess of the aggregate tax bases of the property immediately after discharge over the aggregate of Globix's liabilities immediately after the discharge.

                  Although the law is unclear, Globix intends to take the position that any reduction in Tax Attributes will generally occur on a company by company basis even though Globix files a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

        2.       Net Operating Losses

                  As of its taxable year ending September 30, 2001, Globix estimates that it and its subsidiaries had NOL carryforwards of approximately $350 million. All or a substantial portion of such NOL carryforwards and Globix's current year NOLs will likely be eliminated as a result of the reduction of Tax Attributes described above in "Cancellation of Indebtedness Income."

                  If all of such NOLs and NOL carryforwards are not so eliminated, Section 382 of the Code may substantially limit Globix and its subsidiaries' ability to use such NOLs in future years. In general, when a corporation undergoes an "ownership change," which Globix will undergo as a result of the consummation of the Plan, Section 382 limits the corporation's ability to utilize historic NOLs and, in certain circumstances, subsequently recognized "built-in" losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change. The limitations imposed by Section 382, however, generally do not apply to corporations under the

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

jurisdiction of a court in a title 11 case (the "Bankruptcy Exception"). Globix should be eligible for the Bankruptcy Exception if the historic shareholders and certain creditors of Globix prior to implementation of the Plan own at least 50% of the total voting power and total value of the stock of Globix after implementation of the Plan. If the Bankruptcy Exception applies and Globix is not subject to the general limitations of Section 382, Globix and its subsidiaries' NOLs nevertheless would be reduced by any interest deductions taken by Globix with respect to the Senior Notes during the taxable year in which consummation of the Plan occurs and in the three preceding taxable years. The Bankruptcy Exception also provides that a second ownership change occurring during the two-year period immediately following consummation of the Plan would effectively eliminate Globix and its subsidiaries' ability to use any NOLs incurred prior to such second ownership change to offset income earned in any period following the second ownership change, assuming that Globix does not have a "net unrealized built-in gain" in its assets at the time of such ownership change.

                  Notwithstanding the foregoing, Section 382 provides that a corporation under the jurisdiction of a court in a title 11 case may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. If Globix elects out of the Bankruptcy Exception, or is otherwise ineligible for the Bankruptcy Exception, a special rule under Section 382 applicable to corporations under the jurisdiction of a court in a title 11 case will apply in calculating the appropriate limitation under Section 382, which may increase the ability of Globix to utilize any historic NOLs and certain recognized "built in" losses under Section 382.

                  Globix has yet to determine whether it would be eligible for the Bankruptcy Exception or, assuming that it would be eligible for the Bankruptcy Exception, whether it would be beneficial to elect to have Section 382 limitations apply to its NOL carryforwards.

        3.       Federal Alternative Minimum Tax

                  For purposes of computing Globix's regular tax liability, all of its taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the Code and subject to various limitations, including Section 382, as discussed above). Even if all of Globix's regular tax liability for a given year is reduced to zero by virtue of its NOLs, Globix may still be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance to Globix is that a corporation with net unrealized built in losses must reduce the tax basis of its property to fair market value for AMT purposes following a Section 382 ownership change and in calculating AMTI, only 90% of a corporation's AMTI may be offset by NOL carryovers (as computed for AMT purposes). Thus, in any year in which Globix has its regular tax liability reduced to zero by virtue of its NOLs, it may still be subject to the AMT at an effective rate of 2% (i.e., 10% of the 20% AMT tax rate). Because the COD income realized by Globix should be excluded from the calculation of AMTI, Globix does not expect to incur any AMT liability as a result of implementation of the Plan.

        4.       Accrued Interest

                  To the extent a portion of the consideration issued to holders of Class 4 Senior Note Claims pursuant to the Plan is attributable to accrued and unpaid interest, Globix should be entitled to interest deductions in the amount of such accrued interest, to the extent Globix has not already deducted such amounts. Although the ability of parties to allocate consideration between accrued interest and principal is unclear, in cases where creditors receive less than the full principal amount of their claims, Globix intends to allocate the full amount of the consideration transferred to holders of Class 4 Senior Note Claims pursuant to the Plan to the principal amount of the Senior Notes and to take the position that no amount of the consideration to be received by such holders pursuant to the Plan is attributable to accrued interest.

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

        5.       Tax Classification of the New Notes

                  Globix intends to take the position that the New Notes are indebtedness for federal income tax purposes. Accordingly, Globix intends to (i) measure its COD income with respect to the satisfaction of the Class 4 Senior Note Claims by reference to the issue price of the New Notes and (ii) deduct as interest and report to holders as interest original issue discount as it accrues on the New Notes (see "--Federal Income Tax Consequences to Holders of Claims--Holders of Senior Note Claims (Class 4)--Original Issue Discount on the New Notes," below).

                  Notwithstanding Globix's intended reporting positions set forth above, based on the terms of the New Notes and the financial condition of Globix, there is a risk that the IRS could successfully assert that the New Notes should be properly characterized as equity interests in Globix and not as indebtedness for federal income tax purposes. In such event, Globix would not be permitted to deduct any amounts payable under the New Notes. Due to the factual nature of this characterization issue, there can be no assurance that Globix's reporting positions with respect to these issues will be sustained.

C.   Federal Income Tax Consequences to Holders of Claims

        1.       Holders of Senior Note Claims (Class 4)

                  The exchange of Class 4 Senior Note Claims for New Notes and New Common Stock pursuant to the Plan should constitute a recapitalization for federal income tax purposes. Accordingly, no gain or loss should be recognized by holders of Class 4 Senior Note Claims who surrender their Senior Notes for New Notes and New Common Stock (see "--Amortizable Bond Premium," below, with respect to deductions of amortizable bond premium if a holder's tax basis in the New Notes exceeds their principal amount). A holder of a Class 4 Senior Note Claim's aggregate tax basis in the New Common Stock and New Notes received pursuant to the Plan should be the same as the tax basis of such holder's Senior Notes surrendered pursuant to the Plan. This aggregate tax basis should be allocated between such New Notes and New Common Stock in proportion to their fair market values as of the Effective Date. Although not free from doubt, the fair market value of the New Notes for this purpose should be their "issue price" and, as discussed above, Globix intends to take the position that the "issue price" of the New Notes equals their stated principal amount. A holder of a Class 4 Senior Note Claim's holding period in the New Notes and New Common Stock received pursuant to the Plan should include such holder's holding period in the Senior Notes surrendered in exchange therefor. The exchange of Class 4 Senior Note Claims for New Notes and New Common Stock pursuant to the Plan should constitute a recapitalization and the consequences, as described above, should be the same for holders of Class 4 Senior Note Claims regardless of whether the New Notes are properly treated as indebtedness or equity interests for federal income tax purposes.

                  The foregoing discussion assumes that the New Notes should properly be treated as "securities" for federal income tax purposes. If the New Notes do not constitute "securities" for federal income tax purposes, the exchange of Senior Notes for New Notes and New Common Stock should still constitute a recapitalization for federal income tax purposes but would likely result in different federal income tax consequences to holders of Class 4 Senior Note Claims, namely, (i) such holder would recognize gain (but not loss) equal to the excess, if any, of (A) the sum of the fair market values (as of the Effective Date) of the New Common Stock and the New Notes received pursuant to the Plan (as discussed above) over (B) such holder's tax basis in the Senior Notes, but only up to the amount of the fair market value of such New Notes as of the Effective Date (ii) such holder's tax basis in such New Notes would equal their fair market value as of the Effective Date, (iii) such holder's tax basis in its New Common Stock received pursuant to the Plan would equal (x) its tax basis in its Senior Notes surrendered pursuant to the Plan, increased by (y) the amount of any gain recognized (as discussed above) and decreased (but not below zero) by (z) the fair market of the New Notes as of the Effective Date, (iv) such holder's holding period in the New Notes would commence on the date after the Effective Date and (v) such holder's holding period in such New Common Stock would include such holder's holding period in its Senior Notes surrendered in exchange therefor.

Accrued Interest

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

                  As discussed above, the manner in which the New Common Stock and the New Notes received pursuant to the Plan are to be allocated between accrued but unpaid interest and principal of the Senior Notes for federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, Globix intends to take the position that no portion of the consideration distributed to holders of Class 4 Senior Note Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Senior Notes.

                  A holder of a Class 4 Senior Note Claim that previously included in income accrued but unpaid interest attributable to its Senior Notes should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration, if any, received by the holder that is attributable to accrued interest for federal income tax purposes. To the extent a holder of a Class 4 Senior Note Claim did not previously include in income accrued but unpaid interest attributable to its Claim, any portion of the consideration received that is properly allocable to accrued but unpaid interest should be recognized as ordinary income, regardless of whether the holder realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized. Based on Globix's position that no portion of the consideration should be allocable to accrued and unpaid interest on the Senior Notes, no such income inclusion should be required.

Market Discount

                  If a holder of a Class 4 Senior Note Claim purchased a Senior Note at a price less than the Senior Note's principal amount, such difference would constitute "market discount" for federal income tax purposes. Assuming the New Notes are properly treated as "securities" for federal income tax purposes, any market discount accrued on the Senior Notes by a holder of a Class 4 Senior Note Claim on or prior to the Effective Date should carry over to the New Notes and the New Common Stock and, although the matter is not free from doubt, should be allocated between the New Notes and New Common Stock based upon their relative fair market values as of the Effective Date. Any gain recognized by such holder on a subsequent taxable disposition or at the maturity of the New Notes or on a taxable disposition of the New Common Stock would be treated as ordinary income to the extent of such accrued but unrecognized market discount.

                  If the New Notes are not treated as "securities" for federal income tax purposes, any gain recognized by a holder on the exchange of Senior Notes for New Notes and New Common Stock pursuant to the Plan (determined in the manner discussed above) should be treated as ordinary income to the extent, if any, of market discount which accrued between the date of purchase of the Senior Notes and the Effective Date (unless the holder has elected to include market discount in income as it accrues). Accrued market discount on the Senior Notes in excess of the amount of gain recognized by such holder on the exchange of Senior Notes for New Notes and New Common Stock pursuant to the Plan, if any, should carry over to such holder's New Common Stock received pursuant to the Plan and any gain recognized by the holder on a subsequent taxable disposition of such New Common Stock would be treated as ordinary income to the extent of the carry over market discount.

Original Issue Discount on the New Notes

                  The New Notes provide that Globix will pay interest in the form of additional New Notes in each of the first two annual accrual periods (the "Mandatory PIK Period"). For each of the two annual accrual periods following the Mandatory PIK Period, Globix will pay interest in cash, or if the Board of Directors so elects, issue additional New Notes in lieu of paying cash interest. For the final two annual accrual periods, Globix will pay interest in cash. As a result, the New Notes will be issued with original issue discount for federal income tax purposes and all interest on the New Notes will be accounted for under the original issue discount rules. Holders of New Notes will be required to include original issue discount in ordinary income over the period that they hold the New Notes under a constant yield method and will be required to include such original issue discount in ordinary income in advance of the receipt of cash attributable thereto.

                  For each annual accrual period, the amount of original issue discount includible in a holder's income should equal the product of (i) the "yield to maturity" of the New Notes and (ii) the "adjusted issue price" of the New Notes as of the beginning of each such accrual period. The "yield to maturity" of the New Notes should

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

equal their stated interest rate. The "adjusted issue price" of the New Notes, as of the beginning of each accrual period, should equal (x) their issue price, plus (y) all original issue discount previously includible in income, minus (z) any previous payments of interest in cash. As discussed above, Globix intends to take the position that the issue price of the New Notes equals their stated principal amount.

               If Globix elects to issue additional New Notes in lieu of paying cash interest in either of the two annual accrual periods following the Mandatory PIK Period, the issuance of such additional New Notes will not be treated as a payment of interest for federal income tax purposes. Solely for purposes of computing the amount of original issue discount includible in a holder's income during the then remaining term of the New Notes, any additional New Notes will be aggregated with the original New Notes with respect to which they were paid and the New Notes will be deemed to be reissued at their then adjusted issue price on each date that additional New Notes are issued.

               Accordingly, the amount of original issue discount includible in a holder's income with respect to the New Notes in the first annual accrual period should equal the product of their (i) stated interest rate and (ii) stated principal amount. The amount of original issue discount includible in a holder's income with respect to the New Notes in each of the remaining annual accrual periods should equal the product of (x) their stated interest rate and
(y) the sum of (a) their stated principal amount, plus (b) all original issue discount previously includible in income, minus (c) any previous payments of interest in cash.

               The foregoing discussion of the original issue discount rules assumes that the issue price of the New Notes will be equal to their stated principal amount. If the issue price of the New Notes is different from their stated principal amount, the original issue discount consequences to holders of the New Notes may be different than those described above. Holders of New Notes should consult their tax advisors regarding the original issue discount consequences to them of holding New Notes.

Amortizable Bond Premium

               If a holder of a Class 4 Senior Note Claim's tax basis in the New Notes (determined in the manner discussed above) exceeds their principal amount, such holder may elect to deduct such excess as amortizable bond premium over the term of the New Notes on a constant yield basis. Deductions of amortizable bond premium are generally treated as interest expense and are subject to the general limitations on the deductibility of interest. In lieu of deducting the amortizable bond premium, the holder may apply such amount to reduce interest income (i.e., original issue discount) on the New Notes. An election to amortize bond premium applies to all taxable bonds held by the taxpayer at the beginning of the taxable year with respect to which the election is made and to all taxable bonds subsequently acquired. Such election is also binding with respect to such taxpayer for all subsequent taxable years unless the holder receives permission to revoke the election from the IRS.

     2.   Holders of Preferred Interests (Class 5)

               The exchange of Preferred Interests for New Common Stock pursuant to the Plan should constitute a recapitalization for federal income tax purposes. Accordingly, no gain or loss should be recognized by holders of Class 5 Preferred Interests who surrender their Preferred Interests for New Common Stock. A holder of a Class 5 Preferred Interest's tax basis in the New Common Stock received pursuant to the Plan should be the same as the tax basis of such holder's Preferred Interests surrendered in exchange therefor. A holder of a Class 5 Preferred Interest's holding period in the New Common Stock received pursuant to the Plan should include such holder's holding period in the Preferred Interests surrendered in exchange therefor.

     3.   Holders of Equity Interests (Class 6)

               The exchange of Equity Interests for New Common Stock pursuant to the Plan should constitute a recapitalization for federal income tax purposes. Accordingly, no gain or loss should be recognized by holders of Class 6 Equity Interests who surrender their Equity Interests for New Common Stock. A holder of a Class 6 Equity

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

Interest's tax basis in the New Common Stock received pursuant to the Plan should be the same as the tax basis of such holder's Equity Interests surrendered in exchange therefor. A holder of a Class 6 Equity Interest's holding period in the New Common Stock received pursuant to the Plan should include such holder's holding period in the Equity Interests surrendered in exchange therefor.

       4.  Holders of Warrants Interests (Class 7)

               A holder of a Class 7 Warrants Interest whose Warrants Interest is cancelled pursuant to the Plan generally should incur a capital loss in an amount equal to such holder's aggregate tax basis in such Warrants Interest.

D. Information Reporting and Backup Withholding

               Certain payments, including, the payments of Claims pursuant to the Plan, payments of interest on the New Notes, payments of dividends, if any, on the New Common Stock and the proceeds from the sale or other taxable disposition of the New Notes or New Common Stock, are generally subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding at a rate of 30% for payments made in 2002 (with such rate gradually being reduced to 28% for payments made in 2006) unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

E. Importance of Obtaining Professional Tax Assistance

               THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

     XIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A. Feasibility of the Plan

               In connection with confirmation of the Plan, Section 1129(a)(11) requires that the Bankruptcy Court find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Companies. This is the so-called "feasibility" test. To support its belief in the feasibility of the Plan, Globix, with the assistance of its financial advisors, has prepared financial projections (the "Projections") for the Reorganized Companies through the fiscal year ending September 30, 2006, as set forth in Exhibit D to this Disclosure Statement.

               The Projections indicate that the Reorganized Companies should have sufficient cash flow to make the payments required under the Plan on the Effective Date, repay and service debt obligations and maintain operations on a going-forward basis. Accordingly, the Companies believe that the Plan complies with the standard of Section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Companies caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Companies' ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Companies. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Companies' financial results. See Section X -- "Certain

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Factors To Be Considered" and Section III - "Business Risks for the Reorganized
Companies" for a discussion of certain risk factors that could affect financial feasibility of the Plan.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY GLOBIX'S INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANIES, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B. Best Interests Test

     Even if the Plan is accepted by each class of holders of Impaired Claims, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all holders of Claims and Interests that are Impaired by the Plan and that have not accepted the Plan. The "best interests" test, set forth in Section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

     To calculate the probable distribution to members of each impaired class of holders of claims if a debtor were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Companies' assets if their Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Companies' assets by a Chapter 7 trustee.

     The amount of liquidation value available to holders of Unsecured Claims against the Companies would be reduced by, first, the claims of Secured Creditors (to the extent of the value of their collateral), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Cases. Costs of a liquidation of the Companies under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Companies in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the Companies during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Equity Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of Unsecured Claims.

     In a Chapter 7 liquidation, no junior class of claims may be paid unless all classes of claims senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of claims that is contractually subordinated to another class would receive any payment on account of its claims, unless and until such senior class were paid in full.

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     Once the Bankruptcy Court ascertains the recoveries in liquidation of the
Companies' secured and priority creditors, it would then determine the probable distribution to Unsecured Creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the distributions to be received by the Unsecured Creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis annexed hereto as Exhibit C, Globix believes that each member of each Class of Impaired Claims and Impaired Interests will receive at least as much, if not more, under the Plan as they would receive if the Companies were liquidated. With respect to holders of Class 5 Preferred Interests and Class 6 Equity Interests, Globix believes that each member of Classes 5 and 6 would receive nothing on account of its Interests in a Chapter 7 liquidation. Because liquidation would not yield more for such Interest holders, the Plan meets the requirements of Section 1129(a)(7) as to Interest holders as well.

C. Liquidation Analysis

     As noted above, Globix believes that under the Plan all holders of Impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Companies under Chapter 7 of the Bankruptcy Code. Globix's belief is based primarily on (i) consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Interests, including, but not limited to, (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the Companies' businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in claims, such as estimated contingent claims, which would be satisfied on a priority basis or on parity with the Holders of Impaired Claims and Interests of the Chapter 11 Cases, (e) the reduction of value associated with a Chapter 7 trustee's operation of the Companies' businesses, and (f) the substantial delay in distributions to the Holders of Impaired Claims and Interests that would likely ensue in a Chapter 7 liquidation and (ii) the liquidation analysis prepared by the Companies, which is annexed to this Disclosure Statement as Exhibit C (the "Liquidation Analysis").

     Globix believes that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Companies. Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept Globix's conclusions or concur with such assumptions in making its determinations under Section 1129(a)(7) of the Bankruptcy Code.

     For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon Globix's review of its books and records and Globix's estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the case from Chapter 11 to Chapter 7. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, Globix has projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

     To the extent that confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Companies, funds available to pay Claims, and the reorganization value of the Companies, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of the Companies, subject to the assumptions set forth therein.

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D.   Valuation of the Reorganized Companies

     In conjunction with formulating the Plan, the Companies determined that it was necessary to estimate a post-confirmation going concern enterprise value for Reorganized Globix. Accordingly, Globix directed Credit Suisse First Boston to prepare such a valuation.

     1.   Valuation Overview

     THE ESTIMATED ENTERPRISE VALUE SET FORTH HEREIN REPRESENTS A HYPOTHETICAL REORGANIZATION ENTERPRISE VALUE THAT WAS DEVELOPED SOLELY FOR THE PURPOSE OF THE PLAN. SUCH AN ESTIMATE REFLECTS COMPUTATIONS OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED COMPANIES THROUGH THE APPLICATION OF VARIOUS GENERALLY ACCEPTED VALUATION TECHNIQUES AND DOES NOT REFLECT OR CONSTITUTE APPRAISALS OF THE ASSETS OF THE COMPANIES OR THE ACTUAL MARKET VALUE OF THE COMPANIES. BECAUSE SUCH ESTIMATE IS INHERENTLY UNCERTAIN, NEITHER THE COMPANIES, NOR CREDIT SUISSE FIRST BOSTON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, CREDIT SUISSE FIRST BOSTON DID NOT INDEPENDENTLY VERIFY THE COMPANIES' PROJECTIONS IN CONNECTION WITH THE VALUATION, AND NO INDEPENDENT EVALUATIONS OR APPRAISALS OF THE COMPANIES' ASSETS WERE SOUGHT OR OBTAINED THEREWITH. THE VALUATION INFORMATION CONTAINED HEREIN WITH REGARD TO THE REORGANIZED COMPANIES IS NOT A PREDICTION OR GUARANTEE OF THE FUTURE VALUE OF THE REORGANIZED COMPANIES; SUCH VALUE IS SUBJECT TO MANY UNFORESEEABLE CIRCUMSTANCES AND THEREFORE CANNOT BE ACCURATELY PREDICTED.

     In preparing its analysis, Credit Suisse First Boston, among other things:
(a) reviewed certain financial statements of the Companies for recent years and interim periods; (b) reviewed certain internal financial and operating data prepared by Company management; (c) considered the financial projections, and reviewed the assumptions underlying the financial projections prepared by the management of the Companies; (d) prepared a discounted cash flow analysis for the business of the Companies based on such financial projections; (e) reviewed certain financial and stock market information of certain publicly traded companies that Credit Suisse First Boston and management of the Companies believe are in businesses reasonably comparable to the business of the Companies; (f) considered the financial terms, to the extent publicly available, of certain historical acquisitions of companies and systems whose businesses are believed to be reasonably comparable to that of the Companies; (g) considered certain economic and industry information relevant to the business of the Companies; (h) discussed the current operations and prospects of the business with the management of the Companies; (i) reviewed various documents relating to the Plan, including, but not limited to, the Disclosure Statement; and (j) made such other analyses and examinations as Credit Suisse First Boston deemed necessary or appropriate.

     The preparation of a valuation analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of the Companies and Credit Suisse First Boston. The estimated enterprise value for the Companies indicated by Credit Suisse First Boston's analysis is not necessarily indicative of the price at which the common stock or other securities of the Companies may be bought or sold after giving effect to the Restructuring or predictive of future financial or operating results for the Companies, which may be significantly more or less favorable than those indicated by Credit Suisse First Boston's analysis.

     Certain of the financial results set forth in the financial forecasts prepared and provided to Credit Suisse First Boston by the Companies' management are materially better than recent historical results of operations for the Companies. To the extent that the estimated enterprise value indicated by Credit Suisse First Boston's analysis is dependent upon the Reorganized Companies achieving the Companies management's forecasts, such estimate must be considered speculative. Accordingly, Credit Suisse First Boston's analysis and estimates are inherently subject to substantial uncertainty. Credit Suisse First Boston has not independently evaluated the reasonableness of Globix's projections. Because projections, by definition are forward looking, certain of the financial results projected by the

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Companies' management may differ from the recent historical results of operations for the Companies. To the extent that the estimated enterprise value for the Companies indicated by Credit Suisse First Boston's analysis is dependent upon the Companies achieving the Companies management's forecasts, such estimates are inherently subject to substantial uncertainty.

     The summary set forth below does not purport to be a complete description of the analysis performed by Credit Suisse First Boston. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analysis, Credit Suisse First Boston made numerous assumptions with respect to industry performance, business and economic conditions and other matters which were not necessarily indicative of actual industry performance, business and economic conditions or future results, all of which may be significantly more or less favorable than suggested by such analyses.

     2.   Methodology

     In preparing its valuation, Credit Suisse First Boston performed a variety of analyses, and considered a variety of factors. The material analyses and factors are described below. The following summary of such analyses and factors considered does not purport to be a complete description of the analyses and factors considered.

     In arriving at its conclusions, Credit Suisse First Boston placed various weights on each of the analyses or factors considered by it, and made judgments as to the significance and relevance of each analysis and factor. Credit Suisse First Boston did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, Credit Suisse First Boston believes that its valuations must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, Credit Suisse First Boston necessarily made numerous assumptions with respect to the Companies, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Companies' control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities will actually trade.

     Credit Suisse First Boston has employed a variety of generally accepted valuation techniques in estimating the Companies' enterprise value. The total enterprise value consists of both the debt and equity of the Companies. The three primary methodologies used in calculating the total enterprise value are:
(1) comparable public company analysis ("Comparables"); (2) discounted cash flow analysis ("DCF"); and (3) comparable mergers and acquisitions analysis ("M&A").

          a.    Comparable Public Company Analysis

     In a comparable public company analysis, a company is valued by comparing it with a publicly-held company in reasonably similar lines of business. The subject company, together with the comparable company, may be viewed as alternative investments available to the prudent investor. The price that a prudent investor is willing to pay for each company' publicly-traded securities is related to the perceived future benefits of ownership and the required rate of return on the investment. The price also reflects an implied market value of the total company (the enterprise value).

     After analyzing the Companies, a universe of comparable companies was compiled from various sources including conversations with management. In this analysis, the following comparable companies were chosen: Digex, Equinix, Genuity, Interland, Loudcloud and Savvis Communications. It is frequently difficult to identify companies that are truly comparable to the subject companies. Publicly-held corporations differ in terms of markets, size, financial structure, organization and corporate strategies. The selected comparable companies include companies which provide web hosting, Internet access, network transport, and managed and application services to a variety of enterprise and Internet-centric businesses.

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     The analytical work performed included, among other things, a detailed multi-year financial comparison of each companies' income statement, balance sheet and cash flow. Each company's performance, profitability, leverage and business trends also were examined. Based on certain analyses, a number of financial multiples and ratios were developed to measure each company's valuation and relative performance. Specifically, the total enterprise value (defined as market equity value plus market debt plus market preferred, to the extent market values could be obtained) for each company was compared to its projected revenues for calendar years 2001 and 2002, and to its revenues for the last quarter on an annualized basis. Due to the significant cash requirements of maintaining operations for the comparable companies, Credit Suisse First Boston has assumed that their existing cash balances are not in excess.

          b.   Discounted Cash Flow Analysis

     Discounted cash flow ("DCF") is another method of valuing a company. The DCF value represents the present value of unlevered, after-tax cash flows to all providers of capital using a discount rate. The DCF valuation method allows an expected operating strategy to be incorporated into a financial projection model. In essence, the DCF method entails estimating the free cash flow available to debt and equity investors (i.e., the annual cash flows generated by the business) and a terminal value of the business at the end of a time horizon and discounting these flows back to the present using a discount rate to arrive at the present value of these flows. The terminal value is determined by assuming the sale of the business at the end of the time horizon.

     The Companies' projections, as shown in this Disclosure Statement, reflect significant assumptions made by the Companies' management concerning anticipated results. The assumptions and judgments used in the projections may or may not prove to be correct, and there can be no assurance that projected results are attainable or will be realized. Actual future results may vary significantly from the forecasts. Credit Suisse First Boston cannot and does not make any representations or warranties as to the accuracy or completeness of the Companies' projections.

     Credit Suisse First Boston performed various sensitivity analyses to two principal variables within the DCF methodology: (1) the discount rate and (2) the exit multiple in the terminal year. These sensitivity analyses were performed, and all the resulting discounted cash flow valuations were considered, in Credit Suisse First Boston's final DCF enterprise value conclusion.

          c.   Mergers & Acquisitions Analysis

     The comparable mergers and acquisitions analysis is another generally accepted methodology for ascertaining a company's value. When using this approach, M&A multiples are calculated based upon the purchase price (including any debt assumed and equity purchased) paid to acquire businesses comparable to the subject company. These multiples are then applied to the subject company to determine the implied enterprise value. Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium.

     For purposes of estimating the enterprise value of the Companies, Credit Suisse First Boston used the transaction values of a selected group of transactions. As with the comparables analysis, since no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations and prospects of each. However, the general state of the Companies' industry has caused many of the comparable acquisitions to include targets that had either distressed values or uncertain financial positions. As a result, Credit Suisse First Boston acknowledges that its comparable mergers and acquisitions analysis does not present higher valuations than its comparable company methodology. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues which could affect the price an acquiror is willing to pay in an acquisition.

     Utilizing publicly available information, Credit Suisse First Boston evaluated a series of transactions involving companies in the Companies' industry. The transactions considered included Cable & Wireless' bid for the assets of Exodus Communications in bankruptcy, divine, Inc.'s announced acquisition of Data Return, Genuity's

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acquisition of Integra SA, Cable & Wireless' acquisition of Digital Island and
Micron Electronics' acquisition of Interland. Total enterprise value (defined as market equity value plus debt plus preferred stock, less excess cash) compared to the target's (i) last quarter revenues on an annualized basis, (ii) last twelve months' revenues, and (iii) projected calendar year revenues at the time of acquisition are the preferred valuation statistics.

     3.   Valuation of the Reorganized Companies

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent investigation or verification of any of the information that was provided to or otherwise reviewed by it and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts prepared and provided to Credit Suisse First Boston by the Companies, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Companies' management as to the future financial performance of the Companies after giving effect to the proposed Restructuring. In addition, Credit Suisse First Boston assumed that the Restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications or waivers and also assumed that in the course of obtaining the necessary consents and approvals for the proposed Restructuring and related transactions, there would be no delays, modifications or restrictions imposed that would have a material adverse effect on the contemplated benefits of the proposed Restructuring. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Companies, and was not furnished with any such evaluations or appraisals. Credit Suisse First Boston's estimated enterprise value for the Companies did not address any other aspect of the proposed Restructuring or any related transactions or constitute a recommendation to any holder of outstanding securities of the Companies as to how such security holder should vote or act on any matter relating to the Restructuring or any related transaction. In addition, neither Credit Suisse First Boston's valuation analysis nor its estimated enterprise value for the Companies constituted an opinion as to the fairness to holders of outstanding securities of the Companies from a financial point of view of the consideration to be received by such security holders pursuant to the Restructuring.

     Credit Suisse First Boston's valuation analysis and estimated enterprise value for the Companies were based on information available as of January 9, 2002, and financial, economic, market and other conditions as they existed and could be evaluated by Credit Suisse First Boston on such date and assumed that the Restructuring became effective on December 31, 2001. Although the Companies anticipate that the effectiveness of the Restructuring may not occur until March 2002, December 31, 2001 was selected as an assumed date of effectiveness of the Restructuring so that there was a close proximity between the time in which Credit Suisse First Boston reviewed materials in forming its valuation analysis and the date on which the Restructuring was assumed to be completed. Although developments subsequent to January 9, 2002 may affect the results of Credit Suisse First Boston's analysis, Credit Suisse First Boston does not have any obligation to update, revise or reaffirm its analysis or its estimated enterprise value for the Companies.

     Credit Suisse First Boston has advised the Companies that for purposes of the valuation expressed below, Credit Suisse First Boston assumed that, as of the Effective Date: (a) the proposed capitalization of the Companies will be as set forth in the Plan and Disclosure Statement; (b) market, business and general economic conditions will be similar to conditions observed; (c) the financial and other information furnished to Credit Suisse First Boston by the Companies and its professionals and the publicly available information are accurate and complete; and (d) the Plan is confirmed without material changes. Based upon its analyses, the assumptions made, matters considered and limits of review as set forth above, Credit Suisse First Boston has concluded that an appropriate estimate for the post-confirmation going-concern enterprise value of the Companies would be approximately $240 million.

     The essential enterprise value does not purport to be an appraisal or necessarily reflect the value that may be realized if assets are sold. The estimated enterprise value represents the hypothetical going-concern enterprise value fo the Reorganized Companies. Such estimate reflects computations of the estimated going-concern enterprise value of the Reorganized Companies through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set

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forth herein. The value of an operating business such as the Reorganized
Companies' business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. AS A RESULT, THE ESTIMATED GOING-CONCERN ENTERPRISE VALUE OF THE REORGANIZED COMPANIES' BUSINESS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, CREDIT SUISSE FIRST BOSTON DOES NOT ASSUME RESPONSIBILITY FOR ITS ACCURACY.

     XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     Globix believes that the Plan affords holders of Impaired Claims and Impaired Interests the potential for the greatest realization on the Companies' assets and, therefore, is in the best interests of such holders. If, however, the Requisite Acceptances are not received, or the Requisite Acceptances are received, the Chapter 11 Cases are commenced, and the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (a) commencement of "non-prepackaged" or "traditional" Chapter 11 Cases, (b) formulation of an alternative plan or plans of reorganization, or (c) liquidation of the Companies under Chapter 7 or 11 of the Bankruptcy Code.

A.   Commencement of a "Traditional" Chapter 11 Case

     If the Requisite Acceptances are not received, Globix nevertheless could commence "traditional" Chapter 11 Cases (for itself and some of its subsidiaries), in which circumstance it could continue to operate its businesses and manage its properties as a debtor-in-possession, but would become subject to the numerous restrictions imposed on debtors-in-possession by the Bankruptcy Code. It is not clear whether the Companies could survive as a going concern in a protracted Chapter 11Case. They could have difficulty sustaining operations in the face of the high costs, erosion of customer confidence, loss of key employees and liquidity difficulties that could well result if it remained a Chapter 11debtor-in-possession for any length of time. Ultimately, Globix (or other parties in interest) could propose another plan or liquidate the Companies under Chapter 7 or Chapter 11 of the Bankruptcy Code.

B.   Alternative Plan(s)

     If the Requisite Acceptances are not received or if the Plan is not confirmed, the Companies (or, if the Companies' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Companies' businesses or an orderly liquidation of assets.

     With respect to an alternative plan, the Companies have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Companies believe that the Plan, as described herein, which is the result of extensive negotiations between Globix and various constituencies, enables Holders of Impaired Claims and Interests to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

C.   Liquidation under Chapter 7 or Chapter 11

     If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Companies' assets for distribution to creditors in accordance with the priorities by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Companies.

     Globix believes that in liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Companies' assets. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Companies' assets.

     The Companies could also be liquidated pursuant to the provisions of Chapter 11 plans of reorganization. In a liquidation under Chapter 11, the Companies' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 Case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a Chapter 7 liquidation, Globix believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because the greater return the Companies anticipate is provided by the Plan. GLOBIX BELIEVES THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF IMPAIRED CLAIMS AND INTERESTS AND EMPLOYEES THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

     The Liquidation Analysis, prepared by Globix with its financial advisors, is premised upon a liquidation in a Chapter 7 case and is annexed to this Disclosure Statement as Exhibit C. In the analysis, Globix has taken into account the nature, status, and underlying value of the assets of the Companies, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.

     Based on Globix's experience in the restructuring of business operations in the several years prior to the Petition Date and its experience in seeking investors, Globix has no knowledge of a buyer ready, willing, and able to purchase the Companies as a whole or even to purchase significant portions of the Companies as ongoing businesses. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Companies' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of Globix, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and Interests as great a realization potential as does the Plan.

                    XV. THE SOLICITATION; VOTING PROCEDURES

A.   Voting Deadline

     The period during which Ballots and Master Ballots with respect to the Plan will be accepted by Globix (and may be withdrawn or revoked unless the Bankruptcy Court issues an order to the contrary) will terminate at 5:00 p.m., New York City time on February 13, 2002, unless and until Globix, in its sole discretion, extends the date until which Ballots and Master Ballots will be accepted, in which case the Solicitation Period will terminate at 5:00 p.m., New York City time on such extended date. Except to the extent Globix so determines or as permitted by the Bankruptcy Court, Ballots or Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by Globix in connection with the Companies' request for confirmation of the Plan (or any permitted modification thereof).

     Globix reserves the absolute right, at any time or from time to time, to extend, by oral or written notice to the Solicitation Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than 9:00 a.m., New York City time, on the first

Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which Globix may choose to make any public announcement, Globix will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that Globix will exercise its right to extend the Solicitation Period for the receipt of Ballots and Master Ballots.

B.   Voting Procedures

     Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only holders of Impaired Claims who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

     Globix is providing copies of this Disclosure Statement (including all Exhibits) and related materials and, where appropriate, Ballots or Master Ballots (in either case, a "Solicitation Package"), to registered holders of its Senior Notes and Preferred Stock. Registered holders may include brokerage firms, commercial banks, trust companies, or other Nominees. If such entities do not hold for their own account, they should provide copies of the Solicitation Package (including, in the case of the Senior Notes, the appropriate Ballot) to their customers and to beneficial owners of Senior Notes. Any beneficial owner of Senior Notes who has not received a Ballot should contact his/her or its nominee, or the Solicitation Agent.

     You should provide all of the information requested by the Ballots you receive. You should complete and return all Ballots that you receive in the return envelope provided with each such Ballot.

C.   Special Note for Holders of Senior Notes

     The Voting Record Date for determining which holders of Senior Notes and Preferred Stock are entitled to vote on the Plan was December 28, 2001. The Indenture Trustee for the Senior Notes will not vote on behalf of the holders of such notes. Holders must submit their own Ballots.

     1.   Beneficial Owners

               a. A beneficial owner holding Senior Notes or Preferred Stock as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

               b. A beneficial owner holding Senior Notes or Preferred Stock in "street name" through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee). See Section XV.C.2 -- "The Solicitation; Voting Procedures -- Special Note for Holders of Senior Notes -- Nominees."

                   . Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions; or

                   . Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

     Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

     If any beneficial owner owns Senior Notes or Preferred Stock through more than one nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of Senior Notes or Preferred Stock that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Senior Notes or Preferred Stock held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Senior Notes or Preferred Stock so held and voted. If a beneficial owner holds a portion of the Senior Notes or Preferred Stock through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a nominee or nominees.

     2.   Nominees

     A nominee that on the Voting Record Date is the registered holder of Senior Notes or Preferred Stock for a beneficial owner can obtain the votes of the beneficial owners of such Senior Notes or Preferred Stock, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

          a.   Pre-Validated Ballots

     The nominee may "pre-validate" a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of Senior Notes or Preferred Stock held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Senior Notes or Preferred Stock are held by the nominee; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

          b.   Master Ballots

     If the nominee elects not to prevalidate Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/ her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is RECEIVED by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

     3.   Securities Clearing Agencies

          Globix expects that The Depository Trust Company, as a nominee holder of Senior Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies.

       4.  Miscellaneous

       For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Notes and Preferred Stock will be deemed to be the "holders" of the Claims or Interests, as the case may be, represented by such Senior Notes or Preferred Stock. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. Globix, in its sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

       Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, Globix may, in its sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

       In the event of a dispute with respect to any Senior Note Claim or Preferred Interest, any vote to accept or reject the Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

       5.  Delivery of Senior Notes

       Globix is not at this time requesting the delivery of, and neither Globix nor the Solicitation Agent will accept, certificates representing any Senior Notes or Preferred Stock. In connection with the Effective Date, Globix will furnish all record holders of Senior Notes and Preferred Stock with appropriate letters of transmittal to be used to remit their Senior Notes or Preferred Stock in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by Globix after the Confirmation Date.

D.  Fiduciaries and other Representatives

       If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by Globix, must submit proper evidence satisfactory to Globix of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

       UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT GLOBIX RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT OR MASTER BALLOT BE COUNTED. IN NO CASE SHOULD A BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT, AND IN NO CASE SHOULD ANY SENIOR NOTES OR PREFERRED STOCK BE DELIVERED TO GLOBIX OR ANY OF ITS ADVISORS, INCLUDING THE SOLICITATION AGENT.

E.  Parties Entitled to Vote

       Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

       In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the Plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the Plan. If a claim or interest is not impaired by the Plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

       Classes 1, 2, 3 and 8 of the Plan are unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Class 7 is conclusively presumed to have rejected the Plan. Globix intends to request that the Bankruptcy Court waive the requirement of soliciting the holders of Common Stock and deem Class 6 to have rejected the Plan. Therefore, in accordance with Sections 1126 and 1129 of the Bankruptcy Code, Globix is soliciting acceptances only from holders of Allowed Claims in Class 4 and Class 5.

       A vote may be disregarded if the Bankruptcy Court determines, pursuant to
Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F.  Classes Impaired under the Plan

       The only Classes of Claims that are Impaired under the Plan and entitled to vote on the Plan are Class 4 Senior Note Claims and Class 5 Preferred Interests.

       Class 7 Warrant Interests will not receive or retain any distribution or property under the Plan on account of their Claims or Interests. Accordingly, under Section 1126(g) of the Bankruptcy Code, they are presumed to have rejected the Plan and are not entitled to vote in respect of the Plan.

       The holders of Common Stock Interests are impaired under the Plan and will receive a distribution under the Plan. Globix is not soliciting votes from holders of such Interests. Upon the commencement of the Chapter 11 Cases, Globix will ask the Bankruptcy Court to waive the solicitation requirement with respect to holders thereof to have rejected the Plan.

       All other Classes of Claims and Interests are Unimpaired under the Plan. Accordingly, under Section 1126(f) of the Bankruptcy Code, all such Classes of Claims and Interests are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan. Acceptances of the Plan are being solicited only from holders of Claims or Interests in an Impaired Class whose members will (or may) receive a distribution under the Plan.

G.  Agreements upon furnishing Ballots

       The delivery of an accepting Ballot (or Master Ballot) to the Solicitation Agent by a holder of Senior Notes or Preferred Stock pursuant to one of the procedures set forth above will constitute the agreement of such holder to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code.

H.  Waivers of Defects, Irregularities, Etc.


       Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and Globix in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. Globix reserves the absolute right to contest the validity of any such withdrawal. Globix also reserves the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of Globix or its counsel, be unlawful. Globix further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by Globix, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as Globix (or the Bankruptcy Court) determines. Neither Globix nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

I.  Withdrawal of Ballots; Revocation

       Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) or Interest(s) to which it relates and the aggregate principal amount represented by such Claim(s) or amount with respect to such Interest(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) or Interest(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section XV.J below. Prior to the filing of the Plan, Globix intends to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, Globix expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots.

       Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.

       Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

       Globix will pay all costs, fees and expenses relating to the Solicitation, including, without limitation, customary mailing and handling costs of Nominees.

J.  Further Information; Additional Copies

       If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d)), please contact the Solicitation Agent:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022
                            Telephone: (877) 750-2689
                      Banks and Brokers call (212) 750-5833

                            XVI. OTHER PROFESSIONALS

       Pursuant to a letter agreement dated as of August 13, 2001 (as subsequently amended, the "Engagement Letter"), Globix has engaged Credit Suisse First Boston to act as Globix's financial advisor in connection with the restructuring of certain of Globix's debt securities. The Engagement Letter provides for the payment of $2,000,000 in cash (the "Fee") to Credit Suisse First Boston in connection with any acquisition, refinancing, repurchasing, restructurings, of or any amendments or modifications to the Old Notes (an "Exchange Transaction"). $1,440,000 of such Fee is payable to Credit Suisse First Boston upon the mailing of materials relating to the Plan to holders of Old Notes and the remainder thereof is payable ninety (90) days thereafter. The Engagement Letter also provides that Credit Suisse First Boston will be paid all reasonable out-of-pocket expenses incurred by it under the Engagement Letter (including the reasonable fees and expenses of its counsel) (collectively, the "Expenses").

       The Engagement Letter also provides that if Credit Suisse First Boston`s engagement is terminated for any reason, Credit Suisse First Boston and its counsel (if any) will be entitled to receive all Expenses through the date of such termination. In addition, if Credit Suisse First Boston's engagement is terminated and, within six (6) months of the date of such termination, Globix proceeds with an Exchange Transaction and the transaction is similar to any proposal submitted by Credit Suisse First Boston, then Credit Suisse First Boston will be entitled to receive the Fee it would have received as financial advisor under the Engagement Letter. Globix also has agreed to indemnify Credit Suisse First Boston with respect to its services under the Engagement Letter, which indemnification will survive termination of the Engagement Letter.

       Globix has agreed to pay reasonable out-of-pocket expenses of the Noteholders' Committee and the reasonable fees, and expenses of their financial and legal advisors. The Noteholders' Committee is represented by Akin Gump Strauss Hauer & Feld L.L.P., its legal advisor, which has received an initial $100,000 retainer from Globix.

       Globix has agreed to pay reasonable out-of-pocket fees and expenses of the legal advisors to the holders of Preferred Stock, up to the maximum aggregate amount of $125,000. The holders of Preferred Stock are represented by Weil, Gotshal & Manges LLP.

       The Companies have retained Innisfree M&A Incorporated to serve as the Solicitation Agent in connection with the Solicitation of votes to accept or reject the Plan. The Companies will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for its reasonable out-of-pocket disbursements. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by the Companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but will not otherwise be compensated for their services. The Companies also will pay any other fees and expenses attributable to the Solicitation.

                       XVII. RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Companies believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Companies urge all eligible holders of Impaired Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Solicitation Agent on or before 5:00 p.m., New York City time on February 13, 2002.

Dated: January 14, 2002

                                                GLOBIX CORPORATION
                                                By: /s/ Brian Reach
                                                   -----------------------------
                                                Name:  Brian Reach
                                                Title: Chief Financial Officer

      -                                         COMSTAR.NET INC.
                                                By: /s/ Brian Reach
                                                   -----------------------------
                                                Name:  Brian Reach
                                                Title: Vice President and
                                                  Treasurer

                                                ATC MERGER CORP.
                                                By: /s/ Marc Jaffe
                                                   -----------------------------
                                                Name:  Marc Jaffe
                                                Title: Vice President

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Globix Corporation
By: /s/ Jay M. Goffman
   --------------------------------
Jay M. Goffman
Howard L. Ellin
Frederick D. Morris
4 Times Square
New York, New York 10036
(212) 735-3000

                                   EXHIBIT A

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                     COMSTAR.NET, INC. AND ATC MERGER CORP.

                JOINT REORGANIZATION PLAN OF GLOBIX CORPORATION

                     COMSTAR.NET, INC. AND ATC MERGER CORP.



                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - - - - -x
                                                     :
                                                     :
                                                     :
In re                                                :
                                                     :
GLOBIX CORPORATION,                                  :
COMSTAR.NET, INC.,                                   :
ATC MERGER CORP.,                                    :
                                                     :
                              Debtors.               :
                                                     :  Chapter 11
- - - - - - - - - - - - - - - - - - - - - - - - - - -x  Case No. 02-______ (___)
                                                        (Jointly Administered)




      JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION AND CERTAIN SUBSIDIARIES
      ---------------------------------------------------------------------

                                 Sadden, Arps, Slate, Meagher & Flom  LLP

                                 Jay M. Goffman
                                 Howard L. Ellin
                                 Frederick D. Morris
                                 4 Times Square
                                 New York, New York  10036-6552
                                 (212) 735-3000

                                      -and-

                                 Gregg M. Galardi (I.D. No. 2991)
                                 Robert A. Weber (I.D. No. 4013)
                                 One Rodney Square
                                 P.O. Box 636
                                 Wilmington, Delaware  19899-0636
                                 (302) 651-3000

                                 Attorneys for Globix Corporation, et al.,
                                  Debtors and Debtors-in-Possession


Dated: Wilmington, Delaware
       January 14, 2002

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
INTRODUCTION...............................................................   PLAN-1

ARTICLE  I

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME ....................................................  PLAN-1
    A.   Scope of Definitions; Rules of Construction .......................  PLAN-1
    B.   Definitions .......................................................  PLAN-1
    C.   Rules of Interpretation ...........................................  PLAN-5
               1.     General ..............................................  PLAN-5
               2.     "Including" ..........................................  PLAN-6
               3.     "On" .................................................  PLAN-6
    D.   Computation of Time ...............................................  PLAN-6

ARTICLE  II.

TREATMENT OF UNCLASSIFIED CLAIMS ...........................................  PLAN-6
    A.   Administrative Claims .............................................  PLAN-6
    B.   Priority Tax Claims ...............................................  PLAN-6

ARTICLE  III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS .......................  PLAN-7
    A.   Introduction ......................................................  PLAN-7
    B.   Summary of Classes ................................................  PLAN-7
    C.   Treatment of Classes ..............................................  PLAN-7
                 1.   Class 1 - Other Priority Claims ......................  PLAN-7
                 2.   Class 2 - Secured Claims .............................  PLAN-8
                 3.   Class 3 - General Unsecured Claims ...................  PLAN-8
                 4.   Class 4 - Senior Note Claims .........................  PLAN-8
                 5.   Class 5 - Preferred Interests ........................  PLAN-8
                 6.   Class 6 - Equity Interests ...........................  PLAN-9
                 7.   Class 7 - Warrants Interests .........................  PLAN-9
                 8.   Class 8 - Subsidiary Common Stock Interests ..........  PLAN-9
     D.   Allowed Claims and Interests .....................................  PLAN-9
     E.   Postpetition Interest ............................................  PLAN-9
     F.   Alternative Treatment ............................................  PLAN-9

ARTICLE  IV.

MEANS FOR IMPLEMENTATION OF THE PLAN ....................................... PLAN-10
    A.   Continued Corporate Existence ..................................... PLAN-10
    B.   Corporate Action .................................................. PLAN-10
              1.      Cancellation Of Existing Securities and
                        Agreements ......................................... PLAN-10
    C.   Restructuring Transactions ........................................ PLAN-10
              1.      New Securities ....................................... PLAN-10
              2.      Registration Rights .................................. PLAN-11
    D.   Directors and Officers ............................................ PLAN-11
    E.   Revesting of Assets ............................................... PLAN-11
    F.   Preservation of Rights of Action; Settlement of Litigation
          Claims ........................................................... PLAN-12
    G.   Effectuating Documents; Further Transactions ...................... PLAN-12
    H.   Exemption from Certain Transfer Taxes ............................. PLAN-12

ARTICLE V.

PROVISIONS GOVERNING DISTRIBUTIONS.......................................................................  PLAN-12
   A.   Distributions for Claims and Interests Allowed as of the Effective Date .........................  PLAN-12
   B.   Disbursing Agent ................................................................................  PLAN-12
   C.   Surrender of Securities or Instruments ..........................................................  PLAN-13
   D.   Instructions to Disbursing Agent ................................................................  PLAN-13
   E.   Services of Indenture Trustee ...................................................................  PLAN-13
   F.   Record Date for Distributions to Holders of Senior Notes, Preferred Stock, and Common Stock......  PLAN-13
   G.   Means of Cash Payment ...........................................................................  PLAN-13
   H.   Calculation of Distribution Amounts of New Common Stock .........................................  PLAN-13
   I.   Delivery of Distributions; Undeliverable or Unclaimed Distributions .............................  PLAN-14
   J.   Withholding and Reporting Requirements ..........................................................  PLAN-14
   K.   Setoffs .........................................................................................  PLAN-14

ARTICLE VI.

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS...................................  PLAN-14
   A.   Objections to Claims; Disputed Claims............................................................  PLAN-14
   B.   No Distribution Pending Allowance................................................................  PLAN-15
   C.   Distributions After Allowance....................................................................  PLAN-15

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................................................  PLAN-15
   A.   Assumed Contracts and Leases.....................................................................  PLAN-15
   B.   Payments Related to Assumption of Contracts and Leases...........................................  PLAN-16
   C.   Rejected Contracts and Leases....................................................................  PLAN-16
   D.   Claims Based on Rejection of Executory Contracts or Unexpired Leases.............................  PLAN-16
   E.   Compensation and Benefit Plans and Treatment of Retirement Plan..................................  PLAN-16

ARTICLE VIII.

ACCEPTANCE OR REJECTION OF THE PLAN......................................................................  PLAN-16
   A.   Classes Entitled To Vote.........................................................................  PLAN-16
   B.   Acceptance by Impaired Classes ..................................................................  PLAN-17
   C.   Elimination of Classes ..........................................................................  PLAN-17
   D.   Cramdown ........................................................................................  PLAN-17

ARTICLE IX.

SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN......................................................  PLAN-17

ARTICLE X.

CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION ........................................  PLAN-17
   A.   Conditions to Confirmation.......................................................................  PLAN-17
   B.   Conditions to Effective Date.....................................................................  PLAN-18
   C.   Waiver of Conditions ............................................................................  PLAN-19

                                    PLAN-ii

ARTICLE XI.

MODIFICATIONS AND AMENDMENTS; WITHDRAWAL .......................................  PLAN-19

ARTICLE XII.

RETENTION OF JURISDICTION ......................................................  PLAN-19

ARTICLE XIII.

COMPROMISES AND SETTLEMENTS.....................................................  PLAN-21

ARTICLE XIV.

MISCELLANEOUS PROVISIONS........................................................  PLAN-21
   A.   Bar Dates for Certain Claims............................................  PLAN-21
          1. Administrative Claims..............................................  PLAN-21
          2. Professional Fee Claims............................................  PLAN-21
   B.   Payment of Statutory Fees...............................................  PLAN-21
   C.   Severability of Plan Provisions.........................................  PLAN-21
   D.   Successors and Assigns..................................................  PLAN-22
   E.   Discharge of the Debtors and Injunction.................................  PLAN-22
   F.   Debtors' Releases.......................................................  PLAN-22
   G.   Other Releases..........................................................  PLAN-23
   H.   Exculpation and Limitation of Liability.................................  PLAN-23
   I.   Waiver of Enforcement of Subordination..................................  PLAN-23
   J.   Term of Injunctions or Stays............................................  PLAN-24
   K.   Binding Effect..........................................................  PLAN-24
   L.   Revocation, Withdrawal, or Non-Consummation.............................  PLAN-24
   M.   Committees..............................................................  PLAN-24
   N.   Plan Supplement.........................................................  PLAN-24
   O.   Notices to Debtors......................................................  PLAN-24
   P.   Indemnification Obligations.............................................  PLAN-25
   Q.   Governing Law...........................................................  PLAN-26
   R.   Prepayment..............................................................  PLAN-26
   S.   Section 1125(e) of the Bankruptcy Code..................................  PLAN-26

                                    PLAN-iii

                                TABLE OF EXHIBITS

New Notes Indenture ...................................................    A

Reorganized Globix Certificate of Incorporation........................    B-1

Reorganized Globix By-laws ............................................    B-2

Description of New Common Stock .......................................    C

Registration Rights Agreement .........................................    D

                                    PLAN-iv

                                  INTRODUCTION

     Globix Corporation, Comstar.net, Inc., and ATC Merger Corp., jointly propose the following plan of reorganization under Chapter 11 of the Bankruptcy Code.


                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.   Scope of Definitions; Rules of Construction

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.   Definitions

     0.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code,
(d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, and (e) the reasonable post-petition fees and expenses of the Indenture Trustee, including successors thereto, including reasonable attorney's fees and expenses of such Indenture Trustee.

     0.2 "Administrative Claims Bar Date" means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Claims against the Debtors.

     0.3 "Allowed" means, with respect to a Claim or Interest within a particular class, an Allowed Claim or Allowed Interest of the type described in such class.

     0.4 "Allowed Claim" means any Claim against any Debtor, which is listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further, that proofs of claim need not and should not be filed with respect to any Claims with the Bankruptcy Court; and provided, further, the Reorganized Debtors in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include
(i) for prepetition Claims, interest on such Claim or Claims accruing from or after the Petition Date, (ii) punitive or exemplary damages or (iii) any fine, penalty or forfeiture.

     0.5 "Allowed Interest" means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further, that proofs of Interest need not and should not be filed with respect to any Interests with the Bankruptcy Court; and provided, further, that the Reorganized Debtors in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Interest for resolution.

     0.6  "ATC" means ATC Merger Corp., a New York corporation.

     0.7 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330, as now in effect or hereafter amended.

     0.8 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.

     0.9 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

     0.10 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

     0.11 "Cash" means legal tender of the United States of America.

     0.12 "Certificate" shall have the meaning ascribed to such term in Article V.C.

     0.13 "Chapter 11 Cases" means the jointly administered Chapter 11 cases of Globix, Comstar and ATC.

     0.14 "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

     0.15 "Class" means one of the classes of Claims or Interests listed in
Article III below.

     0.16 "Committee" means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

     0.17 "Common Stock" means Globix's common stock, par value $.01 per share, issued and outstanding immediately before the Petition Date, traded on the Nasdaq National Market under the symbol "GBIX."

     0.18 "Comstar" means Comstar.net, Inc., a Georgia Corporation.

     0.19 "Confirmation" means the Bankruptcy Court's confirmation of the Plan.

     0.20 "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

     0.21 "Confirmation Hearing" means the Bankruptcy Court's hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

     0.22 "Confirmation Order" means the Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

     0.23 "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

     0.24 "Debtor" means each of Globix, Comstar and ATC in their capacity as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code, and "Debtors" means all of them collectively, and when the context so requires, as post-confirmation entities reorganized hereunder.

     0.25 "Disallowed Claim" or "Disallowed Interest" means any Claim against or Interest in any Debtor which has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

                                     PLAN-2

     0.26 "Disbursing Agent" means Reorganized Globix or any party designated by Reorganized Globix, in its sole discretion, to serve as a disbursing agent under the Plan.

     0.27 "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

     0.28 "Disputed Interest" means every Interest that is not an Allowed Interest.

     0.29 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests as provided in
Article V of this Plan.

     0.30 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the seventh (7/th/) Business Day after the Confirmation Date.

     0.31 "Effective Date" means the first Business Day (i) on which all conditions to the Plan's consummation in Article X.B hereof have been satisfied or waived and (ii) that is the date on which the Plan is consummated.

     0.32 "Equity Interest" means the Interest of each owner of Common Stock.

     0.33 "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

     0.34 "Existing Securities" means, collectively, the Preferred Stock, Common Stock, Senior Notes, and Warrants.

     0.35 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the allowed amount thereof.

     0.36 "Final Order" means an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing or file a notice of appeal has expired, and (iii) no appeal or request for a stay or other review is pending.

     0.37 "General Unsecured Claim" means an unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code.

     0.38 "Globix" means Globix Corporation, a Delaware Corporation.

     0.39 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     0.40 "Indenture" means the indenture dated as of February 8, 2000, between Globix and the Indenture Trustee, pursuant to which the Senior Notes were issued, as such Indenture is or has been amended or supplemented from time to time in accordance with the terms thereof.

     0.41 "Indenture Trustee" means HSBC Bank USA or its successor, in either case in its capacity as indenture trustee for the Senior Notes.

     0.42 "Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor.

     0.43 "Management Incentive Plan" means the management incentive plan pursuant to which the Management Incentive Options will be issued, to be adopted by Reorganized Globix pursuant to Article IV.C hereof.

     0.44 "Management Incentive Plan Participants" means the employees of Globix and any of its subsidiaries who will be participants in the Management Incentive Plan.

                                     PLAN-3

     0.45 "Management Incentive Options" means the options to be issued by the Reorganized Globix to the Management Incentive Plan Participants to purchase New Common Stock pursuant to the provisions of the Management Incentive Plan.

     0.46 "New Common Stock" means the new common stock to be issued by Globix under the Plan as of the Effective Date.

     0.47 "New Notes" means the 11% Senior Secured Notes due 2008 of Reorganized Globix, in the aggregate principal amount of $120 million, to be issued and distributed pursuant to the Plan on the Distribution Date and governed by the terms of the New Notes Indenture.

     0.48 "New Notes Indenture" means the indenture to be entered into between Reorganized Globix and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Notes shall be issued, which indenture shall be substantially in the form of the indenture attached hereto as Exhibit A.

     0.49 "New Securities" means, collectively, the New Common Stock and the New Notes.

     0.50 "Noteholders' Committee" means the informal committee of certain holders of Senior Notes formed prior to the Petition Date, the members of which include Romulus Holdings, Inc., Morgan Stanley Asset Management, MacKay Shields LLC, and Goldman, Sachs & Co. Special Situations Investing, which committee represents at least 51% in principal amount of the holders of Senior Notes.

     0.51 "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     0.52 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

     0.53 "Petition Date" means _________ , 2002, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

     0.54 "Plan" means this plan of reorganization, as it may be amended, modified, or supplemented from time to time.

     0.55 "Plan Supplement" means the compilation of documents, including any exhibits to the Plan not included herewith, that the Debtors may file with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing.

     0.56 "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim.

     0.57 "Preferred Interest" means the Interest of each owner of the Preferred Stock.

     0.58 "Preferred Stock" means Globix's Series A 7.5% Convertible Preferred Stock, par value $.01 per share, issued and outstanding immediately before the Petition Date.

     0.59 "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     0.60 "Professional" means a professional person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

     0.61 "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and before and including the Effective Date.

     0.62 "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed Interests, but excluding Disallowed Claims or Disallowed Interests) in that Class, unless the Plan provides otherwise.

     0.63 "Registration Rights Agreement" means the agreement among Reorganized Globix and certain holders of New Common Stock and New Notes who are or may be deemed to be "affiliates" or "underwriters" of Reorganized Globix for

                                     PLAN-4
purposes of the Securities Act of 1933, governing the registration of New Common Stock and New Notes, in substantially the form of the registration rights agreement annexed hereto as Exhibit D.

     0.64 "Reorganized _____," where _______ is Globix, Comstar or ATC, means the identified entity on and after the Effective Date.

     0.65 "Reorganized Debtor" means each of Reorganized Globix, Reorganized Comstar, and Reorganized ATC, and "Reorganized Debtors" means all of them.

     0.66 "Reorganized Globix Certificate of Incorporation and By-laws" means Reorganized Globix's certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended by the Plan, substantially in the form annexed hereto as Exhibits B-1 and B-2.

     0.67 "Secured Claim" means a Claim that is secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor or Reorganized Debtor and the holder of such claim.

     0.68 "Senior Notes" means the 12 1/2% Senior Notes issued under the Indenture in the aggregate principal amount of $600,000,000, coming due on February 1, 2010.

     0.69 "Solicitation Order" means the Final Order of the Bankruptcy Court or other court of competent jurisdiction providing, among other things, that Class 6 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

     0.70 "Subsidiary Common Stock Interests" means, collectively, the issued and outstanding common stock of Comstar and ATC.

     0.71 "Warrants" means all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, and any other options, warrants, or rights, contractual or otherwise, if any (other than Preferred Stock), to acquire or receive an Interest, authorized as of the Petition Date.

     0.72 "Warrants Interest" means any Interest arising from or under the Warrants.

C.   Rules of Interpretation

          1.   General

     In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

          2. "Including"

     As used in this Plan, "including" means "including without limitation."

          3. "On"

     With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

D.   Computation of Time

                                     PLAN-5

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE I.

                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.   Administrative Claims

     Each holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto; and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such claim and the Debtors.

B.   Priority Tax Claims

     On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                   ARTICLE II.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.   Introduction

     The Plan places all Claims and Interests, except Unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in other Classes to the extent that any portion thereof falls within the description of other Classes.

B.   Summary of Classes

               Class                    Impaired/Unimpaired; Entitlement to Vote

Class 1 - Other Priority Claims         Unimpaired - Deemed to have accepted the
                                        Plan and not entitled to vote

                                     PLAN-6

Classes 2A, 2B, 2C, etc. - Secured Claims            Unimpaired - Deemed to have accepted the Plan and not
                                                     entitled to vote

Class 3 - General Unsecured Claims                   Unimpaired - Deemed to have accepted the Plan and not
                                                     entitled to vote

Class 4 - Senior Note Claims                         Impaired - Entitled to vote

Class 5 - Preferred Interests                        Impaired - Entitled to vote

Class 6 - Equity Interests                           Impaired - If the Bankruptcy Court enters the Solicitation
                                                     Order, Class 6 will be deemed to have rejected the Plan
                                                     and therefore is not entitled to vote

Class 7 - Warrants Interests                         Impaired - Deemed to have rejected the Plan and not
                                                     entitled to vote

Class 8 - Subsidiary Common Stock Interests          Unimpaired - Deemed to have accepted the Plan and not
                                                     entitled to vote

C. Treatment of Classes

     1.   Class 1 - Other Priority Claims

      a. Claims in Class: Class 1 consists of all Other Priority Claims against all Debtors.

      b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, Cash equal to the full amount of its Allowed Other Priority Claim.

     2.   Class 2 - Secured Claims

      a. Claims in Class: Each sub-Class of Class 2 Secured Claims contains a single Secured Claim, and in the aggregate include all Secured Claims against all Debtors. Each sub-Class is a separate Class for all purposes under the Bankruptcy Code and the Plan, including for voting purposes. If the Claim of a holder of a Secured Claim exceeds the value of the collateral that secures it, such holder will have a Secured Claim equal to the collateral's value and a General Unsecured Claim for the deficiency.

      b. Treatment: The legal, equitable, and contractual rights of the holders of Secured Claims are unaltered by the Plan, or such Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     3.   Class 3 - General Unsecured Claims

      a. Claims in Class: Class 3 consists of all General Unsecured Claims against all Debtors other than claims in respect of Senior Notes classified in Class 4.

      b. Treatment: Each holder of an Allowed Class 3 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of the Debtors, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Effective Date and the date such claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any 2. agreement between the respective Debtor and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of

                                     PLAN-7
business, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 3 General Unsecured Claim entitles the holder of such Claim.

     4.   Class 4 - Senior Note Claims

      a. Claims in Class: Class 4 consists of any Claims directly or indirectly arising from or under, or relating in any way to, Senior Notes.

      b. Treatment: On or as soon as practicable after the Effective Date each holder of an Allowed Class 4 Senior Note Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 Senior Note Claim, its Pro Rata share of (i) $120 million principal amount of New Notes, and (ii) 13,991,000 shares of New Common Stock (representing approximately 85 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. For tax purposes, all New Common Stock and New Notes received by holders of Allowed Class 4 Senior Note Claims in satisfaction of the Senior Notes will be allocated first in full satisfaction of principal upon such Senior Notes and second in satisfaction of any accrued unpaid interest. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims.

     5.   Class 5 - Preferred Interests

      a. Interests in Class: Class 5 consists of all Preferred Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Preferred Stock.

      b. Treatment: On the Effective Date Preferred Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 5 Preferred Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Preferred Interest, its Pro Rata share of 2,304,400 shares of New Common Stock (representing approximately 14 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options. In consideration of the foregoing treatment, on the Effective Date, effective as of the Confirmation Date, all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 5 Preferred Interests.

     6.   Class 6 - Equity Interests

      a. Interests in Class: Class 6 consists of all Equity Interests in Globix and any Claims directly or indirectly arising from or under, or relating in any way to, Common Stock.

      b. Treatment: On the Effective Date Equity Interests shall be cancelled. On or as soon as practicable after the Effective Date each holder of an Allowed Class 6 Equity Interest shall receive, in full satisfaction, settlement, release, and discharge of an in exchange for such Allowed Equity Interest, its Pro Rata share of 164,600 shares of New Common Stock (representing approximately 1 percent of the initial shares of New Common Stock), subject to dilution by exercise of the Management Incentive Options.

     7.   Class 7 - Warrants Interests

      a. Interests in Class: Class 7 consists of all Warrants Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Warrants.

      b. Treatment: On the Effective Date all Warrants Interests shall be cancelled and the holders of Warrants Interests shall not receive or retain any property or interest in property on account of their Class 7 Warrants Interests.

                                     PLAN-8

     8.   Class 8 - Subsidiary Common Stock Interests

      a. Interests in Class: Class 8 consists of all Subsidiary Common Stock Interests.

      b. Treatment: The legal, equitable and contractual rights of Globix in the Subsidiary Common Stock Interests are unaltered by the Plan.

D. Allowed Claims and Interests

   Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make distributions to holders of Allowed Claims and Allowed Interests. No holder of a Disputed Claim or Disputed Interest will receive any distribution on account thereof until and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

E. Postpetition Interest

   In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein or in an order of the Bankruptcy Court, no holder of a Claim shall be entitled to or receive Postpetition Interest.

F. Alternative Treatment

   Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors, with the consent of the Noteholders' Committee, may agree to in writing.

                                  ARTICLE III.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A. Continued Corporate Existence

   Reorganized Globix, Reorganized Comstar and Reorganized ATC shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated, under their respective certificates of incorporation and by-laws in effect before the Effective Date except as their certificates of incorporation and by-laws are amended by this Plan. On the Effective Date, the certificate of incorporation and by-laws of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized Globix Certificate of Incorporation shall include a provision authorizing the issuance of 500,000,000 shares of New Common Stock.

B. Corporate Action

     1.   Cancellation Of Existing Securities and Agreements

   As of the Effective Date, the certificates constituting the Existing Securities will evidence solely the right to receive the distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person and (ii) the obligations of Globix under the Existing Securities and under Globix's certificate of incorporation, any agreements, indentures, or certificates of designations governing the Existing Securities shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other

                                    PLAN-9
agreement. Additionally, the cancellation of the Indenture shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all Interests other than Subsidiary Common Stock Interests, to the extent not already cancelled, shall be cancelled.

     Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Article IV.B.1 shall not be binding upon the Debtors. Except with respect to the making of distributions as provided in the preceding paragraph, Reorganized Globix may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five (5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Class 4 Senior Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, Reorganized Globix shall designate a distribution agent to act in place of the indenture trustee, agent or servicer, and the provisions of this Article IV.B.1 shall be deemed to apply to the new distribution agent.

C.   Restructuring Transactions

          1. New Securities

               a.   Authorization

     As of the Effective Date, the issuance by Reorganized Globix of (i) $120 million in principal amount of New Notes, and (ii) 500 million shares of New Common Stock, is hereby authorized without further act or action under applicable law, regulation, order or rule.

               b.   Issuance

     The New Notes and New Common Stock, authorized pursuant to this Article IV.C.1 hereof shall be issued by Reorganized Globix pursuant to the Plan without further act or action under applicable law, regulation, order or rule. The Management Incentive Options shall be issued by Reorganized Globix in accordance with the Management Incentive Plan to be adopted by the compensation committee of the board of directors of Reorganized Globix.

               c.   Reserve

     Reorganized Globix shall reserve 1,828,889 shares of the New Common Stock for issuance pursuant to the Management Incentive Options without further act or action under applicable law, regulation, order or rule.

          2.   Registration Rights

     Reorganized Globix and certain holders of shares of New Common Stock and New Notes who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act of 1933 shall enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, among other things, Reorganized Globix shall (i) within ninety days after the Effective Date, prepare and file, and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act of 1933, as amended, for the offering on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, certain shares of New Common Stock and New Notes (the "Registrable Securities") held by certain "underwriters" or "affiliates" (the "Shelf Registration"), (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or pursuant to Rule 144 under the Securities Act of 1933, as amended, (b) subject to Section 4(c) of the Registration Rights Agreement, the date that is the three-year anniversary of the date upon which the shelf registration statement is declared effective by the Securities and Exchange Commission , and
(c) the date when there are no remaining Registrable Securities outstanding; and
(iii) use its reasonable best efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

D.   Directors and Officers

     On the Effective Date, the term of the current board of directors of Globix shall expire. The initial board of directors of Reorganized Globix after the Effective Date shall consist of 7 members, which shall include 5 members to be designated by the Noteholders' Committee, one member to be designated by the holders of Preferred Interests, and Marc Bell, the current

                                    PLAN-10
non-executive chairman of the board, who will be designated Non-Executive Chairman. Globix will identify the individuals proposed to serve as directors of Reorganized Globix as well as any proposed changes to the existing management in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing. The board of directors of Reorganized Globix shall have the responsibility for the management, control, and operation of Reorganized Globix on and after the Effective Date. The existing officers and directors of Comstar and ATC shall serve initially in their current capacities for Reorganized Comstar and Reorganized ATC, respectively, unless otherwise provided in the Plan Supplement.

E.   Revesting of Assets

     The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges and liens except as specifically provided in the Plan or Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

F.   Preservation of Rights of Action; Settlement of Litigation Claims

     Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

G.   Effectuating Documents; Further Transactions

     The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

H.   Exemption from Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                   ARTICLE IV.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions for Claims and Interests Allowed as of the Effective Date

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash distributions shall be made by the Disbursing Agent from

                                    PLAN-11
available Cash of the Reorganized Debtors. Any distribution under the Plan of property other than Cash shall be made by the Disbursing Agent or the Indenture Trustee in accordance with the terms of the Plan.

B.   Disbursing Agent

     The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, V, and VI hereof), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

     If the Disbursing Agent is an independent third party designated by Reorganized Globix to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

C.   Surrender of Securities or Instruments

     On or before the Distribution Date, or as soon as reasonably practicable thereafter, each holder of an instrument evidencing an Existing Security (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Notes, the Indenture Trustee, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or Indenture Trustee, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims or Interests in respect of such Certificate and shall not participate in any distribution hereunder, and (i) all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Globix and (ii) all New Common Stock or New Notes, as the case may be, in respect of such forfeited distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

D.   Instructions to Disbursing Agent

     Prior to any distribution on account of a Class 4 Senior Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of holders of Allowed Class 4 Senior Note Claims, and the face amount of New Notes and/or number of shares of New Common Stock, as the case may be, to be issued and distributed to or on behalf of such holders of Allowed Class 4 Senior Note Claims in exchange for properly surrendered Senior Notes.

E.   Services of Indenture Trustee

     The Indenture Trustee's services with respect to consummation of the Plan shall be as set forth in the Plan.

F. Record Date for Distributions to Holders of Senior Notes, Preferred Stock, and Common Stock

     At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes, Preferred Stock, and Common Stock shall be closed, and there shall be no further changes in the record holders of such securities. Reorganized Globix and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders sated on the transfer ledgers as of the close of business on the Distribution Record Date.

                                    PLAN-12

G.   Means of Cash Payment

     Cash payments under this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion

H.   Calculation of Distribution Amounts of New Common Stock

     No fractional shares of New Common Stock shall be issued or distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Disbursing Agent shall allocate separately one whole share to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. No shares of New Common Stock will be issued and no other property will be distributed under the Plan or by Reorganized Globix or any Disbursing Agent, indenture trustee, agent or servicer on account of entitlements to a fractional share of New Common Stock which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares in respect of entitlements to fractional shares as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock will not receive any such distribution if the number of fractional shares such person was to receive falls below such threshold.

I.   Delivery of Distributions; Undeliverable or Unclaimed Distributions

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (a) at the holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Note Claim, at the address in the Indenture Trustee's official records, or (d) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or Indenture Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to the appropriate Reorganized Debtor or the Indenture Trustee, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second
(2nd) anniversary of the Effective Date, after which date all unclaimed property shall revert to the appropriate Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

J.   Withholding and Reporting Requirements

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

K.   Setoffs

     A Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor

                                    PLAN-13
or Reorganized Debtor may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.

                                   ARTICLE V.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.   Objections to Claims; Disputed Claims

     Except as otherwise provided in the Plan, holders of Claims and Interests shall not be required to file proofs of Claim with the Bankruptcy Court, and no parties should file proofs of Claim or proofs of Interests with the Bankruptcy Court. The Debtors do not intend to object to the allowance of Claims and Interests filed with the Bankruptcy Court. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a holder of a Claim or Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any holder of a Claim or Interest disagrees with the Debtors, such holders must so advise the Debtors in writing, in which event, the Claim or Interest will be a Disputed Claim or a Disputed Interest. The Debtors intend to attempt to resolve any such disputes consensually, or through other judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims or Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B.   No Distribution Pending Allowance

     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

C.   Distributions After Allowance

     To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution to which such holder is entitled under this Plan.

                                    PLAN-14

                                   ARTICLE VI.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   Assumed Contracts and Leases

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or
(iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.   Payments Related to Assumption of Contracts and Leases

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.   Rejected Contracts and Leases

     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

D.   Claims Based on Rejection of Executory Contracts or Unexpired Leases

     All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Reorganized Debtor and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, or (ii) the Confirmation Date. Any Claims not filed within such times will be forever barred from assertion against the respective Reorganized Debtor, its Estate, and its property.

E.   Compensation and Benefit Plans and Treatment of Retirement Plan

     Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article VII.A hereof, and the Debtors' obligations under such programs to Persons shall survive confirmation of this Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the

                                    PLAN-15
subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.

                                  ARTICLE VII.

                       ACCEPTANCE OR REJECTION OF THE PLAN


A.   Classes Entitled To Vote

     Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan, other than Class 6 Equity Interests, is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote. The Debtors have requested that the Bankruptcy Court enter the Solicitation Order waiving the requirement, if any, to solicit acceptances or rejections of the Plan from holders of Equity Interests and deeming such holders of Class 6 Equity Interests to have rejected the Plan. If the Solicitation Order is entered, Class 6 will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan.

B.   Acceptance by Impaired Classes

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.   Elimination of Classes

     Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D.   Cramdown

     To the extent necessary, the Debtors shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                  ARTICLE VIII.

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, Reorganized Globix shall issue for distribution in accordance with the provisions of the Plan the New Notes and New Common Stock required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of indenture governing the New Notes is annexed hereto as Exhibit A. A description of the terms of the New Common Stock is annexed hereto as Exhibit C.

                                    PLAN-16

                                   ARTICLE IX.

                       CONDITIONS PRECEDENT TO THE PLAN'S
                          CONFIRMATION AND CONSUMMATION

A.   Conditions to Confirmation

     The Plan's Confirmation is subject to the satisfaction or due waiver of the following condition precedent:

          The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Noteholders' Committee, and the holders of Preferred Stock.

B.   Conditions to Effective Date

     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article X.C below:

     1. The Confirmation Order, in form and substance reasonably acceptable to the Debtors, Noteholders' Committee, and the holders of Preferred Stock, must have become a Final Order and must, among other things, provide that:

          a. the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

          b. the provisions of the Confirmation Order are non-severable and mutually dependent;

          c. all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

          d. the transfers of property by the Debtors (i) to the Reorganized Debtors (a) are or will be legal, valid, and effective transfers of property,
(b) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value;

          e. except as expressly provided in the Plan, the Debtors are discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

          f. the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its Confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;

          g. all Equity Interests and other Interests in Globix shall be cancelled effective upon the Effective Date; and

                                    PLAN-17

          h. the New Notes and New Common Stock issued under the Plan in exchange for Claims and Interests are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Notes and New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

     2. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

     3. The following agreements, in form reasonably satisfactory to the Debtors, Noteholders' Committee, and the holders of Preferred Stock shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

          a.  Reorganized Globix Certificate of Incorporation and By-laws;

          b.  New Notes Indenture; and

          c.  Registration Rights Agreement.

     4. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Notes and New Common Stock.

     5. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

C.   Waiver of Conditions

     Each of the conditions set forth in Article X.B above, other than as set forth in Article X.B.1, may be waived in whole or in part by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by Globix with the consent of the Noteholders' Committee and the holders of Preferred Stock regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Globix). The failure of Globix to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                   ARTICLE X.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

     Globix may alter, amend, or modify this Plan or any exhibits hereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. Globix reserves the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, Globix may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                   ARTICLE XI.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause (A) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

                                    PLAN-18

     A. To determine any and all objections to the allowance of Claims or Interests;

     B. To determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

     C. To determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

     D. Hear and determine all Professional Fee Claims and other Administrative Claims;

     E. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

     F. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

     G. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     H. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

     I. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     J. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     K. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     L. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     M. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     N. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

     O. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     P. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

     Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     R.  Enter a final decree closing the Chapter 11 Cases.

                                    PLAN-19

                                  ARTICLE XII.

                           COMPROMISES AND SETTLEMENTS

     Pursuant to Bankruptcy Rule 9019(a), the Debtors may, with the consent of the Noteholders' Committee while it exists, compromise and settle various Claims against them and/or claims they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Articles IV.E and IV.F hereof.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

A.   Bar Dates for Certain Claims


          1.   Administrative Claims

     The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Claims for Professional Fees or the expenses of the members of any Committee (if appointed)), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees, United States Trustee fees, or the expenses of the members of any Committee (if appointed), not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claim.

          2.   Professional Fee Claims

     All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.   Payment of Statutory Fees

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

C.   Severability of Plan Provisions

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and

                                    PLAN-20
provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.   Successors and Assigns

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

E.   Discharge of the Debtors and Injunction

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtor's assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtors, the Debtors' assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

     In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interest discharged hereby. Except as otherwise expressly provided in this Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

F.   Debtors' Releases

     On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have or may have against any present or former director, officer, or employee of the Debtors relating to the Chapter 11 Cases or the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of
(i) any express contractual obligation owing by any such director, officer, or employee of the Debtors or (ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

     On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under Chapter 5 of the Bankruptcy Code, which they have or may have against any holder of Preferred Stock or Senior Notes and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with actions taken as or in its capacity of being a holder of the Preferred Stock or Senior Notes.

                                    PLAN-21

G.   Other Releases

     On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, Reorganized Debtors, the Noteholders' Committee, each holder of the Senior Notes, each holder of Preferred Stock, and the Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or the Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

     On the Effective Date, effective as of the Confirmation Date, all holders of Class 4 Senior Note Claims and all holders of Class 5 Preferred Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, in respect of any claims, obligations, rights, causes of action, and liabilities related to or arising from any and all Class 4 Senior Note Claims or Class 5 Preferred Interests.

H.   Exculpation and Limitation of Liability

     The Reorganized Debtors, the Noteholders' Committee, each holder of the Senior Notes, and the holders of Preferred Stock, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, any holder of Preferred Stock, or the Noteholders' Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

I.   Waiver of Enforcement of Subordination

     All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

                                    PLAN-22

J.   Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K.   Binding Effect

     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

L.   Revocation, Withdrawal, or Non-Consummation

     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects,
(ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

M.   Committees

     On the Effective Date, the duties of any Committee shall terminate.

N.   Plan Supplement

     Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XIV.O hereof.

O.   Notices to Debtors

     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           GLOBIX CORPORATION
           139 Centre Street
           New York, New York 10013
           Attn:  William A. Austin, Esq.
           Telephone:   (212) 334-8500
           Facsimile:   (212) 625-7474

                                    PLAN-23
     with copies to:

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           Four Times Square
           New York, New York 10036-6552
           Attn:  Jay M. Goffman
                  Frederick D. Morris
           Telephone:   (212) 735-3000
           Facsimile:   (212) 735-2000

                  -and-

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           One Rodney Square
           P.O. Box 636
           Wilmington, Delaware 19899-0636
           Attn:  Gregg M. Galardi
                  Robert A. Weber
           Telephone:   (302) 651-3000
           Facsimile:   (302) 651-3001

P.   Indemnification Obligations

     Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present and former directors, officers or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date, shall survive Confirmation of this Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date; provided, however, that except as set forth in this paragraph, the rights and obligations of the Reorganized Debtors in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Debtors in effect as of the Petition Date (the "D&O Insurance"), up to the limits thereof. In the allocation of any loss arising from a claim or claims for which payment is due under the D&O Insurance, as between the Covered Persons and the Debtors, such payment or benefits will be allocated first to the Covered Persons. In addition to the indemnification obligations described in the preceding sentences, the indemnification obligations of the Reorganized Debtors to Covered Persons shall also include (i) the payment of all retentions under the D&O Insurance, (ii) the payment of legal expenses to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in connection with matters that are covered under the D&O Insurance, to the extent that such expenses are not advanced under the D&O Insurance, and (iii) notwithstanding the foregoing limitation, full indemnification to persons who are directors, officers and employees as of January 11, 2002 (in respect of any position currently or formerly held by them), as well as any additional persons agreed to by the Noteholders' Committee and the holders of the Preferred Stock that are identified in the Plan Supplement, in respect of any and all liability and expenses incurred as a result of actions or claims which may be asserted by holders of Class 4 Senior Note Claims or Class 5 Preferred Interests arising out of or in connection with their being holders of Senior Notes or Preferred Interests. Nothing in this Article shall be construed to limit the effect of any existing right that the Covered Persons may have directly from the D&O Insurance. Any indemnification obligations of the Debtors to Covered Persons that are not satisfied pursuant to this paragraph shall be discharged in accordance with subsection E of this Article and Sections 524 and 1141 of the Bankruptcy Code.

                                    PLAN-24

Q.   Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

R.   Prepayment

     Except as otherwise provided in this Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

S.   Section 1125(e) of the Bankruptcy Code

     As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under this Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of New Securities under this Plan.

                                    PLAN-25

Dated:     Wilmington, Delaware
           January 14, 2002

                                      GLOBIX CORPORATION
                                      COMSTAR.NET, INC.
                                      ATC MERGER CORP.
                                      Debtors and Debtors-in-Possession


                                      By: /s/  William Austin
                                          --------------------------------------
                                          William Austin
                                          General Counsel


                                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                      Attorneys for Globix Corporation., et al.
                                      Debtors-in-Possession

                                      By: /s/  Jay M. Goffman
                                          --------------------------------------
                                          Jay M. Goffman
                                          Frederick D. Morris
                                          Four Times Square
                                          New York, New York 10036-6522
                                          (212) 735-3000

                                               -and-

                                      By: /s/  Gregg M. Galardi
                                          --------------------------------------
                                          Gregg M. Galardi (I.D. No. 2991)
                                          Robert A. Weber (I.D. No. 4013)
                                          P.O. Box 636
                                          One Rodney Square
                                          Wilmington, Delaware 19899
                                          (302) 651-3000

                                    EXHIBIT A

                                       TO

                  JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION
                            AND CERTAIN SUBSIDIARIES

                               NEW NOTES INDENTURE

                               GLOBIX CORPORATION,

                                   AS ISSUER,



                                 HSBC BANK USA,

                                   AS TRUSTEE




                                    INDENTURE

                              DATED AS OF [ ], 2002

                        11% SENIOR SECURED NOTES DUE 2008

                                TABLE OF CONTENTS

ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION.....................   1

   Section 101  Definitions.............................................................   1
   Section 102  Compliance Certificates and Opinions....................................  19
   Section 103  Form of Documents Delivered to Trustee..................................  19
   Section 104  Acts of Holders; Record Date............................................  20
   Section 105  Notices, Etc., to Trustee and Issuer....................................  22
   Section 106  Notice to Holders; Waiver...............................................  22
   Section 107  Conflict with Trust Indenture Act.......................................  22
   Section 108  Effect of Headings and Table of Contents................................  22
   Section 109  Successors and Assigns..................................................  22
   Section 110  Separability Clause.....................................................  22
   Section 111  Benefits of Indenture...................................................  23
   Section 112  Governing Law...........................................................  23
   Section 113  Legal Holidays..........................................................  23
   Section 114  No Recourse Against Others..............................................  23
   Section 115  Duplicate Originals.....................................................  23

ARTICLE TWO SECURITY FORMS..............................................................  23

   Section 201  Forms Generally.........................................................  23
   Section 202  Form of Face of Security................................................  24
   Section 203  Form of Reverse of Security.............................................  27
   Section 204  Form of Trustee's Certificate of Authentication.........................  31
   Section 205  Form of Notation of Subsidiary Guarantee................................  31

ARTICLE THREE THE SECURITIES............................................................  33

   Section 301  Title and Terms.........................................................  33
   Section 302  Denominations...........................................................  34
   Section 303  Execution, Authentication, Delivery and Dating..........................  34
   Section 304  Temporary Securities....................................................  34
   Section 305  Global Securities.......................................................  35
   Section 306  Registration, Registration of Transfer and Exchange Generally...........  36
   Section 307  Mutilated, Destroyed, Lost and Stolen Securities........................  37
   Section 308  Payment of Interest; Interest Rights; Preserved.........................  38
   Section 309  Persons Deemed Owners...................................................  39
   Section 310  Cancellation............................................................  39
   Section 311  CUSIP Numbers...........................................................  39
   Section 312  Computation of Interest.................................................  39
   Section 313  Additional Securities...................................................  39

ARTICLE FOUR SATISFACTION AND DISCHARGE.................................................  40

   Section 401  Satisfaction and Discharge of Indenture.................................  40

    Section 402  Application of Trust Money................................................... 41
    Section 403  Repayment of the Issuer...................................................... 41
    Section 404  Reinstatement................................................................ 41

ARTICLE FIVE REMEDIES......................................................................... 41

    Section 501  Events of Default............................................................ 41
    Section 502  Acceleration of Maturity; Rescission and Annulment........................... 43
    Section 503  Collection of Indebtedness and Suits for Enforcement by Trustee.............. 44
    Section 504  Trustee May File Proofs of Claim............................................. 45
    Section 505  Trustee May Enforce Claims Without Possession of Securities.................. 45
    Section 506  Application of Money Collected............................................... 45
    Section 507  Limitation on Suits.......................................................... 46
    Section 508  Unconditional Right of Holders to Receive Principal, Premium and Interest.... 47
    Section 509  Restoration of Rights and Remedies........................................... 47
    Section 510  Rights and Remedies Cumulative............................................... 47
    Section 511  Delay or Omission Not Waiver................................................. 47
    Section 512  Control by Holders........................................................... 47
    Section 513  Waiver of Past Defaults...................................................... 48
    Section 514  Undertaking for Costs........................................................ 48
    Section 515  Waiver of Usury, Stay or Extension Laws...................................... 48

ARTICLE SIX THE TRUSTEE....................................................................... 48

    Section 601  Certain Duties and Responsibilities.......................................... 48
    Section 602  Notice of Defaults........................................................... 49
    Section 603  Certain Rights of Trustee.................................................... 50
    Section 604  Not Responsible for Recitals or Issuance of Securities....................... 51
    Section 605  May Hold Securities.......................................................... 51
    Section 606  Money Held in Trust.......................................................... 51
    Section 607  Compensation and Reimbursement............................................... 51
    Section 608  Disqualification; Conflicting Interests...................................... 52
    Section 609  Corporate Trustee Required; Eligibility...................................... 52
    Section 610  Resignation and Removal; Appointment of Successor............................ 52
    Section 611  Acceptance of Appointment by Successor....................................... 53
    Section 612  Merger, Conversion, Consolidation or Succession to Business.................. 53
    Section 613  Preferential Collection of Claims Against Issuer............................. 53
    Section 614  Appointment of Authenticating Agent.......................................... 54

ARTICLE SEVEN HOLDERS' LISTS AND REPORTS BY TRUSTEE AND ISSUER................................ 55

    Section 701  Issuer to Furnish Trustee Names and Addresses of Holders..................... 55
    Section 702  Preservation of Information; Communications to Holders....................... 55
    Section 703  Reports by Trustee........................................................... 55
    Section 704  Reports by the Issuer........................................................ 56

ARTICLE EIGHT CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE............................................   56

    Section 801  Issuer May Consolidate, Etc..................................................................   56
    Section 802  Successor Substituted........................................................................   57
    Section 803  When a Subsidiary Guarantor May Merge or Transfer Assets.....................................   57

ARTICLE NINE SUPPLEMENTAL INDENTURES..........................................................................   58

    Section 901  Supplemental Indentures Without Consent of Holders...........................................   58
    Section 902  Supplemental Indentures with Consent of Holders..............................................   59
    Section 903  Execution of Supplemental Indentures.........................................................   60
    Section 904  Effect of Supplemental Indentures............................................................   60
    Section 905  Conformity with Trust Indenture Act..........................................................   60
    Section 906  Revocation and Effect of Consents............................................................   60
    Section 907  Reference in Securities to Supplemental Indentures...........................................   60
    Section 908  Payment for Consent..........................................................................   60

ARTICLE TEN COVENANTS.........................................................................................   61

    Section 1001 Payment of Principal, Premium and Interest...................................................   61
    Section 1002 Maintenance of Office or Agency..............................................................   61
    Section 1003 Money for Security Payments to Be Held in Trust..............................................   61
    Section 1004 Existence....................................................................................   62
    Section 1005 Maintenance of Properties....................................................................   62
    Section 1006 Payment of Taxes and Other Claims............................................................   63
    Section 1007 Maintenance of Insurance.....................................................................   63
    Section 1008 Limitation on Debt...........................................................................   63
    Section 1009 Limitation on Sale-Leaseback Transactions....................................................   65
    Section 1010 Limitation on Guarantees of Debt of the Issuer or a Subsidiary Guarantor by Foreign
                 Restricted Subsidiaries......................................................................   65
    Section 1011 Limitation on Restricted Payments............................................................   66
    Section 1012 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries......   69
    Section 1013 Limitation on Liens..........................................................................   70
    Section 1014 Limitation on Issuance of Capital Stock of Restricted Subsidiaries...........................   71
    Section 1015 Asset Sales..................................................................................   71
    Section 1016 Change of Control............................................................................   72
    Section 1017 Transactions with Affiliates and Related Persons.............................................   73
    Section 1018 Unrestricted Subsidiaries....................................................................   74
    Section 1019 Provision of Financial Information...........................................................   74
    Section 1020 Statement by Officers as to Default; Compliance Certificates.................................   74
    Section 1021 Waiver of Certain Covenants..................................................................   75
    Section 1022 Perfection of Security Interests.............................................................   75
    Section 1023 Consummation of Plan of Reorganization.......................................................   75
    Section 1024 Future Subsidiary Guarantors.................................................................   75

ARTICLE ELEVEN REDEMPTION OF SECURITIES.......................................................................   76

                                      iii

    Section 1101     Right of Redemption.................................................................. 76
    Section 1102     Applicability of Article............................................................. 76
    Section 1103     Election to Redeem; Notice to Trustee................................................ 76
    Section 1104     Selection by Trustee of Securities to Be Redeemed.................................... 76
    Section 1105     Notice of Redemption................................................................. 77
    Section 1106     Deposit of Redemption Price.......................................................... 77
    Section 1107     Securities Payable on Redemption Date................................................ 77
    Section 1108     Securities Redeemed in Part.......................................................... 78

ARTICLE TWELVE DEFEASANCE AND COVENANT DEFEASANCE......................................................... 78

    Section 1201     Issuer's Option to Effect Defeasance or Covenant Defeasance.......................... 78
    Section 1202     Defeasance and Discharge............................................................. 78
    Section 1203     Covenant Defeasance.................................................................. 78
    Section 1204     Conditions to Defeasance or Covenant Defeasance...................................... 78
    Section 1205     Deposited Money and U.S. Government Obligations to Be Held in
                     Trust; Other Miscellaneous Provisions................................................ 80
    Section 1206     Reinstatement........................................................................ 81

ARTICLE THIRTEEN SECURITY ARRANGEMENTS.................................................................... 81

    Section 1301     Collateral and Security Documents.................................................... 81
    Section 1302     Release of Collateral................................................................ 82
    Section 1303     Opinions as to Recording............................................................. 82
    Section 1304     Further Assurances and Security...................................................... 83
    Section 1305     Authorization of Actions to be Taken by the Trustee or the Collateral
                     Agent Under the Security Documents................................................... 83
    Section 1306     Authorization of Receipt of Funds by the Trustee Under the Security
                     Documents............................................................................ 83

ARTICLE FOURTEEN SUBSIDIARY GUARANTEES.................................................................... 84

    Section 1401     Subsidiary Guarantees................................................................ 84
    Section 1402     Limitation on Liability.............................................................. 86
    Section 1403     Successors and Assigns............................................................... 86
    Section 1404     No Waiver............................................................................ 87
    Section 1405     Modification......................................................................... 87
    Section 1406     Execution of Supplemental Indenture for Future Subsidiary Guarantors................. 87
    Section 1407     Execution and Delivery of Subsidiary Guarantees...................................... 87
    Section 1408     Release of Subsidiary Guarantor...................................................... 87

ARTICLE FIFTEEN SUBORDINATION OF SUBSIDIARY GUARANTEES.................................................... 88

    Section 1501     Agreement to Subordinate............................................................. 88
    Section 1502     Liquidation, Dissolution, Bankruptcy................................................. 88

    Section 1503   Default on Designated Senior Debt of Subsidiary Guarantor............................ 88
    Section 1504   Demand for Payment................................................................... 89
    Section 1505   When Distribution Must Be Paid Over.................................................. 89
    Section 1506   Subrogation.......................................................................... 89
    Section 1507   Relative Rights...................................................................... 89
    Section 1508   Subordination May Not Be Impaired by Subsidiary Guarantor............................ 90
    Section 1509   Rights of Trustee and Paying Agent................................................... 90
    Section 1510   Distribution or Notice to Representative............................................. 90
    Section 1511   Article Fifteen Not To Prevent Events of Default Under a Subsidiary
                   Guaranty or Limit Right To Demand Payment............................................ 90
    Section 1512   Trustee Entitled To Rely............................................................. 90
    Section 1513   Trustee To Effectuate Subordination.................................................. 91
    Section 1514   Trustee Not Fiduciary for Holders of Designated Senior Debt of Subsidiary Guarantor.. 91
    Section 1515   Reliance by Holders of Designated Senior Debt on Subordination Provisions............ 91

                               Globix Corporation

               Reconciliation and tie between Trust Indenture Act

               of 1939 and Indenture, dated as of February 8, 2000

Trust Indenture Act Section                                    Indenture Section
310(a)(1)....................................................................609
   (a)(2)....................................................................609
   (a)(3).........................................................Not Applicable
   (a)(4).........................................................Not Applicable
   (b).......................................................................608
     ........................................................................610
311(a).......................................................................613
   (b).......................................................................613
312(a).......................................................................701
702(b).......................................................................702
   (c).......................................................................702
   (b).......................................................................703
   (c).......................................................................703
313(a).......................................................................703
   (b).......................................................................703
314(a).......................................................................704
   (a)(4)...................................................................1020
   (b)............................................................Not Applicable
   (c)(1)....................................................................102
   (c)(2)....................................................................102
   (c)(3) ........................................................Not Applicable
   (d)............................................................Not Applicable
   (e).......................................................................102
315(a).......................................................................601
   (b).......................................................................602
   (c).......................................................................601
   (d).......................................................................601
   (d)(1)....................................................................601
   (e).......................................................................514
316(a).......................................................................512
   (a)(1)(A).................................................................512
   (a)(1)(B).................................................................513
   (a)(2) ........................................................Not Applicable
   (b).......................................................................508
317(a)(1)....................................................................503
   (a)(2)....................................................................504
   (b)......................................................................1003
318(a).......................................................................107

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

         INDENTURE, dated as of [ ], 2002, between Globix Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal executive offices at 139 Centre Street, New York, New York 10013 (the "Issuer"), the Subsidiary Guarantors set forth on the signature pages hereto, and HSBC Bank USA, as Trustee (herein called the "Trustee") having its corporate trust office at 452 Fifth Avenue, New York, New York 10018.

                             RECITALS OF THE ISSUER

         A        The Issuer and certain of its subsidiaries filed for
reorganization under chapter 11 of title 11 of the United Stated Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

         B        By order, dated [ ], 2002, the Bankruptcy Court has confirmed the Issuer's plan of reorganization (the "Plan") in accordance with section 1129 of the Bankruptcy Code and such Plan has become effective as of [ ], 2002; and

         C        As part of the Plan, the Issuer has agreed, inter alia, to issue $120.0 million principal amount of 11% Senior Secured Notes due 2008 (the "Securities") to holders of the Issuer's outstanding 12.50% Senior Notes due 2010 (the "Old Notes") in exchange for all of the Issuer's outstanding Old Notes and obligations thereunder.

         All things necessary to make the Securities, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and to make this Indenture a valid agreement of the Issuer, in accordance with their and its terms, have been done.

         NOW, THEREFORE, THIS INDENTURE WITNESSETH:

         For and in consideration of the premises and the purchase of the Securities by the Holders (as defined herein) thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                  ARTICLE ONE

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

         Section 101 Definitions. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

                    (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

                    (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

                    (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (whether or not such is indicated herein), and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States as consistently applied by the Issuer at the Closing Date;

                    (4) unless otherwise specifically set forth herein, all calculations or determinations of a Person shall be performed or made on a consolidated basis in accordance with generally accepted accounting principles but shall not include the accounts of Unrestricted Subsidiaries, except to the extent of dividends and distributions actually paid to the Issuer or a Restricted Subsidiary;

                    (5) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

                    (6) unless the context otherwise requires, any reference to a "Clause," an "Article" or a "Section", or to an "Annex" or a "Schedule", refers to a Clause, an Article or Section of, or to an Annex or a Schedule attached to, this Indenture, as the case may be;

                    (7) unless the context otherwise requires, any reference to a statute, rule or regulation refers to the same (including any successor statute, rule or regulation thereto) as it may be amended from time to time;

                    (8)  provisions apply to successive events and transactions;

                    (9) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

                    (10) when used with respect to the Securities, the term
                         "principal amount" shall mean the principal amount thereof at Maturity; and

                    (11) unless otherwise expressly provided herein, the
                         principal amount of any preferred stock shall be greater of (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock.

         Certain terms, used principally in Article Six, are defined in that Article.

         "Acquisition Debt" means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition, and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

         "Additional Securities" has the meaning specified in Section 301.

         "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the assets and property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent Member" means any member of, or participant in, the Depositary.

         "Applicable Procedures" means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary, Euroclear or Clearstream for such Security in each case to the extent applicable to such transaction and as in effect at the time of such transfer or transaction.

         "Asset Acquisition" means an acquisition by the Issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the Issuer or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are to be used in the Internet Service Business.

         "Asset Sale" by any Person means any transfer, conveyance, sale, lease, license or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary) (collectively a "transfer") of (I) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person,
(II) all or substantially all of the assets of, or any division or line of business of, such Person or any of its Restricted Subsidiaries, or (III) any other property, assets or rights (including intellectual property rights) of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business; provided that "Asset Sale" shall not include (A) any transfer of all or substantially all of the assets of the Issuer in a transaction that is made in compliance with the requirements of provisions of Article Eight of this Indenture, (B) any transfer by the Issuer to any Wholly Owned Restricted Subsidiary of the Issuer or by any Wholly Owned Restricted Subsidiary of the Issuer to any other Wholly Owned Restricted Subsidiary of the issuer or to the Issuer in a manner that does not otherwise violate the terms of this Indenture,
(C) transfers made in compliance with the requirements of Section 1011, (D) transfers constituting the granting of a Permitted Lien, (E) exchanges of equipment used in the Internet Service Business for other equipment to be used in the Internet Service Business; provided any such exchange for equipment with a fair market value in excess of $2.0 million must be approved by the Issuer's Board of Directors, and (F) transfers of assets, property or other rights (including intellectual property rights) with a fair market value at the date of transfer of less than $2.0 million.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from the date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment, by (ii) the sum of all such principal payments.

         "Authenticating Agent" means any Person authorized by the Trustee pursuant to Section 614 to act on behalf of the Trustee to authenticate Securities.

         "Board of Directors" means either the board of directors of the Issuer or any duly authorized committee of that board.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to close.

         "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

         "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of six months or less from the date of acquisition, (ii) certificates of deposit with maturities of not more than six months from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) municipal securities having the highest rating obtainable from Moody's Investors Service, Inc. (or any successor thereto) or Standard & Poor's Ratings Group (or any successor thereto) and in each case maturing within 60 days or less after the date of acquisition, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. (or any successor thereto) or Standard & Poor's Ratings Group (or any successor thereto) and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

         "Change of Control" means the occurrence of one or more of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or Permitted Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Issuer; (ii) during any period of two consecutive years commencing with the Closing Date, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Issuer consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Issuer, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Issuer is changed into or exchanged for cash, securities or other property, except (x) to the extent necessary to reflect a change in the jurisdiction of incorporation of the Issuer or (y) where no "person" or "group"(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) owns, other than a Permitted Holder or a Permitted Group, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or (iv) the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution.

         "Clearstream" means Clearstream Banking, societe anonyme.

         "Closing Date" means the date on which the Issuer first makes distributions to holders of Allowed Claims (as defined in the Plan) as provided in Article V of the Plan.

         "Collateral" means the collective reference to all assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to any Security Document.

         "Collateral Agent" means HSBC Bank USA, in such capacity until a successor Collateral Agent shall have become such pursuant to the Security Documents, and thereafter "Collateral Agent" shall mean such successor Collateral Agent.

          "Commission" or "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Consolidated Debt to EBITDA Ratio" means the ratio of (a) the total consolidated Debt as of the date of calculation (the "Determination Date") to
(b) four times (or if not based on a fiscal quarter, annualized as determined in good faith by the Board of Directors) the Consolidated EBITDA for the latest fiscal quarter completed after the Closing Date (and if no such fiscal quarter shall have been completed, the most recently available financial information as determined in good faith by the Board of Directors) for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated EBITDA for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (iii) if the Issuer or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period, including, if such Measurement Period includes any portion of the fiscal quarter during which the Closing Date occurs or the four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Incurrence of any Debt and cost savings resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes or other cost saving measures (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith could have been achieved during the Measurement Period as a result of such transaction, less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such transaction (it being understood that in calculating Consolidated EBITDA the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to any Person acquired as if it were a Restricted Subsidiary).

         "Consolidated EBITDA" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period without regard to the proviso therein; and (c) depreciation, amortization and any other non-cash items for such period, less any non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, of the Issuer and any Restricted Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary of the Issuer, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries.

         "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means for any period the consolidated interest expense included in the consolidated income statement of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees (net of any amounts received) with respect to any Interest Rate or Currency Protection Agreement; (iv) interest on Debt guaranteed by the Issuer and its Restricted Subsidiaries, to the extent paid by the Issuer or any Restricted Subsidiary; and (v) the portion of any Capital Lease Obligation allocable to interest expense; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary of the Issuer, Consolidated Interest Expense shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated Interest Expense attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries.

         "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Issuer or a Restricted Subsidiary of the Issuer in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Issuer except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary of the Issuer by such Person during such period, (c) gains or losses on Asset Sales by the Issuer or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses,
(e) the cumulative effect of changes in accounting principles, (f) any gain or loss, realized on the termination of any employee pension benefit plan, (g) the net income (but not net loss) of any Foreign Restricted Subsidiary of such specified Person to the extent that the transfer to that Person of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), or by operation of the terms of its charter or any agreement with a Person other than with such specified Person, instrument held by a Person other than by such specified Person, judgment, decree, order, statute, law, rule or governmental regulations applicable to such Subsidiary or its stockholders, except for any dividends or distributions actually paid by such Subsidiary to such Person, and (h) the tax effect of any of the items described in clauses (a) through (g) above.

         "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person.

         "Corporate Trust Office" means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which is, at the date as of which this Indenture is dated, located at 452 Fifth Avenue, New York, New York 10018.

         "Corporation" means a corporation, association, company, joint-stock company, limited liability company, partnership or business trust.

         "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (including reimbursement obligations with respect thereto, but excluding obligations with respect to trade letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements), (v) every Capital Lease Obligation of such Person, (vi) all Disqualified Stock issued by such Person, (vii) if such Person is a Restricted Subsidiary, all Preferred Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any contingent Debt, shall be the maximum principal amount thereof, (b) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, and (d) any Preferred Stock, shall be the maximum voluntary or involuntary liquidation preference plus accrued and unpaid dividends in respect thereof, in each case as of such time of determination. In no event shall "Debt" include any trade payable or accrued expenses arising in the ordinary course of business which are not more than 180 days past due or which are being contested in good faith and by appropriate proceedings.

         "Default" means any event that is, or with the passage of time or the giving of notice, or both, would be an Event of Default.

         "Defaulted Interest" has the meaning specified in Section 308.

         "Depositary" means DTC or, if DTC shall cease to be a clearing agency registered under the Exchange Act, any other clearing agency registered under the Exchange Act that is designated as the successor Depositary in an Issuer Order delivered to the Trustee.

         "Designated Senior Debt" of any Subsidiary Guarantor means all obligations under Permitted Senior Secured Debt Incurred by such Subsidiary Guarantor which has been designated by such Subsidiary Guarantor as "Designated Senior Debt" in the instrument or agreement pursuant to which such Designated Senior Debt is issued.

         "Disqualified Stock" of any Person means any Capital Stock of such Person that by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, is, in whole or in part, redeemable at the option of the holder thereof or otherwise matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise, but other than as a result of the death or disability of the holder thereof or the termination of the employment with the Issuer or one of its Subsidiaries of the holder thereof) or is convertible into or exchangeable (in each case at the option of the holder) for Debt, at any time prior to the final maturity of the Securities; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Issuer or its Restricted Subsidiary to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the final maturity date of the Securities shall not constitute Disqualified Stock if such provisions applicable to such Capital Stock provide that the Issuer and its Restricted Subsidiaries will not repurchase or redeem any such stock pursuant to such provisions prior to the repurchase of such Securities as are required to be repurchased pursuant to this Indenture upon an Asset Sale or a Change of Control.

         "Dollars" and "$" means such coins or currency of the United States of America which is legal tender for payment of public and private debts.

         "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

         "DTC" means The Depository Trust Company, a New York corporation.

         "Euroclear" means Euroclear S.A./N.V., as operator of the Euroclear System.

         "Event of Default" has the meaning specified in Section 501.

         "Exchange Act" refers to the Securities Exchange Act of 1934, as amended, and any successor act thereto.

         "Existing Debt" shall mean Debt of the Issuer and its Restricted Subsidiaries in existence on the Closing Date, including the Securities and the Subsidiary Guarantees.

         "Expiration Date" has the meaning specified in Section 104.

         "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

         "GAAP" means generally accepted accounting principles in the United States which are in effect on the Closing Date, consistently applied.

         "Global Security" means a Security that is registered in the Security Register in the name of a Depositary or a nominee thereof.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

         "Holder" means a Person in whose name a Security is registered in the Security Register.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. For the avoidance of doubt, the accretion of original issue discount shall not be deemed an Incurrence.

         "Indenture" means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

         "Indenture Documents" has the meaning specified in Section 901.

         "Interest Payment Date" means the Stated Maturity of an installment of interest on the Securities.

         "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

         "Internal Revenue Code" means the Internal Revenue Code of 1986 and any successor thereto.

         "Internet Service Business" means: (i) any business principally engaged in (a) the operation of an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or co-location services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment, products or services; or (b) the supply, provision, broadcast, delivery, distribution, collection or retrieval of information or content reasonably believed suitable for dissemination through the business, facilities or capacity of the Issuer or (ii) any business or property reasonably related to any of the foregoing. A good faith determination by a majority of the Board of Directors as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

         "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person. Notwithstanding the foregoing, "Investment" shall not include (i) deposits, partial payments or "earnest money" made in anticipation of a purchase or acquisition that would be a Permitted Investment when consummated, (ii) security deposits or prepayments with respect to operating leases or (iii) payments made in connection with the renewals or exercise of any option to renew an operating lease. For purposes of the definition of "Restricted Payment," the covenant described in Section 1011 and the covenant described in Section 1018, "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time of such redesignation equal to (x) the amount of such Investment immediately prior to such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer's Board of Directors.

         "Issue Date" has the meaning specified in Section 301.

         "Issuer" means the Person named as the "Issuer" in the first paragraph of this instrument until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture and thereafter "Issuer" shall mean such successor Person.

         "Issuer Request" or "Issuer Order" means a written request or order signed in the name of the Issuer by the Issuer's Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

         "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Maturity", when used with respect to any Security, means the date on which the principal of such Security becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

         "Mortgages" means the mortgages granted pursuant to the Security Documents on certain of the real property owned by certain Subsidiary Guarantors.

         "Net Cash Proceeds" means (i) with respect to any Asset Sale by any Person, cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (A) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Sale, (B) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, (C) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Sale and (D) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a Board Resolution; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Sale will be treated for all purposes of this Indenture and the Securities as a new Asset Sale at the time of such reduction with Net Cash Proceeds equal to the amount of such reduction, (ii) with respect to the issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Disqualified Stock that has been converted into or exchanged for Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale, conversion or exchange and net of any Consolidated Interest Expense attributable to any debt securities paid to the holders thereof prior to the conversion or exchange and net of taxes paid or payable as a result thereof.

     "Notice of Default" has the meaning specified in Section 602.

     "Obligations" means, with respect to the Issuer and each Subsidiary Guarantor, (a) the full and punctual payment of the principal of, and premium, if any, and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and such Subsidiary Guarantor, as applicable, under this Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer such Subsidiary Guarantor, as applicable, under this Indenture and the Securities.

     "Offer" has the meaning specified in the definition of Offer to Purchase.

     "Offer Expiration Date" has the meaning specified in the definition of Offer to Purchase.

     "Offer to Purchase" means a written offer (the "Offer"), a copy of which shall be delivered to the Trustee, sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the Securities Register on the date of the Offer offering to purchase up to the principal amount of Securities specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Offer Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Securities within five Business Days after the Offer Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of the Issuer and its Restricted Subsidiaries which the Issuer in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include
(i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the

Trustee pursuant to this Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Issuer's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase),
(iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

          (2)  the Offer Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the Outstanding Securities offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Securities accepted for payment (as specified pursuant to this Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Securities registered in the name of such Holder and that any portion of a Security tendered must be tendered in an integral of $1,000 principal amount;

          (6) the place or places where Securities are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that any Securities not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue or accrete in value, as applicable;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Security being accepted for payment pursuant to the Offer to Purchase (and duly paid for pursuant to the Offer to Purchase)and that such Security shall cease to accrue or accrete in value, as applicable, on and after the Purchase Date;

          (9) that each Holder electing to tender a Security pursuant to the Offer to Purchase will be required to surrender such Security at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Security being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Securities tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security the

               Holder tendered, the certificate number of the Security the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (a) if Securities in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Securities and (b) if Securities in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Securities having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Securities in denominations of $1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose Security is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Security so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Issuer and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may be inside or outside counsel for the Issuer, and who shall be reasonably acceptable to the Trustee.

     "Original Securities" means the Securities issued on the Closing Date and their Successor Securities.

     "Outstanding", when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

          (1) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

          (2) Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Securities; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefore satisfactory to the Trustee has been made; and

          (3) Securities which have been paid pursuant to Section 307 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a protected purchaser in whose hands such Securities are valid obligations of the Issuer; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by the Issuer or any other obligor upon the Securities or any Affiliate of the Issuer or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which a Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Issuer or any other obligor upon the Securities or any Affiliate of the Issuer or of such other obligor.

     "pari passu", when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

     "Paying Agent" means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Issuer.

     "Permitted Group" means any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) if the Permitted Holders have both the voting power and the dispositive power relating to more than 50% of the shares of Voting Stock of the Issuer beneficially owned by such person or group.

     "Permitted Holder" means (i) AIG/SUN America Investments, Inc., (ii) American General, (iii) AIM Capital Management, (iv) American Express Financial Advisors, (v) Goldman, Sachs & Co. Special Situations Investing, (vi) LC Capital Partners, LP, (vii) Lehman Brothers, (viii) Lord Abbett, (ix) Mackay Shields,
(x) Morgan Stanley Asset Management, (xi) Oppenheimer Funds, (xii) Putnam Investments, (xiii) Romulus Holdings, Inc., (xiv) Triage Capital Management and
(xv) with respect to each of the foregoing, any majority-owned Affiliate thereof.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means (i) an Investment in the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided that such Person's primary business or the assets to be transferred or conveyed are reasonably related, ancillary or complementary to the Internet Service Business; (ii) Cash Equivalents; (iii) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received (x) in satisfaction of judgments or (y) in connection with the sale or disposition of a Person, assets or business; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (vi)

Permitted Interest Rate or Currency Agreements; (vii) loans or advances to officers or employees of the Issuer or any Restricted Subsidiary that do not in the aggregate exceed $5.0 million at any time outstanding; (viii) Strategic Investments, provided that the aggregate amount of Investments made pursuant to this clause does not exceed $15.0 million; and (ix) accounts receivable in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which the Issuer has determined that collection is not likely or as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Issuer or any Restricted Subsidiary, in each case as to debt owing to the Issuer or any Restricted Subsidiary that arose in the ordinary course of business of the Issuer or such Restricted Subsidiary).

     "Permitted Lien" means any Lien on the assets of the Issuer or any Restricted Subsidiary permitted under Section 1013.

     "Permitted Senior Secured Debt" means Debt (x) Incurred by Issuer and/or any Restricted Subsidiary (i) pursuant to one or more senior commercial term loan and/or revolving credit facilities (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements, (ii) in the form of, or represented by, bonds or other securities or (iii) with respect to any Restricted Subsidiary, consisting of a Guarantee of Debt of the Issuer which is Permitted Senior Secured Debt, and in each case any replacement, extension, renewal, amendment, restatement, refinancing or refunding thereof; provided that the aggregate principal amount of all Permitted Senior Secured Debt, at any one time outstanding, shall not exceed $20.0 million, less any amounts derived from Asset Sales and applied to the permanent reduction of Permitted Senior Secured Debt (and a permanent reduction of the related commitment to lend or amount to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by Section 1015 and (y) which may be secured by Liens having the same or senior priority to the Liens securing the Securities.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

     "Plan" has the meaning set forth in the recitals hereto.

     "Predecessor Security" of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 307 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

     "Purchase Amount" has the meaning specified in the definition of Offer to Purchase.

     "Purchase Date" has the meaning specified in the definition of Offer to Purchase.

     "Purchase Money Secured Debt" of any Person means Debt (whether provided by a vendor or a third party) of such Person secured by a Lien on real or personal property of such Person which Debt (a) constitutes all or a part of the purchase price or construction cost of such property or (b) is Incurred prior to, at the time of or within 180 days after the latter of the acquisition or the substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that
(w) the Debt so incurred does not exceed 100% of the purchase price or construction cost of such property and related expenses, (x) such Lien does not extend to or cover any property other than such item of property and any improvements on such item and proceeds thereof, (y) the purchase price or construction cost for such property is or should be included in "addition to property, plant and equipment" in accordance with GAAP, and (z) the purchase or construction of such property is not part of any acquisition of a Person or business unit or line of business.

     "Purchase Price" has the meaning specified in the definition of Offer to Purchase.

     "Qualified Consideration" shall mean: (i) cash; (ii) Cash Equivalents;
(iii) any securities or other obligations that are converted into or exchanged for cash or Cash Equivalents within 90 days after the Asset Sale or (iv) unsubordinated liabilities of the Issuer or the liabilities of a Restricted Subsidiary assumed by the transferee (or its designee) such that the Issuer or such Restricted Subsidiary has no further liability therefor, the amount of the liability to be determined in accordance with GAAP.

     "Redemption Date", when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

     "Redemption Price", when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

     "Regular Record Date" for the interest payable on any Interest Payment Date means the [ ] (whether or not a Business Day) next preceding such Interest Payment Date.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Required Filing Date" has the meaning specified in Section 1019.

     "Responsible Officer", when used with respect to the Trustee, means any officer of the Trustee with responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "Restricted Payment Basket" has the meaning specified in Section 1011.

     "Restricted Payments" has the meaning specified in Section 1011.

     "Restricted Subsidiary" means any Subsidiary of the Issuer, whether existing on or after the date of this Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

     "Securities" has the meaning specified in the first paragraph of the recitals to this instrument.

     "Securities Act" means the Securities Act of 1933, as amended, and any successor act thereto.

     "Security Agreement" means the Security Agreement, dated as of the Closing Date, by and among the Issuer, the Collateral Agent and the Trustee.

     "Security Documents" means the Security Agreement, any Subsidiary Security Agreements, the Mortgages and any other document or agreement that secures the Securities or the Subsidiary Guarantees.

     "Security Register" and "Security Registrar" have the respective meanings specified in Section 306.

     "Significant Subsidiary" means any Subsidiary Guarantor and any other Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC. For purposes of Section 501(8) and Section 501(9) hereof only, the term "Significant Subsidiary" shall also include any group of Restricted Subsidiaries that, taken as a whole as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries, would constitute a Significant Subsidiary.

     "Special Record Date" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 308.

     "Stated Maturity", when used with respect to any Security or any installment of interest thereon, means the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.

     "Strategic Investment" means an Investment in any Person (other than an Unrestricted Subsidiary of the Issuer) whose primary business is reasonably related, ancillary or complementary to the Internet Service Business, and such Investment is determined by the Board of Directors of the Issuer to promote or significantly benefit the businesses of the Issuer and its Restricted Subsidiaries on the date of such Investment.

     "Subordinated Obligation" means any Debt of the Issuer or a Subsidiary Guarantor, as the case may be (whether outstanding on the Closing Date or thereafter Incurred), which is subordinate or junior in right of payment to the Securities or the Subsidiary Guarantees, as applicable, whether pursuant to a written agreement to that effect or by operation of law; provided, however, that any Debt which would constitute a Subordinated Obligation but for provisions thereof giving holders thereof the right to require the Issuer or a Restricted Subsidiary to repurchase or redeem such Subordinated Obligation upon the occurrence of an asset sale or a change of control occurring prior to the final maturity of the Securities shall constitute a Subordinated Obligation if such provisions applicable to such Subordinated Obligation are no more favorable to the holders of such Debt than the provisions applicable to the Securities contained in Sections 1015 or 1016, respectively, and such provisions applicable to such Debt specifically provide that the Issuer and its Restricted Subsidiaries will not repurchase or redeem any such Debt pursuant to such provisions prior to the repurchase of such Securities as are required to be repurchased pursuant to Section 1015 or Section 1016, as the case may be.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Subsidiary Guarantor" means each Domestic Restricted Subsidiary other than ATC Merger Corp., a New York corporation, and any other Person that becomes a Subsidiary Guarantor pursuant to Section 1024.

     "Subsidiary Guaranty" means a Guarantee on the terms set forth in this Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Securities.

     "Subsidiary Security Agreement" means a Security Agreement by and between a Subsidiary Guarantor, the Trustee and the Collateral Agent, in which such Subsidiary Guarantor grants liens on its assets to secure the Securities and its Subsidiary Guaranty.

     "Successor Security" of any particular Security means every Security issued after, and evidencing all or a portion of the same debt as that evidenced by, such particular Security; and, for the purpose of this definition, any Security authenticated and delivered under Section 307 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed, except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

     "Trustee" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean such successor Trustee.

     "Unrestricted Subsidiary" has the meaning set forth in Section 1018.

     "U.S. Government Securities" means securities that are direct obligations of the United States of America, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of a direct claim upon the instruments described above and money market mutual funds that invest solely in such securities. Such securities may not be callable at the option of the issuer thereof.

     "U.S. Person" means (i) any natural person resident in the United States,
(ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person) and (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities

Act who are not natural persons, estates or trusts); provided, however, that the term a "U.S. Person" does not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(k)(2) of Regulation S under the Securities Act and any other similar international organizations, and its agencies, affiliates and pension plans.

     "Vice President", when used with respect to the Issuer, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) at such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     Section 102 Compliance Certificates and Opinions. Upon any application or request by the Issuer to the Trustee to take any action under any provision of this Indenture, the Issuer shall furnish to the Trustee such certificates and opinions as may be required under the Trust Indenture Act. Each such certificate or opinion shall be given in the form of an Officers' Certificate, if to be given by an officer of the Issuer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirement set forth in this Indenture.

     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include (in form reasonably satisfactory to the Trustee):

          (1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

          (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (which, in the case of an Opinion of Counsel and if permitted under the Trust Indenture Act, may be limited to reliance on an Officers' Certificate as to matters of fact); and

          (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

     Section 103 Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

     Any certificate or opinion of an officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

     Section 104 Acts of Holders; Record Date. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee in accordance with
Section 105 hereof, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section.

     The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

     The ownership of Securities shall be proved by the Security Register. Except to the extent otherwise expressly provided in this Indenture, any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Security.

     For purposes of this Indenture, any action by the Holders which may be taken in writing may be taken by electronic means or as otherwise reasonably acceptable to the Trustee.

     The Issuer may set any day as a record date for the purpose of determining the Holders of Outstanding Securities entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by

Holders of Securities, provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such matter referred to in the foregoing sentence, the record date for any such matter shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 701) prior to such first solicitation. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities on such record date, and no other Holders, shall be entitled to take the relevant action, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities on such record date. Nothing in this paragraph shall be construed to prevent the Issuer from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Securities on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Securities in the manner set forth in Section 106.

     The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Securities entitled to join in the giving or making of (i) any declaration of acceleration referred to in Section 502, (ii) any request to institute proceedings referred to in Section 507(2) or (iii) any direction referred to in Section 512. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Securities on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer's expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer in writing and to each Holder of Securities in the manner set forth in Section 106.

     With respect to any record date set pursuant to this Section, the party hereto which sets such record dates may designate any day as the "Expiration Date" and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Securities in the manner set forth in Section 106, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

     Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Security may do so with regard to all or any part of the principal amount of such Security or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

     Section 105 Notices, Etc., to Trustee and Issuer. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

             (1) the Trustee, by any Holder or by the Issuer, shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing, to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Administration, or

             (2) the Issuer, by the Trustee or by any Holder, shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, or delivered to the Issuer addressed to it at the address of its principal office specified in the first paragraph of this instrument, unless the Issuer shall notify the Trustee in writing of any other address, in which case at such other address.

     Section 106 Notice to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice, with a copy to the Trustee at the same time mailed or delivered in accordance with Section 105(1) hereof. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

     Section 107 Conflict with Trust Indenture Act. If any provision hereof qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be. Until such time as this Indenture shall be qualified under the Trust Indenture Act, this Indenture, the Issuer and the Trustee shall be deemed for all purposes hereof to be subject to and governed by the Trust Indenture Act to the same extent as would be the case if this Indenture were so qualified on the date hereof.

     Section 108 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

     Section 109 Successors and Assigns. All covenants and agreements in this Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

     Section 110 Separability Clause. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 111 Benefits of Indenture. Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Indenture.

     Section 112 Governing Law. THIS INDENTURE AND THE SECURITIES AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND NOT THE LAWS OF CONFLICTS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) OF THE STATE OF NEW YORK.

     Section 113 Legal Holidays. In any case where any Interest Payment Date, Redemption Date or, Purchase Date of any Security shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Securities and except as set forth below) payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Purchase Date, provided that no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, Redemption Date or Purchase Date, as the case may be. In any case where the Stated Maturity of any Security shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Securities) payment of interest, principal and premium, if any, shall not be made on such date, but shall be made on the preceding Business Day with the same force and effect as if made at the Stated Maturity, provided that the interest that shall accrue with respect to such payment for the period up to the Stated Maturity shall not be reduced by the operation of this sentence.

     Section 114 No Recourse Against Others. A director, officer, employee, stockholder or incorporator, as such, of the Issuer or any Subsidiary Guarantor shall not have any liability for any Obligations of the Issuer or such Subsidiary Guarantor under the Securities, this Indenture or the Security Documents or for any claim based on, in respect of or by reason of such Obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Securities.

     Section 115 Duplicate Originals. All parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

                                   ARTICLE TWO

                                 SECURITY FORMS

     Section 201 Forms Generally. The Securities, Notation of Subsidiary Guarantees and the Trustee's certificates of authentication shall be in substantially the forms set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by its execution of the Securities.

     The definitive Securities shall be printed, lithographed or engraved or produced by any combination of these methods on steel engraved borders or may be produced in any other manner provided that such manner is permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

     Upon their original issuance, Securities shall be issued in the form of one or more Global Securities registered in the name of DTC, as Depositary, or its nominee and deposited with the Trustee, as custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Securities represented thereby (or such other accounts as they may direct).

     Section 202 Form of Face of Security. [IF THE SECURITY IS A GLOBAL SECURITY, THEN INSERT -- THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

     [IF THE SECURITY IS A GLOBAL SECURITY AND THE DEPOSITORY TRUST COMPANY IS TO BE THE DEPOSITARY THEREFOR, THEN INSERT -- UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

                               GLOBIX CORPORATION

                        11% Senior Secured Notes due 2008

CUSIP No. [_____ _____]


No. __________
$_____________

     Globix Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the "Issuer", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promise to pay to __________________, or registered assigns, the principal sum of _____________________ Dollars (such amount the "principal amount" of this Security) [IF THE SECURITY IS A GLOBAL SECURITY, THEN INSERT -- , or such other principal amount as may be set forth in the records of the Trustee as referred to in accordance with the Indenture,] on [_________] and to pay interest thereon from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable in arrears annually on [_________] in each year, commencing [ ] at the rate of 11% per annum, until the principal hereof is paid or made available for payment. Interest so payable shall be (a) for the two-year period following the Closing Date, payable in kind by the issuance of additional Securities with terms identical to this Security (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due ("Additional Securities"); (b) for the two-year period thereafter, payable in cash or, at the Issuer's option when authorized by a Board Resolution, in Additional Securities, or in any combination of cash and Additional Securities; and (c) thereafter until the principal hereof is paid or made available for payment, payable in cash. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the [_________] or [_________] (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee in accordance with Section 308 of the Indenture, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on this Security shall be computed on the basis set forth in the Indenture.

     Payment of the principal of (and premium, if any) and any such interest on this Security [IF THIS SECURITY IS A GLOBAL SECURITY, THEN INSERT -- shall be made by deposit of Additional Securities, in the case of interest payable in kind, or by wire transfer of immediately available funds, in the case of interest payable in cash, to the accounts specified by the Holder of this Security, provided, however] [INSERT IF THE SECURITY IS NOT A GLOBAL SECURITY -- will be made at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, New York, maintained for such purpose and at any other office or agency maintained by the Issuer for such purpose, in Securities, in the case of interest payable in kind, or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, in the case of interest payable in cash; provided, however, that all payments of the principal (and premium, if any) and interest on Securities to the extent paid in cash, the Holders of which hold more than $5.0 million in principal amount and have given wire transfer instructions to the Issuer or its agent at least 10 Business Days prior to the applicable payment date, shall be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions; provided, further,] that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register.

     In the event that this Security is considered not to be publicly offered for purposes of Treasury Regulation section 1.1275-3(b)(1), the holder has notice that this Security was issued, for federal income tax purposes, with original issue discount. For information on the issue price, the amount of original issue discount, the issue date and the yield to maturity of this Security for federal income tax purposes, the holder should contact:

     The Office of the Chief Financial Officer
     Globix Corporation
     139 Centre Street
     New York, NY 10013

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: ____________, _____.

                                            GLOBIX CORPORATION



                                            By:_______________________________
                                               Name:
                                               Title:

                                               _______________________________
                                               Name:
                                               Title:

     Section 203 Form of Reverse of Security. This Security is one of a duly authorized issue of Securities of the Issuer designated as its 11% Senior Notes due 2008 (herein called the "Securities"), issued and to be issued under an Indenture, dated as of [_________], 2002 (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), among the Issuer, the Subsidiaries acting as Subsidiary Guarantors and HSBC Bank USA, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

     The payment of principal of and interest on the Securities is secured by the Liens of the Security Documents pursuant to, and subject to the terms (including the provisions of Article Thirteen) of this Indenture), the Security Agreement and the other Security Documents.

     The Securities are subject to redemption, at the option of the Issuer, in whole or in part, at any time and from time to time on or after the Closing Date and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Securities to be redeemed at such Holder's address appearing in the Security Register, in amounts of $1,000 (or such lesser amount if the entire principal amount of such Security is redeemed) or an integral multiple of $1,000, at the Redemption Price of 100% of the principal amount plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the immediately preceding Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) unless a Change of Control has occurred and the Issuer has not consummated an Offer to Purchase in connection therewith, in which case the Redemption Price shall be 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but excluding the Redemption Date. All accrued and unpaid interest must be paid in cash.

     The Securities do not have the benefit of any sinking fund obligations.

     In the event of redemption or purchase pursuant to an Offer to Purchase of this Security in part only, a new Security or Securities for the unredeemed or unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

     If an Event of Default shall occur and be continuing, there may be declared due and payable the principal amount of (together with accrued and unpaid interest on) the Securities, in the manner and with the effect provided in the Indenture.

     The Indenture provides that, subject to certain conditions, if (i) certain Net Cash Proceeds are available to the Issuer as a result of an Asset Sale or
(ii) a Change of Control occurs, the Issuer shall be required to make an Offer to Purchase for all or a specified portion of the Securities.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Subsidiary Guarantors and the rights of the Holders of the Securities under the Indenture and the Security Documents at any time by the Issuer, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Issuer with certain provisions of the Indenture and the Security Documents and certain past defaults under the Indenture and its consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Securities at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction inconsistent with such request and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to certain suits described in the Indenture, including any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein (or, in the case of redemption, on or after the Redemption Date or, in the case of any purchase of this Security required to be made pursuant to an Offer to Purchase, on the Purchase Date).

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities are issuable only in registered form without coupons in denominations of $1.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     A director, officer, employee, stockholder or incorporator, as such, of the Issuer or a Subsidiary Guarantor shall not have any liability for any Obligations of the Issuer or such Subsidiary Guarantor under this Security or the Indenture or for any claim based on, in respect of, or by reason of such Obligations or their creation. Each Holder by accepting this Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of this Security.

     Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

     Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     The Indenture and this Security and the rights of the parties thereunder and hereunder shall be governed by, and construed in accordance with, the internal laws and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York) of the State of New York.

                                 ASSIGNMENT FORM

                To assign this Security, fill in the form below:
                (I) or (we) assign and transfer this Security to

                  (Insert assignee's soc. sec. or tax I.D. no.)





              (Print or type assignee's name, address and zip code)

and irrevocably appoint
agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:________________________




Dated:_______________________              Your Signature: _____________________
                                           (sign exactly as name appears on the
                                           other side of this Security)


Signature Guarantee: ___________________________________________________________
                    (Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program ("STAMP"), the Stock Exchange Medallion Program ("SEMP"), the New York Stock Exchange, Inc. Medallion Signature Program ("MSP") or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

                       OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Security purchased in its entirety by the Issuer pursuant to Section 1015 or 1016 of the Indenture, check the box:

     [_]

     If you want to elect to have only a part of this Security purchased by the Issuer pursuant to Section 1015 or 1016 of the Indenture, state the amount:

     $____________

Dated: Your Signature:_________________________________________________________
                      (Sign exactly as name appears on the other side of this Security)

Signature Guarantee:___________________________________________________________
                      (Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.)

     Section 204 Form of Trustee's Certificate of Authentication. The Certificate of Authentication shall be in substantially the following form:

     This is one of the Securities referred to in the within-mentioned
Indenture.

HSBC Bank USA,
as Trustee

By ______________________________
     Authorized Officer

     Section 205 Form of Notation of Subsidiary Guarantee. The form of Notation of Subsidiary Guarantee shall be in substantially the following form:

                              SUBSIDIARY GUARANTEE

     Subject to the limitations set forth in the Indenture, the Subsidiary Guarantors (as defined in the Indenture referred to in this Security and each hereinafter referred to as a "Subsidiary Guarantor," which term includes any successor or additional Subsidiary Guarantor under the Indenture) have jointly and severally, irrevocably and unconditionally guaranteed (a) the due and punctual payment of the principal (and premium, if any) of and interest on the Securities, whether at Stated Maturity, by acceleration, call for Redemption, upon an Offer to Purchase or otherwise, (b) the due and punctual payment of interest on the overdue principal of and interest on the Securities to the extent lawful, (c) the due and punctual performance of all other Obligations of the Issuer and the Subsidiary Guarantors to the Holders under the Indenture, the Securities and the Security Documents and (d) in case of any extension of time of payment or renewal of any Securities or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, call for Redemption, upon an Offer to Purchase or otherwise. Capitalized terms used herein shall have the same meanings assigned to them in the Indenture unless otherwise indicated.

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

     Payment on each Security is guaranteed, jointly and severally, by the Subsidiary Guarantors pursuant to Article Fourteen of the Indenture and reference is made to such Indenture for the precise terms of the Subsidiary Guarantees.

     The Obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable Federal, State or foreign bankruptcy law or not otherwise being void, voidable or unenforceable under any such applicable bankruptcy law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Certain of the Subsidiary Guarantors may be released from their Subsidiary Guarantees upon the terms and subject to the conditions provided in the Indenture.

     The Subsidiary Guarantee shall be binding upon each Subsidiary Guarantor listed below and its successors and assigns and shall inure to the benefit of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions in the Indenture.

                  [Remainder of page intentionally left blank.]

____________________________________________



By: ________________________________________

Name: ______________________________________

Title: _____________________________________




____________________________________________



By: ________________________________________

Name: ______________________________________

Title: _____________________________________




                                 ARTICLE THREE

                                 THE SECURITIES

         Section 301 Title and Terms. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is limited to $120.0 million except for Additional Securities and Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 304, 305, 306, 307, 906 or 1108 or in connection with an Offer to Purchase pursuant to Section 1015 or 1016 (all Securities referred to in this exception being deemed "Substitute Securities"). On the Closing Date, the Issuer shall not issue in excess of $120.0 million in aggregate principal amount of Securities.

         The Securities shall be known and designated as the "11% Senior Notes due 2008" of the Issuer. Their final maturity date shall be [ ], 2008 and they shall bear interest at the rate of 11% per annum, from the Closing Date in the case of the Original Securities, the applicable date of issuance in the case of Additional Securities (and "Issue Date") or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, regardless of when issued, payable annually in arrears on [ ], commencing [ ], 2002 until the principal thereof is paid or made available for payment. Interest so payable shall be, (a) for the two-year period following the Closing Date, payable in kind by the issuance of additional Securities with terms identical to this Security (other than with respect to the date of issuance) in such principal amount as shall equal the interest payment that is then due ("Additional Securities"); (b) for the two-year period thereafter, payable in cash or at the Issuer's option when authorized by a Board Resolution, in Additional Securities or in any combination of cash and Additional Securities; and (c) thereafter until the principal hereof is paid or made available for payment, payable in cash. The Securities issued on the Closing Date and any Additional Securities shall be treated as a single class for all purposes under this Indenture.

         The principal of (and premium, if any) and interest on the Securities shall be payable at the office or agency of the Issuer in the Borough of Manhattan, The City of New York maintained for such purpose and at any other office or agency maintained by the Issuer for such purpose or, in the case of a Global Security, shall be paid by wire transfer of immediately available funds or Additional Securities, as determined by the Company pursuant to Section 301 hereof, to the accounts specified by the Holders of the Securities; provided, however, that at the option of the Issuer payment of interest payable in cash may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         The Securities shall be subject to repurchase by the Issuer pursuant to an Offer to Purchase as provided in Sections 1015 and 1016.

         The Securities shall be redeemable as provided in Article Eleven.

         The Securities shall be subject to defeasance and covenant defeasance as provided in Article Twelve.

         The Securities shall not have the benefit of any sinking fund obligation.

         Section 302 Denominations. The Securities shall be issuable only in registered form without coupons and only in denominations of $1.00 and any integral multiples thereof.

         Section 303 Execution, Authentication, Delivery and Dating. The Securities shall be executed on behalf of the Issuer by any two of the Chairman of the Board, Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer, the Treasurer or any Assistant Treasurer. The signature of any of these officers on the Securities may be manual or facsimile.

         Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of an Issuer shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices at the time of the authentication and delivery of such Securities or did not hold such offices at the date of issuance of such Securities.

         At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Securities executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Securities; and the Trustee in accordance with the Issuer Order shall authenticate and make available for delivery such Securities as provided in this Indenture and not otherwise.

         Each Security shall be dated the date of its authentication.

         No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder.

         Section 304 Temporary Securities. Pending the preparation of definitive Securities, the Issuer may execute, and upon Issuer Order, the Trustee shall authenticate and deliver, temporary Securities, which Securities are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as evidenced by their execution thereof.

         If temporary Securities are issued, the Issuer will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at any office or agency of the Issuer designated pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation (which cancellation shall be only by the Trustee) of any one or more temporary Securities, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Securities of authorized denominations. Until so exchanged, the temporary Securities shall in all respects be entitled to the same rights and benefits under this Indenture as definitive Securities.

        Section 305 Global Securities.

                    (a) Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated by the Issuer for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

                    (b) Notwithstanding any other provision in this Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (i) such Depositary (A) has notified the Issuer that it is unwilling or unable to continue as Depositary for such Global Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act, and in either case the Issuer fails to appoint a successor Depositary within 120 days of such notice, (ii) the Issuer executes and delivers to the Trustee an Issuer Order stating that it elects to cause the issuance of the Securities in certificated form and that all Global Securities shall be exchanged in whole for Securities that are not Global Securities (in which case such exchange shall be effected by the Trustee) or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities.

                    (c) If any Global Security is to be exchanged for other Securities or cancelled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Security Registrar, for exchange or cancellation as provided in this Article Three. If any Global Security is to be exchanged for other Securities or cancelled in part, or if another Security is to be exchanged in whole or in part for a beneficial interest in any Global Security, then either (i) such Global Security shall be so surrendered for exchange or cancellation as provided in this Article Three or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or cancelled, or equal to the principal amount of such other Security to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Trustee, as Security Registrar, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Security, the Trustee shall, as provided in this Article Three, authenticate and deliver any Securities issuable in exchange for such Global Security (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Trustee in connection with the occurrence of any of the events specified in the preceding paragraph, the Issuer shall promptly make available to the Trustee a reasonable supply of Securities that are not in the form of Global Securities. The Trustee shall be entitled to rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article Three if such order, direction or request is given or made in accordance with the Applicable Procedures and in accordance with all applicable laws.

                 (d) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, whether pursuant to this Article Three or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

                 (e) The Depositary or its nominee, as registered owner of a Global Security, shall be the Holder of such Global Security for all purposes under this Indenture and the Securities and owners of beneficial interests in a Global Security shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner's beneficial interest in a Global Security will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members.

        Section 306 Registration, Registration of Transfer and Exchange Generally. The Issuer shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Issuer designated pursuant to Section 1002 being herein sometimes collectively referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Securities and of transfers and exchanges of Securities. The Trustee is hereby appointed "Security Registrar" for the purpose of registering Securities and transfers and exchanges of Securities as herein provided.

         Subject to the other provisions of this Indenture regarding restrictions on transfer, upon surrender for registration of transfer of any Security at an office or agency of the Issuer designated pursuant to Section 1002 for such purpose, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

         At the option of the Holder, and subject to the other provisions of this Section 306, Securities may be exchanged for other Securities of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture upon surrender of the Securities to be exchanged at any such office or agency. Whenever any Securities are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, the Securities which the Holder making the exchange is entitled to receive.

         All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

         Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

         No service charge shall be made for any registration of transfer or exchange of Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 305, 306, 906, or 1108 or in accordance with any Offer to Purchase pursuant to Section 1015 or 1016, and in any such case not involving any transfer.

         The Issuer and the Trustee shall not be required (i) to issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Securities selected for redemption under Section 1104 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part.

         Each Holder of a Security agrees to indemnify the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder's Security in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

         The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

         Section 307 Mutilated, Destroyed, Lost and Stolen Securities. If any mutilated Security is surrendered to the Trustee, the Issuer shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

         If there shall be delivered to the Issuer and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by either of them to save each of them and any agent of either of them completely harmless, then, in the absence of notice to the Issuer or the Trustee that such Security has been acquired by a protected purchaser, the Issuer shall execute and upon its written request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

         In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Security, pay such Security.

         Upon the issuance of any new Security under this Section, the Issuer and the Trustee (without duplication) may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and reasonable attorneys' fees) connected therewith.

         Every new Security issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

         The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

        Section 308 Payment of Interest; Interest Rights; Preserved. Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

        Any interest on any Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "Defaulted Interest") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder on such date, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

                    (1) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of Additional Securities or money, as determined by the Company pursuant to Section 301 hereof, equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such Additional Securities or money, as applicable, when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date and, in the name and at the sole expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Security Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (2).

                    (2) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Clause, such manner of payment shall be deemed practicable by the Trustee in its reasonable judgment.

        Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration, transfer, or in exchange for, or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

         Section 309 Persons Deemed Owners. Prior to due presentment of a Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 308) interest on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

         None of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Security in global form, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, with respect to any Security in global form, nothing herein shall prevent the Issuer or the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Security in global form or impair, as between such Depositary and owners of beneficial interests in such Security in global form, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as a Holder of such Security in global form.

         Section 310 Cancellation. All Securities surrendered for payment, redemption, registration of transfer or exchange or pursuant to any Offer to Purchase pursuant to Section 1015 or 1016 shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by, and only by, the Trustee. The Issuer may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly canceled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section, except as expressly permitted by this Indenture. All canceled Securities held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures unless the Trustee is otherwise directed by an Issuer Order; provided, that in no event shall the Trustee be required to destroy such canceled Securities.

         Section 311 CUSIP Numbers. The Issuer in issuing the Securities may use "CUSIP" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP" numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the "CUSIP" numbers.

         Section 312 Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

         Section 313 Additional Securities. In the event the Company determines to issue Additional Securities pursuant to Section 301, the Company shall deliver an Issuer Order and Additional Securities as required by Section 303 and an Officer's Certificate setting forth the following information:

              (a) the aggregate principal amount of such Additional Securities to be authenticated and delivered on the applicable Issue Date; and

              (b) the proposed Issue Date of such Additional Securities, which shall be an Interest Payment Date.

         If the proposed Issue Date occurs during the period ______________, 2004 to ___________, 2006 and the Issuer elects to pay interest in Additional Securities or in a combination of cash and Additional Securities, the Issuer shall deliver at least 5 Business Days prior to the Regular Record Date the Officer's Certificate, and Board Resolution required by Section 301 and shall provide notice of such election (including the amounts allocated to cash and Additional Securities, if applicable) to all Holders in the manner provided in
Section 106.


                                  ARTICLE FOUR

                           SATISFACTION AND DISCHARGE

         Section Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Securities herein expressly provided for), and the Trustee, on written demand of and at the sole expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture (including, but not limited to, Article Twelve hereof), when:

         (1)     either

                 (A) all Securities theretofore authenticated and delivered
                     (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 307 and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in
                     Section 1003) have been delivered to the Trustee for cancellation or

                 (B) all such Securities not theretofore delivered to the Trustee for cancellation

                      (i)      have become due and payable, or

                      (ii) will become due and payable at its Stated Maturity within one year, or

                      (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the sole expense, of the Issuer, and the Issuer, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in cash or U.S. Government Securities sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be including, without limitation, the payment of all fees and expenses of the Trustee, its agents and counsel;

         (2) Sums payable hereunder by the Issuer including, without limitation, the payment of all fees and expenses of the Trustee, its agents and counsel; and

            (3) the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture pursuant to this Article Four, the obligations of the Issuer to the Trustee under Section 607, the obligations of the Issuer to any Authenticating Agent under Section 614 and, if money shall have been deposited with the Trustee pursuant to subclause
(B) of Clause (i) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive.

     Section 402 Application of Trust Money. Subject to the provisions of last paragraph of Section 1003, all money deposited with the Trustee pursuant to
Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

     Section 403 Repayment of the Issuer. The Trustee and the Paying Agent shall promptly pay to the Issuer upon written request any excess money or securities held by them at any time.

     The Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided that the Issuer shall have either caused notice of such payment to be mailed to each Holder of the Securities entitled thereto no less than 30 days prior to such repayment or within such period shall have published such notice in a financial newspaper of widespread circulation published in The City of New York, including, without limitation, The Wall Street Journal (national edition). After payment to the Issuer, Holders entitled to the money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

     Section 404 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer's and Subsidiary Guarantor's obligations under this Indenture, the Notes, the Security Documents and the Subsidiary Guarantees shall be revived and reinstated as though no deposit has occurred pursuant to Section 401 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 402; provided, however, that if the Issuer or a Subsidiary Guarantor has made any payment of interest on or principal of any Securities because of the reinstatement of their Obligations, the Issuer or such Subsidiary Guarantor shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.


                                  ARTICLE FIVE

                                    REMEDIES

     Section 501 Events of Default. "Event of Default", wherever used, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

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

               (1) failure to pay principal of (or premium, if any, on) any Security when due (whether at Stated Maturity or upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

               (2) failure to pay interest on any Security when due, and in the case of cash interest, such default continues for a period of 30 days;

               (3) default in the payment of principal and interest on Securities required to be purchased pursuant to an Offer to Purchase pursuant to Section 1015 or 1016 when due and payable;

               (4) failure to perform or comply with the provisions contained in Article Eight;

               (5) failure to perform any other covenant or agreement of the Issuer or any Subsidiary Guarantor under the Indenture, the Securities or the Security Documents and such failure continues for 60 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of outstanding Securities;

               (6) (i) any default by the Issuer or any Restricted Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10.0 million under any agreement, indenture or instrument evidencing Debt when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holders of such Debt shall have the right to accelerate such Debt, or (ii) any event of default as defined in any agreement, indenture or instrument of the Issuer or any Restricted Subsidiary evidencing Debt in excess of $10.0 million shall have occurred and the Debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

               (7) the rendering of a final judgment or judgments against the Issuer or any Restricted Subsidiary in an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

               (8)  the entry by a court having jurisdiction in the premises of
                    (A) a decree or order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable U.S. Federal or State or other applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer or any Significant Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable U.S. Federal or State, or other applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary or of any substantial part of the property of the Issuer or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

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

               (9) the commencement by the Issuer or any Significant Subsidiary of a voluntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Issuer or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Issuer or such Significant Subsidiary in an involuntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or a Significant Subsidiary, or the filing by the Issuer or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable U.S. Federal or State, or other applicable law, or the consent by the Issuer or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or of substantially all of the property of the Issuer or any Significant Subsidiary, or the making by the Issuer or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by the Issuer or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or any Significant Subsidiary in furtherance of any such action;

               (10) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days or the enforceability thereof shall be contested by the Issuer or any Subsidiary Guarantor; or

               (11) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of this Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

     Section 502 Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 501(8) or (9)) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the Securities to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration the principal, or premium, if any, and any accrued interest on all Outstanding Securities shall become immediately due and payable. If an Event of Default specified in Section 501(8) or (9) occurs, the principal of and any accrued interest on the Securities then Outstanding shall ipso facto become immediately due and payable without any declaration or other Act on the part of the Trustee or any Holder. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) of Section 501 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) of Section 501 shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided

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

that no judgment or decree for the payment of the money due on the Securities has been obtained by the Trustee as provided in this Indenture.

     At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

               (1) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

                    (A) the principal of (and premium, if any, on) any Securities which have become due otherwise than by such declaration of acceleration (including any Securities required to have been purchased on the Purchase Date pursuant to an Offer to Purchase made by the Issuer) and, to the extent that payment of such interest is lawful, any interest thereon at the rate provided therefor in the Securities,

                    (B) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Securities, and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due under Section 607; and

               (2) all Events of Default, other than the non-payment of the principal of (and premium, if any) or interest on, the Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in
                    Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

     Section 503 Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if there is:

               (1) a default in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

               (2) a default in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof or, with respect to any Security required to have been purchased pursuant to an Offer to Purchase made by the Issuer, at the Purchase Date thereof, the Issuer will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal (and premium, if any) and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate provided therefor in the Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any amounts due the Trustee under
Section 607 hereof.

     If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due

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

and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Securities, wherever situated.

     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     Section 504 Trustee May File Proofs of Claim. In case of any judicial proceeding relative to the Issuer or any other obligor upon the Securities, or its property or its creditors, the Trustee (irrespective of whether the principal of the Securities then shall be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee has made any demand on the Issuer for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee (including any claim for reasonable compensation, expenses, disbursements and advances of the Trustee, its agents or counsel) allowed in any such proceeding. In particular, the Trustee shall be authorized to collect, receive and distribute any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount owed to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts the Trustee is entitled to receive under
Section 607.

     No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. To the extent that payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 607 hereof out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien and shall be paid out of any and all distributions, dividends, money, securities and other properties which the Holders of the Securities may be entitled to receive in such proceedings whether in liquidation or under any plan of reorganization or arrangement or otherwise.

     Section 505 Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 607 hereof, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.

     Section 506 Application of Money Collected. Money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation

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

of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

             FIRST: To the payment of all amounts (including, without limitation, the reasonable compensation, expenses, disbursements and advances due the Trustee, its agents and counsel and any other amounts) due to the Trustee under Section 607; and

             SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Securities due to the Holders in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal (and premium, if any) and interest, respectively; and

             THIRD: To the Issuer or the Subsidiary Guarantors or to such other party as a court of competent jurisdiction shall direct.

     The Trustee may fix a record date and payment date for any payment to Holders of Securities pursuant to this Section 506. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid. The Trustee may mail such notice in the name and at the expense of the Issuer.

     Section 507 Limitation on Suits. No Holder of any Security shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, the Subsidiary Guarantees or the Security Documents or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

             (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

             (2) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made a written request to the Trustee to institute proceedings or pursue remedies in respect of such Event of Default in its own name, as Trustee hereunder;

             (3) such Holder or Holders have offered and provided to the Trustee reasonable indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

             (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding or pursued any remedies; and

             (5) no direction which is inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities;

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture, the Subsidiary Guarantees or the Security Documents to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, the

Subsidiary Guarantees or the Security Documents, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

     Section 508 Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture (other than the provisions of Article Fifteen), the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 308) interest on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date or in the case of an Offer to Purchase made by the Issuer and required to be accepted as to such Security, on the Purchase Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.

     Section 509 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture, the Subsidiary Guarantees or the Security Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

     Section 510 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 307, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

     Section 511 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Security to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

     Section 512 Control by Holders. The Holders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, provided that:

             (1) the Trustee may refuse to follow any direction which

                 (i)  conflicts with any rule of law or with this Indenture, or

                 (ii) the Trustee, in its reasonable judgment, determines may be unduly prejudicial to the rights of other Holders of Securities, or may expose the Trustee to personal liability, or does not provide adequate indemnification against any loss or expense resulting from the compliance therewith, and

             (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     Section 513 Waiver of Past Defaults. Subject to Section 508, the Holders of not less than a majority in principal amount of the Outstanding Securities may on behalf of the Holders of all the Securities, by written notice to the Trustee, waive any past default hereunder and its consequences, except a default:

             (1) in the payment of the principal of (or premium, if any) or interest on any Security (including any Security which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

             (2) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Security affected.

     Upon any such waiver, such default shall be cured and shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

     Section 514 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the reasonable costs of such suit, and may assess reasonable costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided, that this Section shall not be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Trustee and provided, further that, subject to a court's discretion, this Section shall not apply to a suit by the Trustee, and as provided in the Trust Indenture Act.

     Section 515 Waiver of Usury, Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                                  ARTICLE SIX

                                   THE TRUSTEE

     Section 601   Certain Duties and Responsibilities.

             (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

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

               (b)  Except during the continuance of an Event of Default:

               (1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

               (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

               (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

               (1) this paragraph does not limit the effect of paragraph (b) of this Section;

               (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

               (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 512 hereof; and

               (4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

             (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

             (e) the Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Issuer. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.

     Section 602 Notice of Defaults. The Trustee shall give the Holders notice of any Default or Event of Default hereunder (a "Notice of Default") of which it has knowledge as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default specified in Section 501(5), no such notice to Holders shall be given until at least 30 days after the occurrence of such default (without regard to any Notice of Default).

     Except in the case of an Event of Default in payment of principal of (premium, if any) or interest on any Security, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

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

     Section 603  Certain Rights of Trustee. Subject to the provisions of
Section 601:

              (a) the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, without any independent investigation of any fact or matter therein;

              (b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

              (c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate;

              (d) the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

              (e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

              (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney upon reasonable advance notice to the Issuer;

              (g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

              (h) the Trustee shall not be liable for any action it takes, suffers to be taken, or omits in good faith; and

              (i) the Trustee shall not be deemed to have knowledge of any default (as defined in Section 602) or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities or this Indenture.

              (j) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement

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

between the Issuer, any Subsidiary Guarantor and/or any Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

     Section 604 Not Responsible for Recitals or Issuance of Securities. The recitals contained herein, in the Security Documents and in the Securities, except the Trustee's certificates of authentication, shall be taken as the statements of the Issuer or the Subsidiary Guarantors, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Subsidiary Guarantees, the Securities or the Security Documents. The Trustee shall not be accountable for the use or application by the Issuer of the Securities or the proceeds thereof.

     Section 605 May Hold Securities. The Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to Sections 608 and 613, may otherwise deal with the Issuer and any other obligor upon the Securities with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Security Registrar or such other agent.

     Section 606 Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer.

     Section 607 Compensation and Reimbursement. The Issuer agrees:

             (a) to pay to the Trustee from time to time such reasonable compensation for all services rendered by it hereunder as may be agreed in writing from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

             (b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the compensation, expenses and disbursements of its agents, accountants, experts and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

             (c) to indemnify the Trustee and any predecessor Trustee and their agents for, and to hold them harmless against, any loss, damage, claims, liability or expense (including, without limitation, reasonable attorneys' fees and expenses and taxes (other than taxes based upon, measured by or determined by the income of such Person) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability (not arising from negligence or bad faith) in connection with the exercise or performance of any of its powers or duties hereunder.

     The Trustee shall have a lien prior to the Securities as to all property and funds held by it hereunder for any amount owing it or any predecessor Trustee pursuant to this Section 607, except with respect to funds held in trust for the benefit of the Holders of particular Securities.

     The obligations of the Issuer under this Section 607 shall survive the resignation or removal of the Trustee and/or satisfaction and discharge of this Indenture.

     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 501(8) or (9) hereof occurs, the expenses and the compensation for the services (including the

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

fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable bankruptcy law.

     Section 608 Disqualification; Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest within 90 days, apply to the Commission for permission to continue, or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

     Section 609 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has (or, in the case of a corporation included in a bank holding company system, the related bank holding company has) a combined capital and surplus of at least $100.0 million and its Corporate Trust Office or agency in The Borough of Manhattan, City of New York. If such Person or bank holding company publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person or bank holding company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

     Section 610  Resignation and Removal; Appointment of Successor.

              (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 611.

              (b) The Trustee may resign at any time by giving written notice thereof to the Issuer.

              (c) The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Securities, delivered to the Trustee and to the Issuer.

              (d) If at any time:

              (1) the Trustee shall fail to comply with Section 608 after written request therefor by the Issuer or by any Holder who has been a bona fide Holder of a Security for at least six months, or

              (2) the Trustee shall cease to be eligible under Section 609 and shall fail to resign after written request therefor by the Issuer or by any such Holder, or

              (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer by a Board Resolution of the Issuer may remove the Trustee, or (ii) subject to Section 514, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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

              (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Issuer, by Board Resolution of the Issuer, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuer. If, within 30 days after the retiring Trustee resigns, no successor Trustee shall have been so appointed by the Issuer or the Holders of a majority in principal amount of the Outstanding Securities and accepted appointment in the manner hereinafter provided, the retiring Trustee or any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

              (f) The Issuer shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 106. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

     Section 611 Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the retiring Trustee a written instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of all sums owing to the retiring Trustee hereunder and subject to the Lien provided for in Section 607 hereof, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts. Notwithstanding the replacement of the Trustee pursuant to this Section 611, the Issuer's obligations under Section 607 hereof shall continue for the benefit of the retiring Trustee.

     No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

     Section 612 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee, or any corporation into which all or substantially all of its corporate trust business is transferred, may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

     Section 613 Preferential Collection of Claims Against Issuer. If and when the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Issuer (or any such other obligor).

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     Section 614  Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent or Agents which shall be authorized to act on behalf of the Trustee to authenticate Securities issued upon original issue and upon exchange, registration of transfer, partial conversion or partial redemption or pursuant to Section 307, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having (or, in the case of a corporation included in a bank holding company system, the related bank holding company has) a combined capital and surplus of not less than $100.0 million and subject to supervision or examination by Federal or State authority. If such Authenticating Agent or bank holding company publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent or bank holding company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

     Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

     An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be reasonably acceptable to the Issuer and shall mail written notice of such appointment by first-class mail, postage prepaid, to all Holders as their names and addresses appear in the Security Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

     The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.

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

     If an appointment is made pursuant to this Section, the Securities may have endorsed thereon, in addition to the Trustee's certificate of authentication, an alternative certificate of authentication in the following form:

     This is one of the Securities described in the within-mentioned Indenture.

[NAME OF AUTHENTICATING AGENT]

By_________________________________
         Authorized Signatory

                                  ARTICLE SEVEN

                HOLDERS' LISTS AND REPORTS BY TRUSTEE AND ISSUER

     Section 701 Issuer to Furnish Trustee Names and Addresses of Holders. The Issuer will furnish or cause to be furnished to the Trustee:

             (a) annually, not more than 15 days after each July 15, commencing on the Closing Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

             (b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished; provided, however, that no such list need be furnished to the Trustee so long as the Trustee is serving as Security Registrar.

     Section 702   Preservation of Information; Communications to Holders.

             (a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 701 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in
Section 701 upon receipt of a new list so furnished.

             (b) The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Securities and the corresponding rights and duties of the Trustee shall be as provided by the Trust Indenture Act.

             (c) Every Holder of Securities, by receiving and holding the same, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to the names and addresses of Holders made pursuant to the Trust Indenture Act.

     Section 703   Reports by Trustee.

             (a) Within 60 days after May 15 of each year commencing with the first May 15 after the issuance of Securities, the Trustee, if so required under the Trust Indenture Act, shall transmit by mail to all Holders, in the manner and to the extent provided in Trust Indenture Act Section 313(c), a brief report dated as of such May 15 in accordance with and with respect to the matters required by Trust Indenture Act Section 313(a). The Trustee shall also transmit by mail to all Holders, in the manner and to

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

the extent provided in Trust Indenture Act Section 313(c), a brief report in accordance with and with respect to the matters required by Trust Indenture Act
Section 313(b)(2).

           (b) A copy of each such report shall, at the time of such mailing or transmission to Holders, be filed by the Trustee with each stock exchange upon which the Securities are listed, if any, with the Commission and with the Issuer. The Issuer shall notify the Trustee when the Securities are listed on any stock exchange, or any delisting thereof.

     Section 704 Reports by the Issuer. The Issuer shall file with the Trustee and the Commission, and mail or transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to, the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates and written notices delivered to the Trustee in accordance with the terms of this Indenture).

                                 ARTICLE EIGHT

              CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Section 801 Issuer May Consolidate, Etc. The Issuer may not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into any other Person or permit any other Person to consolidate or merge with or into the Issuer or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless:

               (1) in a transaction in which the Issuer does not survive or in which the Issuer transfers, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Issuer (for purposes of this Article Eight, a "Successor Entity"), shall be organized and validly existing under the laws of the United States of America, any State thereof, or the District of Columbia, and shall expressly assume by an indenture supplemental hereto executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Issuer's obligations under the Indenture, the Securities and the Security Documents;

               (2) immediately before and after giving effect to such
                   transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, no Event of Default shall have occurred and be continuing;

               (3) except in the case of any such consolidation or merger of the Issuer with or into, or any such transfer, sale, lease or other disposition of assets to, a Wholly Owned Restricted Subsidiary of the Issuer, immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, the Issuer (including any Successor Entity) (a) could Incur at least $1.00 of additional Debt

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

                   pursuant to the provisions of the first paragraph of Section 1008 or (b) the Issuer (including any Successor Entity) would have a Consolidated Debt to EBITDA Ratio immediately after giving effect to the transaction that is (i) less than or equal to the Consolidated Debt to EBITDA Ratio of the Issuer immediately prior to the transaction, if the ratio immediately prior to the transaction is positive, or (ii) greater than or equal to the Consolidated Debt to EBITDA Ratio of the Issuer immediately prior to the transaction, if the ratio immediately prior to the transaction is negative; and

               (4) the Issuer has delivered to the Trustee an Officer's
                   Certificate and an Opinion of Counsel, each stating that such amalgamation, consolidation, merger, conveyance, transfer, sale, lease or disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with, and, with respect to such Officer's Certificate, setting forth the manner of determination of the ability of the Issuer to Incur Debt in accordance with Clause (3) of this Section 801, or, if applicable, of the Successor Entity as required pursuant to the foregoing.

     Section 802 Successor Substituted. Upon any consolidation of the Issuer with, or merger of the Issuer into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Issuer as an entirety in accordance with Section 801, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named herein as the Issuer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

     Section 803 When a Subsidiary Guarantor May Merge or Transfer Assets. The Company shall not permit any Subsidiary Guarantor to merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all such Subsidiary Guarantor's Property in any one transaction or series of transactions unless:

            (a) the surviving Person (if not such Subsidiary Guarantor) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or if the Subsidiary Guarantor was a Foreign Restricted Subsidiary, the jurisdiction of organization of such Subsidiary Guarantor;

            (b) the surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty and all Security Documents; and

            (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person and all Liens on such Property created by the Security Documents remain valid, enforceable and perfected.

     The foregoing provisions shall not apply to any transactions which constitute an Asset Sale if the Company has complied with Section 1015.

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

                                  ARTICLE NINE

                             SUPPLEMENTAL INDENTURES

     Section 901 Supplemental Indentures Without Consent of Holders. Without the consent of any Holders, the Issuer, when authorized by a Board Resolution, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or amend the Securities, the Security Agreement or any Security Document (collectively, the "Indenture Documents"), in form satisfactory to the Trustee, for any of the following purposes:

               (1) to evidence the succession of another Person to the Issuer or a Subsidiary Guarantor and the assumption by any such successor of the covenants of the Issuer herein and in the Securities and the Security Documents and of such Subsidiary Guarantor contained herein and in the Security Documents; or

               (2) to add to the covenants of the Issuer or the Subsidiary Guarantors for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer; or

               (3)  to secure the Securities pursuant to the requirements of
                    Section 1013 or otherwise; or

               (4) to comply with any requirements of the Commission in order to effect and maintain the qualification of this Indenture under the Trust Indenture Act; or

               (5) to cure any ambiguity, to correct or supplement any provision herein or in the Security Documents which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture or the Security Documents which shall not be inconsistent with the provisions of this Indenture, provided that such action pursuant to this clause
                    (5) shall not adversely affect the interests of the Holders in any material respect;

               (6) to evidence and provide for the acceptance and appointment hereunder of a successor Trustee with respect to the Securities;

               (7) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of Trustee and the Holders of the Securities as additional security for the payment of principal of (and premium, if any) and interest on the Securities by the Issuer or on the Subsidiary Guarantees by the Subsidiary Guarantors under this Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Collateral Agent, pursuant to this Indenture or the Security Documents;

               (8) to add Guarantees with respect to the Securities, to secure the Securities or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of this Indenture; or

               (9)  to add additional Events of Default.

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     An amendment under this Section may not make any change that adversely affects the rights under Article Fifteen of any holder of Permitted Senior Secured Debt or Designated Senior Debt then outstanding unless the holders of such Permitted Senior Secured Debt or Designated Senior Debt (or their authorized representatives), as the case may be, consent to such change.

     Section 902 Supplemental Indentures with Consent of Holders. With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, by Act of said Holders delivered to the Issuer and the Trustee, the Issuer, when authorized by a Board Resolution, the Subsidiary Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto or amend any of the Indenture Documents for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Indenture Documents or of modifying in any manner the rights of the Holders under this Indenture or the Indenture Documents, provided, however, that no such supplemental indenture or amendment
           --------  -------
to any of the Indenture Documents shall, without the consent of the Holder of each Outstanding Security affected thereby,

               (1) change the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable thereon, or change the place of payment where, or the coin or currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of an Offer to Purchase which has been made, on or after the applicable Purchase Date), or

               (2) reduce the percentage in principal amount of the Outstanding Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and its consequences) provided for in this Indenture, or

               (3)  modify any of the provisions of this Section, Section 508,
                    Section 513 or Section 1021, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby, or

               (4) modify the provisions of this Indenture requiring the Issuer to make an Offer to Purchase after the occurrence of a Change of Control, or

               (5) amend or modify any of the provisions of this Indenture or the Securities or any of the Security Documents relating to the Collateral in any manner adverse to the Holders of the Securities, or

               (6) make any change in Article Fifteen that adversely affects the rights of any Holders of Securities under Article Fifteen, or

               (7) subordinate in right of payment the Securities or the Subsidiary Guarantees to any Debt other than Designated Senior Debt, or

               (8) make any change in any Subsidiary Guaranty that would adversely affect the holders of Securities.

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

     It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

     An amendment under this Section may not make any change that adversely affects the rights under Articles Fourteen or Fifteen of any holder of Permitted Senior Secured Debt or Designated Senior Debt then outstanding unless the holders of such Permitted Senior Secured Debt or Designated Senior Debt (or their authorized representatives), as the case may be, consent to such change.

     Section 903 Execution of Supplemental Indentures. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section
601) shall be fully protected in relying upon, in addition to the documents required by Section 102, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

     Section 904 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. After a supplemental indenture becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

     Section 905 Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

     Section 906 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Security is a continuing consent by the Holder of a Security and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder's Security, even if notation of the consent is not made on any Security. However, any such Holder of a Security or subsequent Holder of a Security may revoke the consent as to its Security if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

     Section 907 Reference in Securities to Supplemental Indentures. Securities authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Securities.

     Section 908 Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Securities or the Security Documents unless such consideration

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is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

                                  ARTICLE TEN

                                    COVENANTS

     Section 1001 Payment of Principal, Premium and Interest. The Issuer will duly and punctually pay the principal of (and premium, if any) and interest on the Securities in accordance with the terms of the Securities and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m., New York time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due or an aggregate principal amount of Additional Securities, if applicable, to pay such interest on such date.

     Section 1002 Maintenance of Office or Agency. The Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Securities and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

     The Issuer may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

     Section 1003 Money for Security Payments to Be Held in Trust. If the Issuer shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of (and premium, if any) or interest on any of the Securities, segregate and hold in trust for the benefit of the Persons entitled thereto a sum (or in the case of interest payable in Additional Securities pursuant to Section 301 and Section 313 hereof, an amount of Additional Securities) sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums (or Additional Securities, as the case may be) shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

     Whenever the Issuer shall have one or more Paying Agents, it will, on or before each due date of the principal of (and premium, if any) or interest on any Securities, deposit with a Paying Agent a sum (or in the case of interest payable in Additional Securities pursuant to Section 301 and Section 313 hereof, an aggregate principal amount of Additional Securities) sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum (or Additional Securities, as the case may be) to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee of its action or failure so to act.

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     The Issuer will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will (i) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent (or, until such time as this Indenture shall be qualified under the Trust Indenture Act, which would be applicable to it as Paying Agent if this Indenture were so qualified) and (ii) in the event and during the continuance of any default by the Issuer (or any other obligor upon the Securities) in the making of any payment in respect of the Securities, upon the written request of the Trustee, forthwith pay to the Trustee all sums (or Additional Securities, as the case may be) held in trust by such Paying Agent as such.

     The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

     Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of (and premium, if any) or interest on any Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Issuer on Issuer Request, or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

     Section 1004 Existence. Subject to Article Eight and Section 1015, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Issuer and its Restricted Subsidiaries; provided, however, that Issuer shall not be required to preserve any such right or franchise if the Board of Directors of the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

     Section 1005 Maintenance of Properties. The Issuer will cause all material properties used or useful in the conduct of its business or the business of any Restricted Subsidiary of the Issuer to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent an Issuer or any of its Restricted Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, as determined by the Issuer or Restricted Subsidiary in good faith, desirable in (or not adverse to) the conduct of

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its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Holders.

     Section 1006 Payment of Taxes and Other Claims. The Issuer will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any of its Restricted Subsidiaries or upon the income, profits or property of the Issuer or any of its Restricted Subsidiaries, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or any of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings.

     Section 1007 Maintenance of Insurance. The Issuer shall, and the Issuer shall cause its Restricted Subsidiaries to, keep at all times all of its properties which are of an insurable nature insured (which may include self-insurance) against loss or damage with insurers believed by the Issuer to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice.

     Section 1008 Limitation on Debt. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; provided that the Issuer may Incur Debt and its Restricted Subsidiaries may Incur Debt if, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Consolidated Debt to EBITDA Ratio would be greater than zero and less than 6:1.

     Notwithstanding the foregoing limitation, the following Debt may be
Incurred:

               (1)  Permitted Senior Secured Debt;

               (2) Debt owed (A) by a Restricted Subsidiary to the Issuer which is evidenced by a promissory note, or (B) to any Restricted Subsidiary which is evidenced by a promissory note; provided that (i) if the Issuer is the obligor, such Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Securities and (ii) in each case any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Debt (other than to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt not permitted by this clause (2);

               (3) Debt: (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, (B) under Permitted Interest Rate or Currency Protection Agreements, or (C) arising under, or arising from, agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition;

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               (4)  Debt which is exchanged for or the proceeds of which are used to replace, refinance or refund, or any extension or renewal (including as a result of an amendment or restatement) of (each a "refinancing"), Debt Incurred pursuant to clause (6) of this Section and this clause (4), in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt Incurred pursuant to this clause (4)); provided, however, that (A) Debt, the proceeds of which are used to replace, refinance or refund the Securities, or Debt which is pari passu with or subordinate in right of payment to the Securities, shall only be permitted if (x) in the case of any refinancing of the Securities or Debt which is pari passu to the Securities, the refinancing Debt is Incurred by the Issuer and made pari passu to the Securities or subordinated to the Securities, and (y) in the case of any refinancing of Debt which is subordinated to the Securities, the refinancing Debt is Incurred by the Issuer and is subordinated to the Securities in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) the replacement, refinancing or refunding Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Securities and has an Average Life longer than the Average Life of the Securities refinanced; and (C) in the case of any refinancing of Debt Incurred by the Issuer, the refinancing of Debt may be Incurred only by the Issuer, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary or the Issuer;

               (5) Debt of the Issuer or Debt of Restricted Subsidiaries not to exceed, at any time outstanding, 2.0 times the Net Cash Proceeds received by the Issuer after the Closing Date (x) from the issuance and sale of its Capital Stock (other than Disqualified Stock) or (y) from the issuance and sale of convertible Debt upon the conversion of that Debt into Capital Stock, other than Disqualified Stock, in each case to a Person that is not a Subsidiary of the Issuer, to the extent that such Net Cash Proceeds have not been used pursuant to clause (C)(3) of the Restricted Payment Basket calculation in the first paragraph or clauses (iii), (iv) or
                    (vi) of the second paragraph of Section 1011 to make a Restricted Payment; provided that such Debt does not have a final maturity prior to the final maturity of the Securities and has an Average Life longer than the Average Life of the Securities;

               (6)  Existing Debt;

               (7) Debt, including, but not limited to, Capital Lease Obligations and Purchase Money Secured Debt, Incurred to finance the purchase or other acquisition of any property, inventory, asset or business directly or indirectly, by the Issuer or any Restricted Subsidiary used in, or to be used in, the Internet Service Business, provided, that the amount of Debt Incurred pursuant to this clause (7) does not exceed $15 million in any one year and the total amount of Debt outstanding at any one time under this clause (7) does not exceed $60 million; and

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               (8)  Debt not to exceed $15.0 million in an aggregate principal amount outstanding at any time.

     Notwithstanding the prior two paragraphs of this Section 1008, the Issuer shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Securities and the Subsidiary Guarantees to at least the same extent as such Subordinated Obligations.

     For purposes of determining compliance with this Section 1008, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, or is permitted in part under the first paragraph of this Section 1008 and in part under one or more of the above clauses, the Issuer, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt in whole or in part.

     For purposes of determining any particular amount of Debt under Section 1008, Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included.

     Section 1009 Limitation on Sale-Leaseback Transactions. The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties, whether now owned or hereafter acquired, whereby the Issuer or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties that the Issuer or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the sale-leaseback transaction is consummated within 180 days after the purchase of the assets subject to such transaction; (iii) the transaction is solely between the Issuer and any Wholly Owned Restricted Subsidiary of the Issuer or solely between Wholly Owned Restricted Subsidiaries of the Issuer; or (iv) the Issuer or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount no less than the Net Cash Proceeds received from such sale in accordance with the second paragraph of Section 1015(1).

     Section 1010 Limitation on Guarantees of Debt of the Issuer or a Subsidiary Guarantor by Foreign Restricted Subsidiaries. The Issuer may not permit any Foreign Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Debt of the Issuer or any Subsidiary Guarantor unless: (i) (A) such Foreign Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Subsidiary Guarantee of payment of the Securities by such Foreign Restricted Subsidiary; and (B) with respect to any Guarantee of Debt of the Issuer or a Subsidiary Guarantor that is subordinate in right of payment to the Securities or such Subsidiary Guarantor's Subsidiary Guarantee, such Guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Securities at least to the same extent as such Debt is subordinated to the Securities or such Subsidiary Guarantor's Subsidiary Guarantee, and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Foreign Restricted Subsidiary under its Guarantee until the Securities have been paid in full or otherwise satisfied or discharged.

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     Notwithstanding the foregoing, any Subsidiary Guarantee by a Foreign
Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged in the event such Foreign Restricted Subsidiary is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not such Foreign Restricted Subsidiary is the surviving corporation in such transaction) to a Person which is not an Affiliate of the Issuer if the sale or other disposition, including the application of the proceeds therefrom, is in compliance with this Indenture; or (ii) in the event of the release or discharge of the Guarantee which resulted in the creation of such Foreign Restricted Subsidiary's Subsidiary Guarantee with respect to the Securities, except a discharge or release by or as a result of payment under such Guarantee.

     Section 1011 Limitation on Restricted Payments. The Issuer will not, and will not permit any Restricted Subsidiary directly or indirectly to:

              (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock to Persons other than the Issuer or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in shares of the Issuer's Capital Stock (other than Disqualified Stock), or in options, warrants or other rights to acquire shares of such Capital Stock; (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders; or (z) dividends in respect of Disqualified Stock);

              (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Issuer or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person, or
                   (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, provided, however, that this clause
                   (2) shall not prohibit an Investment which would be considered a Permitted Investment under clause (i) of the definition of Permitted Investment;

              (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Obligations; or

              (4) make any Investment, other than a Permitted Investment, in any Person, (such payments or any other actions described in clauses (1) through (3) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

                   (A) a Default or Event of Default shall have occurred and be continuing;

                   (B) the Issuer could not Incur at least $1.00 of Debt under the first paragraph of Section 1008; or

                   (C) the aggregate amount of all Restricted Payments (which amount, if other than cash, is to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum (the "Restricted Payment Basket") of: (1) cumulative Consolidated EBITDA since the first full fiscal quarter after the fiscal quarter during which the

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                        Closing Date occurs through the last day of the last
                        full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available; minus (2) 1.5 times the cumulative Consolidated Interest Expense of the Issuer since the Closing Date of the Securities through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available; plus (3) the aggregate Net Cash Proceeds received by the Issuer after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Issuer, including an issuance or sale permitted by this Indenture of convertible Debt of the Issuer for cash subsequent to the Closing Date upon the conversion of such Debt into Capital Stock (other than Disqualified Stock) of the Issuer, or from the issuance to a Person who is not a Subsidiary of the Issuer of any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Issuer exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the stated final maturity date of the Securities), in each case except to the extent such Net Cash Proceeds are used to Incur Debt pursuant to clause (5) of the second paragraph of
                        Section 1008; plus (4) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing shall not be violated by reason of:

                   (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

                   (ii) the redemption, repurchase, repayment, prepayment, defeasance or other acquisition or retirement for value of Subordinated Obligations including premium, if any, and accrued and unpaid interest, with the proceeds of, Subordinated Obligations which are permitted to be Incurred under
Section 1008.

                   (iii) the repurchase, redemption or other acquisition of Capital Stock of the Issuer or a Subsidiary of the Issuer (or options, warrants or other rights to acquire such Capital Stock) in exchange for (including upon exercise of a conversion right), or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock, other than Disqualified Stock);

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                   (iv)   the making of any principal payment or the repurchase,
redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations in exchange for, or out of the proceeds of, a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock other than Disqualified Stock);

                   (v) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Issuer, and payments of cash in lieu of fractional shares;

                   (vi) Investments in any Person provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of: (a) the amount of Net Cash Proceeds received by the Issuer after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Issuer, except to the extent such Net Cash Proceeds are used to Incur Debt pursuant to clause (5) of the second paragraph of Section 1008 or to make Restricted Payments pursuant to clause (C)(3) of the Restricted Payment Basket calculation of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this Section 1011, plus (b) the net reduction in Investments made pursuant to this clause (vi), other than reductions in Permitted Investments, resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary; provided that the net reduction in any Investment shall not exceed the amount of such Investment;

                   (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Issuer;

                   (viii) the purchase, redemption or other acquisition or retirement of Common Stock of the Issuer or any warrant, option or other right to acquire shares of Common Stock of the Issuer from employees of the Issuer or its Subsidiaries in an amount not to exceed $2.0 million in any fiscal year; provided that, amounts not paid for any such purchase, redemption or other acquisition or retirement in any fiscal year may be accumulated and paid in any subsequent fiscal year;

                   (ix) additional Restricted Payments not to exceed $10.0 million in the aggregate; or

                   (x) the acquisition of Capital Stock of the Issuer by the Issuer in connection with the cashless exercise of any options, warrants or similar rights issued by the Issuer.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Debt referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether any subsequent Restricted Payment would exceed the Restricted Payment Basket contained in clause (C) of in the first paragraph of this Section 1011. In the event the proceeds of an issuance of Capital Stock of the Issuer are used for the redemption, repurchase or other acquisition of the Securities, or Debt that is pari passu with the Securities, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 1011 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of such Debt.

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     Section 1012  Limitation on Dividend and Other Payment Restrictions
Affecting Restricted Subsidiaries. The Issuer may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary; (ii) to make loans or advances to the Issuer or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Issuer or any other Restricted Subsidiary. Notwithstanding the foregoing, the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

              (1) pursuant to any agreement in effect on the Closing Date, and any amendments, extensions, refinancings, refundings, renewals, restatements or replacements of such agreements, provided that the amendments, encumbrances and restrictions in any such extensions, refinancings, renewals, restatements or replacements are no less favorable in any material respect to the Holders, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, restated or replaced;

              (2)  existing under or by reason of applicable law;

              (3) existing or arising in connection with any Permitted Senior Secured Debt or any Acquisition Debt;

              (4) pursuant to an agreement entered into in connection with Debt Incurred under clause (4) of the second paragraph of Section 1008; provided, however, that the provisions contained in such agreement related to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject of the refinancing;

              (5) contained in any agreement relating to a Lien on any property or assets of a Restricted Subsidiary or the Issuer otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such Lien;

              (6) pursuant to customary nonassignment provisions entered into in the ordinary course of business in leases, licenses and other contracts to the extent such provisions restrict the transfer, sublicensing or any such license or subletting of any such lease or the assignment of rights under any such contract;

              (7) with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into;

              (8) imposed pursuant to contracts for the sale of assets with respect to the transfer of the assets to be sold pursuant to such contract;

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              (9)  arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually, or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary; or

              (10) if such encumbrance or restriction is contained in the terms of any agreement entered into in connection with the Incurrence of Debt if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Debt or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Securities than is customary in comparable financings, and
                   (C) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer's ability to make principal or interest payments on the Securities.

     Section 1013 Limitation on Liens. The Issuer may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien, on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Securities (x) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Issuer which is subordinate in right of payment to the Securities, prior to such Debt as to such property or assets for so long as such Debt will be so secured.

     The foregoing restrictions shall not apply to:

              (1)  Liens in existence on the Closing Date;

              (2) Liens securing only the Securities or the Subsidiary Guarantees and any Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders arising under the provisions in this Indenture or the Security Documents;

              (3) Liens granted by a Restricted Subsidiary in favor of the Issuer or any Restricted Subsidiary;

              (4)  Liens to secure Permitted Senior Secured Debt;

              (5)  Liens securing Purchase Money Secured Debt;

              (6) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition), provided that such Lien extends only to the acquired property;

              (7) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in anticipation of becoming a Restricted Subsidiary, provided that such Lien extends only to the acquired property;

              (8) any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is permitted under this Indenture;

              (9) Liens on the property or assets of a Restricted Subsidiary securing Debt of such Subsidiary, which Debt is permitted under this Indenture; or

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              (10) Liens to secure Debt Incurred pursuant to clause (4) of the second paragraph of Section 1008; provided that such Lien does not extend to any property other than the property securing the Debt being replaced, refunded or refinanced pursuant to clause (4) of the second paragraph of Section 1008.

     Section 1014 Limitation on Issuance of Capital Stock of Restricted Subsidiaries. The Issuer will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except: (i) to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or
(iii) issuances or sales of Common Stock of a Restricted Subsidiary, provided that (x) the proceeds therefrom shall be treated as proceeds from an Asset Sale in accordance with Section 1015 and (y) if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in any Person remaining after giving effect to the issuance or sale would have been permitted to be made under
Section 1011 if made on the date of the issuance or sale.

     Section 1015  Asset Sales.

              (1) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless: (i) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as evidenced by a resolution of the Board of Directors), and (ii) at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or other Qualified Consideration.

              The Issuer or any Restricted Subsidiary may, within 365 days of the Asset Sale, invest the Net Cash Proceeds thereof (A) in property or assets used, or to be used, in the Internet Service Business, or in a company engaged primarily in the Internet Service Business (if and to the extent otherwise permitted under this Indenture), (B) permanently to repay Permitted Senior Secured Debt, Designated Senior Debt or other Debt that is pari passu with the Securities or the Subsidiary Guarantees, as applicable, and is secured by Liens that are prior to the Liens of the Security Documents, or (C) permanently to repay Debt of the Issuer or of a Restricted Subsidiary (in each case other than Subordinated Obligations) provided that Securities are redeemed on a pro rata basis with such Debt. The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale in the manner described in clauses (A), (B) or (C) above shall constitute "Excess Proceeds."

              In the event that Excess Proceeds exceed $10.0 million, the Issuer shall make an Offer to Purchase that amount of Securities equal to the amount of Excess Proceeds at a price equal to 100% of the principal amount of the Securities to be purchased, plus accrued and unpaid interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Issuer that is pari passu with the Securities or Debt of a Restricted Subsidiary. Each Offer to Purchase shall be mailed within 30 days following the date that the Issuer shall become obligated to purchase Securities with any Excess Proceeds. Following the completion of an Offer to Purchase, the amount of Excess Proceeds shall be deemed to be reset at zero and, to the extent there are any remaining Excess Proceeds the Issuer may use such Excess Proceeds for any use which is not otherwise prohibited by this Indenture.

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              The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Securities pursuant to such Offer to Purchase.

              (2) Not later than the date of the Offer with respect to an Offer to Purchase pursuant to this Section 1015, the Issuer shall deliver to the Trustee an Officers' Certificate as to (i) the Purchase Amount, (ii) the allocation of the Net Cash Proceeds from the Asset Sale(s) pursuant to which such Offer is being made, including, if amounts are invested in assets related to the business of the Issuer, the actual assets acquired and a statement indicating the relationship of such assets to the business of the Issuer and (iii) the compliance of such allocation with the provisions of Section 1015(1).

              The Issuer shall perform its obligations specified in the Offer for the Offer to Purchase. On or prior to the Purchase Date, the Issuer shall (i) accept for payment (on a pro rata basis, if necessary) Securities or portions thereof tendered pursuant to the Offer, (ii) deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) money sufficient to pay the purchase price of all Securities or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee all Securities so accepted together with an Officers' Certificate stating the Securities or portions thereof accepted for payment by the Issuer. The Paying Agent (or the Issuer, if so acting) shall promptly mail or deliver to Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered. Any Security not accepted for payment shall be promptly mailed or delivered by the Issuer to the Holder thereof. Upon surrender of a Global Security that is purchased in part pursuant to an Offer to Purchase, the Paying Agent shall forward such Global Security to the Trustee who shall make a notation in its records to reduce the principal amount of such Global Security to an amount equal to the unpurchased portion of such Global Security. The Issuer shall publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

     Section 1016  Change of Control.

              (1) If a Change of Control shall occur at any time, then each Holder of Securities shall have the right to require that the Issuer purchase such Holder's Securities, in whole or in part in integral multiples of $1,000, at a purchase price in cash, in an amount equal to 101% of the principal amount of such Securities or portion thereof, plus accrued and unpaid interest, to the date of purchase, pursuant to the Offer to Purchase and in accordance with the other procedures set forth in this Indenture. Within 30 days following the Change of Control, the Issuer will mail an Offer to Purchase to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Securities on the date specified in the Offer to Purchase. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Securities pursuant to the Offer to Purchase.

              (2) The Issuer shall perform its obligations specified in the Offer to Purchase and the Trustee shall perform its obligations arising hereunder in connection therewith. Prior to the Purchase Date, the Issuer shall (i) accept for payment Securities or portions thereof tendered pursuant to the Offer, (ii) deposit with the Paying

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                   Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) money sufficient to pay the purchase price of all Securities or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee all Securities so accepted together with an Officers' Certificate stating the Securities or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail or deliver to Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Security or Securities equal in principal amount to any unpurchased portion of the Security surrendered as requested by the Holder. Any Security not accepted for payment shall be promptly mailed or delivered by the Issuer to the Holder thereof. Upon surrender of a Global Security that is purchased in part pursuant to an Offer to Purchase, the Paying Agent shall forward such Global Security to the Trustee who shall make a notation in its records to reduce the principal amount of such Global Security to an amount equal to the unpurchased portion of such Global Security. The Issuer shall publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

              (3) Notwithstanding the foregoing, the Issuer will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 1016 and this Indenture applicable to the Offer to Purchase made by the Issuer and purchases all Securities validly tendered and not withdrawn under such Offer to Purchase.

     Section 1017 Transactions with Affiliates and Related Persons. The Issuer may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) not in the ordinary course of business with an Affiliate or Related Person of the Issuer (other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer) involving aggregate consideration in excess of $2.0 million, including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of the Issuer or such Restricted Subsidiary. For any transaction (or series of related transactions) that involves aggregate consideration in excess of $2.0 million but less than or equal to $10.0 million, the Chief Executive Officer, President, Chief Financial Officer, or Chief Operating Officer of the Issuer shall determine that the transaction satisfies the above criteria and shall evidence such a determination by an Officer's Certificate filed with the Trustee. For any transaction that involves aggregate consideration in excess of $10.0 million, (a) a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria or (b) the Issuer shall obtain a written opinion of a nationally recognized investment banking or appraisal firm stating that the transaction is fair to the Issuer or such Restricted Subsidiary.

     The foregoing limitation does not apply, and shall not apply, to (i) any transaction solely between the Issuer and any Wholly Owned Restricted Subsidiary of the Issuer or solely between any of the Issuer's Wholly Owned Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Issuer or its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries; (iii) licensing or sublicensing or the use of any intellectual property by the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer; (iv) any transaction entered into for the purpose of granting or altering registration rights with respect to any Capital Stock of the Issuer; (v) any Restricted Payments not prohibited by Section 1011, (vi) indemnification or insurance provided to officers or directors of the

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Issuer, (vii) sales of Capital Stock of the Issuer to Affiliates, or (viii)
compensation, severance and employee benefit arrangements with any officer, director or employee of the Issuer or any Restricted Subsidiary, including under any stock option or stock incentive plans, in the ordinary course of business or in connection with the Plan.

     Section 1018 Unrestricted Subsidiaries. The Issuer may designate any Subsidiary of the Issuer to be an "Unrestricted Subsidiary" as provided below, in which event such Subsidiary and each other Person that is then, or thereafter becomes, a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt in a principal amount in excess of $10.0 million of the Issuer and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (b) the Issuer could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary at the time of designation pursuant to Section 1011 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may not designate a Subsidiary to be an Unrestricted Subsidiary if such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary and shall be deemed to have made such designation if at such time the condition set forth in clause (a) in the definition of "Unrestricted Subsidiary" shall cease to be true, in which case any Debt of such Subsidiary shall be deemed to be Incurred as of such date.

     The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could incur at least $1.00 of additional Debt under the first paragraph of Section 1008 on a pro forma consolidated basis taking into account such designation.

     Section 1019 Provision of Financial Information. Whether or not the Issuer is required to be subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer shall file with the Commission the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuer were so required, such documents to be filed with the Commission on or prior to the respective dates (each a "Required Filing Date," collectively, the "Required Filing Dates") by which the Issuer would have been required so to file such documents if the Issuer were so required. The Issuer shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuer files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if the Issuer were required to be subject to such Sections and (b) if filing such documents by the Issuer with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

     Section 1020  Statement by Officers as to Default; Compliance Certificates.

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              (1)  The Issuer will deliver to the Trustee, within 90 days after the end of its fiscal year, which initially shall be September 30, and within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter), of the Issuer ending after the date hereof an Officers' Certificate, stating whether or not to the best knowledge of the signers thereof the Issuer or any Subsidiary Guarantor is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture or the Security Documents, and if the Issuer shall be in default, specifying all such Defaults and Events of Default and the nature and status thereof of which they may have knowledge.

              (2) The Issuer shall deliver to the Trustee, as soon as possible and in any event within 10 days after the Issuer becomes aware of the occurrence of a Default or an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or Default, and the action which the Issuer proposes to take with respect thereto.

              (3) The Issuer shall deliver to the Trustee within 90 days after the end of each fiscal year a written statement by the Issuer's independent public accountants stating (A) that their audit examination has included a review of the terms of this Indenture and the Securities as they relate to accounting matters, and (B) whether, in connection with their audit examination, any event which, with notice or the lapse of time or both, would constitute an Event of Default under
                   Section 1008 and Section 1011 has come to their attention and, if such a default has come to their attention, specifying the nature and period of the existence thereof.

     Section 1021 Waiver of Certain Covenants. The Issuer may omit in any particular instance to comply with any covenant or condition set forth in
Section 801 and Sections 1004 to 1018, if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect; provided, however, with respect to an Offer to Purchase relating to a Change of Control, no such waiver may be made or shall be effective against any Holder not consenting to such waiver, and the Issuer may not omit to comply with the terms of such Offer as to such Holder.

     Section 1022 Perfection of Security Interests. The Issuer shall preserve the security interests granted under the Security Documents and undertake all actions which are required by applicable law or necessary or appropriate in the reasonable judgment of the Trustee to (a) maintain the security interest of the Trustee in the Collateral in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Collateral and protect and enforce the Issuer's rights and title and the rights of the Trustee to the Collateral, including, without limitation, the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation for such purposes.

     Section 1023 Consummation of Plan of Reorganization. No provision of this Indenture shall prevent the Issuer from consummating the Plan and the transactions contemplated thereby.

     Section 1024 Future Subsidiary Guarantors. The Issuer shall cause each Person that becomes a Domestic Restricted Subsidiary following the Closing Date to become a Subsidiary Guarantor by causing such Person to execute and deliver to the Trustee a Supplemental Indenture as provided in

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Section 1406 at the time such Person becomes a Domestic Restricted Subsidiary.
In addition, the Company shall cause each Person that is a Domestic Restricted Subsidiary on the date hereof and is not a party to this Agreement to (a) become a Subsidiary Guarantor by causing such Person to execute and deliver to the Trustee a Supplemental Indenture as provided in Section 1406 and (b) to execute such Security Documents as necessary to secure the due and punctual payment of principal of (and premium, if any) and interest on the Securities as provided in Article Thirteen, in each case as soon as practicable following the date on which such Domestic Restricted Subsidiary is no longer party or subject to any Debt or other agreements or arrangements, in each case to the extent existing on the date hereof, which restrict or limit such Domestic Restricted Subsidiary's ability to guarantee the Securities or secure the due and punctual payment of principal of (and premium, if any) and interest on the Securities as provided in Articles Thirteen and Fourteen, respectively; provided, however, that in no
                                              --------  -------
event shall any such Domestic Restricted Subsidiary be required to become a Subsidiary Guarantor solely as a result of any extension, renewal, amendment, refinancing or refunding or any such Debt in accordance with the terms of this Agreement.

                                 ARTICLE ELEVEN

                            REDEMPTION OF SECURITIES

     Section 1101 Right of Redemption. The Issuer may at any time redeem up to 100% of the aggregate Outstanding principal amount of the Securities at a Redemption Price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but excluding the date of redemption unless a Change of Control has occurred and the Issuer has not consummated an Offer to Purchase in connection therewith, in which case the Redemption Price shall be 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but excluding the date of redemption. All accrued and unpaid interest must be paid in cash.

     Section 1102 Applicability of Article. Redemption of Securities at the election of the Issuer, as permitted by any provision of this Indenture, shall be made in accordance with such provision and this Article.

     Section 1103 Election to Redeem; Notice to Trustee. The election of the Issuer to redeem any Securities pursuant to Section 1101 shall be evidenced by a Board Resolution of the Issuer. In case of any redemption at the election of the Issuer of the Securities, the Issuer shall, at least 25 days prior to the Redemption Date fixed by the Issuer (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Securities to be redeemed.

     Section 1104 Selection by Trustee of Securities to Be Redeemed. If less than all the Securities are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed, or, if the Securities are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Securities of a denomination larger than $1,000.

     The Trustee shall promptly notify the Issuer and each Security Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

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     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

     Section 1105 Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the Redemption Date by the Issuer, or at its request by the Trustee, to each Holder of Securities to be redeemed, (with a copy to the Trustee, delivered or mailed to the Corporate Trust Office) at his address appearing in the Security Register.

              (1) All notices of redemption shall include the CUSIP number and shall state:

              (2)  the Redemption Date,

              (3)  the Redemption Price,

              (4) if less than all the Outstanding Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Securities to be redeemed,

              (5) that on the Redemption Date the Redemption Price will become due and payable upon each such Security to be redeemed and that interest thereon will cease to accrue on and after said date, and

              (6) the place or places where such Securities are to be surrendered for payment of the Redemption Price.

     Notice of redemption of Securities to be redeemed at the election of the Issuer shall be given by the Issuer or, at the Issuer's request, by the Trustee in the name and at the sole expense of the Issuer.

     Section 1106 Deposit of Redemption Price. On or prior to 10 a.m., New York City time on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Securities which are to be redeemed on that date.

     Section 1107 Securities Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and any accrued interest) such Securities shall cease to bear interest. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Issuer at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to its terms and the provisions of Section 308.

     If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Security.

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     Section 1108 Securities Redeemed in Part. Any Security which is to be redeemed only in part shall be surrendered at an office or agency of the Issuer designated for that purpose pursuant to Section 1002 (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.

                                 ARTICLE TWELVE

                       DEFEASANCE AND COVENANT DEFEASANCE

     Section 1201 Issuer's Option to Effect Defeasance or Covenant Defeasance. The Issuer may at its option by Board Resolution, at any time, elect to have either Section 1202 or Section 1203 applied to the Outstanding Securities upon compliance with the conditions set forth below in this Article Twelve.

     Section 1202 Defeasance and Discharge. Upon the Issuer's exercise of the option provided in Section 1201 applicable to this Section, the Issuer shall be deemed to have been discharged from its obligations with respect to the Outstanding Securities on the date the conditions set forth below are satisfied (hereinafter, "defeasance"). For this purpose, such defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Securities and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of such Securities to receive, solely from the trust fund described in
Section 1204 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any) and interest on such Securities when such payments are due, (B) the Issuer's obligations with respect to such Securities under Sections 304, 305, 306, 1002 and 1003, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article Twelve. Subject to compliance with this Article Twelve, the Issuer may exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203.

     Section 1203 Covenant Defeasance. Upon the Issuer's exercise of the option provided in Section 1201 applicable to this Section, (i) the Issuer shall be released from its obligations under Sections 1005 through 1018, inclusive, and Clauses (3), (4) and (5) of Section 801 and (ii) the occurrence of an event specified in Sections 501(3), 501(4) (with respect to Clauses (3), (4) or (5) of
Section 801), 501(5) (with respect to any of Sections 1005 through 1018, inclusive), 501(6), 501(7), 501(10) and 501(11) shall not be deemed to be an Event of Default on and after the date the conditions set forth below are satisfied (hereinafter, "covenant defeasance"). For this purpose, such covenant defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or Clause, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or Clause or by reason of any reference in any such Section or Clause to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby.

     Section 1204 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1202 or Section 1203 to the then Outstanding Securities:

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          (1)  The Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 609 who shall agree to comply with the provisions of this Article Twelve applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of, premium, if any, and each installment of interest on the Securities on the Redemption Date or on the Stated Maturity, as the case may be, of such principal or installment of interest in accordance with the terms of this Indenture and of such Securities. For this purpose, a U.S. Government Obligation means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          (2) In the case of an election under Section 1202, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that
               (x) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

          (3) In the case of an election under Section 1203, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred.

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          (4)  The Issuer shall have delivered to the Trustee an Officer's
               Certificate to the effect that the Securities, if then listed on any securities exchange, will not be delisted as a result of such deposit.

          (5) Such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as defined in Section 608 and for purposes of the Trust Indenture Act with respect to any securities of the Issuer.

          (6) No Event of Default or event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as subsections 501(8) and (9) are concerned, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

          (7) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any Restricted Subsidiaries is a party or by which it is bound.

          (8) The Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 1202 or the covenant defeasance under
               Section 1203 (as the case may be) have been complied with.

          (9) Such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined in the Investment Company Act of 1940, as amended, or such trust shall be qualified under such act or exempt from regulation thereunder.

     Section 1205 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee--collectively, for purposes of this Section 1205, the "Trustee") pursuant to Section 1204 in respect of the Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities, of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

     The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 1204 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Securities.

     Anything in this Article Twelve to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Issuer Request any money or U.S. Government Obligations held by it as provided in Section 1204 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

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     Section 1206 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 1202 or 1203 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer's obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article Twelve until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with
Section 1202 or 1203; provided, however, that if the Issuer makes any payment of principal of (and premium, if any) or interest on any Security following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or the Paying Agent.

                                ARTICLE THIRTEEN

                              SECURITY ARRANGEMENTS

     Section 1301 Collateral and Security Documents. (a) To secure the due and punctual payment of principal of (and premium, if any) and interest on the Securities by the Issuer when and as the same shall be due and payable, whether on an Interest Payment Date, at Stated Maturity, by acceleration, call for redemption, upon an Offer to Purchase, or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), on the Securities and performance of all other Obligations of the Issuer and the Subsidiary Guarantors to the Holders of the Securities, the Trustee or the Collateral Agent under this Indenture, the Securities, the Subsidiary Guarantees, and the Security Documents, according to the terms hereunder or thereunder, each of the Issuer and the Subsidiary Guarantors will enter into the Security Documents, to create the security interests with respect to the Collateral (other than Excluded Property as defined in the applicable Security Document) (except to the extent that granting such Liens is precluded by the provisions or the documents evidencing Existing Debt as in effect on the Closing Date). The Trustee, the Collateral Agent, the Subsidiary Guarantors and the Issuer hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee, among others, pursuant to the terms of the Security Documents.

          (b) Each Holder, by accepting a Security, agrees to all of the terms and provisions of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof, and authorizes and directs the Collateral Agent and the Trustee to perform their respective obligations and exercise their respective rights under the Security Documents in accordance therewith; provided, however,
                                                             --------  -------
that if any provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act will control.

          (c) As more fully set forth in, and subject to the provisions of, the Security Documents, the Holders, and the Trustee on behalf of such Holders, will have rights in and to the Collateral that are subject to the rights that have been or may be created in favor of the holders of other Debt and obligations of the Company.

          (d) As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

          (e) With respect to HSBC Bank USA acting as Collateral Agent, HSBC Bank USA (i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Security Documents and (ii) shall not be liable to the Holders for any such action or inaction. The rights and interests created under this Indenture shall be subject to the terms of the Security Documents.

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

          (f) The Issuer and the Subsidiary Guarantors shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents to which it is a party, to assure and confirm to the Collateral Agent and the Trustee the Liens on the Collateral contemplated hereby and by the Security Documents to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities and each Subsidiary Guarantee secured thereby, as applicable, according to the intent and purposes herein and therein expressed. The Issuer shall take, as required by applicable law, any and all actions reasonably required to cause the Security Documents to which it is a party to create and maintain, as security for the Obligations of the Issuer under this Indenture and the Securities and the Security Documents to which it is a party, to be valid and enforceable, perfected (except as expressly provided herein and therein) Liens in and on all the Collateral in favor of the Trustee or Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Securities. Each Subsidiary Guarantor shall take, as required by applicable law, any and all actions reasonably required to cause the Security Documents to which it is a party for its Obligations under each Subsidiary Guarantee and the Security Document related thereto, to be valid and enforceable, perfected, (except as expressly provided herein or therein), Liens in favor of the Trustee or Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Securities.

     Section 1302 Release of Collateral. Collateral may be released from the security interest created by the Security Documents at any time or from time to time, and the Security Documents may be terminated, in accordance with the provisions of the Security Documents. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, or the termination of the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions hereof if and to the extent the Collateral or Liens are released, or the Security Documents are terminated, pursuant to the applicable Security Documents. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture. To the extent applicable, the Company and each obligor on the Securities shall cause (S) 314(d) of the Trust Indenture Act relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with. Any certificate or opinion required by (S) 314(d) of the Trust Indenture Act may be made by an officer of the Company, except in cases which (S) 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent person.

     Section 1303 Opinions as to Recording.

          (a) Each of the Issuer and the Subsidiary Guarantors represents that it has caused or will promptly cause to be executed and delivered, filed and recorded and covenants that it will promptly cause to be executed and delivered and filed and recorded, all instruments and documents, and represents that it has done and will do or will cause to be done all such acts and other things, at the Issuer's or the Subsidiary Guarantors' expense, as applicable, as are necessary to subject the applicable Collateral to valid Liens and to perfect those Liens to the extent contemplated by the Security Documents. Each of the Issuer and the Subsidiary Guarantors shall, as promptly as practicable, cause to be executed and delivered, filed and recorded all instruments and do all acts and other things as may be required by law to perfect, maintain and protect the Liens under the applicable Security Documents to which it is party (except as otherwise expressly provided herein and therein) to the extent contemplated by the Security Documents.

          (b) The Issuer and the Subsidiary Guarantors shall furnish to the Trustee and the Collateral Agent promptly after the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments or otherwise necessary

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

to make effective the Liens intended to be created by the Security Documents and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective. Such Opinion of Counsel shall cover the necessity for recordings, registrations and filings required in all relevant jurisdictions.

               (c) The Issuer and the Subsidiary Guarantors shall furnish to the Trustee and the Collateral Agent within 3 months after each anniversary of the Closing Date, an Opinion of Counsel, dated as of such date, stating either that
(i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance or otherwise as is necessary to maintain the effectiveness of the Liens intended to be created by the Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain the effectiveness of such Liens. Such opinion of counsel shall cover the necessity of recordings, registrations, filing, re-recordings, re-registrations and refilings in all relevant jurisdictions.

               (d) The Issuer and the Subsidiary Guarantors shall otherwise comply with the provisions of Section 314(b) and, as applicable Sections 314(c),
(d) and (e) of the Trust Indenture Act.

     Section 1304 Further Assurances and Security. The Issuer and the Subsidiary Guarantors will execute, acknowledge and deliver to the Trustee, at the Issuer's and/or such Subsidiary Guarantor's expense, at any time and from time to time such further assignments, transfers, assurances or other instruments as may be reasonably required to effectuate the terms of this Indenture and the Security Documents, and will at any time and from time to time do or cause to be done all such acts and things as may be necessary or proper, or as may be reasonably required by the Trustee or the Collateral Agent, to assure and confirm to the Trustee the Liens in the Collateral contemplated hereby and by the Security Documents, all to the extent contemplated by the Security Documents.

     Section 1305 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents. The Trustee and the Collateral Agent may, in their sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions such Person deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the obligations of the Issuer and the Subsidiary Guarantors hereunder. The Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as such Person may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

     Section 1306 Authorization of Receipt of Funds by the Trustee Under the Security Documents. The Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

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                                ARTICLE FOURTEEN

                              SUBSIDIARY GUARANTEES

     Section 1401 Subsidiary Guarantees. Subject to Article Fifteen, each Subsidiary Guarantor, together with any Restricted Subsidiary which in accordance with Section 1010 or Section 1024 hereof is required in the future to guarantee the Obligations of the Issuer under the Securities and this Indenture, upon execution of a supplemental indenture, hereby jointly and severally and irrevocably and unconditionally guarantees to the Trustee and to each Holder irrespective of the validity or enforceability of this Indenture or the Securities or the Obligations of the Issuer and the Subsidiary Guarantors under this Indenture and the Security Documents, that: (i) the principal of, premium, if any, any interest, on the Securities (including, without limitation, any interest that accrues after, or would accrue but for, the commencement of a proceeding of the type described in Sections 501(8) and (9)) and any fees, expenses and other amounts owing under this Indenture will be duly and punctually paid in full when due, whether at Stated Maturity, by acceleration, mandatory redemption, call for redemption, upon an Offer to Purchase or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and any other amounts due in respect of the Securities and the Security Documents, and all other Obligations of the Issuer, including the Issuer's Obligations to the Holders of the Securities under this Indenture, the Securities and the Security Documents and Subsidiary Guarantors under this Indenture, the Security Documents and the Subsidiary Guarantees, whether now or hereafter existing, will be promptly paid in full or performed, all strictly in accordance with the terms hereof and thereof; and
(ii) in case of any extension of time of payment or renewal of any Securities or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, mandatory redemption, call for redemption, upon an Offer to Purchase or otherwise. If payment is not made when due (after taking into account any applicable grace period) of any amount so guaranteed for whatever reason, each Subsidiary Guarantor shall be jointly and severally obligated to pay the same individually whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Section
502. An Event of Default under this Indenture or the Securities shall constitute an Event of Default under each Subsidiary Guarantee, and shall entitle the Holders to accelerate the Obligations of each Subsidiary Guarantor hereunder in the same manner and to the same extent as the Obligations of the Issuer. Each Subsidiary Guarantee is intended to be superior to or pari passu in right of payment with all Debt of the respective Subsidiary Guarantor other than Permitted Senior Secured Debt and Designated Senior Debt and each Subsidiary Guarantor's Obligations are independent of any Obligation of the Issuer or any other Subsidiary Guarantor. Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor, and that such Subsidiary Guarantor will remain bound under this Article Fourteen notwithstanding any extension or renewal of any Obligation.

     Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof;
(c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder, the Collateral Agent or the Trustee for the Obligations or any of them; (e) the failure of any Holder, the Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of such Subsidiary Guarantor.

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         Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

         Each Subsidiary Guaranty is, to the extent and in the manner set forth in Article Fifteen, subordinated and subject in right of payment to the prior payment in full of all Designated Senior Debt of the Subsidiary Guarantor giving such Subsidiary Guaranty and is made subject to such provisions of this Indenture.

         Except as expressly set forth in Sections 1014, 803 and 1201, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity, except for any gross negligence, willful misconduct or bad faith by such Holder or the Trustee.

         Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or premium, if any, or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

         In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, and subject in all instances to Article Fifteen hereof, upon the failure of the Issuer to pay the principal of or premium, if any, or interest on any Obligation when and as the same shall become due, whether at Stated Maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such Obligations, (ii) accrued and unpaid premium, if any, and interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders, the Trustee, and the Collateral Agent.

         Subject to Article Fifteen, until such time as the Securities and the other Obligations of the Issuer guaranteed hereby have been satisfied in full, each Subsidiary Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Issuer or any other Subsidiary Guarantor that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor's Obligations under its Subsidiary Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holders, the Trustee or the Collateral Agent against the Issuer or any other Subsidiary Guarantor or any security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Subsidiary Guarantor, directly or indirectly, in cash or other Property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid

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

to such Subsidiary Guarantor in violation of the preceding sentence at any time prior to the later of the payments in full of the Securities and all other amounts payable under this Indenture and each Subsidiary Guarantee upon the Maturity of the Securities, such amount shall be held in trust for the benefit of the Holders and the Trustee and shall forthwith be paid to the Trustee to be credited and applied to the Securities and all other amounts payable under each Subsidiary Guarantee, whether matured or unmatured, in accordance with the terms of this Indenture, or to be held as security for any Obligations or other amounts payable under any Subsidiary Guarantee thereafter arising.

     Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 1401 is knowingly made in contemplation of such benefits. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) subject to this Article Fourteen, the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Five for the purposes of each Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations guaranteed hereby as provided in Article Five, such Obligations (whether or not due and payable) shall, subject to Article Fifteen hereof, forthwith become due and payable by the Subsidiary Guarantor for the purposes of each Subsidiary Guarantee.

     A Subsidiary Guarantor that makes a distribution or payment under a Subsidiary Guarantee shall be entitled to contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each such other Subsidiary Guarantor for all payments, damages and expenses incurred by that Subsidiary Guarantor in discharging the Issuer's obligations with respect to the Securities and this Indenture or any other Subsidiary Guarantor with respect to its Subsidiary Guarantee, so long as the exercise of such right does not impair the rights of the Holders of the Securities under the Subsidiary Guarantees.

     Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 1401.

     Section 1402 Limitation on Liability. The Obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or otherwise not being void, voidable or unenforceable under any bankruptcy, reorganization, receivership, insolvency, liquidation or other similar legislation or legal principles under any applicable foreign law. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Section 1403 Successors and Assigns. This Article Fourteen shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

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     Section 1404 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Fourteen shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article Fourteen at law, in equity, by statute or otherwise.

     Section 1405 Modification. No modification, amendment or waiver of any provision of this Article Fourteen, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

     Section 1406 Execution of Supplemental Indenture for Future Subsidiary Guarantors. Each Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 1024 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit A hereto pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article Fourteen and shall guarantee the Obligations, subject in all respects to Article Fifteen hereof. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors' rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Subsidiary Guaranty of such Subsidiary Guarantor is a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

     Section 1407 Execution and Delivery of Subsidiary Guarantees. To further evidence the Subsidiary Guarantee set forth in Section 1401 hereof, each Subsidiary Guarantor hereby agrees that notation of the Subsidiary Guarantee shall be endorsed on each Security authenticated and delivered by the Trustee and executed by either manual or facsimile signature of an authorized officer of such Subsidiary Guarantor. Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 1401 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of the Subsidiary Guarantee. If an officer of the Subsidiary Guarantor whose signature is on this Indenture or a Security no longer holds that office at the time the Trustee authenticates such Security or at any time thereafter, the Subsidiary Guarantor's Subsidiary Guarantee of such Security shall be valid nevertheless. The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of such Subsidiary Guarantor, whether or not the notation of Subsidiary Guarantee is endorsed thereon.

     Section 1408 Release of Subsidiary Guarantor.

          (a) Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor, or the sale of all or substantially all of the assets of a Subsidiary Guarantor, to a Person other than the Issuer or a Restricted Subsidiary and pursuant to a transaction that is otherwise in compliance with this Indenture (including as described in Section 803 hereof and as described in Section 1015 hereof), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related Obligations set forth in this Indenture; provided that any such termination shall occur only to the extent that all Obligations of such Subsidiary Guarantor under all of its Guarantees of and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Issuer or any other Restricted Subsidiary shall also terminate or be released upon such sale or other disposition. Each

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

Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with this Indenture shall be released from its Subsidiary Guarantee and the related Obligations set forth in this Indenture so long as it remains an Unrestricted Subsidiary.

          (b) Any Subsidiary Guarantee by a Foreign Restricted Subsidiary shall be automatically and unconditionally released and discharged, as evidenced by a supplemental indenture executed by the Issuer and the Subsidiary Guarantors, if any, and the Trustee, upon the release or discharge of the Guarantee which resulted in the creation of such Foreign Restricted Subsidiary's Subsidiary Guarantee and all other Guarantees of the Obligations of any obligor on the Securities, except a discharge or release by, or as a result of, payment under such Guarantee.

                                ARTICLE FIFTEEN

                     SUBORDINATION OF SUBSIDIARY GUARANTEES

     Section 1501 Agreement to Subordinate. Each Subsidiary Guarantor agrees, and each Securityholder by accepting a Security agrees, that the Obligations of such Subsidiary Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Article Fifteen, to the payment when due of all Designated Senior Debt of such Subsidiary Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Designated Senior Debt. Subject to the foregoing, the Obligations of each Subsidiary Guarantor shall in all respects rank pari passu with all existing and future Senior Debt of such Subsidiary Guarantor and senior to all existing and future subordinated Debt of such Subsidiary Guarantor, and only Designated Senior Debt shall rank senior to the Obligations of such Subsidiary Guarantor in accordance with the provisions set forth herein.

     Section 1502 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of any Subsidiary Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor or its property:

          (1) holders of Designated Senior Debt of such Subsidiary Guarantor shall be entitled to receive payment in full in cash of such Designated Senior Debt before Securityholders shall be entitled to receive any payment pursuant to any Obligations of such Subsidiary Guarantor; and

          (2) until the Designated Senior Debt of any Subsidiary Guarantor is paid in full in cash, any distribution made by or on behalf of such Subsidiary Guarantor to which Securityholders would be entitled but for this Article Fifteen shall be made to holders of the Designated Senior Debt as their interests may appear, except that all Securityholders may receive and retain shares of stock and any debt securities of such Subsidiary Guarantor that are subordinated to Designated Senior Debt of such Subsidiary Guarantor to at least the same extent as the Obligations of such Subsidiary Guarantor are subordinated to Designated Senior Debt of such Subsidiary Guarantor.

     Section 1503 Default on Designated Senior Debt of Subsidiary Guarantor. No Subsidiary Guarantor may make any payment pursuant to any of its Obligations or repurchase, redeem or otherwise retire or defease any Securities or other Obligations (collectively, "pay its Subsidiary Guaranty") if (i) any principal, premium or interest in respect of the Designated Senior Debt of such Subsidiary Guarantor is not paid when due (including at maturity) or (ii) any other default on Designated Senior Debt of such Subsidiary Guarantor occurs and the maturity of such Designated Senior Debt is accelerated in

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


accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Debt has been paid in full in cash; provided, however, that any Subsidiary Guarantor may pay its Subsidiary Guaranty without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the holders of such Designated Senior Debt (or the authorized representative therefor) of such Subsidiary Guarantor. In addition, during the continuance of any default (other than a default described in clause
(i) or (ii) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, no Subsidiary Guarantor may make any payment pursuant to its Subsidiary Guaranty for a period (a "Payment Blockage Period") commencing upon the receipt by such Subsidiary Guarantor and the Trustee of written notice of such default from a representative under the Permitted Senior Secured Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and such Subsidiary Guarantor from such authorized representative or the holders of such Designated Senior Debt, (b) because such default is no longer continuing or (c) because all such Designated Senior Debt has been repaid in full in cash). Unless the holders of Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, any Subsidiary Guarantor may (unless otherwise prohibited as described in Section 1502 or the first or second sentences of this paragraph) resume payments pursuant to its Subsidiary Guaranty after such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults during such period.

     Section 1504 Demand for Payment. If a demand for payment is made on a Subsidiary Guarantor pursuant to Article Fourteen, such Subsidiary Guarantor may not pay its Subsidiary Guaranty, and neither the Trustee nor any Securityholder may retain any such payment, until ten Business Days after the holders of Designated Senior Debt (or their authorized representative) receive notice of such demand and, thereafter, may pay its Subsidiary Guaranty only if this Indenture otherwise permits payment at that time.

     Section 1505 When Distribution Must Be Paid Over. If a distribution is made to the Trustee or any Securityholders that because of this Article Fifteen should not have been made to them, the Trustee or such Securityholders who receive the distribution shall hold it in trust for holders of the Designated Senior Debt and promptly pay it over to them or their authorized representative as their interests may appear.

     Section 1506 Subrogation. After all Designated Senior Debt of a Subsidiary Guarantor is paid in full in cash and until the Securities are paid in full in cash, Securityholders shall be subrogated to the rights of holders of Designated Senior Debt to receive distributions applicable to Designated Senior Debt. A distribution made under this Article Fifteen to holders of such Designated Senior Debt that otherwise would have been made to Securityholders is not, as between the relevant Subsidiary Guarantor and Securityholders, a payment by such Subsidiary Guarantor on such Designated Senior Debt.

     Section 1507 Relative Rights. This Article Fifteen defines the relative rights of Securityholders and holders of Designated Senior Debt of a Subsidiary Guarantor. Nothing in this Indenture shall:

             (1) impair, as between a Subsidiary Guarantor and the Holders of Securities, the obligation of such Subsidiary Guarantor, which is absolute and unconditional, to pay the Obligations to the extent set forth in Article Fourteen or the relevant Subsidiary Guaranty; or

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

             (2) prevent the Trustee or any Holder of Securities from exercising its available remedies upon a default by such Subsidiary Guarantor under the Obligations, subject to the rights of holders of Designated Senior Debt of such Subsidiary Guarantor to receive distributions otherwise payable to Holders of Securities.

     Section 1508 Subordination May Not Be Impaired by Subsidiary Guarantor. No right of any holder of Designated Senior Debt of any Subsidiary Guarantor to enforce the subordination of the Obligation of such Subsidiary Guarantor shall be impaired by any act or failure to act by such Subsidiary Guarantor or the Company or by any of their failure to comply with this Indenture.

     Section 1509 Rights of Trustee and Paying Agent. Notwithstanding Section 1503, the Trustee or Paying Agent may continue to make payments on any Subsidiary Guaranty and shall not, absent gross negligence or bad faith, be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer receives written notice satisfactory to it that payments may not be made under this Article Fifteen. The Issuer, the relevant Subsidiary Guarantor, the registrar or co-registrar, the Paying Agent, an authorized representative or a holder of Designated Senior Debt of any Subsidiary Guarantor may give the notice; provided, however, that, if any Designated Senior Debt of any Subsidiary Guarantor has an authorized representative, only such authorized representative may give the notice.

     The Trustee in its individual or any other capacity may hold Designated Senior Debt with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article Fifteen with respect to any Designated Senior Debt of any Subsidiary Guarantor that may at any time be held by it, to the same extent as any other holder of Designated Senior Debt; and nothing in Article Six shall deprive the Trustee of any of its rights as such holder. Nothing in this Article Fifteen shall apply to claims of, or payments to, the Trustee under or pursuant to
Section 607.

     Section 1510 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Designated Senior Debt of any Subsidiary Guarantor, the distribution may be made and the notice given to the authorized representative, if any, of such Designated Senior Debt.

     Section 1511 Article Fifteen Not To Prevent Events of Default Under a Subsidiary Guaranty or Limit Right To Demand Payment. The failure to make a payment pursuant to a Subsidiary Guaranty by reason of any provision in this Article Fifteen shall not be construed as preventing the occurrence of a default under such Subsidiary Guaranty. Nothing in this Article Fifteen shall have any effect on the right of the Securityholders or the Trustee to make a demand for payment on any Subsidiary Guarantor pursuant to Article Fifteen or the relevant Subsidiary Guaranty.

     Section 1512 Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article Fifteen, the Trustee and the Securityholders shall be entitled to rely, except to the extent such reliance would constitute gross negligence or bad faith, (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 1502 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Securityholders or (iii) upon the authorized representative, if any, for the holders of Designated Senior Debt of any Subsidiary Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Designated Senior Debt and other Debt of such Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Fifteen. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of

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Designated Senior Debt of any Subsidiary Guarantor to participate in any payment or distribution pursuant to this Article Fifteen, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Designated Senior Debt of such Subsidiary Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Fifteen, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 601 and 603 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Fifteen. Notwithstanding anything to the contrary contained in this Section 1512, the provisions of this Section 1512 shall not change, modify or otherwise affect the rights of the holders of Designated
Senior Debt.

     Section 1513 Trustee To Effectuate Subordination. Each Securityholder by accepting a Security authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Securityholders and the holders of Designated Senior Debt of any Subsidiary Guarantor as provided in this Article Fifteen and appoints the Trustee as attorney-in-fact for any and all such purposes.

     Section 1514 Trustee Not Fiduciary for Holders of Designated Senior Debt of Subsidiary Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt of any Subsidiary Guarantor and, absent gross negligence or bad faith, shall not be liable to any such holders if it shall mistakenly pay over or distribute to Securityholders or the Company or any other Person, money or assets to which any holders of such Designated Senior Debt shall be entitled by virtue of this Article Fifteen or otherwise.

     Section 1515 Reliance by Holders of Designated Senior Debt on Subordination Provisions. Each Securityholder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Designated Senior Debt of any Subsidiary Guarantor, whether such Designated Senior Debt was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Designated Senior Debt and such holder of Designated Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Designated Senior Debt.

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         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

GLOBIX CORPORATION


By:  ______________________________
     Name:
     Title:


TRUSTEE
-------

HSBC BANK USA,
  as Trustee

By:  ______________________________
     Name:
     Title:


SUBSIDIARY GUARANTORS
---------------------

BLUESTREAK DIGITAL, INC.

By:  ______________________________
     Name:
     Title:


GAMENET CORPORATION

By:  ______________________________
     Name:
     Title:


NAFT COMPUTER SERVICE CORPORATION

By:  ______________________________
     Name:
     Title:


NAFT INTERNATIONAL LTD.

By:  ______________________________
     Name:
     Title:

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

PFM COMMUNICATIONS, INC.

By:  ______________________________
     Name:
     Title:


GRE CONSULTING, INC.

By:  ______________________________
     Name:
     Title:


415 GREENWICH GC, LLC

By:  ______________________________
     Name:
     Title:


415 GREENWICH GC TENANT, LLC

By:  ______________________________
     Name:
     Title:


415 GREENWICH GC MM, LLC

By:  ______________________________
     Name:
     Title:


COMSTAR.NET, INC.

By:  ______________________________
     Name:
     Title:


COMSTAR TELECOM & WIRELESS, INC.

By:  ______________________________
     Name:
     Title:

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

                                                                       EXHIBIT A

                         FORM OF SUPPLEMENTAL INDENTURE

                  SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of , among [GUARANTOR] (the "New Subsidiary Guarantor"), a subsidiary of GLOBIX CORPORATION (or its successor), a Delaware corporation (the "Company"), the Company, on behalf of itself and the Subsidiary Guarantors (the "Existing Subsidiary Guarantors") under the indenture referred to below, and HSBC Bank USA, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H :

         WHEREAS the Company and the Existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the "Indenture") dated as of [ ], providing for the initial issuance of an aggregate principal amount at maturity of up to $120,000,000 of 11% Senior Secured Notes due 2008 (the "Securities");

         WHEREAS Section 1024 of the Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall unconditionally guarantee all the Company's obligations under the Securities pursuant to a Subsidiary Guaranty on the terms and conditions set forth herein; and

         WHEREAS pursuant to Section 901 of the Indenture, the Trustee, the Company and the Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

                  1. Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to unconditionally guarantee the Company's obligations under the Securities on the terms and subject to the conditions set forth in Article Fourteen and Fifteen of the Indenture and to be bound by all other applicable provisions of the Indenture and to execute amendments to the Security Documents, or new Security Documents, as required by Article Thirteen of the Indenture.

                  2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

                  3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND

NOT THE LAWS OF CONFLICTS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) OF THE STATE OF NEW YORK.

                  4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

                  5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                         [NEW SUBSIDIARY GUARANTOR],


                                         by ___________________________
                                            Name:
                                            Title:

                                         GLOBIX CORPORATION, on behalf of itself
                                         and the Existing Subsidiary Guarantors,


                                         By ____________________________________
                                            Name:
                                            Title:

                                         HSBC Bank USA, as Trustee

                                         By ____________________________________
                                            Name:
                                            Title:
                                      A-2

                                   EXHIBIT B-1

                                       TO

                  JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION
                            AND CERTAIN SUBSIDIARIES

                 REORGANIZED GLOBIX CERTIFICATE OF INCORPORATION


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               GLOBIX CORPORATION

     Under Section 242 of the Delaware General Corporation Law (the "DGCL"), GLOBIX CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     FIRST, the name of the corporation is GLOBIX CORPORATION.

     SECOND, the address of the Company's registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

     THIRD, the purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH, the Company shall have the authority to issue five hundred million (500,000,000) shares of common stock having a par value of $.01 per share. The Company shall also have the authority to issue five million (5,000,000) shares of preferred stock having a par value of $.01 per share (the "Preferred Shares"). The board of directors of the Company (the "Board"), shall have the right to authorize, by resolution of the Board adopted in accordance with the By-laws of the Company, the issuance of the Preferred Shares and, in connection therewith, to (a) cause such shares to be issued in series; (b) fix the annual rate of dividends payable with respect to the Preferred Shares or series thereof; (c) fix the amount payable upon redemption of the Preferred Shares; (d) fix the amount payable upon liquidation or dissolution of the Company; (e) fix provisions as to voting rights; and (e) fix such other rights, powers and preferences as the Board shall determine.

     FIFTH, the name and mailing address of the incorporator of the Company is:

                               Marc H. Bell
                               139 Centre Street
                               New York, NY 10013

     SIXTH, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     SEVENTH, the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided,
                                                                --------
however, that, except for proceedings to enforce rights to indemnification, the
-------
Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

          The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Article SEVENTH to directors and officers of the Company.

          The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

          Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

     EIGHTH, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company, except as otherwise provided in the By-Laws of the Company.

     NINTH, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the U.S. Code the Company will not issue non-voting equity securities.

     TENTH, in furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Company's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Company's By-Laws. The Company's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

     TWELFTH, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, the undersigned sets his name to this Certificate of Incorporation and affirms that the statements made herein are true under the penalties of perjury, this ___ day of _________, 2002.


                                     /s/__________________________________
                                     By:
                                     Title:

                                  EXHIBIT B-2

                                       TO

                  JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION
                            AND CERTAIN SUBSIDIARIES

                           REORGANIZED GLOBIX BY-LAWS

                           AMENDED AND RESTATED BYLAWS

                                       OF

                               GLOBIX CORPORATION

                            (EFFECTIVE _______, 2002)



                                    ARTICLE I

                                    General.

          Section 1.1 Interpretation; Governing Instruments. Terms used and not defined in these bylaws (these "Bylaws"), shall have the meanings set forth in, and shall be interpreted in accordance with, the Delaware General Corporation Law ("DGCL") and other applicable statutes and the certificate of incorporation (the "Certificate of Incorporation" and collectively with the DGCL, the "governing instruments") of Globix Corporation (the "Company"), as from time to time in effect. Whether or not so stated, these Bylaws are subject to such governing instruments, and in the event of any conflict or inconsistency the provisions of the governing instruments shall control.

          Section 1.2 Registered Office. The address of the Company's registered office in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

          Section 1.3 Other Offices; Business Activities. The Company may have such other offices and conduct its business activities at such other locations within or without the State of Delaware, as the board of directors (the "Board") determines.

                                   ARTICLE II

                                  Stockholders.

          Section 2.01 Annual Meeting. The annual stockholders meeting for the election of directors and the transaction of other business shall be held annually during the fifth full month following the end of the Company's fiscal year on such date and time as the Board may fix.

          Section 2.02 Special Meeting. Special stockholders meetings may be called by the Board or the chairman and shall be called by the chairman, the chief executive officer, the president, the executive vice president, any vice president or the secretary upon written request, stating the purpose(s) of the meeting. Only such business may be transacted at a special meeting as relates to the purpose(s) set forth in the notice of meeting.

          Section 2.03 Place of Meeting. Stockholders meetings shall be held at such place, within or without the State of Delaware, as may be fixed by the Board or, if not so fixed, at the registered office of the Company in the State of Delaware. Attendance at any meeting in person or by proxy shall constitute a waiver of notice, except when the person or proxy attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          Section 2.04 Notice of Meetings; Waiver. Written notice of each stockholders meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the meeting date to each stockholder entitled to vote at the meeting at his address appearing on the record of stockholders or, if he shall have filed with the secretary a written request that notices be mailed to some other address, at such other address. Each notice shall state the place, date and time of the meeting and, unless an annual meeting, shall indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose(s) for which called. Notice of an adjourned meeting shall be unnecessary unless otherwise required by the governing instruments.

          Section 2.05 Quorum. Subject to the governing instruments, the holders of one-third of the shares entitled to vote shall constitute a quorum for the transaction of any business. When a specified item of business must be voted on by a class or series, voting as a class, however, the holders of a majority of the shares of such class or series shall constitute a quorum. Despite the absence of a quorum the stockholders present may by majority vote adjourn a meeting without further notice unless otherwise required by the governing instruments.

          Section 2.06   Voting; Proxies. Subject to the governing instruments:

                    (a) Stockholders of record shall be entitled to one vote for each share held. Any corporate action other than the election of directors (as to which see Section 3.01 of these Bylaws) shall be authorized by a majority of the votes cast by holders entitled to vote.

                    (b) Any stockholder may vote in person or by proxy signed by him or his attorney-in-fact. No proxy shall be valid after the expiration of eleven months from its date unless it otherwise provides.

          Section 2.07 Action Without Meeting. Subject to the governing instruments, any stockholder action may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          Section 2.08   Nature of Business at Meetings of Stockholders.


                    (a) No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of the Company (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.08 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.08.

                    (b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

                    (c) To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

                    (d) To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

                    (e) No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.08; provided, however, that,
                                                    --------  -------
once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.08 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                                   ARTICLE III

                                   Directors.

          Section 3.01 Authority; Number; Election; Qualification; Term. Subject to the governing instruments, the Company's business shall be managed under the direction of the Board which shall consist of seven (7) directors, or such other number, not less than two directors, as may be fixed from time to time by a majority vote of the shareholders or by a majority of the Board, provided that no decrease in the number of directors shall decrease the term of any incumbent director. The directors shall be elected at each annual stockholders meeting, shall be at least eighteen (18) years old, but need not be stockholders, and shall hold office until the next annual stockholders meeting and the election and qualification of their respective successors. Election of directors need not be by ballot.

          Section 3.02 Annual, Regular and Special Meetings; Place. The annual Board meeting for the election of officers and the transaction of other business shall be held without notice immediately following and at the same place as the annual stockholders meeting or, if a quorum is not present or the Board otherwise determines, as promptly as practicable thereafter. Regular Board meetings for the transaction of all business may be held without notice at such times and places as the Board determines. Special Board meetings may be called by the chairman of the Board, the chief executive officer or a majority of the directors. Except as provided above, Board meetings shall be held at such place, within or without the State of Delaware, as the Board determines or, if not so determined, at the principal office of the Company.

          Section 3.03 Notice of Meetings; Waiver, Adjournment. Notice of the time and place of each deferred annual and of each special Board meeting shall be given the directors by mail not less than three, or personally or by telephone, telegram or telegraph not less than one, day prior to the meeting. Notice of any meeting need not specify its purpose(s). Notice need not be given to any director who submits a signed waiver of notice before, at or after the meeting or who attends the meeting without protesting, prior to or at its commencement, lack of notice to him.

          Whether or not a quorum is present, a majority of the directors present may adjourn any meeting without notice to directors not present unless the meeting is adjourned for more than 48 hours.

          Section 3.04 Quorum; Actions by Board. Subject to the governing instruments:

                    (a) Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, a majority of the entire Board shall constitute a quorum for the transaction of business and the vote of a majority of the directors present at the taking of the vote, if a quorum is then present, shall be the act of the Board. Directors may either be present or vote by proxy.

                    (b) Any action by the Board or any committee may be taken without a meeting if all directors or committee members consent in writing to the adoption of a resolution authorizing the action. The resolution and consent shall be filed with the Board or committee minutes.

                    (c) Any one or more directors or committee members may participate in a Board or committee meeting by means of a conference telephone or other communications equipment allowing all persons participating to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

          Section 3.05 Resignation; Removal; Vacancies. Subject to the governing instruments:

                    (a) A director may resign at any time. Any or all directors may be removed at any time for or without cause by stockholder vote and for cause by the Board.

                    (b) Board vacancies occurring for any reason, including vacancies resulting from an increase in the number of directors, but excluding vacancies resulting from the removal of directors without cause may be filled by Board vote or, if the number of directors then in office is less than a quorum, by vote of a majority of the directors then in office. Vacancies occurring for any reason may also be filled by stockholders.

          Section 3.06 Compensation. Directors shall receive such compensation as the Board determines to be appropriate, and shall be reimbursed for reasonable expenses incurred in the performance of, their services to the Company as directors and in other capacities.

          Section 3.07 Committees. The Board, by resolution adopted by a majority of the entire Board, may designate an executive committee and any other committee it deems necessary or desirable to designate, each committee consisting of at least one director. Any committee designated by the Board shall serve solely at the discretion of the Board. The Board may adopt qualification criteria, such as financial expertise or independence, as requirements for membership on certain committees. The Board, but not any committee, may fill committee vacancies and may designate alternative qualified committee members to replace absent members at any committee meetings. The executive committee has the power and authority to act in place of the Board in all matters except amendment to the Certificate of Incorporation and except as restricted by the DGCL and the action of the Board. Other committees shall have such authority as the Board determines. The provisions of Sections 3.02, 3.03 and 3.04 of these Bylaws relating to the holding of meetings, notice, waiver, adjournment, quorum and Board action shall apply to committees unless the Board otherwise determines. The Board may adopt additional rules of procedure for any committee not inconsistent with these Bylaws or may delegate this authority to any committee.

          Section 3.08 Indemnification. The Company shall indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

          Section 3.09   Nomination of Directors.

                    (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Company (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.09 and on the record date for the determination of stockholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 3.09.

                    (b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

               (c) To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (i) not less than ninety (90) days nor more than one hundred and twenty
(120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual
                         --------  -------
meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

               (d) To be in proper written form, a stockholder's notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

               (e) No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this
Section 3.09. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.


                                   ARTICLE IV

                          Executive and Other Officers.


        Section 4.01 Positions; Election; Term; Removal. The executive officers of the Company may include any one or more of the following: the chairman of the Board, a chief executive officer, the president, one or more executive vice presidents, one or more senior vice presidents, (each such executive or senior vice president with such designations and rankings as the Board may fix), the secretary, one or more assistant secretaries, the treasurer and one or more assistant treasurers, each of whom shall be elected or appointed annually by the Board. Officers other than the chairman need not be directors. Any two or more offices may be held by the same person except the offices of president and secretary. Officers shall serve at the Board's discretion until the next annual Board meeting and the election of their respective successors. The Board may at any time remove any officer with or without cause and may fill any vacancies among the officers however occurring.

        Section 4.02 Chief Executive Officer, Additional Powers and Duties of Officers.

                (a) Subject to the Board's overall authority, the chief executive officer shall have general control and supervision of the Company's business and affairs and such other powers and duties consistent with these Bylaws as are customarily possessed by corporate chief executive officers and as the Board assigns.

                (b) Subject to the Board's overall authority, each officer shall have such powers and duties in addition to those specifically provided in these Bylaws as are customarily possessed by like corporate officers holding the same position and as the Board or chief executive officer assigns. Such officers may, at the direction of the Board and/or the chief executive officer or in accordance with general delegations of authority or the respective resolutions of the Board, execute in the Company's name all authorized deeds, mortgages, bonds, contracts or other instruments requiring a seal, under the seal of the Company, except in cases in which the signing or execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company.

        Section 4.03 Chairman of the Board. The chairman shall preside at all Board and stockholder meetings.

        Section 4.04 Chief Executive Officer. The chief executive officer shall be the Company's chief executive officer. He shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.

        Section 4.05 President. Subject to the direction of the chief executive officer, the president shall have such authority as may be delegated by the chief executive officer and/or the Board. Unless and until the Board otherwise determines, in the event of the absence or inability to act of the chief executive officer, or if there be no chief executive officer, the president shall have the powers and duties of the chief executive officer.

        Section 4.06 Executive and Senior Vice Presidents. Each executive vice president and senior vice president shall have such further title and such powers and duties as the Board and/or the chief executive officer, if so authorized by the Board, assigns. Unless and until the Board otherwise determines, in the event of the absence or inability to act of the president, or if there be no president, the ranking executive vice president or senior vice president shall have the powers and duties of the president.

        Section 4.07 Vice Presidents and other Subordinate Officers. The Board may also appoint, or may delegate to any executive officer the appointment of, one or more vice presidents and other subordinate and assistant officers with such titles and duties as the Board or such executive officer may determine. Such vice presidents and other subordinate and assistant officers shall not be executive officers unless so designated by the Board.

        Section 4.08 Secretary and Assistant Secretary. The secretary shall give all meeting and other required corporate notices except as otherwise provided in these Bylaws; shall attend and keep minutes of all Board and stockholder proceedings; shall have charge of and maintain the corporate stock books and records (unless the Company has a transfer agent or registrar) and such other corporate records as the Board directs; and shall keep the corporate seal and, when duly authorized, shall affix such seal to all necessary corporate instruments. The assistant secretary shall, in the absence or inability to act of the secretary, or if there be no secretary, have the powers and duties of the secretary.

        Section 4.09 Treasurer and Assistant Treasurer. Unless another officer or employee is so designated by the Board, the treasurer shall be the Company's chief financial officer, and, its chief accounting officer and shall have custody of its funds and securities and shall maintain its financial books and records. The treasurer (or such other designated officer or employee) shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the chairman, the chief executive officer, the president and the Board, at its regular meetings, or when the Board so directs, an account of all his transactions as treasurer and of the financial condition of the Company.

        Section 4.10 Compensation. The Board shall fix the compensation, if any, of all officers who are directors and may fix, or delegate to the chief executive officer authority to fix, the compensation of other officers.

                                    ARTICLE V

                              Shares and Transfer.

        Section 5.01 Certificates. Shares of the Company shall be represented by certificates in such form consistent with the governing instruments as the Board approves, shall be signed by the chairman, president or any vice president and the secretary or treasurer, or any assistant secretary or assistant treasurer, and shall be sealed with the corporate seal or its facsimile. Officers' signatures may be facsimiles if the certificate is signed by a transfer agent or registered by a registrar other than the Company or its employee. Certificates may be used although the officer who has signed, or whose facsimile signature has been used, is no longer such officer. If the Company is authorized to issue shares of more than one class, certificates shall contain the statements required by statute.

        Section 5.02 Transfer Agents; Registrars. The Board may appoint one or more transfer agents and/or registrars, the duties of which may be combined and prescribe their duties.

        Section 5.03 Transfers; Lost Certificates. Subject to the governing instruments and compliance with such additional requirements as the Board may establish:

                 (a) Shares shall be transferable only on the Company's books by the holders or their duly authorized attorneys or legal representatives upon surrender of certificates properly endorsed.

                 (b) Replacements for certificates alleged to have been lost or destroyed may be issued upon delivery of such proof of loss and/or bond with or without surety, or other security, sufficient to indemnify the Company as the Board determines.

          Section 5.04   Record Date.

                  (a) The Board may fix in advance a record date for the determination of stockholders entitled to notice of or to vote at any stockholders meeting, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining stockholders entitled to receive any dividend, distribution or allotment of rights, or for the purpose of any other action. The record date shall not be more than sixty nor less than ten days prior to the meeting date nor more than sixty days prior to any other action.

                  (b) In order that the Company may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Company. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

                                   ARTICLE VI

                                 Miscellaneous.

          Section 6.01 Seal. The corporate seal shall be in such form as the Board may approve.

          Section 6.02 Fiscal Year. The Board may establish and change the Company's fiscal year. Until the Board acts, the fiscal year shall end on September 30 in each year.

          Section 6.03 Shares in Other Companies. Shares in other corporations held by the Company may be represented and voted by the chief executive officer or any person designated by him unless the Board otherwise directs.

        Section 6.04 Bylaws Amendments; Stockholder Agreements. Subject to the governing instruments:

                 (a) Bylaws may be adopted, amended or repealed either by the stockholders at the time entitled to vote in the election of directors or by the Board (provided that any change by the Board in the number of directors requires the vote of a majority of the members Board). Any Bylaw adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon. If the Board adopts, amends or repeals any Bylaw regulating an impending election of directors, the notice of the next stockholders meeting for the election of directors shall set forth such Bylaw and a concise statement of the changes made.

                 (b) Any written agreement among all of the stockholders of the Company holding votes sufficient to modify, amend or repeal any Bylaw, whether expressly or by interpretation or implication and whether or not the Company is a party thereto, shall be given full force and effect in accordance with its terms as a stockholders amendment under subsection 6.04(a) above provided a copy of such written agreement is delivered to the Company and that prompt notice of any such modification, amendment or repeal effected by any such written agreement to which fewer than all the stockholders of the Company are party is given to those stockholders who are not party thereto.

                                   EXHIBIT C

                                       TO

                  JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION
                            AND CERTAIN SUBSIDIARIES

                        DESCRIPTION OF NEW COMMON STOCK

                               GLOBIX CORPORATION
                         DESCRIPTION OF NEW COMMON STOCK

     The principal terms of the New Common Stock to be issued by Reorganized Globix under the Plan shall be as follows:


Authorization:                 500 million shares

Initial Issuance:              16,460,000 shares

Par Value:                     $.01 per share

Voting Rights:                 One vote per share

Preemptive Rights:             None

Dividends:                     Payable at the discretion of the board of
                               directors of Reorganized Globix

                                    EXHIBIT D

                                       TO

                  JOINT PREPACKAGED PLAN OF GLOBIX CORPORATION
                            AND CERTAIN SUBSIDIARIES

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------



          This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of ___________, 2002, by and among Globix Corporation, a Delaware corporation (the "Company"), and the Holders (as hereinafter defined) of Registrable Securities (as hereinafter defined) who are parties to this Agreement.

                               W I T N E S S E T H
                               - - - - - - - - - -

          WHEREAS, certain Holders who are or may be deemed to be Affiliates of the Company are acquiring Common Stock (as hereinafter defined) and New Notes (as herinafter defined) pursuant to the Plan (as hereinafter defined); and

          WHEREAS, pursuant to the Plan, the Company is obligated to provide the Holders with certain registration rights with respect to the Registrable Securities and to take certain other actions with respect to the Registrable Securities.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Definitions.

          Unless otherwise defined herein, capitalized terms used herein and in the recitals above shall have the following meanings:

          "Affiliate" of a Person means any Person that directly or indirectly
           ---------
through one or more intermediaries controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Business Day" means any day except a Saturday, Sunday, or other day
           ------------
which shall be a legal holiday or a day on which commercial banks in New York City generally are authorized or required by law or other government actions to be closed.

          "Claim" has the meaning ascribed to such term in Section 5(a).
           -----

          "Common Stock" means the Common Stock, $.01 par value per share, of
           ------------
the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
and the rules and regulations thereunder, or any similar or successor statute.

          "Holder" means a Person who (i) is a party to this Agreement (or a
           ------
permitted transferee thereof who has agreed in writing to be bound by the terms of this Agreement) and (ii) owns Registrable Securities.

          "Indemnified Party" has the meaning ascribed to such term in Section
           -----------------
5(c).

          "Indemnifying Party" has the meaning ascribed to such term in Section
           ------------------
5(c).

          "Inspectors" has the meaning ascribed to such term in Section 4(a)(i).
           ----------

          "Lock-Up Period" has the meaning ascribed to such term in Section 3.
           --------------

          "Losses" has the meaning ascribed to such term in Section 5(a).
           ------

          "Nasdaq" means the Nasdaq Stock Market.
           ------

          "NASD" means the National Association of Securities Dealers, Inc.
           ----

          "New Common Stock" means the Common Stock issued pursuant to the Plan
           ----------------
and includes any securities of the Company issued or issuable with respect to such securities by way of a stock split, recapitalization, merger, consolidation or other reorganization, or otherwise.

          "New Notes" means the 11% Senior Secured Notes due 2008 of the Company
           ---------
issued or issuable to the Holders pursuant to the Plan and all 11% Senior Secured Notes due 2008 of the Company paid or payable as interest thereon.

          "Person" means any individual, firm, corporation, company,
           ------
partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof), or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

          "Plan" means the joint prepackaged reorganization plan of the Company
           ----
under Chapter 11 of title 11 of the United States Code, 11 U.S.C. ` ' 101 - 1330 that was filed by with the United States Bankruptcy Court for the District of
Delaware on [    ], as the same may be amended, modified, or supplemented from time to time in accordance with the terms thereof, and confirmed by such court
on [    ].

          "Registrable Securities" means any and all (i) shares of New Common
           ----------------------
Stock and (ii) New Notes; provided however, that as to any particular
                          -------- -------
Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the
                             -
sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule
            -
144 (or any successor provision) under the Securities Act, (c) they shall have
                                                            -
been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act, or (d) they
                                                                    -
shall have ceased to be outstanding.

          "Registration Expenses" mean all expenses arising from or incident to
           ---------------------
the performance of, or compliance with, this Agreement, including, without limitation, (a) SEC, stock exchange, NASD, and other registration and filing fees, (b) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges, and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger, and delivery expenses, (d) the fees, charges, and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges, and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or "comfort letters" required in connection with or incident to any registration),
(e) the fees, charges, and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (f) all internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (g) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or Nasdaq, and (h) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether any Registration Statement filed in connection with such registration is declared effective. "Registration Expenses" shall (i) also include reasonable fees, charges and disbursements of a single counsel to all of the Holders participating in preparation of the Shelf Registration Statement and (ii) not include underwriters' and brokers' discounts and commissions or fees of any underwriter's counsel or related costs.

          "Registration Statement" shall mean any Registration Statement of the
           ----------------------
Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers any of the shares of New Common Stock and any other Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto, and all materials incorporated by reference therein.

          "SEC" means the Securities and Exchange Commission, or any other
           ---
successor thereto.

          "Securities Act" means the Securities Act of 1933, as amended, and the
           --------------
rules and regulations promulgated by the SEC thereunder or any similar or successor statute.

          "Shelf Registration" has the meaning ascribed to such term in Section
           ------------------
2(a).

          "Shelf Registration Statement" has the meaning ascribed to such term
           ----------------------------
in Section 2(a).

     2.   Shelf Registration

          (a)  Filing Obligation. Within ninety (90) days after the Effective
               -----------------
Date (as such term is defined in the Plan), the Company shall prepare and file with the SEC a "shelf" Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (a "Shelf
                                                                   -----
Registration Statement") on Form S-1 or Form S-3 or any other appropriate form
----------------------
(or any successor form) under the Securities Act covering the resale of the Registrable Securities (the "Shelf Registration"). The Company shall use its
                             ------------------
reasonable best (1) efforts to cause the Shelf Registration to be declared effective under the Securities Act as promptly as practicable and, once effective, the Company shall use its reasonable best efforts to cause such Shelf Registration to remain effective for a period ending on the earlier of: (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or pursuant to Rule 144 under the Securities Act, (ii) subject to
Section 4(c), the date which is the three (3)-year anniversary of the date the Shelf Registration Statement is declared effective by the SEC and (iii) there are no remaining Registrable Securities outstanding. The Company shall not permit any securities other than the Registrable Securities to be included in the Shelf Registration. The Shelf Registration Statement shall contain a broad-form plan of distribution.

                (b) With respect to shares of New Common Stock that are Registrable Securities, if requested by Holders of such Registrable Securities representing more than 10% of the Common Stock then outstanding, the Company shall use its reasonable best efforts to enter into an underwriting agreement with a national recognized investment banking firm or firms selected by such Holders and reasonably acceptable to the Company containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary underwritten distributions. No Holder may participate in any such underwritten registered offering unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements, (ii) completes and executes all questionaires, powers of attorney, custody arrangements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement and (iii) furnishes in writing to the Company such information regarding such Holder, the plan of distribution of the Registrable Securities and other information as the Company may from time to time request or as may be legally required in connection with such registration.

                (c)   Expenses. The Company shall pay all Registration Expenses
                      --------
in connection with the Shelf Registration, whether or not it becomes effective.

          3.    Holdback Agreements.

                Each Holder whose Registrable Securities are covered by the Shelf Registration Statement agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of not more than ninety (90) days (the "Lock-Up Period"), as may be requested by
                                        --------------
the managing underwriter in the case of an underwritten public offering; provided, however, that if any other holder of securities participating in such
--------  -------
underwritten public offering shall be subject to a shorter period, then the Lock-Up Period shall be such shorter period.

          4.    Registration Procedures.

                (a)   Obligations of The Company. In connection with the Shelf
                      --------------------------
Registration, the Company shall use its reasonable best efforts to effect the registration and sale of Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

                      (i) Participation In Preparation. Provide any Holder of Registrable Securities and any attorney, accountant or other agent retained by any Holder (each, an "Inspector" and, collectively, the "Inspectors") the
                      ---------                          ----------
opportunity to participate, including, but not limited to, reviewing, commenting on, and attending all meetings in the preparation of the Shelf Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto; (1)

                      (ii) Due Diligence. For a reasonable period prior to the filing of the Shelf Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors such financial and other information and books and records, pertinent corporate documents, and properties of the Company and its subsidiaries, and cause the officers, directors, employees, counsel, and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel referred to in Section 4(a)(i), to conduct a reasonable investigation within the meaning of the Securities Act;

                (iii) General Notifications. Promptly notify in writing the Holders (A) when the Shelf Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Company whether there will be a "review" of the Shelf Registration Statement, (C) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto, or
(D) of any request by the SEC for any amendments or supplements to the Shelf Registration Statement or the prospectus or for additional information;

                (iv) 10b-5 Notification. Promptly notify in writing the Holders, any sales or placement agent therefor, and the managing underwriter of the securities being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in the Shelf Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and the Company shall promptly prepare a supplement or amendment to such prospectus so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                (v) Notification of Stop Orders; Suspensions of Qualifications And Exemptions. Promptly notify in writing the Holders of the issuance by the SEC of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Shelf Registration Statement for sale in any jurisdiction at the earliest practicable date;

                (vi) Amendments and Supplements. Prepare and file with the SEC such amendments, including post-effective amendments, as may be necessary to keep the Shelf Registration Statement continuously effective for the applicable time period required hereunder; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by the Shelf Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the Shelf Registration Statement as so amended or in such prospectus as so supplemented;

                (vii) Copies. Furnish as promptly as practicable to each Inspector prior to filing the Shelf Registration Statement or any supplement or amendment thereto, copies of the Shelf Registration Statement, supplement, or amendment as it is proposed to be filed, and after such filing such number of copies of the Shelf Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Shelf Registration Statement (including each preliminary prospectus) and such other documents as each such Holder or underwriter may reasonably request to facilitate the disposition of the Registrable Securities owned by such Holder;

                (viii) Blue Sky. Use its reasonable best efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Holder may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Holder requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required to (A)
            --------  -------
qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(a)(viii), (B) subject itself to material taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction;

                (ix) Other Approvals. Use its reasonable best efforts to obtain all other approvals, consents, exemptions, or authorizations from such governmental agencies or authorities as may be necessary to enable the Holders to consummate the disposition of Registrable Securities;

                (x) Agreements. Enter into customary agreements and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

                (xi) "Cold Comfort" Letter. Use its reasonable best efforts to obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Holders may reasonably request;

                (xii) SEC Compliance. Use its reasonable best efforts to comply with all applicable rules and regulations of the SEC;

                (xiii) NASD. Cooperate with each Holder in connection with any filings required to be made with the NASD;

                (xiv) Listing. Use its reasonable best efforts to cause the Common Stock to be listed on the Nasdaq (including any required filing of a registration statement under the Exchange Act), and, if listed on Nasdaq, use its reasonable best efforts to (A) secure designation of all such Registrable Securities as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act and (B) cause such Registrable Securities to be listed on the Nasdaq National Market or, failing that, to secure Nasdaq authorization for such Registrable Securities; and

                (xv) Best Efforts. Use its reasonable best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

            (b)   Seller Information. The Company may require each Holder as to
                  ------------------
which any registration is being effected to furnish to the Company with such information regarding such Holder and such Holder's method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing.

            (c)   Notice To Discontinue. Each Holder whose Registrable
                  ---------------------
Securities are covered by the Shelf Registration Statement filed pursuant to
Section 2 agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(iv), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(a)(iv) and, if so directed by the Company in the case of an event described in Section 4(a)(iv), such Holder (3) shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which the Shelf Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(a)(iv) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 4(a)(iv).

       5.   Indemnification; Contribution.


            (a)   Indemnification By The Company. The Company agrees,
                  ------------------------------
notwithstanding termination of this Agreement, to indemnify and hold harmless to the fullest extent permitted by law, each Holder, each of its directors, officers, partners, employees, advisors, and agents, their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons, and each underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements, and other charges of counsel) or other liabilities (collectively, "Losses") resulting from or arising out of or based upon any untrue, or alleged
 ------
untrue, statement of a material fact contained in the Shelf Registration Statement, prospectus, or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, and the Company will reimburse each such Holder, each of its officers, directors, partners, employees, advisors, and agents, their respective Affiliates, and each Person controlling any such Persons, for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action, investigation, or proceeding (collectively, a "Claim") by any
                                                                  -----
court or governmental agency or body commenced or threatened, or any Claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, however, that the Company will not be
                              --------  -------
liable in any such case to the extent that any Losses arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

          (b)   Indemnification by Holders. In connection with the Shelf
                --------------------------
Registration, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with the Shelf Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration, and each Holder, severally but not jointly, agrees to indemnify and hold harmless the Company, any underwriter retained by the Company, and their respective directors, officers, partners, employees, advisors, and agents, their respective (2) Affiliates, and each Person who controls (within the meaning of the Securities Act and the Exchange Act) any of such Persons to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 5(a) (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein; provided, however, that the liability of any Holder
                           --------  -------
under this Section 5(b) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

          (c)   Conduct of Indemnification Proceedings. Any Person entitled to
                --------------------------------------
indemnification hereunder (the "Indemnified Party") agrees to give prompt
                                -----------------
written notice to the indemnifying party (the "Indemnifying Party") after the
                                               ------------------
receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding, or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the
                            --------  -------
Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same,
(ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment, or
(iii) the named parties to any such action (including, but not limited to, any impleaded parties) reasonably believe that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct; provided,
                                                                  --------
however, that the Indemnifying Party shall only have to pay the fees and
-------
expenses of one firm of counsel for all Indemnified Parties in each jurisdiction. In the case of clauses (ii) and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise, or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement, or otherwise.

          (d)   Contribution. If the indemnification provided for in this
                ------------
Section 5 from the

Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party's and Indemnified Party's relative intent, knowledge, access to information, and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under
                     --------  -------
this Section 5(d) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability. The amount paid or payable by a party as a result of the losses, claims, damages, expenses, or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(a), 5(b), and 5(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section 5(d).

     6.   Rule 144; Other Exemptions.

          With a view to making available to the Holders the benefits of Rules 144 and 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company covenants that following the filing date of the Shelf Registration Statement it shall use reasonable efforts to (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and (ii) take such further action as each Holder may reasonably request (including, but not limited to, providing any information necessary to comply with Rules 144 and 144A, if available with respect to resales of the Registrable Securities, under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 or Rule 144A (if available with respect to resales of the Registrable Securities) under the Securities Act, as such rules may be amended from time to time, or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

     7.   Miscellaneous.

          (a)   Termination. This Agreement shall terminate upon the earlier of
                -----------
(i) the written agreement of the Company and all Holders hereto, (ii) the date upon which there are no Registrable Securities outstanding and (iii) the date on which the Company is no longer obligated to maintain the effectiveness of the Shelf Registration Statement in accordance with the second sentence of Section 2(a) hereof.

          (b)   No Inconsistent Agreements; Other Registration Rights. The
                --------------------------
Company shall not
enter into any agreement with respect to its Common Stock or New Notes that is inconsistent with the rights granted to the Holders in this Agreement other than any lock-up agreement with the underwriters in connection with an underwritten offering pursuant to which the Company agrees, for a period not in excess of one hundred thirty five (135) days, not to register for sale, and not to sell or otherwise dispose of, Common Stock, New Notes or any securities convertible into or exercisable or exchangeable for Common Stock.

                (c)     Remedies. The Holders, in addition to being entitled to
                        --------
exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

                (d)     Amendments And Waivers. Except as otherwise provided
                        ----------------------
herein, the provisions of this Agreement may not be amended, modified, or supplemented, and waivers or consents to departures from the provisions of such section may not be given, unless the Company has obtained the prior written consent of a majority of the Holders at the time of the amendment, modification, supplement, waiver or consent; provided, that, this Agreement shall not be amended, modified, or supplemented, and waivers or consents to departures from the provisions of such section may not be given, in a manner that adversely affects the rights of any Holder hereunder unless such Holder consents to such amendment, modification, supplement, waiver or consent.

                (e)     Notices. All notices, demands, and other communications
                        -------
provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery:

                        (i)     if to the Company:


                                Globix Corporation
                                139 Centre Street
                                New York, New York 10013
                                Attention: William Austin
                                (212) 334-8500

                                with a copy to (which shall not constitute notice):

                                Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                                New York, New York 10036
                                Attention: Howard Ellin
                                (212) 735-3000

                        (ii) if to Holders: at the address set forth in the Company's records.

                                with a copy to (which shall not constitute notice):

                                Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                590 Madison Avenue
                                New York, New York 10021
                                Attention: Michael Stamer
                                (212) 872-1000

                Each such notice, request or other communication will be effective (a) if given by certified mail, 96 hours after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid,
(b) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, and (c) on the date sent if sent by electronic facsimile transmission, receipt confirmed followed by a hard copy by mail.

                (f)     Successors And Assigns. This Agreement shall inure to
                        ----------------------
the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that the registration rights of the Holders and the other obligations of the Company contained in this Agreement shall, with respect to any class of Registrable Securities, be automatically transferred from a Holder to any purchaser or other transferee of more than 2% of the outstanding amount of such class of Registrable Securities prior to the Shelf Registration Statement becoming effective under the Securities Act who agrees to be bound by this Agreement as a Holder in a written instrument reasonably acceptable to the Company upon delivery of a copy thereof to the Company. Notwithstanding any transfer of such rights, all of the obligations of the Company hereunder shall survive any such transfer and shall continue to inure to the benefit of all transferees.

                (g)     Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                (h)     Headings. The headings in this Agreement are for
                        --------
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                (i)     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
                        -------------
CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND NOT THE LAWS OF CONFLICTS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK) OF THE STATE OF NEW YORK.

                (j)     Jurisdiction. Each party to this Agreement hereby
                        ------------
irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 7(e), such service to become effective ten (10) Business Days after such mailing.

                (k)     Severability. If any one or more of the provisions
                        ------------
contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by law.

                (l)     Rules of Construction. Unless the context otherwise
                        ---------------------
requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

                (m)     Entire Agreement. This Agreement is intended by the
                        ----------------
parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings in respect of the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                (n)     Further Assurances. Each of the parties shall execute
                        ------------------
such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                (o)     Interpretation. This Agreement is the result of
                        --------------
arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

                (p)     No Third Party Beneficiaries. This Agreement is for the
                        ----------------------------
enefit of the parties hereto and any Person who agrees to become bound by the terms hereof and become a Holder for the purposes of this Agreement, and is not intended to confer upon any other Person any rights or remedies hereunder.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    GLOBIX CORPORATION

                                    By:   _______________________________
                                          Name:
                                          Title:


                                    HOLDERS:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:

                                    By:   _______________________________
                                          Name:
                                          Title:

                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:


                                    By:   _______________________________
                                          Name:
                                          Title:

                                    By:   _______________________________
                                          Name:
                                          Title:

                                   EXHIBIT B

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                     COMSTAR.NET, INC. AND ATC MERGER CORP.


         FORM 10-K FOR GLOBIX FOR FISCAL YEAR ENDED SEPTEMBER 30, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-K

                               -----------------

             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                 For the fiscal year ended September 30, 2001
                          Commission File No. 1-14168

                              Globix Corporation
            (Exact name of registrant as specified in its charter)

                     Delaware                           13-3781263
          (State or other jurisdiction of            (I.R.S. Employer
           incorporation or organization)           Identification No.)

       139 Centre Street, New York, New York               10013
     (address of principal executive offices)           (Zip Code)

Registrant's Telephone number, including area code:   (212) 334-8500

          Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class          Name of Each Exchange on Which Registered
-------------------          -----------------------------------------
Common Stock, $.01 par value          Nasdaq National Market

   Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No

   Indicate by checkmark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

   As of December 28, 2001, the aggregate market value of voting stock held by non-affiliates of the registrant, based upon the closing sales price for the registrant's common stock, as reported on the Nasdaq National Market, was approximately $5.6 million (calculated by excluding shares owned beneficially by directors and named executive officers).

   Number of shares of registrant's common stock outstanding as of December 28, 2001 was 41,920,229.

                   DOCUMENTS INCORPORATED BY REFERENCE: NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              GLOBIX CORPORATION

                               Table of Contents

                                                                                        Page
                                                                                        ----
Part I
   Item 1.   Business..................................................................   1.
   Item 2.   Properties................................................................   6.
   Item 3.   Legal Proceedings.........................................................   7.
   Item 4.   Submission of Matters To a Vote of Security Holders.......................   7.

Part II
   Item 5.   Market For Registrant's Common Equity and Related Stockholder Matters.....   8.
   Item 6.   Selected Financial Data...................................................   9.
   Item 7.   Management's Discussion and Analysis of Financial Condition and Results of
               Operations..............................................................  10.
   Item 7A.  Quantitative and Qualitative Disclosures About Market Risk................  18.
   Item 8.   Financial Statements......................................................  18.
   Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial
               Disclosure..............................................................  18

Part III
   Item 10.  Directors and Executive Officers of the Registrant........................  20.
   Item 11.  Executive Compensation....................................................  23.
   Item 12.  Security Ownership of Certain Beneficial Owners and Management............  25.
   Item 13.  Certain Relationships and Related Transactions............................  28.

Part IV
   Item 14.  Exhibits and Reports on Form 8-K..........................................  29.

Signatures                                                                               30

Exhibits

                                    PART I

Item 1. Business

   We are a leading full-service provider of sophisticated Internet solutions to businesses. Our solutions include:

  .  secure and fault-tolerant Internet data centers;

  . premium network services, which provide high performance network connectivity to the Internet;

  . complex Internet based managed and application services, which include dedicated hosting, streaming media, content delivery services, and messaging services.

   These elements of our total Internet solution combine to provide our customers with the ability to create, operate and scale their increasingly complex Internet operations in a cost efficient manner.

   Our business was recently reorganized into a single operating group to more effectively utilize our personnel and better serve our customers. This operating group has two key components, the Technology Services Group and the Application Services Group. The Technology Services Group is comprised of our Internet data centers and network services and incorporates our managed services offerings. The Application Services Group is comprised of our dedicated hosting, streaming media, content delivery services and messaging services.

   Our customers primarily use our services to maintain complex computer equipment in a secure, fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and to support complex Internet applications. We currently offer our services from our Internet data center facilities in New York City, London and Santa Clara, California. Our teams of account managers, computer system and network administrators and customer support specialists are located at each of these locations. We also maintain an Internet data center in Atlanta. Our strong local market presence enables us to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers the ability to outsource the systems administration and technical management of their Internet presence. Our products are flexible and scalable, allowing us to modify the size and breadth of the services we provide. We believe that our ability to offer a broad range of Internet services, combined with our local sales and support professionals and high performance Internet data center facilities and network, differentiates us from our competitors.

Recent Developments

   On December 27, 2001, Globix announced that it is discussions with an informal committee of bondholders representing approximately 48% of the Company's outstanding $600 million issuance of 12.5% Senior Notes. The discussions concern a financial reorganization of the Company through a pre-packaged bankruptcy proceeding that would be aimed at significantly reducing the Company's debt burden. The Company is in similar discussions with its preferred stockholders. While there can be no assurance that these discussions will lead to an agreement, it is likely that any such agreement would result in the bondholders and preferred stockholders owning nearly all of the equity in the reorganized company, resulting in a near total dilution of the existing common stockholders' interest in the Company.

The Globix Solution

   Globix provides its customers with a comprehensive range of Internet solutions. Many of Globix's customers do not have the network infrastructure or internal Internet expertise to build, maintain and support critical Internet operations. Globix's comprehensive range of services enable its customers to address their needs cost-effectively without having to assemble services from different suppliers, Internet service providers and information technology firms, thereby significantly increasing the customer's ability to take advantage of the Internet on a timely basis. Key components of the Globix solutions are:

Internet Data Centers

   Internet Data Centers. Globix built and operates Internet data centers in New York City, London, and Santa Clara, as follows:

  .  340,000 approximate gross square feet facilities located in New York City;

  . 244,000 approximate gross square feet facilities located in London's West End district; and

  . 60,000 approximate gross square feet facility located in Santa Clara, California.

   Through the acquisition of Comstar.net, Inc. in August 2000 we also acquired Internet data centers in Atlanta of approximately 10,000 gross square feet and the Washington, D.C. suburb of McLean, Virginia of approximately 12,000 gross square feet. In order to gain operational efficiencies, we have determined that it would be most cost effective to deactivate our McLean, Virginia data center and exit our space in 295 Lafayette Street in New York City. In addition we are in the process of reducing our office space in Atlanta and McLean, Virginia. These reductions in space will have no effect on the efficiency of our network and should not result in any significant loss of revenue.

   The Globix Internet data centers in New York, Santa Clara and London have state-of-the-art facilities. Those facilities include electrical infrastructures, precision environmental control systems, fire suppression systems and comprehensive security systems. Globix offers co-location solutions for customers who choose to own and maintain their own servers, but require the physically secure, climate-controlled environment of the Globix Internet data centers and connectivity to the Globix network. A Globix customer can choose to co-locate in a cabinet, a cage or a GLOBOX, Globix's proprietary secured cage. A data cabinet, the smallest co-location service offering, can house multiple servers. The cabinet is locked and outfitted for multiple, redundant network hand-offs and two power feeds. A cage serves the needs of a larger customer usually deploying more complex solutions. The GLOBOX co-location offering is identical to the cage except that its walls are solid, two-ply steel and is available with a variety of security devices for the customer demanding the highest security and anonymity.

   Globix supports a number of leading Internet networking, server, storage and application platforms, including those from Check Point Software, Cisco, Compaq, Critical Path, Juniper, Microsoft, MicroMuse, Network Appliance, Nortel, Storage Technologies and Sun Microsystems. This multi-vendor flexibility enables Globix to offer its customers a broad range of technology best suited to serve their particular needs.

Network Services

   Network Infrastructure. The Globix network infrastructure is designed to meet the service and quality requirements of businesses with mission critical Internet-based operations. Globix's network infrastructure is designed for high availability and low latency, and utilizes a single autonomous system number globally performing "cold-potato" routing. Cold potato routing is a technique whereby Globix's network equipment monitors and interprets additional routing information supplied by its peers. By using this information, the Globix infrastructure carries the traffic on its network to common peering or traffic exchange points nearest the origination point of the traffic request. This way, traffic is carried on a Globix-controlled network to the greatest extent possible and therefore does not suffer from the congestion or high latency of public networks, which causes communications on the Internet to slow. In fact, the design and performance of the global network allows Globix to offer superior quality commitments and applications like our EarthCache content distribution network solution.

   Backbone. The domestic Globix backbone is a Packet over SONET Network that will operate at speeds up to OC-48 (2.4Gbs). The OC-48 Globix domestic backbone connects to the New York and Santa Clara data centers and the backbone points of presence (POPs) in Atlanta, Boston, Chicago, Los Angeles, Seattle and Washington, D.C.

   The Globix European backbone is a Packet over SONET network currently connecting London, Amsterdam, Frankfurt, and Paris. The domestic and European networks are connected by three OC-3 transatlantic crossings.

   Both of these Globix network sections interconnect to numerous network access points, commercial Internet exchanges, and other Internet, application, and network service providers.

   Peering. Globix has established numerous peering relationships with other Internet, application, and network service providers. These peering relationships take the form of either public or private peering connections. Public peering takes place at a network access point or commercial Internet exchange, designed for the exchange of traffic between service providers. Private peering involves an agreement between service providers allowing traffic to pass between each other's networks using connections that do not have to traverse either the public Internet or public peering points. Globix currently has agreements to peer with more than 530 organizations that represent over 1,000 peering connections, making it one of the largest Internet peering networks.

   Network Operations. Globix has constructed a global operations center located at the Internet data center in New York City. The global operations center serves as the command, control and communications center for all of Globix's network operations, customer support centers, and points of presence. The global operations center is staffed 24X7 by teams dedicated to maintaining the highest quality of service. Network administrators located in the global operations center monitor Globix's entire network infrastructure. The network administrators are able to identify and correct network problems either themselves or by dispatching system engineers located at Globix's customer support centers. The global operations center utilizes state-of-the-art equipment and technologies, including custom applications and commercial software for the monitoring and management of network and systems services, a suite of commercial tools customized for problem identification and resolution.

   Customer Support Call Center. The customer support call center is operated 24X7, and equipped with advanced telecommunications systems capable of automatic call distribution, automatic number identification, quality assurance recording and archiving, and intelligent call routing. A sophisticated trouble ticketing and knowledge database of customer information and history aids to ensure that Globix's customer base is well serviced.

   Dedicated Internet Access. Globix offers a variety of dedicated Internet access solutions, which provide businesses high-speed continuous access to the Internet. Globix provides dedicated Internet access services to customers at transmission speeds up to 155Mbps. Many of Globix's Internet access customers purchase 1.5Mbps or higher levels of bandwidth. In addition, Globix provides other valuable services, such as domain name registration, local loop provisioning, Internet address assignment, router configuration, e-mail configuration and management and technical consulting services. Globix also provides Internet-access technologies, such as digital subscriber lines, and intends to deploy additional connectivity-related enhanced services as such services become commercially viable.

Managed Services

   Globix provides full-life-cycle system and network administration. At project inception, Globix installs and configures applications and equipment designed by Globix solutions architects, as specified by the customer. Generally, Internet business strategies require dedicated, highly-skilled technical resources available 24X7. Most of our customers do not have these resources internally available. Globix offers administration, maintenance, and problem resolution services for a variety of popular operating systems databases, Internet-based applications, Internet network devices, and hardware and software security solutions.

Application Services

   Dedicated Hosting. Globix offers hosting solutions on both the NT and UNIX platforms, in a dedicated server environment. Dedicated hosting is designed to meet a customer's price point and business requirement. This service includes providing hardware, software, bandwidth and application requests to meet customer-specific needs. Globix's dedicated hosting services are tailored to Internet presences that require high availability and scalability without significant infrastructure and related overhead costs.

   Streaming Media. Globix is a leading provider of streaming media services to corporations who are utilizing this application as a business communications tool. Our core streaming media services are encoding, hosting and collaboration solutions, which are the mainstays of streaming media technology. This technology involves capturing video and/or audio recordings of an event, such as a music performance, conference calls, sports competitions or business meetings, converting the recorded or live audio/visual signal content into a format that can be transmitted over the Internet and providing hosting services which enable Internet users on the web to access the live or on-demand encoded content. Globix is certified at the highest level of the RealNetworks partnership program and is a certified Microsoft Windows Media Service Provider. Globix has delivered these services to a wide assortment of customers including: Microsoft, Cisco, Clear Channel, V2 Records, Giorgio Armani, Practicing Law Institute, MSN, Honeywell, Compaq, Razorfish, Space.com, and International Television Network (ITN).

   EarthCache. The EarthCache content distribution system complements the existing Globix network infrastructure and provide businesses with improved web site and application performance, faster content delivery times, and better customer content management. Globix believes EarthCache has several advantages over other content delivery networks because of its ability to leverage the network infrastructure that Globix has built along with its extensive worldwide peering network of more than 1,000 peering-connection agreements with some 530 organizations. With the source content being transmitted over the Globix network infrastructure, Globix is able to maintain better control over the quality of service and the network's ability to redirect and manage customer content.

   Messaging Services. Globix offers a broad set of messaging solutions to meet its customer's needs. Globix's Messaging Services product line consists of GlobixMail, Microsoft Hosted Exchange and Value Added Services. GlobixMail is an open-standard compliant email application with a low cost of ownership. The GlobixMail service is designed to perform as a high availability application on a Globix-managed infrastructure. Globix launched its Microsoft Hosted Exchange service in June 2001 targeting the needs of its enterprise accounts. This service offers a robust set of messaging and collaboration features including e-mail, calendaring and instant messaging.

Customers

   We have established a diversified base of customers in a variety of Internet-intensive industries, such as media and publishing, financial services, retail, healthcare and technology. Since we initiated Internet services in December 1995, our customer base has grown to over 2,800 business customer accounts, including Acclaim Entertainment, Clear Channel, Walmart.com, NY Post, Ebookers.com, EDGAR Online, Microsoft, ITN, Salvation Army, Major League Soccer, VNU, American Red Cross, BEA Systems, Comedy Central, Juvenile Diabetes Research Foundation, Charming Shoppes and Lifetime TV.

Business Strategy

   Our primary objective is to become the leading provider of sophisticated Internet solutions to businesses in our three major markets, New York, London and Santa Clara, California. To achieve this objective, we intend to:

  . continue to identify business enterprise customers and grow our customer base;

  .  expand our service offerings;

  .  sell additional services to existing customers; and

  .  enhance the Globix brand name in those markets.

   We believe our concentration in these three markets will provide us with a competitive advantage as we leverage our existing infrastructure and brand awareness to achieve our goals for revenue growth and profitability.

Government Regulation

   In the United States and other countries in which Globix conducts its business, Globix's Internet services are not currently subject to direct regulation other than pursuant to laws applicable to businesses operating on the Internet. In certain jurisdictions in which Globix operates, however, Globix's provision of Internet-related telecommunications network services (for example, the provision of telecommunications network facilities used for Internet access) may be subject to laws and regulations governing telecommunications services. Such laws, as they apply to Internet-Related telecommunications facilities, are evolving in many jurisdictions. In jurisdictions where laws and regulations currently apply to the types of telecommunications network services that Globix provides, Globix will ensure that it complies with those laws and regulations, which often require that companies such as Globix obtain regulatory authorizations and pay fees each year to regulatory authorities. As these laws and regulations evolve in their applicability to the provision of Internet-related services, it is possible that Globix could be subject to further regulations with additional licensing requirements and/ or fee payment obligations.

   In addition to the evolving set of laws and regulations that govern Globix's telecommunications network services in certain jurisdictions, it is likely that laws and regulations concerning the provisions of Internet services will be adopted, implemented, and challenged at the international, federal, state, or local levels. These laws might cover issues such as user privacy, obscenity, pricing, consumer protection, taxation, advertising, intellectual property rights, information security, liability for certain types of content, and the convergence of traditional telecommunications services with Internet communications. A number of laws and regulations are currently being considered by federal, state, and foreign legislatures with respect to such issues.

   The nature of any new international, federal, state or local laws and regulations and the manner in which existing laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws or regulations or adverse application of existing laws to the Internet industry might decrease the growth of the Internet, decrease demand for the services of Globix, impose taxes, fees or other types of charges or other costly technical requirements or otherwise increase the cost of doing business, or in some manner have a material adverse effect on Globix or its customers, each of which could have a material adverse effect on Globix's business, financial position, results of operations and cash flows.

Employees

   As of November 30, 2001, Globix had approximately 605 full-time employees: approximately 480 in the United States and 125 outside the United States. In addition to its full-time employees, Globix also employs part-time personnel from time to time in various departments. None of Globix's employees are covered by a collective bargaining agreement. Globix believes that its employee relations are satisfactory.

   The following is a list of our executive officers as of November 30, 2001:

Name                   Age     Title
----                   ---     -----
Peter L. Herzig....... 39  Chief Executive Officer
Marc Jaffe............ 34  Chief Operating Officer
Anthony L. Previte.... 36  Chief Technology Officer
Brian L. Reach........ 46  Chief Financial Officer
Shawn P. Brosnan...... 39  Senior Vice President, Corporate Controller
Christopher D. Peckham 36  Senior Vice President, Information Systems
Richard Rose.......... 55  Senior Vice President, Technology and Applications Services

Item 2. Properties

  Facilities in Operation

   In July 1998, Globix purchased the land and the approximately 155,000 gross square foot building located at 139 Centre Street, New York, New York. Construction at this facility was completed in July 1999 and the building houses an Internet data center and offices for executive, technical, sales and administrative personnel.

   Globix also leases approximately 32,000 gross square feet at 295 Lafayette Street, New York, New York. To promote cost efficiency, Globix plans to exit from these premises.

   In July 1998, Globix signed a lease commencing January 15, 1999 for approximately 60,000 gross square feet of space in Santa Clara, California. In October 1998, Globix signed a lease for the rental of approximately 38,000 gross square feet of space at Prospect House, 80 New Oxford Street, London, England. Construction at both of these facilities was completed in July 1999 and each houses an Internet data center and offices for technical, sales and administrative personnel.

   In July 2000, Globix entered into a lease for its second London Internet data center, containing approximately 206,000 gross square feet of space. Construction and fit-out of one floor of Internet data center space has been completed and the facility became operational in June 2001.

   In August 2000, Globix completed its acquisition of Comstar.net, Inc. which resulted in the acquisition of existing leases for Internet data centers containing approximately 10,000 gross square feet of space in Atlanta and approximately 12,000 gross square feet of space in the Washington D.C. area. Also acquired were leases for office facilities in Atlanta. In order to gain operational efficiencies, Globix has determined that it would be more cost effective to close its McLean, Virginia data center and to close certain office facilities in Atlanta. These closings will have no effect on the efficiency of Globix's network and should not result in any significant loss of revenue.

   In September 2000, Globix purchased the land and the approximately 185,000 gross square foot building located at 415 Greenwich Street, New York, New York to serve as its newest New York City Internet data center. Reconstruction of two floors of Internet data center space have been completed and Globix opened the facility to customers in June 2001.

   Additionally, leases were entered into during 2000 in Boston, Seattle and Los Angeles for planned Internet data centers. However, as a result of the tightening in the capital markets and the increased costs and capital investment associated with Internet data center construction, Globix has entered into lease termination agreements with respect to the Boston and Los Angeles facilities; and it intends to terminate or otherwise reduce its obligations with respect to the Seattle facility.

   As of September 30, 2001 the following table sets forth additional information concerning Globix's facilities:

                                               Approximate
                               Leased property    gross
                               expiration date square feet
Location                       --------------- -----------
139 Centre Street                   Owned        155,000
New York, New York

415 Greenwich Street                Owned        185,000
New York, New York

295 Lafayette Street                 2007         32,000
New York, New York

2807 Mission College Boulevard       2014         60,000
Santa Clara, California

Prospect House                       2014         38,000
80 New Oxford Street
London, England

1 Oliver's Yard                      2030        206,000
55-71 City Road
London, England

Data Center and Sales Offices        2004         10,000
Atlanta, Georgia

Washington, DC                       2010         12,000
Data Center and Sales Offices
8201 Greensboro Drive
McLean, Virginia

100/150 Andover Park West            2021        201,000
Seattle, Washington

   The Company considers that, in general, its physical properties are well maintained, in good operating condition and adequate for its purposes.

Item 3. Legal Proceedings

   We are not party to any material legal proceedings.

Item 4. Submission of Matters to a Vote of Security Holders

   During the fourth quarter of Globix's fiscal year ended September 30, 2001 there were no matters submitted to a vote of security holders.

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

   (a) Globix's Common Stock is traded on the Nasdaq National Market System under the symbol GBIX. The following table indicates high and low bid prices for the periods indicated based upon information supplied by Nasdaq, Inc. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following bid prices are for the fiscal year ended September 30:

                                          Low    High
                         2001            ------ ------
                          first quarter. $ 2.63 $22.75
                          second quarter $ 2.56 $ 8.00
                          third quarter. $ 1.29 $ 3.80
                          fourth quarter $ 0.42 $ 2.14

                                          Low    High
                         2000            ------ ------
                          first quarter. $ 7.62 $30.59
                          second quarter $25.69 $67.13
                          third quarter. $14.00 $38.50
                          fourth quarter $18.00 $37.50

   (b) Number of Holders of Common Stock. The number of holders of record of Globix's Common Stock on December 3, 2001 was 240. In addition, management believes Globix common stock is held by in excess of 33,000 other shareholders whose shares are held in street name for the beneficial owners by various banks and securities firms.

   (c) Dividends. Globix split its common stock two-for-one in December 1999 and January 2000. These were accomplished by way of a stock dividend. Globix paid cash dividends totaling $1.5 million on its Series A Convertible Preferred Stock during the fiscal year ended September 30, 2001 which was accrued and unpaid at September 30, 2000. In addition, Globix paid "in kind" dividends totaling 6,173 shares of its Series A Convertible Preferred Stock during the fiscal year ended September 30, 2001. There were no cash dividends paid by Globix on its Common Stock during the fiscal year ended September 30, 2001. Under the terms of the Globix's 12.5% Senior Notes due 2010, Globix's ability to pay cash dividends is contractually limited. It is not anticipated that cash dividends will be paid to the holders of Globix's Common Stock in the foreseeable future.

Item 6. Selected Financial Data

   The following table sets forth for the periods indicated selected consolidated financial and operating data for Globix. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended September 30, 1997, 1998, 1999, 2000 and 2001 have been derived from our Consolidated Financial Statements. The following selected consolidated financial and operating data are qualified by and should be read in conjunction with our more detailed Consolidated Financial Statements and notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Part II, Items 7 and 8 of this Form 10-K.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
        (In thousands of U.S. dollars, except share and per share data)

                                                                  1997         1998         1999         2000         2001
                                                               -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue....................................................... $    17,400  $    20,595  $    33,817  $    81,287  $   104,210
Operating costs and expenses:
   Cost of revenue............................................      13,699       13,322       22,184       42,513       40,609
   Selling, general and administrative........................       6,036       10,696       36,495       98,113      128,321
   Restructuring charges......................................          --           --           --           --       56,109
   Depreciation and amortization..............................         675        1,310        6,329       18,228       36,657
                                                               -----------  -----------  -----------  -----------  -----------
      Total operating costs and expenses......................      20,410       25,328       65,008      158,854      261,696
Loss from operations..........................................      (3,010)      (4,733)     (31,191)     (77,567)    (157,486)
   Interest and financing expense.............................        (177)      (8,376)     (18,386)     (57,831)     (65,128)
   Interest income............................................          72        1,953        6,192       24,749       13,282
   Other income...............................................          --           --           --        2,816        2,147
   Other expense..............................................          --           --           --       (1,037)      (3,526)
                                                               -----------  -----------  -----------  -----------  -----------
Loss before extraordinary loss and cumulative effect of a
 change in accounting principle...............................      (3,115)     (11,156)     (43,385)    (108,870)    (210,711)
   Extraordinary loss on early extinguishment of debt.........          --           --           --      (17,577)          --
   Cumulative effect of a change in accounting principle......          --           --           --           --       (2,332)
Net loss......................................................      (3,115)     (11,156)     (43,385)    (126,447)    (213,043)
   Dividends and accretion on preferred stock.................          --           --           --       (5,768)      (7,104)
                                                               -----------  -----------  -----------  -----------  -----------
Net loss attributable to common stockholders.................. $    (3,115) $   (11,156) $   (43,385) $  (132,215) $  (220,147)
                                                               ===========  ===========  ===========  ===========  ===========
Basic and diluted loss per share attributable to common
 stockholders' before extraordinary loss and cumulative effect
 of a change in accounting principle.......................... $     (0.25) $     (0.77) $     (1.73) $     (3.23) $     (5.66)
   Extraordinary loss per share...............................          --           --           --  $     (0.50)          --
   Cumulative effect of a change in accounting principle......          --           --           --           --        (0.06)
                                                               -----------  -----------  -----------  -----------  -----------
Basic and diluted loss per share attributable to common
 stockholders................................................. $     (0.25) $     (0.77) $     (1.73) $     (3.73) $     (5.72)
                                                               ===========  ===========  ===========  ===========  ===========
Weighted average common shares outstanding--basic and
 diluted......................................................  12,300,840   14,503,176   25,116,800   35,484,040   38,476,909
                                                               ===========  ===========  ===========  ===========  ===========

                                                                  1997         1998         1999         2000         2001
                                                               -----------  -----------  -----------  -----------  -----------
OTHER FINANCIAL DATA:
Cash flows provided by (used in) operating activities......... $     2,532  $       115  $   (36,897) $   (94,318) $  (140,543)
Cash flows used in investing activities....................... $     1,542  $    97,387  $    58,774  $   149,939  $   113,271
Cash flows provided by financing activities................... $     4,133  $   156,344  $   135,589  $   509,395  $       388
Capital expenditures.......................................... $     2,082  $    31,085  $    98,110  $   150,876  $   166,303

                                                                  1997         1998         1999         2000         2001
                                                               -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents, short term investments and marketable
 securities................................................... $     2,401  $    76,111  $   111,412  $   378,510  $   113,112
Restricted cash and investments............................... $       325  $    60,480  $    45,039  $    43,178  $    33,870
Working capital............................................... $     1,980  $    75,859  $   101,216  $   366,139  $    78,340
Total assets.................................................. $    11,025  $   182,226  $   302,518  $   729,591  $   552,988
Current portion of long term debt............................. $     2,336  $     2,398  $     2,088  $     2,173  $     6,687
Long-term debt, less current portion.......................... $       923  $   159,091  $   161,005  $   621,809  $   630,750
Stockholders' (deficit) equity................................ $     5,014  $     2,719  $   106,405  $   (18,030) $  (237,325)

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion and analysis should be read together with the consolidated financial statements and notes to the financial statements appearing elsewhere in this Annual Report. The following discussion contains forward-looking statements based on Globix's current expectations, assumptions, estimates and projections about Globix and its industry. Globix's results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties discussed in "Risk Factors" and elsewhere in this Annual Report and appearing in our other periodic reports and documents filed with the Securities and Exchange Commission. The results shown herein are not necessarily indicative of the results to be expected in any future periods.

Overview

   Globix was founded in 1989 as a value-added reseller primarily focused on providing custom computer hardware and software solutions for desktop publishing. By 1995, Globix recognized the growing demand by businesses for electronic information delivery and began to re-shape its corporate strategy to focus on offering Internet products and services. In early 1996, Globix raised net proceeds of approximately $7.4 million through an initial public offering of its common stock and subsequently began to offer Internet access products and services to business customers. In 1997, Globix expanded its product and service offerings beyond Internet access and began to offer a range of end-to-end Internet solutions designed to enable its customers to more effectively capitalize on the Internet as a business tool.

   In 1998, Globix undertook a major expansion plan in order to more aggressively pursue opportunities resulting from the tremendous growth of the Internet. In April 1998, Globix completed a $160.0 million offering of 13% senior notes. In June and July 1999, Globix completed construction of its initial Internet data center facilities in New York City, London and Santa Clara, California and began operations at each facility.

   In March 1999, Globix completed a public offering of 16,000,000 shares of its common stock, resulting in net proceeds to Globix of approximately $136.6 million.

   In December 1999, Globix completed the private placement of 80,000 shares of Series A Preferred Stock to affiliates of Hicks, Muse, Tate & Furst Incorporated, resulting in net proceeds of $75.3 million.

   In February 2000, Globix completed a $600.0 million debt financing to fund
(a) the continued expansion of its facilities and network and (b) the tender offer to purchase all of the outstanding 13% Senior Notes, $160.0 million principal amount. The purchase price of the tender, completed on February 8, 2000, was 106.5% of principal amount plus all accrued and unpaid interest.

   For fiscal periods ended on or before March 31, 2001 Globix reported its results of operations in two operating segments: the "Internet Division" and the "Server Sales and Integration Division." The Internet Division provides, complex managed hosting, dedicated Internet access and application services, (such as, streaming media, network security and server administration and network monitoring). The Server Sales and Integration Division provides Internet-related hardware and software, systems and network integration. Revenue from the Internet Division has grown significantly as a percentage of total revenue, increasing from 6% in 1996 to 94% in the three-month period ended March 31, 2001. Effective April 1, 2001 and for the fiscal year ended September 30, 2001, Globix reports its results of operations in one operating segment under the provisions of SFAS No. 131.

   The largest component of Globix's total revenue is complex hosting services and connectivity including both minimum committed amounts and overages. In addition to fees based on bandwidth usage, Globix charges certain customer's monthly fees for the use of its physical facilities. Globix's complex hosting contracts typically range from one to three years. The second largest component of Globix's total revenue is dedicated Internet access services to business customers. Globix's dedicated access customers typically sign one or two-year contracts that provide for fixed, monthly-recurring service fees and a one-time installation fee. Application services are charged on a monthly, fixed price or time and materials basis.

   Cost of revenue consists primarily of telecommunications costs for Internet access and managed hosting customers. Telecommunications costs include the cost of providing local loop costs for connecting dedicated access customers to the Globix network, leased line and associated costs related to connecting with our peering partners, and costs associated with leased lines connecting our facilities to our backbone and aggregation points of presence.

   Selling, general and administrative expenses consist primarily of sales and marketing, personnel and related occupancy costs; advertising costs; salaries and occupancy costs for executive, financial, personnel recruitment and administrative personnel and related operating expenses associated with network operations, customer service and field services.

   Globix depreciates its capital assets on a straight-line basis over the useful life of the assets, ranging from 3 to 40 years. Globix amortizes its identifiable intangible assets (primarily customer lists) on a straight-line basis over periods ranging up to 36 months. In addition, Globix amortizes debt issuance costs associated with its debt financings over the term of those obligations using the effective interest method.

   Globix historically has experienced negative cash flow from operations and has incurred net losses. Globix's ability to generate positive cash flow from operations and achieve profitability is dependent upon Globix's ability to continue to grow its revenue base and achieve further operating efficiencies. For the years ended September 30, 2001, 2000 and 1999 Globix generated negative cash flows from operations of approximately $140.5 million, $94.3 million and $36.9 million, respectively, and incurred net losses of approximately $213.0 million, $126.4 million and $43.4 million, respectively. As of September 30, 2001, Globix had an accumulated deficit of approximately $399.1 million.

Year Ended September 30, 2001 As Compared To The Year Ended September 30, 2000

   Revenue. Revenue for the year ended September 30, 2001 increased 28.2% to $104.2 million from $81.3 million for the year ended September 30, 2000. This increase was primarily attributable to availability of data center space, which provided the growing number of account managers with an opportunity to increase the number of customers and up sell existing accounts.

   Cost of Revenue. Cost of revenue for the year ended September 30, 2001 was $40.6 million or 39.0% of revenue as compared to $42.5 million or 52.3% total revenue for the year ended September 30, 2000. The decrease in cost of revenue was primarily attributable to a shift in product mix toward recurring revenue streams with higher margins. As utilization of the network increases in future years, we expect to realize a reduction in this cost as a percent of revenue due to the network's scalability and fixed cost structure.

   Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 2001 were $128.3 million or 123.1% of revenue as compared to $98.1 million or 120.6% of revenue for the year ended September 30, 2000. Approximately $15.0 million or 49.5% of the increase was attributable to an increase in salaries and benefits necessitated by the anticipated growth in the business, however, the downturn in the telecommunications and technology sectors in the last half of fiscal year ended September 30, 2001 required a reduction in facilities and personnel. The number of employees decreased from approximately 850 as of September 30, 2000 to approximately 650 as of September 30, 2001. The majority of the headcount reductions occurred in the fourth quarter of the 2001 fiscal year. Approximately $3.1 million or 10.1% of the increase was attributable to an increase in rent expense associated with the additional Internet data center and sales office facilities in the current fiscal year. In addition, approximately $11.4 million or 37.8% of the increase in SG&A was attributable to an increase in bad debt expense necessitated by the deterioration in the business environment and increased customer churn throughout the second half of the fiscal year. Selling, general and administrative expenses for the year ended September 30, 2001 also includes a one-time non-cash charge of $3.5 million associated with the write-off of certain operating assets associated with an IRU capacity on a wavelength ring purchased from a supplier whose financial viability impaired the recoverability of these assets. These increases in selling, general and administrative expenses were offset by a $5.1 million reduction in marketing expenses and a $3.0 million reduction in professional fees for the year ended September 30, 2001 as compared to the same period last year.

   Restructuring Expenses. These charges totaling approximately $56.1 million are attributable to the restructuring expenses associated with the execution of our revised business plan, whereby we plan to construct fewer Internet data centers and have taken estimated charges associated with the termination of certain Internet data center and sales office facilities, reduction of certain commitments for surplus power and environmental equipment related to the Internet data center expansion and includes estimated lease termination costs, employee termination costs, write-off of equipment, capitalized interest, consulting and legal fees, construction and pre-construction related costs previously capitalized, as well as, leasehold improvements and intangible assets and other costs.

   Depreciation and Amortization. Depreciation and amortization increased to $36.7 million for the year ended September 30, 2001 as compared to $18.2 million for the year ended September 30, 2000. The increase was primarily related to the increase in construction costs and equipment purchases related to the construction and renovation of Internet data centers facilities and network infrastructure enhancements.

   Interest and Financing Expense and Interest Income. Interest and financing expense increased to $65.1 million for the year ended September 30, 2001 as compared to $57.8 million for the year ended September 30, 2000. The increase is a result of interest costs associated with the $600 million 12.5% senior notes and the interest costs associated with the $21 million mortgage for the year ended September 30, 2001 being included for the full year in 2001 compared to the interest cost associated with this debt for only a portion of the year ended September 30, 2000, off-set by increased capitalized interest in connection with the build-out of the network infrastructure and Internet data centers totaling $12.4 million for the year ended September 30, 2001 as compared to $2.2 for the year ended September 30, 2000. The decrease in interest income to $13.3 million for the year ended September 30, 2001 reflects the reduced cash position derived from the net proceeds of the February 2000 debt financing and the December 1999 issuance of the Series A Convertible Preferred Stock and the impact of declining interest rates compared to the same period in the prior year.

   Other Income. The decrease in other income to $2.1 million for year ended September 30, 2001 as compared to $2.8 million for the year ended September 30, 2000 is a result of decreased gains realized on the sale of short-term investments and marketable securities.

   Other Expense. The increase in other expense to $3.5 million for the year ended September 30, 2001 is a result of the loss recognized on the impairment of certain strategic investments.

   Net Loss and Net Loss Attributable To Common Stockholders. As a result of the above, Globix reported a net loss of $213.0 million and net loss attributable to common stockholders of $220.1 million for the year ended September 30, 2001 or $5.72 per share (including the cumulative effect change of accounting principle associated with the adoption of SAB No. 101 of $2.3 million or $0.06 per share) as compared to a net loss before extraordinary item of $108.8 million or $3.23 per share and a net loss attributable to common stockholders of $132.2 million or $3.73 per share (including the extraordinary loss associated with the $17.6 million or $0.50 per share impact of the early extinguishment of the Company's 13% Senior Notes) for the year ended September 30, 2000.

Year Ended September 30, 2000 As Compared To The Year Ended September 30, 1999

   Revenue. Total revenue for the year ended September 30, 2000 increased 140.4% to $81.3 million from $33.8 million for the year ended September 30, 1999. Revenue from the Internet Division for the year ended

September 30, 2000 increased 307.3% to $53.1 million from $13.0 million for the year ended September 30, 1999. This increase was primarily attributable to having a full year of operations for three Internet data centers opened during the prior year. Availability of new data center space provided the growing number of account managers with an opportunity to increase the number of customers and upsell existing accounts. Revenue from the Server Sales and Integration Division increased 35.7% to $28.2 million for the year ended September 30, 2000 from $20.8 million for the year ended September 30, 1999. This increase was primarily attributable to a planned shift in product mix toward higher priced and higher margin products. The increase in Internet Division revenue as a percentage of total revenue reflects our continued shift in product mix toward Internet related sales.

   Cost of Revenue. Cost of revenue for the year ended September 30, 2000 was $42.5 million or 52.3% of total revenue as compared to $22.2 million or 65.6% of total revenue for the year ended September 30, 1999. The increase in cost of revenue was primarily attributable to an increase in data transmission costs because of higher network operating and maintenance expenses associated with the expansion of the network backbone. As utilization of the network increases in future years, we expect to realize a reduction in per unit data transmission costs due to the network's scalability and fixed cost structure.

   Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 2000 were $98.1 million or 120.7% of total revenue as compared to $36.5 million or 107.9% of total revenue for the year ended September 30, 1999. Approximately $37.6 million or 61.0% of the increase was attributable to an increase in sales and marketing, engineering, recruiting, finance and administrative personnel necessitated by the growth in Internet-related operations. The number of employees increased from approximately 450 as of September 30, 1999 to approximately 850 as of September 30, 2000. Marketing expenses increased to $11.5 million for the year ended September 30, 2000 from $4.8 million for the year ended September 30, 1999. The marketing increase is primarily attributable to costs related to a branding and advertising campaign.

   Depreciation and Amortization. Depreciation and amortization increased to $18.2 million for the year ended September 30, 2000 as compared to $6.3 million for the year ended September 30, 1999. The increase was primarily related to the increase in construction costs and equipment purchases related to the network infrastructure enhancements of the three Internet data centers during the year ended September 30, 2000.

   Interest and Financing Expense and Interest Income. Interest and financing expense increased to $57.8 million for the year ended September 30, 2000 as compared to $18.4 million for the year ended September 30, 1999. The increase is a result of interest costs associated with the 13% senior notes being recorded for six months of fiscal 2000 until the tender offer for such debt in March 2000 in addition to the interest costs associated with the 12.5% senior notes from February 2000 through September 2000. The increase in interest income to $24.7 million for the year ended September 30, 2000 reflects the increased cash position derived from the net proceeds of the February 2000 debt financing and the December 1999 issuance of the Series A Convertible Preferred Stock.

   Other Income. The increase in other income to $1.8 million for the year ended September 30, 2000 is a result of the gain realized on the sale of investments and marketable securities.

   Net Loss and Net Loss Attributable To Common Stockholders. As a result of the above, Globix reported a net loss of $126.4 million and net loss attributable to common stockholders of $132.2 million for the year ended September 30, 2000 or $3.73 per share (including the extraordinary loss of $17.6 million or $0.50 per share impact from the loss on early extinguishment of the Company's 13% Senior Notes due in 2005) as compared to a net loss and a net loss attributable to common stockholders of $43.4 million or $1.73 loss per share for the year ended September 30, 1999.

Year Ended September 30, 1999 As Compared To The Year Ended September 30, 1998

   Revenue. Total revenue for the year ended September 30, 1999 increased 64.2% to $33.8 million from $20.6 million for the year ended September 30, 1998. Revenue from the Internet Division for the year ended September 30, 1999 increased 102% to $13.0 million from $6.4 million for the year ended September 30, 1998.

This increase was primarily attributable to the opening of three Internet data centers and the related increase in the number of customers to which we provide Internet connectivity, hosting and co-location services. Also contributing to the increase is an improvement in the average annual revenue realized per new business customer and an increase in the business account retention rate. Revenue from the Server Sales and Integration Division increased 47% to $20.8 million for the year ended September 30, 1999 from $14.1 million for the year ended September 30, 1998. This increase was primarily attributable to a planned shift in product mix toward higher priced and higher margin products. The increase in Internet Division revenues as a percentage of total revenues reflects our continued shift in product mix toward Internet related sales.

   Cost of Revenue. Cost of revenue for the year ended September 30, 1999 was $22.2 million or 65.6% of total revenues as compared to $13.3 million or 64.7% of total revenue for the year ended September 30, 1998. The increase in cost of revenue was primarily attributable to an increase in data transmission costs because of higher network operating and maintenance expenses associated with the expansion of the network backbone. As utilization of the network increases in future years, we expect to realize a reduction in per unit data transmission costs due to the network's scalability and fixed cost structure.

   Selling, General and Administrative. Selling, general and administrative expenses for the year ended September 30, 1999 were $36.5 million or 108% of total revenue as compared to $10.7 million or 51.9% of total revenue for the year ended September 30, 1998. Approximately $14.0 million or 56% of the increase was attributable to an increase in sales and marketing, engineering, training and administration personnel necessitated by the growth in Internet-related operations. The number of employees increased from approximately 170 as of September 30, 1998 to approximately 450 as of September 30, 1999. Marketing expenses increased to $4.8 million for the year ended September 30, 1999 from $1.3 million for the year ended September 30, 1998. The marketing increase is primarily attributable to costs related to a branding and advertising campaign.

   Depreciation and Amortization. Depreciation and amortization increased to $6.3 million for the year ended September 30, 1999 as compared to $1.3 million for the year ended September 30, 1998. The increase was primarily related to the construction costs and equipment purchased for the network infrastructure enhancements of the three Internet data centers facilities during the year ended September 30, 1999. We anticipate that our depreciation and amortization expenses will continue to increase significantly as we expand our network and data centers.

   Interest and Financing Expense and Interest Income. The increase in interest expense is a result of interest costs associated with the 13% senior notes being recorded for a full year in fiscal 1999. This interest expense was partially offset by an increase in interest income related to the increased cash position derived from the net proceeds of the public equity offering in March 1999. We amortized debt discount and issuance costs of $8.9 million associated with the 13% senior notes over seven years using the effective interest method.

   Net Loss and Loss Per Share. As a result of the above, we reported a net loss of $43.4 million or $1.73 per share for fiscal 1999 as compared to a net loss of $11.2 million or $0.77 per share for the year ended September 30, 1998.

Cash Flows for the Years Ended September 30, 2001, 2000 and 1999

   Cash flows used in operating activities were $140.5 million in 2001, $94.3 million in 2000 and $36.9 million in 1999. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In all three years, our net losses were the primary component of cash used in operating activities, offset by non-cash depreciation and amortization expenses relating to our build out of our network and facilities, non-cash amortization of debt issuance costs and provisions for uncollectible accounts receivable. In 2001, our net losses were also offset by non-cash restructuring charges, losses on impairment of certain investments and operating assets and the cumulative effect of a change in accounting principle.

   Cash flows used in investing activities were $113.3 million for 2001, $149.9 million for 2000 and $58.8 million for 1999. Investments in capital expenditures related to our network and facilities were $166.4 million for 2001, $150.9 million for 2000, $98.1 million for 1999. Of this amount, $134.2 million for 2001, $142.6 million for 2000, $83.4 million for 1999 was expended in cash and the balance was financed under financing arrangements or remained in accounts payable and accrued liabilities at each year-end.

   Cash flows provided by financing activities were $0.39 million for 2001, $509.4 million for 2000, $135.6 million for 1999. In 2001, Globix received net proceeds of $2.5 million from the exercise of stock options and a $5.4 million capital contribution in a minority owned subsidiary, partially offset by principal payments on mortgage and lease obligations and cash dividends on the preferred stock. In 2000, Globix received net proceeds from the 12.5% senior notes of $580.0 million, $75.3 million proceeds from issuance of preferred stock, $20.1 million net proceeds from mortgage financing and $10.1 million of proceeds from the exercise of stock options and warrants, partially offset by the use of cash of $170.4 million associated with the tender offer for the 13% senior notes, principle payments on mortgage and lease obligations and cash dividends on the preferred stock. In 1999, Globix received net proceeds from the issuance of common stock of $136.6 million and $1.9 million of proceeds from the exercise of stock options and warrants.

Liquidity and Capital Resources

   Globix has historically had losses from operations, which have been funded primarily through the issuance of debt and equity securities. In fiscal 1999, Globix received net proceeds of approximately $136.6 million from equity financings.

   In December 1999 Globix issued $80.0 million in new Series A Convertible Preferred Stock to affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") to expand our build-out of Internet data centers and other facilities. The Company incurred approximately $4.75 million of issuance costs associated with the Series A Convertible Preferred Stock transaction, of which $3.2 million was a fee paid to Hicks Muse. The preferred stock is convertible into common stock at any time and cannot be called for redemption for five years. Under the agreement, the Series A Convertible Preferred Stock is subject to mandatory redemption in 2014 and yields an annual dividend rate of 7.5% payable quarterly in cash or additional preferred stock at the option of Globix.

   In January 2000, Globix obtained a $21.0 million loan secured by a first mortgage on the building at 139 Centre Street housing Globix's New York Internet data center. The loan accrues interest at a rate of 9.16% (subject to adjustment on February 11, 2010) annually using a 25-year amortization schedule and is due February 2010.

   In February, 2000, Globix completed its offering for $600.0 million 12.5% Senior Notes due 2010 in a private placement resulting in net proceeds of approximately $580.0 million. In March 2000 Globix completed its tender offer to purchase for cash all of its outstanding 13% Senior Notes due 2005, $160.0 million in principal amount. The purchase price in the tender offer was 106.5% of the principal amount, plus accrued and unpaid interest.

   In addition certain computer and network equipment has been financed through vendors and financial institutions under capital and operating lease arrangements. At September 30, 2001 there were no unused equipment financing arrangements with vendors or financial institutions.

   As of September 30, 2001, we had $147.0 million of cash, cash equivalents, short-term investments, restricted cash, restricted investments and marketable securities. At September 30, 2001, we had working capital of approximately $78.3 million.

   The Company has incurred net losses and net operating cash deficiencies and has a significant stockholders' deficiency. With regards to these matters, the Company is currently exploring restructuring alternatives.

However, there can be no assurance that the Company will be successful in executing a viable restructuring alternative. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Operating losses are expected to decrease in fiscal 2002 versus the prior year due principally to reductions in headcount and other cost savings initiatives. However, such cost savings will be insufficient to offset lower than expected revenue growth in fiscal 2002 resulting from a deteriorating business climate in the Company's fiscal 2001 fourth quarter. Capital expenditures for the year ending September 30, 2002 are also expected to be significantly less than the prior three fiscal years. Not withstanding these reductions in the use of cash, it is not likely that the cash and cash equivalents on hand at September 30, 2001 would be sufficient to meet all of the Company's cash obligations in fiscal 2002 including $75.0 million in cash pay interest expense on the $600 million 12.5% Senior Notes due 2010. As such, on December 27, 2001 Globix announced that it is in discussions with an informal committee of bondholders representing approximately 48% of the Company's outstanding $ 600 million issuance of 12.5% Senior Notes. The discussions concern a financial reorganization of the Company through a pre-packaged bankruptcy proceeding that would be aimed at significantly reducing the Company's debt burden. The Company is in similar discussions with its preferred stockholders. While there can be no assurance that these discussions will lead to an agreement, it is likely that any such agreement would result in the bondholders and preferred stockholders owning nearly all of the equity in the reorganized company, resulting in a near total dilution of the existing common stockholders' interest in the Company.

Segment Information

   The Company's activities fall within one operating segment. The following table sets forth geographic segment information for the years ended September 30, 1999, 2000 and 2001:

                                    Year ended September 30,
                                 -----------------------------
                                   1999      2000      2001
                                 --------  --------  ---------
                Revenue:
                United States... $ 33,674  $ 73,697  $  82,020
                Europe..........      143     7,590     22,190
                                 --------  --------  ---------
                   Consolidated. $ 33,817  $ 81,287  $ 104,210
                                 ========  ========  =========

                Operating loss:
                United States... $(27,590) $(64,477) $(142,713)
                Europe..........   (3,601)  (13,090)   (14,773)
                                 --------  --------  ---------
                   Consolidated. $(31,191) $(77,567) $(157,486)
                                 ========  ========  =========

                Tangible assets:
                United States... $276,896  $692,075  $ 436,262
                Europe..........   20,039    10,649     89,953
                                 --------  --------  ---------
                   Consolidated. $296,935  $702,724  $ 526,215
                                 ========  ========  =========

Income Taxes

   The Company is in an accumulated loss position for both financial and income tax reporting purposes. The Company has U.S. Federal income tax loss carryforwards of approximately $350 million at September 30, 2001. These income tax loss carryforwards expire between 2011 and 2021. Pursuant to Section 382 of the Internal Revenue Code, the use of these net operating loss carryforwards may be limited due to changes in ownership that have occurred. The Company is evaluating the impact, if any, that changes in ownership could have on net operating loss carryforwards. As of September 30, 2001, the Company also has net operating loss carryforwards of approximately $31 million from its United Kingdom subsidiaries, which do not expire under U.K. tax rules.

For financial reporting purposes, income tax benefits through September 30, 2001 related to both U.S. Federal and foreign income tax losses are fully offset by a valuation allowance due to the uncertainty of the Company's ability to realize income tax benefits by generating taxable income in the future.

Capital Structure

   Globix's capital structure at September 30, 2001 consisted of 12.5% Senior Notes, mortgage and capital lease obligations, Series A Redeemable Convertible Preferred Stock and common stock. Prior to the December 1999 closing of the Hicks Muse investment there were no outstanding shares of preferred stock.

   Total borrowings at September 30, 2001 were $640.0 million, which included $6.7 million in current obligations and $633.3 million in Senior Notes, mortgage and other notes payable and long-term capital lease obligations.

Commitments

   As of September 30, 2001, Globix had commitments to certain telecommunications carriers totaling $36.3 million payable in various years through 2010. Additionally, as of September 30, 2001, Globix has various agreements to lease facilities and equipment and is obligated to make future minimum lease payments of approximately $249.6 million on operating leases expiring in various years through 2036.

   In connection with the construction and maintenance of Internet data centers, Globix is contractually committed as of September 30, 2001 to various equipment manufacturers and building contractors for equipment and construction services totaling approximately $18.0 million.

   As of September 30, 2001 Globix had issued collateralized letters of credit aggregating $24.6 million. The related funds are included in restricted cash and investments on the consolidated balance sheet.

Conversion to the Euro

   On January 1, 1999, eleven of the fifteen member countries of the European Union established a fixed conversion rate between their existing sovereign currencies and a new currency called the "Euro." These countries have agreed to adopt the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. Thereafter and until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries.

   Globix does not anticipate that the implementation of the Euro will have a material adverse effect on its business operations as the operations of Globix expands into other European countries. However there are no assurances that the implementation of the Euro will not have a material adverse affect on Globix's business, financial condition and results of operations. In addition, Globix cannot predict the impact the Euro will have on currency exchange rates or Globix's currency exchange risk.

Recent Technical Accounting Pronouncements

   In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144 entitled "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 will be effective for financial statements of fiscal years beginning after December 15, 2001. Globix expects the adoption of SFAS No. 144 will not have a material impact on the Globix consolidated financial position results of operations or cash flows.

   In June 2001, the FASB issued SFAS Nos. 141 and 142 entitled, "Business Combinations" and "Goodwill and Other Intangible Assets", respectively. SFAS No 141, among other things, eliminates the pooling of interests method of accounting for business acquisitions entered into after June 30, 2001. SFAS No. 142 requires companies to use a fair-value approach to determine whether there is an impairment of existing and future goodwill. SFAS No. 142 is effective beginning October 1, 2002. Globix expects the adoption of SFAS Nos. 141 and 142 will not have a material impact on Globix's consolidated financial position, results of operations or cash flows.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

   At September 30, 2001, we had financial instruments consisting of fixed rate debt, mortgage payable marketable securities, short-term investments and other investments. The substantial majority of our debt obligations consist of the Senior Notes, which bear interest at 12.5% and mature May 1, 2010. Annual maturities of our capital lease obligations are as follows: $7.8 million in 2002, $6.8 million in 2003, $3.4 million in 2004, $0.8 million in 2005, $0.3 million in 2006 and thereafter. The mortgage interest is payable at 9.16% (subject to adjustment on February 11, 2010) based on a 25 year amortization schedule. Principal and interest payments of $178.5 are payable monthly and any balance of the principal and all accrued and unpaid interest is due and payable in February 2025.

   Marketable securities include Globix's strategic investment in Edgar On-Line and Globecomm Systems Inc., publicly traded entities, which are recorded at fair market value. Globix does not hedge its exposure to fluctuations in the value of its equity securities.

   Our other investments are generally fixed rate investment grade and government securities denominated in U.S. dollars. At September 30, 2001, all of our investments are due to mature within twelve months except $26.9 million and the carrying value of such investments approximates fair value. At September 30, 2001, $24.6 million of our cash and investments were restricted in accordance with the terms of certain collateral obligations.

   We actively monitor the capital and investing markets in analyzing our capital raising and investing decisions.

   Globix is also subject to market risk associated with foreign currency exchange rates. Globix's business plan includes the expansion of the U.K. operation. To date, Globix has not utilized financial instruments to minimize its exposure to foreign currency fluctuations. Globix will continue to analyze risk management strategies to minimize foreign currency exchange risk in the future.

   Globix believes it has limited exposure to financial market risks, including changes in interest rates. The fair value of our investment portfolio or related income would not be significantly impacted by a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of our investment portfolio. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of the substantial majority of our debt obligations.

Item 8. Financial Statements

   Financial Statements are attached hereto following page F-2.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   During fiscal years 2001 and 2000 there were no changes in or disagreements with Globix's independent accountant on accounting or financial disclosure.

Forward Looking Information and Risk Factors

   This Report on Form 10-K contains certain forward-looking statements concerning, among other things, the Company's plans and objectives for future operations, planned products and services, potential expansion into new markets, and anticipated customer demand for our existing and future products and services. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage the inclusion of prospective information so long as those statements are accompanied by meaningful cautionary statements identifying factors that could cause actual results to differ materially. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are:

  . potential marketplace or technology changes, rendering existing products and services obsolete,

  . changes in or the lack of anticipated changes in the regulatory environment in various countries, including potential legislation increasing our exposure to content distribution and intellectual property liability,

  .  changes in customer purchasing policies and practices,

  . Globix's ability to recruit and retain sufficient and qualified personnel needed to staff our expanding operations,

  .  the ability of Globix to raise additional capital to finance expansion,

  . the sufficiency of existing cash and cash flow to complete our business plan and fund our working capital and debt service,

  .  Globix's large existing debt obligations and history of operating losses,

  . the ability of Globix to integrate, operate and further expand and upgrade our network, and

  . the continued growth, use and improvement of the Internet, along with the risks inherent in new product and service introductions and the entry into new geographic markets.

                                   PART III

Item 10. Directors and Executive Officers of the Registrant

   The directors, executive officers, and other key employees of Globix, and their ages and positions as of November 30, 2001, are as follows:

Name                   Age                    Position
----                   ---                    --------
Marc H. Bell.......... 34  Chairman and Director
Peter L. Herzig....... 39  Chief Executive Officer
Marc Jaffe............ 34  Chief Operating Officer
Anthony L. Previte.... 36  Chief Technology Officer
Brian L. Reach........ 46  Chief Financial Officer
Lord Anthony St. John. 44  President of Worldwide Sales and Marketing and
                           Director
William Austin........ 54  General Counsel and Corporate Secretary
Shawn P. Brosnan...... 39  Senior Vice President and Corporate Controller
Christopher D. Peckham 36  Senior Vice President, Information Systems
Richard Rose.......... 55  Senior Vice President, Technology and
                           Application Services
Robert B. Bell........ 62  Director
Peter Brodsky......... 30  Director
Martin Fox............ 68  Director
Jack D. Furst......... 41  Director
Sid Paterson.......... 59  Director
Harshad Shah.......... 51  Director
Dr. Richard Videbeck.. 76  Director

   Marc H. Bell, has served as non-executive Chairman since August 2001. Prior to that he served as President and Chief Executive Officer and a Director since he founded Globix in 1989. Under his leadership and vision, the Company developed into a leading full-service provider of sophisticated Internet solutions to businesses, including hosting, network and application services. Mr. Bell has founded numerous companies in his career and has been a seed investor in several start-up entities. He has appeared on numerous television broadcasts and has been quoted in several national publications regarding Internet-related topics. He is a member of the Board of Trustees of and New York University and Babson College. He is also a Trustee of the Citizens Budget Commission. He has a Bachelor of Science degree in accounting from Babson College and a Masters in real estate from New York University. Mr. Bell is the son of Robert B. Bell.

   Peter L. Herzig, has served as Chief Executive Officer since August 2001. Prior to that he served as Chief Operating Officer since March 2001 and prior to that as Senior Vice President and Chief Operating Officer-Application Services Group since joining Globix in October 2000. Prior to joining Globix, Mr. Herzig was Executive Vice President and Chief Financial Officer at iWon.com, from March 2000 to October 2000, where his responsibilities included managing iWon's relationship with Globix. Previously, Mr. Herzig was a Senior Managing Director and Head of Global Capital Markets Services for Bear, Stearns & Co., from 1998 to March 2000 where he provided strategic capital-structure advisory services to a broad spectrum of domestic and international clients, including many new media technology companies experiencing growth with the expansion of the Internet. Prior to that he was employed by Goldman Sachs since 1989. Mr. Herzig has a Bachelor of Arts degree from Dartmouth College and a Masters from Columbia University.

   Marc Jaffe, has served as Chief Operating Officer since August 2001. Prior to that he served as Senior Vice President, Chief Operating Officer--Field Operations, since joining Globix in January 1995. Prior to joining Globix, Mr. Jaffe was a department manager at Sid Paterson Advertising Inc. in New York City, which he joined in 1989. Mr. Jaffe graduated from Colgate University, where he received a Bachelor of Arts degree.

   Anthony L. Previte, has served as Chief Technology Officer since joining Globix in October 1998. From July 1991 to October 1998, Mr. Previte was the Vice President, Special Projects for Emcor Group, Inc., a publicly traded electrical and mechanical engineering and construction firm. While at Emcor Group, Mr. Previte was involved in the design and construction of over one million square feet of secure data center facilities for companies such as Prudential Securities, Morgan Stanley and Nomura Securities. Mr. Previte has a degree in aerospace engineering from Polytechnic Institute of New York.

   Brian L. Reach, has served as Chief Financial Officer since joining Globix in September 1999. From May 1997 to August 1999, Mr. Reach was the Chief Financial Officer of IPC Communications, a provider of integrated telecommunications equipment and services to the financial industry. During his tenure at IPC, Mr. Reach successfully guided IPC through its leveraged recapitalization and financially restructured IPC enabling it to invest in strategic acquisitions and next generation technologies. Prior to IPC, Mr. Reach was the Chief Financial Officer of Celadon Group, Inc. and Cantel Industries, Inc. Mr. Reach is a certified public accountant and received his Bachelor of Science degree in accounting from the University of Scranton.

   Anthony St. John, Lord St. John of Bletso, has served as President of Worldwide Sales and Marketing since August 2001. Prior to that he served as Vice President, Business Development and has been a director of Globix since October 1997. In September 1999, Lord St. John became Globix's Vice President, Business Development. Since 1978, Lord St. John has served as a sitting member of the House of Lords of the Parliament of the United Kingdom and an Extra Lord-in-Waiting to Her Majesty the Queen. He is also a member of The House of Lords' European Union Sub-Committee on Economic and Financial Affairs, Trade and External Relations. Since 1993, he has served as a consultant to Merrill Lynch and is a Registered Representative of the London Stock Exchange. Lord St. John is also a director of Globix's U.K. subsidiary and serves as its Director of Business Development. He received his Bachelor of Arts and Bachelor of Science degrees from Capetown University and Bachelor of Laws from the University of South Africa and a Masters of Law from the London School of Economics.

   William Austin, joined Globix in April 2001 as General Counsel and has served as Corporate Secretary since August 2001. Mr. Austin previously was General Counsel for the Americas at ING Barings for 10 years. There he helped convert the American arm of the Amsterdam-based bank into an investment bank and handled financing work, underwriting, compliance functions, litigation management and the like. Formerly, Mr. Austin had been Associate General Counsel for eight years at The Chase Manhattan Bank, where he specialized in commercial lending. Before that, he worked for Herzog, Calamari & Gleason as an associate attorney dealing with civil litigation and corporate matters. Mr. Austin has a law degree from Fordham Law School and a bachelor's degree in economics from Cornell University.

   Shawn P. Brosnan, has served as Senior Vice President and Corporate Controller since August 2001. Prior to that he served as Vice President and Corporate Controller since joining Globix in November 1999. Prior to joining Globix, Mr. Brosnan spent over 15 years with Ernst & Young, one of the leading professional services organizations worldwide. During his tenure at Ernst & Young, he was a business advisor with extensive experience in the areas of accounting, finance, financial reporting, mergers and acquisitions and process improvement. Mr. Brosnan is a certified public accountant and received his Bachelor of Science degree in accounting from Providence College.

   Christopher D. Peckham, has served as Senior Vice President, Information Systems since August 2001. Prior to that he served as Vice President, Information Technology since rejoining Globix in February 1999. From August 1997 to February 1999, Mr. Peckham was Manager of Network Engineering for ICON, a national Internet service provider. From August 1995 through August 1997, Mr. Peckham served as Senior Systems and Networking Administrator for Globix. From May 1995 through August 1995, he held the position of Director of Technology for the Interactive Media Division of Database America. Mr. Peckham has Doctoral, Master and Bachelor of Science degrees in electrical engineering from the New Jersey Institute of Technology.

   Richard Rose, has served as Senior Vice President, Technology and Application Services since August 2001. Prior to that he served as Vice President, Business Development, since joining Globix in May 2000. Prior to joining Globix, Mr. Rose was with British Telecom Plc (BT) from September 1995, working as a General

Manager in BT's Outsourcing and Customized Solutions Division, where he led the successful negotiation and implementation to run the largest telecommunications outsourced contract in Europe. In May 1997, he joined the International M&A Development Group where he was responsible for managing a number of European fixed line and Internet and Multimedia transactions. He has a Masters Degree in Mathematics from London University.

   Robert B. Bell, has served as Director of International Affairs of Globix since July 2000. Prior to that he served for more than five years as Executive Vice President of Globix. Mr. Bell is also the Managing Director of Globix's U.K. subsidiary. Mr. Bell spent three years at Coopers & Lybrand. Thereafter, he was a practicing attorney in New York City at the firm of Bell, Kalnick, Beckman, Klee and Green, which Mr. Bell founded in the early 1970s, and specialized in taxation, investments and international real estate joint ventures. He is the author of Joint Ventures in Real Estate published by John Wiley & Sons. Prior to 1994, Mr. Bell was for many years an Adjunct Professor at New York University. He has a Bachelor of Science degree from New York University and a J.D. degree from the University of California at Berkeley. Mr. Bell is the father of Marc H. Bell.

   Peter S. Brodsky, has been a director of Globix since October 2001, when he replaced Mr. Michael Levitt as the second Board member representing HMTF. Mr. Brodsky is a Partner of Hicks, Muse, Tate & Furst Incorporated ("HMTF") and has been with HMTF since 1995. At HMTF, Mr. Brodsky has focused on the Firm's media investments, specifically in radio, television, sports and software. Prior to joining HMTF, Mr. Brodsky was employed for two years in the investment banking department of CS First Boston Corporation in New York. Mr. Brodsky serves as a director of several of the Firm's portfolio companies. He received his Bachelor of Arts degree from Yale University.

   Martin Fox, has been a director of Globix since October 1995. Mr. Fox has been, for more than five years, the President, Chief Executive Officer, and a director of Initio, Inc., a publicly owned company, which has been an electronic commerce and catalogue specialty retailer of consumer products.
   Jack D. Furst, has been a director of Globix since December 1999. Mr. Furst has been a partner of Hicks, Muse, Tate & Furst Incorporated since 1989. Mr. Furst serves as a director of American Tower Corporation, Cooperative Computing, Inc., Hedstrom Holdings, Inc., Home Interiors & Gifts, Inc., International Wire Group, Inc., LLS Corp., Triton Energy Limited and Viasystems, Inc. Mr. Furst received his B.S. degree from the College of Business Administration at Arizona State University and his M.B.A. from the Graduate School of Business at the University of Texas.

   Sid Paterson, has been a director of Globix since February 1998. He has been President and Chief Executive Officer of Sid Paterson Advertising Inc. for more than five years.

   Harshad Shah, has been a director of Globix since April 2000. Mr. Shah has been involved in real estate investment and development since 1982. Mr. Shah has been President of Leyland Equities Corp. since December 1995. From 1982 to 1985, Mr. Shah was President of Crescent Equities, Inc. From 1970 to 1982 he was a Vice President of Manufacturers Hanover Trust Company (now Chase Manhattan Bank). Mr. Shah attended the Elphinstone College in Bombay, India where he received a B.A. in Economics and the Indian Institute of Management where he received a Masters Degree in Business Administration.

   Dr. Richard Videbeck, has been a director of Globix since October 1995. Since 1983, Dr. Videbeck has been an independent consultant in consumer risk analysis, particularly for retailers and banks. From 1974 until 1986, he was a Professor of Sociology at the University of Illinois at Chicago. From 1974 until 1977, Dr. Videbeck was the Dean of the Doctor of Arts Program of the Graduate College of the University of Illinois at Chicago.

   The Securities and Exchange Commission (the "SEC") has adopted rules relating to the obligation of directors, certain officers and five percent shareholders to file beneficial ownership reports under Section 16 (A) of the Securities Exchange Act of 1934. One such rule requires disclosure by the Registrant of filings which, under the SEC's rules, are not deemed to be timely. During its review with respect to fiscal 2001, Globix determined that certain directors (Messrs. Fox, Shah, and St. John) did not file all such reports on a timely basis.

Item 11. Executive Compensation

   The following Summary Compensation Table sets forth the total compensation for the years ended September 30, 2001, 2000 and 1999 for Globix's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) (collectively referred to as the "Named Executive Officers"):

                          Summary Compensation Table




                                                                               Long-Term
                                                                              Compensation
                                                 Annual Compensation             Awards
                                        -------------------------------------  Securities  Restricted
                                                               Other Annual    Underlying    Stock
   Name and Principal Position     Year Salary ($) Bonus ($) Compensation ($) Options (#)  Award ($)
   ---------------------------     ---- ---------- --------- ---------------- ------------ ----------
Marc H. Bell...................... 2001  323,563         --         --                --   6,016,852
 President and                     2000  367,500    831,125         --                --          --
   Chief Executive Officer         1999  350,000    331,875         --         4,788,244          --
Peter L. Herzig................... 2001  200,000    100,000         --           200,000          --
 Chief Executive Officer
Marc Jaffe........................ 2001  250,000         --         --           120,000     705,000
 Chief Operating Officer           2000  250,000         --         --                --          --
                                   1999  215,685         --         --           480,000          --
Anthony L. Previte................ 2001  200,000         --         --            90,000     528,750
 Chief Technology Officer          2000  200,000         --         --                --          --
                                   1999  141,585         --         --           400,000          --
Brian L. Reach.................... 2001  250,000         --         --           100,000     587,500
 Chief Financial Officer           2000  250,000     50,000         --                --          --
                                   1999   20,000         --         --           400,000          --
Richard Rose...................... 2001  247,292     49,500         --            12,500      73,438
 Senior Vice President, Technology 2000   91,456         --         --            50,000          --
   and Application Services

--------
Mr. Bell resigned as Chief Executive Officer on August 1, 2001 and became non-executive chairman.
Mr. Herzig became Chief Executive Officer on August 1, 2001. Mr. Herzig joined Globix on October 16, 2000.
Mr. Rose joined Globix on May 9, 2000.
Mr. Reach joined Globix on September 1, 1999.

Option Grants in Last Fiscal Year

   The following table summarizes options granted during the year ended September 30, 2001 to the Named Executive Officers:

                                                                Potential Realizable
                                                                  Value at Assumed
                                                                Annual Rates of Stock
                                                                 Price Appreciation
                                Individual Grants                for Option Term ($)
                              ----------------------            ---------------------
                   Number of   % of Total
                   Securities   Options
                   Underlying  Granted to
                    Options   Employees in Exercise  Expiration
       Name         Granted   Fiscal Year  Price ($)    Date        5%        10%
       ----        ---------- ------------ --------- ---------- ---------  ---------
Marc H. Bell......       --        --          --           --         --         --
Peter L. Herzig...  200,000       7.2        4.00     12/18/10  1,303,116  2,074,994
Marc Jaffe........  120,000       4.3        2.81     12/21/10    549,263    874,610
Anthony L. Previte   90,000       3.2        2.81     12/21/10    411,947    655,957
Brian L. Reach....  100,000       3.6        2.81     12/21/10    457,719    728,842
Richard Rose......   12,500       0.4        2.81     12/21/10     57,215     91,105

   The options on the preceding table have been granted pursuant to Globix's Stock Option Plans and vest ratably over a five year period at each anniversary of the date of the grant. During the year ended September 30, 2001, Globix granted employees options to purchase 2,784,160 shares of common stock under the various Stock Option Plans.

   The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Globix's estimate or projection of Globix's future common stock prices. These amounts represent certain assumed rates of appreciation in the value of Globix's common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.

Option Exercises and Fiscal Year-End Option Values

   The following Named Executive Officers exercised options during the fiscal year ended September 30, 2001:

   Mr. Marc H. Bell, exercised options to purchase 1,426,464 shares at prices ranging from $2.56 to $3.25 per share which resulted in realized value of $1,391,230.

   The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the named executive officers as of the year ended September 30, 2001, and the values for exercisable and unexercisable options. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at September 30, 2001 of $0.42 per share, less the exercise price.

                         Fiscal Year-End Option Values

                           Number of           Value of Unexercised
                     Securities Underlying    In-the-Money Options at
                    Unexercised Options at      September 30, 2001
                      September 30, 2001                ($)
                   ------------------------- -------------------------
       Name        Exercisable Unexercisable Exercisable Unexercisable
       ----        ----------- ------------- ----------- -------------
Marc H. Bell......  4,207,780          --        --           --
Peter L. Herzig...     40,000     160,000        --           --
Marc Jaffe........    252,000     488,000        --           --
Anthony L. Previte    160,000     330,000        --           --
Brian L. Reach....    160,000     340,000        --           --
Richard Rose......     10,000      52,500        --           --

Employment Agreements

   Marc H. Bell. Effective June 1, 1998, Globix entered into a seven year employment agreement with Mr. Marc H. Bell. Under this agreement his base salary for fiscal year 2000 was $367,500, which increases annually at the rate of five percent. In addition, Mr. Bell receives an annual bonus equal to ten thousand times the increase, if any, of the market price per share of Globix's common stock on each June 30 over the highest per share market price of Globix's common stock on any preceding July 1 during the term of the agreement. During the years ended September 30, 2001,2000 and 1999 Mr. Bell received bonuses of approximately $0, $853,125, and $331,875, respectively under this provision of the employment agreement. The employment agreement also provides that he may require Globix to lend him up to a total of $155,000. Any loan taken thereunder will mature five years after the date made and bear interest at the rate of eight percent per annum. However, the interest accruing during the first two years is not payable until the end of such two-year period. At September 30, 2001, 2000 and 1999, Mr. Bell had no outstanding borrowings under such loan arrangement.

   Pursuant to the terms of the employment agreement, as amended, Mr. Bell is also entitled to stock option grants to purchase shares of common stock. The term of such option is ten years from the date of grant. During the years ended September 30, 2001, 2000, 1999 and 1998 Mr. Bell was granted options to purchase shares of common stock totaling 0, 0, 4,096,580 and 691,664, respectively, under this agreement.

   In connection with the proposed financial restructuring discussed in the Recent Developments section, Mr. Bell and the Company have agreed in principle to a three year employment agreement that will, among other things, reduce his base salary to $12,000 per year effective August 1, 2001 for his services as non-executive chairman.

   Peter L. Herzig. Effective October 2, 2001, Globix entered into an employment agreement with Mr. Peter L. Herzig. Under this agreement his base salary for fiscal year 2002 is $250,000. Pursuant to the terms of the employment agreement, Mr. Herzig is also entitled to an annual performance bonus and stock option grants to purchase shares of common stock. The term of such option grants are ten years from the date of grant.

   Marc Jaffe. Effective October 2, 2001, Globix entered into an employment agreement with Mr. Marc Jaffe. Under this agreement his base salary for fiscal year 2002 is $250,000. Pursuant to the terms of the employment agreement, Mr. Jaffe is also entitled to an annual performance bonus and stock option grants to purchase shares of common stock. The term of such option grants are ten years from the date of grant.

Directors Compensation

   Each non-employee director of Globix, who does not beneficially own more than 5% of Globix's outstanding common stock, is granted upon election or re-election at the annual meeting of stockholders, options to purchase 10,000 shares of common stock. These options are exercisable in full beginning 12 months after the date of grant, have a ten-year term, and are exercisable at fair market value on the date of the grant. Effective April 4, 2000, Globix implemented a cash compensation program pursuant to which its directors who are not also officers of or employed by Globix or any of its majority-owned subsidiaries, will receive fees of $2,000 for personal attendance or $500 for telephonic attendance at board meeting and $1,250 for personal attendance or $250 for telephonic attendance at committee meetings. In addition, at the discretion of the Board of Directors, directors may be reimbursed for reasonable travel expenses in attending Board and committee meetings.

Item 12. Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information regarding the beneficial ownership of Globix common stock as of December 21, 2001:

  . each person or entity who is known by Globix to own beneficially 5% or more of the outstanding shares of common stock;

  .  each Named Executive Officer as of December 21, 2001;

  .  each director; and

  .  all Named Executive Officers and directors of Globix as a group.

   The applicable percentage of ownership is based on 41,920,229 shares outstanding on December 21, 2001. Unless otherwise indicated, the address for those listed below is c/o Globix Corporation, 139 Centre St., New York, NY 10013.

                                                         Number of Shares  Percent
Named Executive Officers, Directors and 5% Stockholders Beneficially Owned of Class
------------------------------------------------------- ------------------ --------
        Marc H. Bell...................................     7,571,635        16.5
        Peter L. Herzig................................        40,000           *
        Marc Jaffe.....................................       631,738         1.5
        Anthony L. Previte.............................       366,000           *
        Brian L. Reach.................................       390,000           *
        Richard Rose...................................        37,500           *
        Lord Anthony St. John..........................       109,500           *
          7 Cadogan Gardens
          London SW32RE
        Robert B. Bell.................................        77,500           *
        Peter S. Brodsky...............................            --           *
          200 Crescent Court
          Dallas, Texas 75201
        Martin Fox.....................................       117,500           *
          10 Henry Street
          Teterboro, NJ 07608
        Jack D. Furst..................................        77,500           *
          200 Crescent Court
          Dallas, Texas 75201
        Sid Paterson...................................       162,500           *
          99 Madison Avenue
          New York, NY 10016
        Harshad Shah...................................        15,800           *
          145 East 48th Street
          New York, New York 10017
        Dr. Richard Videbeck...........................       122,700           *
          3249 East Angler's Stream
          Avon Park, FL 33825
        Thomas O. Hicks................................     8,617,300        17.1
          200 Crescent Court
          Dallas, Texas 75201
        HM4 Globix Qualified Fund, LLC.................     7,824,800        15.7
          200 Crescent Court
          Dallas, Texas 75201
        HMTF Equity Fund IV (1999), L.P................     7,824,800        15.7
          200 Crescent Court
          Dallas, Texas 75201
        HM4/GP (1999) Partners, L.P....................     7,880,300        15.8
          200 Crescent Court
          Dallas, Texas 75201
        Hicks, Muse GP (1999) Partners IV, L.P.........     8,200,600        16.4
          200 Crescent Court
          Dallas, Texas 75201
        Hicks, Muse (1999) Fund IV, LLC................     8,200,600        16.4
          200 Crescent Court
          Dallas, Texas 75201

                                                                    Number of Shares  Percent
Named Executive Officers, Director s and 5% Stockholders           Beneficially Owned of Class
--------------------------------------------------------           ------------------ --------
Firsthand Capital Management, Inc.................................     5,030,234        12.0
Kevin Michael Landis
  125 South Market
  San Jose, California 95113
All Named Executive Officers and directors as a Group (14 persons)     9,719,873        23.1

--------
* Less than 1%

   Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days.

   The amount shown for Marc H. Bell includes 3,475,055 shares owned directly, including 2,048,290 shares subject to limitations on transfer and the Company's right to repurchase at par value, expiring with respect to 25% of such shares on each of December 27, 2001, 2002, 2003, and 2004, respectively ("Restricted Shares") and 4,096,580 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Herzig includes 40,000 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Jaffe includes 240,000 Restricted Shares and 316,000 stock options to purchase shares exercisable within 60 days and excludes 666 shares owned by Mr. Jaffe's minor child to which Mr. Jaffe disclaims beneficial ownership.

   The amount shown for Mr. Previte includes 180,000 Restricted Shares and 186,000 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Reach includes 200,000 Restricted Shares and 180,000 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Rose includes 25,000 Restricted Shares and 12,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Lord St. John includes 25,000 Restricted Shares and 84,500 stock options to purchase shares exercisable within 60 days and excludes 12,000 shares held in trust for the benefit of Lord St. John's wife and children, to which trust, Lord St. John disclaims beneficial ownership.

   The amount shown for Robert B. Bell includes 25,000 Restricted Shares and 52,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Fox includes 25,000 Restricted Shares and 52,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Furst includes 25,000 Restricted Shares and 52,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Paterson includes 25,000 Restricted Shares and 102,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Mr. Shah includes 5,000 Restricted Shares and 10,500 stock options to purchase shares exercisable within 60 days.

   The amount shown for Dr. Videbeck includes 25,000 Restricted Shares and 52,500 stock options to purchase shares exercisable within 60 days.

   The amounts shown for Thomas O. Hicks, HM4 Globix Qualified Fund, LLC, HMTF Equity Fund IV (1999), L.P., HM4/GP (1999) Partners, L.P., Hicks, Muse GP
(1999) Partners IV, L.P., and Hicks, Muse (1999) Fund IV, LLC are based upon Form 4s filed by those persons and information provided by Hicks, Muse to the registrant. The amounts shown assume conversion to common stock of all Series A 7.5% Convertible Preferred Stock beneficially owned by such entities. The shares shown are subject to shared voting and investment power.

   Messrs. Furst and Brodsky, each a director of Globix, were appointed to the Board of Directors on behalf of the holders of the Series A 7.5% Convertible Preferred Stock.

   The amount shown for Firsthand Capital Management, Inc. and Kevin Michael Landis are based on a Schedule 13F jointly filed by such persons on September 30, 2001.

   The amount shown for all executive officers and directors as a group, include 5,238,580 stock options to purchase shares exercisable within 60 days.

Item 13. Certain Relationships and Related Transactions

   See "Employment Contracts" above for a description of certain loans Globix had made to Marc H. Bell.

   A company owned by a family member of Harshad Shah, a director of Globix since April 4, 2000, holds a promissory note from Globix in the amount of $2.6 million, carrying an interest rate of 7% that arose from Globix's acquisition of 139 Centre Street. Interest payments totaled approximately $181,000, $181,000 and $45,000 in Fiscal 2001, 2000 and 1999, respectively.

   See "Liquidity and Capital Resources" section of the Management Discussion and Analysis above for a description of certain fees paid to Hicks, Muse, Tate & Furst Incorporated.

                                    PART IV

Item 14. Exhibits and Reports on Form 8-K

   (a) Exhibits. See index of exhibits annexed hereto.

   (b) Reports on Form 8-K. None

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 31, 2001 GLOBIX CORPORATION

                          /S/ MARC H. BELL

                            Marc H. Bell
                        Chairman and Director

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: December 31, 2001             /S/ PETER L. HERZIG

                                      Peter L. Herzig
                                  Chief Executive Officer

Date: December 31, 2001             /S/ BRIAN L. REACH

                                      Brian L. Reach
                                  Chief Financial Officer

Date: December 31, 2001            /S/ SHAWN P. BROSNAN

                                     Shawn P. Brosnan
                        Senior Vice President, Corporate Controller

Date: December 31, 2001              Anthony St. John

                                     Anthony St. John
                        President of Worldwide Sales and Marketing
                                       and Director

Date: December 31, 2001               Robert B. Bell

                                      Robert B. Bell
                                         Director

Date: December 31, 2001                Peter Brodsky

                                       Peter Brodsky
                                         Director

Date: December 31, 2001               /S/ MARTIN FOX

                                        Martin Fox
                                         Director

Date: December 31, 2001                 JACK FURST

                                        Jack Furst
                                         Director

Date: December 31, 2001              /S/ SID PATERSON

                                       Sid Paterson
                                         Director


                  Date: December 31, 2001   /S/ HARSHAD SHAH

                                              Harshad Shah
                                                Director

                  Date: December 31, 2001 /S/ RICHARD VIDEBECK

                                            Richard Videbeck
                                                Director

                  Index to Consolidated Financial Statements

                                                                                                  Page
                                                                                                  ----

Report of Independent Public Accountants......................................................... F-2
Consolidated Balance Sheets--As of September 30, 2001 and September 30, 2000..................... F-3
Consolidated Statements of Operations--For the years ended September 30, 2001, September 30, 2000 and September 30, 1999......................................................................... F-4
Consolidated Statements of Changes in Stockholders' (Deficit) Equity--For the years ended
  September 30, 2001, September 30, 2000 and September 30, 1999.................................. F-5
   Consolidated Statements of Cash Flows--For the years ended September 30, 2001, September 30,
     2000 and September 30, 1999................................................................. F-6
Notes to Consolidated Financial Statements....................................................... F-7

                   Report of Independent Public Accountants

To the Stockholders and Board of
Directors of Globix Corporation:

   We have audited the accompanying consolidated balance sheets of Globix Corporation (a Delaware corporation) and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Globix Corporation and Subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has incurred recurring net losses and net operating cash deficiencies and has a significant stockholders' deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition effective October 1, 2000.

                                          ARTHUR ANDERSEN LLP

New York, New York
December 31, 2001

                      GLOBIX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
          (All Dollars in Thousands, Except Share and Per Share Data)



                                                                                          September 30,
                                                                                      --------------------
                                                                                        2001       2000
                                                                                      ---------  ---------
Assets
Current assets:
Cash and cash equivalents............................................................ $ 111,502  $ 363,877
Short-term investments...............................................................        --      9,948
Marketable securities................................................................     1,610      4,685
Accounts receivable, net of allowance for doubtful accounts of $6,852 and $4,072,
  respectively.......................................................................    13,809     21,403
Prepaid expenses and other current assets............................................     7,785      4,441
Restricted cash......................................................................     6,984      7,093
                                                                                      ---------  ---------
   Total current assets..............................................................   141,690    411,447
Investments, restricted..............................................................    26,886     36,085
Property, plant and equipment, net...................................................   356,149    248,424
Debt issuance costs, net of accumulated amortization of $1,896 and $719, respectively    19,006     20,217
Intangible assets, net of accumulated amortization of $2,485 and $197, respectively..     4,362      6,650
Other assets.........................................................................     4,895      6,768
                                                                                      ---------  ---------
   Total assets...................................................................... $ 552,988  $ 729,591
                                                                                      =========  =========
Liabilities and Stockholders' Deficit
Current liabilities:
Capital Lease and other obligations.................................................. $   6,687  $   2,173
Accounts payable.....................................................................    14,022     16,964
Accrued liabilities..................................................................    30,141     13,669
Accrued interest.....................................................................    12,500     12,502
                                                                                      ---------  ---------
   Total current liabilities.........................................................    63,350     45,308
Capital Lease obligations, net of current portion....................................    10,309      1,135
Mortgage Payable.....................................................................    20,441     20,674
Senior Notes.........................................................................   600,000    600,000
Other long term liabilities..........................................................     7,577      4,462
                                                                                      ---------  ---------
   Total liabilities.................................................................   701,677    671,579
Minority interest in subsidiary......................................................     5,406         --
Redeemable convertible preferred stock...............................................    83,230     76,042
Stockholders' Deficit:
Common stock, $.01 par value; 500,000,000 shares authorized; 41,920,229 and
  37,307,315 shares issued and outstanding, respectively.............................       419        373
Additional paid-in capital...........................................................   171,176    165,890
Deferred compensation................................................................    (7,097)        --
Accumulated other comprehensive (loss) income........................................    (2,703)     1,784
Accumulated deficit..................................................................  (399,120)  (186,077)
                                                                                      ---------  ---------
   Total stockholders' deficit.......................................................  (237,325)   (18,030)
                                                                                      ---------  ---------
   Total liabilities and stockholders' deficit....................................... $ 552,988  $ 729,591
                                                                                      =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (All Dollars in Thousands, Except Share and Per Share Data)


                                                                            Year ended September 30,
                                                                     -------------------------------------
                                                                        2001         2000         1999
                                                                     -----------  -----------  -----------
Revenue............................................................. $   104,210  $    81,287  $    33,817
Operating costs and expense:
   Cost of revenue..................................................      40,609       42,513       22,184
   Selling, general and administrative..............................     128,321       98,113       36,495
   Restructuring charges............................................      56,109           --           --
   Depreciation and amortization....................................      36,657       18,228        6,329
                                                                     -----------  -----------  -----------
       Total operating costs and expenses...........................     261,696      158,854       65,008
                                                                     -----------  -----------  -----------
Loss from operations                                                    (157,486)     (77,567)     (31,191)
   Interest and financing expense...................................     (65,128)     (57,831)     (18,386)
   Interest income..................................................      13,282       24,749        6,192
   Other Income.....................................................       2,147        2,816           --
   Other Expense....................................................      (3,526)      (1,037)          --
                                                                     -----------  -----------  -----------
Loss before extraordinary loss and cumulative effect of a change in
  accounting principle..............................................    (210,711)    (108,870)     (43,385)
   Extraordinary loss on early extinguishment of debt...............          --      (17,577)          --
   Cumulative effect of a change in accounting principle............      (2,332)          --           --
                                                                     -----------  -----------  -----------
Net loss............................................................    (213,043)    (126,447)     (43,385)
  Dividends and accretion on preferred stock........................      (7,104)      (5,768)          --
                                                                     -----------  -----------  -----------
Net loss attributable to common stockholders'....................... $  (220,147) $  (132,215) $   (43,385)
                                                                     ===========  ===========  ===========
Basic and diluted loss per share attributable to common
  stockholders' before extraordinary loss and cumulative effect of
  change in accounting principle.................................... $     (5.66) $     (3.23) $     (1.73)
   Extraordinary loss...............................................          --        (0.50)          --
   Cumulative effect of a change in accounting principle............       (0.06)          --           --
                                                                     -----------  -----------  -----------
Basic and diluted loss per share attributable to common stockholders $     (5.72) $     (3.73) $     (1.73)
                                                                     ===========  ===========  ===========
Weighted average common shares outstanding--basic and diluted.......  38,476,909   35,484,040   25,116,800
                                                                     ===========  ===========  ===========


The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
          (All Dollars in Thousands, Except Share and Per Share Data)



                                                                               Accumulated
                                                                                  Other                     Total
                                          Common Stock    Additional          Comprehensive             Stockholders'
                                       -----------------   Paid-in   Deferred    (Loss)     Accumulated   (Deficit)
                                         Shares    Amount  Capital    Comp.      Income       Deficit      Equity
                                       ----------  ------ ---------- -------- ------------- ----------- -------------
Balance, October 1, 1998.............. 16,560,464   $166   $ 17,122  $    --     $ 1,676     $ (16,245)   $   2,719
Issuance of common stock in
 conjunction with public offering, net
 of offering costs of $11,915......... 16,000,000    160    136,458       --          --            --      136,618
Issuance of common stock upon
 exercise of options and warrants, net    739,556      7      1,843       --          --            --        1,850
Comprehensive Income (Loss):
  Net loss............................         --     --         --       --          --       (43,385)          --
  Unrealized holding gains............         --     --         --       --       8,523            --           --
  Foreign Currency translation
   adjustment.........................         --     --         --       --          80            --           --
Total Comprehensive Loss..............         --     --         --       --          --            --      (34,782)
                                       ----------   ----   --------  -------     -------     ---------    ---------
Balance, September 30, 1999........... 33,300,020    333    155,423       --      10,279       (59,630)     106,405
Issuance of common stock in
 conjunction with acquisition.........    241,236      2      6,180       --          --            --        6,182
Issuance of common stock upon
 exercise of options and warrants, net  3,766,059     38     10,055       --          --            --       10,093
Dividends and accretion on preferred
 stock................................         --     --     (5,768)      --          --            --       (5,768)
Comprehensive Income (Loss):
  Net loss............................         --     --         --       --          --      (126,447)          --
  Unrealized holding losses...........         --     --         --       --      (5,763)           --           --
  Foreign Currency translation
   adjustment.........................         --     --         --       --      (2,732)           --           --
Total Comprehensive Loss..............         --     --         --       --          --            --     (134,942)
                                       ----------   ----   --------  -------     -------     ---------    ---------
Balance, September 30, 2000........... 37,307,315    373    165,890       --       1,784      (186,077)     (18,030)
Issuance of common stock in
 conjunction with acquisition.........     80,000      1      1,199       --          --            --        1,200
Issuance of common stock upon
 exercise of options..................  1,559,424     15      2,486                   --            --        2,501
Issuance of restricted stock..........  3,063,490     31      8,968   (8,999)         --            --           --
Amortization of deferred
 compensation.........................         --     --         --    1,638          --            --        1,638
Cancellation of restricted stock......    (90,000)    (1)      (263)     264          --            --           --
Dividends and accretion on preferred
 stock................................         --     --     (7,104)      --          --            --       (7,104)
Comprehensive Income (Loss):
  Net loss............................         --     --         --       --          --      (213,043)          --
  Unrealized holding losses...........         --     --         --       --      (5,539)           --           --
  Foreign Currency translation
   adjustment.........................         --     --         --       --       1,052            --           --
Total Comprehensive Loss..............         --     --         --       --          --            --     (217,530)
                                       ----------   ----   --------  -------     -------     ---------    ---------
Balance, September 30, 2001........... 41,920,229   $419   $171,176  $(7,097)    $(2,703)    $(399,120)   $(237,325)
                                       ==========   ====   ========  =======     =======     =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          (All Dollars in Thousands, Except Share and Per Share Data)

                                                                                                   Year ended September 30,
                                                                                                ------------------------------
                                                                                                  2001       2000       1999
                                                                                                ---------  ---------  --------
Cash flows from operating activities
Net loss....................................................................................... $(213,043) $(126,447) $(43,385)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization...............................................................    36,657     18,228     6,329
   Provision for uncollectible receivables.....................................................    14,119      2,701       460
   Cumulative effect of a change in accounting principle.......................................     2,332         --        --
   Restructuring charges.......................................................................    22,889         --        --
   Amortization of debt discount and issuance costs............................................     1,177      1,022       849
   Amortization of deferred compensation.......................................................     1,638         --        --
   Extraordinary loss on early extinguishment of debt..........................................        --     17,577        --
   Gain on sale of short term investments......................................................    (1,459)    (1,238)       --
   Gain on sale of marketable securities.......................................................      (663)      (601)       --
   Loss on impairment of investment............................................................     3,250         --        --
   Loss on impairment of operating assets......................................................     3,500         --        --
Changes in operating assets and liabilities:
   Accounts receivable.........................................................................    (6,526)   (15,922)   (3,397)
   Inventories.................................................................................        --      1,244      (890)
   Prepaid expenses and other current assets...................................................    (3,309)    (1,471)     (950)
   Other assets................................................................................    (3,567)       366      (766)
   Accounts payable............................................................................     2,303     (1,270)    3,911
   Accrued liabilities.........................................................................       947      7,827       904
   Accrued interest............................................................................        (2)     3,539        --
   Other.......................................................................................      (786)       127        38
                                                                                                ---------  ---------  --------
Net cash used in operating activities..........................................................  (140,543)   (94,318)  (36,897)

Cash flows from investing activities
Proceeds from sale of short term investments...................................................    10,180         --        --
Use of restricted cash and investments.........................................................     9,308     17,374    22,269
Investment in restricted cash and investments..................................................        --    (25,002)   (6,247)
Proceeds from sale of marketable securities....................................................     1,426      1,125    14,638
Investment in strategic investments............................................................        --     (1,033)   (6,000)
Purchases of property, plant and equipment.....................................................  (134,185)  (142,589)  (83,434)
Purchase of Comstar.net, Inc., net of cash acquired............................................        --        186        --
                                                                                                ---------  ---------  --------
Net cash used in investing activities..........................................................  (113,271)  (149,939)  (58,774)

Cash flows from financing activities
Repayments of mortgage payable and capital lease obligations...................................    (6,020)    (2,137)   (3,179)
Proceeds from exercise of stock options and warrants, net......................................     2,501     10,093     1,850
Capital contribution in minority-owned subsidiary..............................................     5,406         --        --
Proceeds from 12.5% Senior Notes offering, net of offering expenses............................        --    580,000        --
Proceeds from issuance of preferred stock, net.................................................        --     75,250        --
Proceeds from issuance of common stock, net....................................................        --         --   136,618
Repayment of 13% Senior Notes..................................................................        --   (170,400)       --
Payments of dividends on preferred stock.......................................................    (1,500)    (3,475)       --
Shareholder loan repayment.....................................................................        --         --       300
Proceeds from mortgage payable, net............................................................        --     20,064        --
                                                                                                ---------  ---------  --------
Net cash provided by financing activities......................................................       387    509,395   135,589
Effects of exchange rate changes on cash and cash equivalents..................................     1,052     (2,732)       80
                                                                                                ---------  ---------  --------
Net (decrease) increase in cash and cash equivalents...........................................  (252,375)   262,406    39,998
Cash and cash equivalents, beginning of year...................................................   363,877    101,471    61,473
                                                                                                ---------  ---------  --------
Cash and cash equivalents, ending of year...................................................... $ 111,502  $ 363,877  $101,471
                                                                                                =========  =========  ========
Supplemental disclosure of cash flow information
Cash paid for interest......................................................................... $  78,289  $  55,260  $ 21,256
Cash paid for income taxes..................................................................... $      34  $      72  $     38
Non-cash investing and financing activities:
   Equipment acquired under capital lease obligations.......................................... $  19,475  $      --  $  4,566
   Capital expenditures included in accounts payable, accrued liabilities and other long term
    liabilities................................................................................ $  12,557  $   8,287  $ 10,110
   Cumulative dividends and accretion on preferred stock....................................... $   7,104  $   2,293  $     --

The accompanying notes are an integral part of these consolidated financial statements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (All Dollars in Thousands, Except Share and Per Share Data)


1. Basis of Presentation and Management's Plan

   The Company has incurred net losses and net operating cash deficiencies and has a significant stockholders' deficiency. With regards to these matters, the Company is currently exploring debt restructuring alternatives. However, there can be no assurance that the Company will be successful in executing a viable restructuring alternative. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   On December 27, 2001, Globix announced that it is in discussions with an informal committee of bondholders representing approximately 48% of the Company's outstanding $600 million issuance of 12.5% Senior Notes. The discussions concern a financial reorganization of the Company through a pre-packaged bankruptcy proceeding that would be aimed at significantly reducing the Company's debt burden. The Company is in similar discussions with its preferred stockholders. While there can be no assurance that these discussions will lead to an agreement, it is likely that any such agreement would result in the bondholders and preferred stockholders owning nearly all of the equity in the reorganized company, resulting in a near total dilution of the existing common stockholders' interest in the Company.

2. Organization and Significant Accounting Policies

  Organization and Nature of Operations

   Globix Corporation and Subsidiaries ("Globix" or the "Company") is a leading full-service provider of sophisticated Internet solutions to businesses. The Company's solutions include secure and fault-tolerant Internet data centers, high performance network connectivity to the Internet and complex Internet-based application services. These three major elements of the total Internet solution combine to provide customers with the ability to create, operate and scale their increasingly complex Internet operations in a cost efficient manner. Customers of Globix primarily use these services to maintain complex computer equipment in a secure fault-tolerant environment with connectivity to a high-speed, high-capacity, direct link to the Internet and support complex Internet applications. The Company currently offers its services from facilities in New York City, Santa Clara, California, Atlanta, Georgia and London, England.

  Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Management Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

  Revenue Recognition

   Revenue consists primarily of managed hosting and dedicated Internet access fees, sales of systems administration and application services (such as streaming media, network security and administration and network monitoring).

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   Monthly service revenue related to managed hosting and Internet access is recognized over the period services are provided. Revenue derived from application services is recognized as the project progresses. Projects are generally completed within less than one year. Payments received in advance of providing services are deferred until the period such services are provided.

   Effective October 1, 2000, the Company changed its revenue recognition method for set up and service installation fees upon the adoption of SAB No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 expresses the view of the SEC Staff in applying generally accepted accounting principles to certain revenue recognition issues. Under the provisions of SAB No. 101 set up and installation revenue are deferred and recognized over the estimated life of the underlying service contracts, which range from twelve to thirty six months. Prior to the adoption of SAB No. 101, the Company recognized revenue immediately upon completion of set up or installation. The change in accounting principle resulted in a revenue deferral and cumulative effect charge totaling $2.3 million or $0.06 per share, which was reflected in the accompanying consolidated statements of operations. The adoption of SAB No. 101 decreased the net loss $547 for the year ended September 30, 2001. The effect of the adoption of SAB No. 101 for the years ended September 30, 2000 and 1999 was not material.

  Cost of Revenue

   Cost of revenue consists primarily of telecommunications costs for Internet access and managed hosting customers. Telecommunications costs include the cost of providing local loop costs for connecting dedicated access customers to the Globix network, leased line and associated costs related to connecting with our peering partners, and costs associated with leased lines connecting our facilities to our backbone and aggregation points of presence.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

  Investments

   Investments in marketable securities are reported at fair value. Unrealized gains and losses from those securities, which are classified as available-for-sale, are reported as "unrealized holding gains and losses" as a separate component of stockholders' equity. At September 30, 2001 marketable securities have a cost basis of approximately $2.7 million.

  Property, Plant and Equipment

   Property, plant and equipment are stated at cost, less accumulated depreciation or amortization computed on the straight-line method. Buildings and building improvements are depreciated over their estimated useful life of up to forty years. Computer hardware and software, network equipment and furniture and equipment are depreciated over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the term of the lease or life of the asset, whichever is shorter.

  Intangible Assets and Unaudited Proforma Results of Operations

   On August 30, 2000, the Company acquired all the outstanding shares of Comstar.net, Inc., a Georgia Corporation, for a purchase price of approximately $6.9 million (including transaction costs) in stock and cash.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

In connection with the acquisition, the Company assumed liabilities of approximately $3.4 million and acquired assets of approximately $9.8 million. The acquisition was recorded under the purchase method of accounting. Results of operations for the acquired business have been included in the consolidated statements of operations beginning August 31, 2000. The acquisition resulted in identifiable intangible assets (customer list) totaling approximately $6.8 million. These intangible assets are amortized over a three-year period using the straight line method.

   The following unaudited pro forma consolidated statements of operations data for the twelve months ended September 30, 2000 and 1999, gives effect to the acquisition of Comstar.net, Inc. as if this acquisition had occurred on October 1, 1998:

                                                         Twelve months ended
                                                            September 30,
                                                         -------------------
                                                           2000       1999
                                                         ---------  --------
Revenue................................................. $  85,600  $ 36,783
Net Loss................................................ $(135,082) $(50,687)
Net loss attributable to common stockholders............ $(140,850) $(50,687)
Basic and diluted, loss per share attributable to common
  stockholders.......................................... $   (3.97) $  (2.02)

   The above-unaudited pro forma consolidated result of operations data gives effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on October 1, 1998, and may not be indicative of future operating results.

  The following table reconciles the net cash acquired in this acquisition:

Fair value of net assets acquired $ 9,833
Liabilities assumed..............  (3,441)
Common stock issued..............  (6,182)
                                  -------
Net cash paid for acquisition....     210
Cash acquired in acquisition.....    (396)
                                  -------
Net cash acquired in acquisition. $  (186)
                                  =======

  Long-Lived Assets

   The Company reviews the carrying amount of long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

  Deferred Issuance Costs

   Costs incurred to obtain financing through the issuance of long term debt have been reflected as an asset in the accompanying consolidated balance sheets. Costs incurred to obtain financing through the issuance of preferred stock have been reflected as a reduction in the carrying value of the issued preferred stock. These costs

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

are amortized over the term of the related financing. In 2000, certain debt was redeemed at which time the remaining balance of unamortized discount and issuance costs were written off and included in extraordinary loss on early extinguishment of debt (See note 5).

  Foreign Currency Translation

   The financial statements of the Company's foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation". The subsidiaries' assets and liabilities are translated into U.S. Dollars at the year-end rate of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting foreign currency translation adjustment is included in stockholders' equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in the consolidated statement of operations.

  Income Taxes

   Deferred income taxes are provided for differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

  Stock-Based Compensation

   As permitted by Financial Accounting Standards Board Statement No. 123, "Accounting or Stock-Based Compensation" ("SFAS No. 123"), which establishes a fair value based method of accounting for stock-based compensation plans, the Company has elected to follow Accounting Principal Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") for recognizing stock-based compensation expense for financial statement purposes. Under APB No. 25, the Company applies the intrinsic value method of accounting and therefore does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the day of grant. For companies that choose to continue applying the intrinsic value method, SFAS No. 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 9 for the additional disclosures required under SFAS No. 123.

  Loss per Share

   Basic loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding, adjusted for potentially dilutive securities. Diluted loss per share has not been presented since the inclusion of outstanding convertible preferred stock, stock options and warrants would be antidilutive. The following table summarizes the equivalent number of common shares assuming the related securities that were outstanding as of September 30, 2001 and 2000 had been converted, but not included in the calculation of diluted loss per share because such shares are antidilutive:

                                September 30,
                            ---------------------
                               2001       2000
                            ---------- ----------
Convertible preferred stock  8,617,300  8,000,000
Stock Options.............. 10,392,800 10,298,100
Warrants...................    194,800    194,800
                            ---------- ----------
                            19,204,900 18,492,900
                            ========== ==========

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   The following is a reconciliation of net loss attributable to common stockholders for the years ended September 30, 2001, 2000 and 1999:

                                                                     2001         2000         1999
                                                                  -----------  -----------  -----------
Numerator:
Loss before extraordinary loss and cumulative effect of change in
  accounting principle........................................... $  (210,711) $  (108,870) $   (43,385)
Dividend and accretion on preferred stock........................      (7,104)      (5,768)          --
                                                                  ===========  ===========  ===========
Net loss attributable to common stockholders before extraordinary
  loss and cumulative effect of a change in accounting principle.    (217,815)    (114,638)     (43,385)
Extraordinary loss on early extinguishment of debt...............          --      (17,577)          --
Cumulative effect of a change in accounting principle............      (2,332)          --           --
                                                                  -----------  -----------  -----------
Net loss attributable to common stockholders..................... $  (220,147) $  (132,215) $   (43,385)
                                                                  ===========  ===========  ===========
Denominator:
Weighted average shares outstanding--basic and diluted...........  38,476,909   35,484,040   25,116,800
                                                                  ===========  ===========  ===========

  Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, restricted cash and investments, marketable securities and accounts receivable. The Company maintains cash and cash equivalents, short-term investments, and restricted cash and investments with various major financial institutions, which invest primarily in U.S. Government instruments, high quality corporate obligations, certificates of deposit and commercial paper. The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

  Fair Value of Financial Instruments

   For cash and cash equivalents, restricted cash and investments, marketable securities and accounts receivable, the carrying amount approximates fair value.

  Reclassifications

   Certain prior year information has been reclassified to conform with fiscal 2001 presentation.

  Recent Technical Accounting Pronouncements

   In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 will be effective for financial statements of fiscal years beginning after December 15, 2001. Globix expects the adoption of SFAS No. 144 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

   In June 2001, the FASB issued SFAS Nos. 141 and 142 entitled, "Business Combinations" and "Goodwill and Other Intangible Assets", respectively, SFAS No. 141, among other things, eliminates the pooling of interests method of accounting for business acquisitions entered into after June 30, 2001. SFAS No. 142 requires

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

companies to use a fair-value approach to determine whether there is an impairment of existing and future goodwill. SFAS No. 142 is effective beginning October 1, 2002. Globix expects the adoption of SFAS Nos. 141 and 142 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

3. Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                                        September 30,
                                                     ------------------
                                                       2001      2000
                                                     --------  --------
Land................................................ $  1,997  $  1,997
Building and building improvements..................  108,216    55,416
Leasehold improvements..............................  145,617    30,927
Computer hardware and software and network equipment  134,767    67,552
Furniture and equipment.............................    9,693     7,198
                                                     --------  --------
                                                      400,290   163,090
Less: Accumulated depreciation and amortization.....  (54,499)  (25,731)
Add: Construction in progress.......................   10,358   111,065
                                                     --------  --------
Property, plant and equipment, net.................. $356,149  $248,424
                                                     ========  ========

   Certain computer and network equipment are recorded under capital leases that aggregated approximately $23.5 million and $6.0 million as of September 30, 2001 and 2000, respectively. Accumulated amortization on the assets recorded under capital leases aggregated approximately $6.6 million and $3.2 million as of September 30, 2001 and 2000, respectively.

   Costs incurred prior to completion of construction of Internet data centers and network infrastructure upgrades are reflected as construction in progress in the accompanying consolidated balance sheets and will be recorded as property, plant and equipment at the date each Internet data center or network segment becomes operational. Construction in progress includes direct expenditures for construction of the Internet data center facilities and related network equipment and network upgrade projects and is stated at cost. Capitalized costs include costs incurred under the construction contract, advisory, consulting and legal fees as well as, labor and interest incurred during the construction phase. Capitalized interest is included in property, plant and equipment under the provisions of SFAS No. 34 totaling approximately $12.4 million, $2.2 million and $3.8 million at September 30, 2001, 2000 and 1999, respectively. During the year ended September 30, 2001 certain projects including two new Internet data centers, expansion projects at several existing facilities and network infrastructure upgrades became operational. Accordingly, such assets were placed into service and recorded as a component of the respective depreciable asset category.

   ATC Merger Corp. ("ATC Corp."), a wholly owned subsidiary of the Company owns the land and building located at 139 Centre Street, New York, New York. The nine-story building with approximately 160,000 square feet of floor space houses the Company's corporate headquarters and one of its Internet data center facilities. A former owner of the right to purchase the Centre Street property is entitled to additional consideration if Globix sells the property. Such amount will be equal to the greater of (a) $1.0 million (subject to increase after June 1, 2018 by ten percent and an additional ten percent every fifth year thereafter), or (b) ten percent of the gross sales price of the property if such sales price is greater than $17.5 million.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   In September 2000, the Company purchased the land and the eight-story building located at 415 Greenwich Street, New York, New York (the "Property"). The Property, which serves as the Company's second New York City Internet Data Center, is a certified historic structure eligible for historic tax credits ("Tax Credits") based on qualified expenditures, as defined in the Internal Revenue Code.

   In June 2001, the Company has entered into an agreement whereby the Tax Credits generated from the renovation of the Property will be utilized by a third party (the "Investor") via a subsidiary (the"LLC") in consideration for approximately $14.1 million capital contribution to the LLC. As of September 30, 2001, approximately $5.4 million of such capital contribution has been received by the LLC. The Company has consolidated the financial statements of the LLC at September 30, 2001 and for the period from inception to September 30,2001, resulting in a minority interest in subsidiary in the accompanying consolidated balance sheet. The LLC's results of operations for the period ending September 30, 2001 were not material.

   In connection with the above transaction, the Investor has a Put Option with the Company. The Put Option provides that during the 6 months following the 61st month after the date of the certification of the qualifying rehabilitation expenditures or December 31, 2002, whichever is earlier (the "Certification Date") the Investor may require the Company to purchase its interest in the LLC for an amount equal to 25% of the Investor's capital contribution in the LLC. If the Investor does not exercised its Put Option, the Company may exercise a Call Option during a period of 24 months following the 73rd month after the Certification Date. The Call Option allows the Company to acquire the Investor interest in LLC for the greater of the fair market value of the Investor interest in the LLC or an amount equal, on an after tax basis, taxes payable by the Investor upon the sale of its investment.

   Upon certain events including the sale of the Property at any time after 2007, (to the extent the above mentioned put/call options have not been exercised), the Company is obligated to pay the Investor 30% of any proceeds received in excess of cost. Upon the event that the Property is sold anytime before 2007, the Company is obligated to pay to the Investor, its capital contribution (less any unrecaptured Tax Credits available to the Investor), plus any loss attributable to the projected economic benefits to the Investor and any other amounts owed to the Investor (as defined). The above potential commitment is mitigated during the initial 60 months following the Certification Date by the Company's right to terminate the transaction by paying the difference between a 20% annual return on the Investors capital contributions up to the termination date and the Investors actual return up to the termination date.

4. Accrued Liabilities

   Accrued liabilities consist of the following:

                            September 30,
                           ---------------
                            2001    2000
                           ------- -------
Restructuring reserves.... $ 9,191      --
Deferred revenue..........   2,692     601
Accrued construction costs   6,490   3,172
Other.....................  11,768   9,896
                           ------- -------
                           $30,141 $13,669
                           ======= =======

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

   During the quarter ended December 31, 2000 the Company modified its Internet data center expansion plan to delay, scale back and eliminate certain facilities. During November 2000, management's plan to terminate certain lease obligations, associated surplus power and environmental equipment related to the proposed expansion of Globix Internet data centers in Boston, MA; Seattle, WA; and Los Angeles, CA were completed and approved by the Board of Directors. When initiated, the restructuring plan was expected to take approximately one year to complete. The Company recorded a $38.1 million charge associated with this restructuring plan in the fiscal quarter ending December 31, 2000. Approximately $15.7 million of this charge was recorded as a write-off of construction in progress, which included capitalized interest, consulting and legal fees, construction and pre-construction related costs previously capitalized.

   During the quarter ending September 30, 2001, the Company further modified its business plan to eliminate certain additional Internet data center and sales office facilities, resulting in the termination of certain employees (approximately 106 employees), lease obligations and write-off of certain equipment, leasehold improvements and intangible assets and other costs. In connection with this modification, additional non-recurring restructuring charges of $18.0 million were recorded, of which $10.0 million was a write-off of equipment, leasehold improvements and intangible assets and $1.2 million associated with employee terminations.

   As of September 30, 2001, restructuring charges totaling $46.9 million were charged against the established restructuring reserves, resulting in a remaining reserve balance of $9.2 million. The following table displays the activity and balances of the restructuring reserve account from inception to September 30, 2001:

Restructuring Charge Activity            Amount
-----------------------------           --------
Initial charge--November 2000 (balance) $ 38,109
   Additions...........................       --
   Deductions..........................  (27,667)
                                        --------
Balance, December 31, 2000.............   10,442
   Additions...........................       --
   Deductions..........................   (2,662)
                                        --------
Balance, March 31, 2001................    7,780
   Additions...........................       --
   Deductions..........................   (1,610)
                                        --------
Balance, June 30, 2001.................   16,170
   Additions...........................   18,000
   Deductions..........................  (14,979)
                                        --------
Balance, September 30, 2001............ $  9,191
                                        ========

   The above deductions to the restructuring reserve represent primarily cash payments and write-offs of previously capitalized costs.

5. Senior Notes

   In April 1998, the Company completed a $160.0 million debt financing (the"13% Senior Notes") consisting of 160,000 units, each unit consisting of a note in the principal amount of one thousand dollars and one warrant to purchase 14.08 shares of common stock (total of 2,252,800 shares of common stock) at a purchase price of $3.51 per share. The 13% Senior Notes were to mature on May 1, 2005. Interest on the 13% Senior notes accrued at a rate of 13% per annum and was payable semi-annually in arrears on May 1 and November 1 of each year,

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

commencing November 1, 1998. Globix deposited $57.0 million with an escrow agent at closing, which amount, with interest, was sufficient to pay, when due, the first six interest payments under the 13% Senior Notes. The 13% Senior Notes were collateralized by a first priority security interest in the escrow account. The 13% Senior Notes were unsecured obligations of the Company and ranked pari passu in right of payment with all existing and unsecured an unsubordinated indebtedness and rank senior in right of payment to any future subordinated indebtedness. In connection with the warrants issued with the 13% Senior Notes, the Company had assigned an original issue discount of approximately $2.3 million.

   On January 28, 2000, the Company announced that it had entered into an agreement to sell $600.0 million 12.5% senior notes (the "12.5% Senior Notes") due 2010 in a private placement to a group of initial purchasers and in March 2000 completed a tender offer to purchase all of the outstanding 13% Senior Notes, $160.0 million in principal amount. The purchase price in the tender offer was 106.5% of the principal amount, plus accrued and unpaid interest. On February 8, 2000 the Company closed on its offering for the $600.0 million 12.5% Senior Notes due 2010, resulting in net proceeds of approximately $580.0 million, after underwriting fees and offering expenses. The tender offer and related redemption of the outstanding 13% Senior Notes also resulted in a one time charge of $17,577 or $0.50 per share which has been recorded as an extraordinary item in the statement of operations. As a result of the redemption of the 13% Senior Notes all restrictions related to the escrow deposit were released and such funds are no longer restricted as to use.

   The 12.5% Senior Notes mature on February 1, 2010. Interest on the 12.5% Senior Notes is payable semiannually on February 1 and August 1 of each year, commencing August 1, 2000. The 12.5% Senior Notes are unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness and rank senior in right of payment to any future subordinated indebtedness. In connection with the offering the Company incurred costs of approximately $20.0 million that are being amortized over ten years using the effective interest method. See footnote No. 1 for further discussion and impact of management's plan on Senior Notes.

6. Mortgage Payable

   On January 25, 2000, the Company borrowed $21.0 million from a financial institution pursuant to a mortgage note secured by the Company's property at 139 Centre Street, New York. Interest is payable at 9.16% (subject to adjustment on February 11, 2010) based on a 25 year amortization schedule. Principal and interest payments of $178.5 are payable monthly and any balance of the principal and all accrued and unpaid interest is due and payable in February 2025.

7. Redeemable Convertible Preferred Stock

   During November 1999 the Company designated 250,000 shares of its authorized Preferred Stock, $0.01 par value, as a Series A. At September 30, 2001, there were 86,173 Series A Preferred Shares outstanding and 163,827 Series A Preferred Shares reserved for issuance. On April 4, 2000 the shareholders of the Company voted to amend the Company's certificate of incorporation to increase the Company's authorized preferred stock to 5,000,000 shares.

   On December 3, 1999, the Company issued $80.0 million (80,000 shares) in Series A Convertible Preferred Stock (the "Series A Preferred Stock") to affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") to expand the build-out of its Internet data centers and other facilities. The Series A Preferred Stock is convertible into common stock at $10.00 per share at any time and may not be called for redemption by the Company for five years. Under the agreement, the Series A Preferred Stock is subject to mandatory redemption in 2014 and

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

yields an annual dividend of 7.5% payable quarterly in cash or additional Series A Preferred Stock, at the option of the Company. The holders of the Series A Preferred Stock have a liquidation preference of $1,000 per share and are entitled to cumulative dividends.

   The Series A Preferred Stock is recorded in the accompanying consolidated balance sheet outside the stockholders equity section due to its mandatory redemption feature. The Company incurred approximately $4,750 of issuance costs in connection with the Series A Preferred Stock transaction. Such costs have been recorded as a reduction of the carrying amount of the Series A Preferred Stock and are being accreted through a charge to additional paid in capital over the five-year period to the earliest redemption date.

During the year ended September 30, 2001, the Company's Board of Directors decreased payment of in kind dividends aggregating 6,173 Series A Preferred Stock valued at $6,173.

8. Stockholders' Equity

  Restricted Stock Grant

   In December 2000, Globix granted approximately 3.1 million shares of restricted stock to certain employees and directors. The restricted stock awards vest 25% per year over a four-year period on the anniversary date of the grant. In connection with this restricted stock grant the Company has recorded a deferred compensation charge of $8,999 in stockholders equity. This deferred compensation will be recorded as compensation expense over the four-year vesting period. Compensation expense recorded in the year ended September 30, 2001 was $1,638.

  Stock Splits

   On December 10, 1999 the Company announced a two-for-one stock split of its outstanding shares of common stock, which was paid on December 30, 1999. On January 10, 2000, the Company announced an additional two-for-one stock split of its outstanding shares of common stock, payable on January 31, 2000. Stockholders' equity has been restated to give retroactive recognition to both stock splits for all periods presented in the accompanying financial statements by reclassifying from additional paid-in-capital to common stock the par value of the additional shares arising from the splits. In addition, all references to number of shares, per share amounts and stock options data have been restated to reflect the stock splits.

  Secondary Public Offering

   In March 1999,the Company completed a public offering of 16,000,000 shares of the Company's common stock. The Company received proceeds, net of expenses, from thepublic offering of approximately $136.6 million. In addition, the Company received proceeds of $0.9 million resulting from the exercise of 80,790 warrants to purchase 323,160 shares of common stock.

9. Employee Benefits Plan

  Stock Option Plans

   In April 2001, the Company's stockholders approved, the 2001 Stock Option Plan (the "2001 Option Plan"), which provides for the grant of stock options to purchase up to 2,000,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 2001 Option Plan, these

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period.

   In April 2000, the Company's stockholders approved, the 2000 Stock Option Plan (the "2000 Option Plan"), which provides for the grant of stock options to purchase up to 1,675,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 2000 Option Plan, these options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period.

   In April 1999, the Company's stockholders approved, the 1999 Stock Option Plan (the "1999 Option Plan"), which provides for the grant of stock options to purchase up to 6,000,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 1999 Option Plan, these options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period.

   In April 1998, the Company's stockholders approved, the 1998 Stock Option Plan (the "1998 Option Plan"), which provides for the grant of stock options to purchase up to 4,800,000 shares of common stock to any employee, non-employee director, or consultant at the Board's discretion. Under the 1998 Option Plan, these options may not be exercised after ten years from the date of grant. Options issued to employees are exercisable ratably over a five-year period.

   Under the 2001, 2000, 1999 and 1998 Option Plans, options are granted to non-employee directors upon election at the annual meeting of stockholders at a purchase price equal to the fair market value on the date of grant. In addition, the non-employee director stock options shall be exercisable in full twelve months after the date of grant unless determined otherwise by the compensation committee.

   In 1995, the Company's stockholders approved, the 1995 Stock Option Plan (the "1995 Option Plan"), which reserved 1,440,000 shares of common stock for issuance under the 1995 Option Plan. Under the 1995 Option Plan, the term of the options issued are determined by the stock option committee and range from five to ten years from the date of the grant. Options issued to directors are immediately exercisable and options issued to employees are exercisable ratably over a three-year period.

   There were 6,289,812 options available for future grant at September 30, 2001.

  Fair Value of Stock Options

   For disclosure purposes under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                         2001   2000   1999
                         -----  -----  ----
Expected life (in years)   6.0    6.0   6.0
Risk-free interest rate.   5.0%   6.3%  5.4%
Volatility.............. 133.0% 122.0% 94.0%
Dividend yield..........   0.0%   0.0%  0.0%

   Utilizing these assumptions, the weighted average fair value of options granted is $2.83, $20.80 and $6.49 for the years ended September 30, 2001, 2000 and 1999, respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   Under the above model, the total value of stock options granted would be amortized on a pro forma basis over the option-vesting period. Had the Company determined compensation expense for these stock options under the fair value method of SFAS No. 123, the Company's net loss attributable to common stockholders and net loss per share attributable to common stockholders would have been increased to the following pro forma amounts:

                                                   Year ended September 30,
                                                ------------------------------
                                                  2001       2000       1999
                                                ---------  ---------  --------
Pro forma net loss attributable to common
  stockholders................................. $(228,599) $(139,340) $(76,305)
                                                ---------  ---------  --------
Pro forma basic and diluted, net loss per share
  attributable to common stockholders.......... $   (5.94) $   (3.93) $  (3.04)
                                                ---------  ---------  --------

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as additional stock option awards are anticipated in future years.

  Summary Stock Option Activity

   The following table summarizes stock option information with respect to all stock options for the three years ended September 30, 2001:

                                                    Weighted
                                                    Average
                                        Number of   Exercise
                                         Shares      Price
                                        ----------  --------
Options outstanding, October 1, 1998...  3,680,752   $ 1.60
   Granted.............................  7,839,844     8.21
   Canceled............................   (532,344)    3.58
   Exercised...........................   (264,272)    1.52
                                        ----------
Options outstanding, September 30, 1999 10,723,980     6.33
   Granted.............................  1,864,150    23.30
   Canceled............................   (834,403)   12.54
   Exercised........................... (1,454,635)    1.79
                                        ----------
Options outstanding, September 30, 2000 10,298,692     9.54
   Granted.............................  2,784,160     3.10
   Canceled............................ (1,130,647)   12.78
   Exercised........................... (1,559,424)    1.61
                                        ----------
Options outstanding, September 30, 2001 10,392,781   $ 8.67
                                        ==========

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   The following table summarizes information about the outstanding and exercisable options at September 30, 2001:

                             Options Outstanding                  Options Exercisable
                ---------------------------------------------- --------------------------
                 Number of  Weighted Average     Weighted       Number of     Weighted
   Range of       Options      Remaining          Average        Options      Average
Exercise Prices Outstanding Contractual Life Exercisable Price Outstanding Exercise Price
--------------- ----------- ---------------- ----------------- ----------- --------------
$ 0.42 - $ 1.50    916,249        7.24            $ 1.21          300,549      $ 1.29
$ 1.51 - $ 2.63    340,672        6.09            $ 1.74          200,872      $ 1.67
$ 2.64 - $ 9.24  2,628,810        8.78            $ 3.62          230,560      $ 6.05
$ 9.25 - $ 9.25  4,096,580        7.49            $ 9.25        4,096,580      $ 9.25
$ 9.26 - $12.02  1,682,170        7.87            $11.69          793,150      $11.66
$12.03 - $58.19    728,300        8.53            $29.12          217,820      $29.14
                ----------        ----            ------        ---------      ------
                10,392,781        7.96            $ 8.67        5,839,531      $ 9.52
                ==========        ====            ======        =========      ======

  401(k) Plan

   The Company offers its eligible U.S. employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code ("the Plan"). Each employee is eligible to contribute, on a tax-deferred basis, a portion of annual earnings not to exceed certain federal income tax limitations. The Company makes discretionary contributions for all eligible employees who contribute to the Plan in an amount not to exceed 50% of each participant's first 4% of compensation contributed as elective deferrals for the Plan year. The Company contributed approximately $0.39 million and $0.27 million to the Plan during the years ended September 30, 2001 and 2000, respctively.

10. Capital Lease Obligations

   Future minimum lease payments due under capital leases are as follows:

              Year Ending
              September 30                                Amount
              ------------                                -------
              2002....................................... $ 7,805
              2003.......................................   6,804
              2004.......................................   3,470
              2005.......................................     802
              2006.......................................     306
              Less: Amount representing interest.........  (2,430)
                                                          -------
              Present value of net minimum lease payments $16,757
                                                          =======

11. Commitments and Contingencies

  Leases

   The Company has minimum monthly usage/maintenance levels with certain of its telecommunications carriers expiring in various years through 2010. The Company also leases certain of its facilities and various equipment under non-cancelable operating leases expiring in various years through 2030. Total lease expense for all operating leases for the year ended September 30, 2001, 2000 and 1999 was $7.1 million, $4.1 million and $1.3 million, respectively.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   Future minimum payments due under these operating leases and telecommunications carrier usage commitments are as follows:

                         Year Ending
                         September 30 Telecom.  Leases
                         ------------ -------- --------
                          2002....... $12,819  $  7,733
                          2003.......   6,880    11,839
                          2004.......   5,664    14,008
                          2005.......   4,368    13,837
                          2006.......   2,622    13,967
                          Thereafter.   3,940   188,223
                                      -------  --------
                          Total...... $36,293  $249,607
                                      =======  ========

  Equipment and Services

   In connection with the construction of the Company's Internet data centers the Company is contractually committed as of September 30, 2001 to various equipment manufacturers and building contractors for equipment and construction services totaling approximately $18.0 million.

  Letters of Credit

   As of September 30, 2001 the Company had collateralized letters of credit aggregating $24.6 million. The related funds are included in restricted cash and investments on the accompanying consolidated balance sheet.

  Employment and Other Contractual Agreements

   Effective June 1, 1998, the Company entered into a seven year employment agreement, with an Officer and Director providing for a base salary of $0.35 million per year, increasing annually at the rate of five percent starting October 1, 1999. In addition, the individual will receive an annual bonus equal to ten thousand times the increase, if any, of the fair market value per share of the Company's common stock measured during the twelve month period ending on June 30 of each year of the agreement, commencing with the year beginning July 1, 1998. During the years ended September 30, 2001, 2000 and 1999 the individual received bonuses of approximately, $0, $0.85 million and $0.33 million, respectively under this provision of the employment agreement. The employment agreement also provides that he may require the Company to lend such officer up to a total of $0.155 million. Any loan taken there under will mature five years after the date made and bear interest at the rate of eight percent per annum. However, the interest accruing during the first two years is not payable until the end of such two-year period. At September 30, 2001, 2000 and 1999 the individual had no outstanding borrowings under such loan arrangement. Pursuant to the terms of the employment agreement, as amended, the individual is also entitled to stock option grants to purchase shares of common stock. The term of such option is ten years from the date of grant. During the years ended September 30, 2001, 2000, 1999 and 1998 the individual was granted options to purchase shares of common stock totaling 0, 0, 4,096,580, and 691,664, respectively, under this agreement. In connection with the proposed financial restructuring discussed in footnote No. 1, the above individual and the Company have agreed in principle to a three year employment agreement that will, among other things, reduce his base salary to $12,000 per year effective August 1, 2001 for his services as non-executive chairman.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


   In connection with employment arrangements with certain other employees the Company is also committed to minimum compensation obligations under employment arrangements expiring through 2002. Minimum payments due under these arrangements aggregate approximately $1.0 million.

  Contingencies

   From time to time, the Company is a party to litigation arising in the normal course of its business operations. In the opinion of management and counsel, it is not anticipated that the settlement or resolution of any such matters will have a material adverse impact on the Company's financial condition, results of operations or cash flows.

12. Income Taxes

   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               Year ended September 30,
                                                            -----------------------------
                                                              2001       2000      1999
                                                            ---------  --------  --------
Deferred tax assets (liabilities):
   Tax depreciation and amortization (in excess) less than
     depreciation and amortization......................... $   1,316  $   (209) $   (348)
   Net operating loss carryforwards (U.S. Federal Tax).....   158,666    78,622    23,375
   Allowance for doubtful accounts.........................     2,395     1,631       283
   Deferred Rent...........................................       174       149       149
   Deferred compensation...................................       916       641        --
   Deferred Revenue........................................       284        --        --
   Restructuring reserve...................................     3,670        --        --
   Valuation allowance.....................................  (167,421)  (80,834)  (23,459)
                                                            ---------  --------  --------
       Total net deferred tax liabilities.................. $      --  $     --  $     --
                                                            =========  ========  ========


   The provision for income taxes for the years ended September 30, 2001, 2000, and 1999 differs from the amount computed by applying the federal statutory rate due to the following:

                                                      Year ended September 30,
                                                      ----------------------
                                                       2001        2000  1999
                                                      ----         ----  ----
        Statutory federal income tax rate............ (34)%        (34)% (34)%
        State and local taxes, net of federal benefit (11)%        (11)% (11)%
        Valuation allowance..........................  45 %        45  %  45 %
                                                      ---          ---   ---
        Effective income tax rate.................... --  %        --  % --  %
                                                      ===          ===   ===

   The Company is in an accumulated loss position for both financial and income tax reporting purposes. The Company has U.S. Federal income tax loss carryforwards of approximately $350 million at September 30, 2001. These income tax loss carryforwards expire between 2011 and 2021. Pursuant to Section 382 of the Internal Revenue Code, the usage of these net operating loss carryforwards may be limited due to changes in ownership that have occurred. The Company has not yet determined the impact, if any, that changes in ownership have had

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)

on net operating loss carryforwards. As of September 30, 2001, the Company also has net operating loss carryforwards of approximately $31 million from its United Kingdom Subsidiaries, which do not expire under U.K. tax rules. For financial reporting purposes, income tax benefits through September 30, 2001 related to both U.S. Federal and foreign income tax losses are fully offset by a valuation allowance due to the uncertainty of the Company's ability to realize income tax benefits by generating taxable income in the future.

13. Segment Information

   The Company reports segment information under SFAS No. 131, which establishes standards for reporting information about operating segments in annual financial statements, and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for disclosures about products and services and geographic areas. Operating segments are components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company's chief operating decision-maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company is a full service provider of sophisticated Internet solutions. The Company operates several Internet data centers throughout the United States and Europe. Each Internet data center provides the same internet related services to similar type of customers. Effective April 1, 2001 and for the fiscal year ended September 30, 2001, Globix reports its results of operations in one operating segment under the provisions of SFAS No. 131. Previously the Company reported under two operating segments.

   The following table sets forth geographic segment information for the years ended September 30, 2001, 2000 and 1999:

                                    Year ended September 30,
                                 -----------------------------
                                   2001       2000      1999
                                 ---------  --------  --------
                Revenue:
                 United States.. $  82,020  $ 73,697  $ 33,674
                 Europe.........    22,190     7,590       143
                                 ---------  --------  --------
                 Consolidated... $ 104,210  $ 81,287  $ 33,817
                                 =========  ========  ========

                Operating loss:
                 United States.. $(142,713) $(64,477) $(27,590)
                 Europe.........   (14,773)  (13,090)   (3,601)
                                 ---------  --------  --------
                 Consolidated...  (157,486) $(77,567) $(31,191)
                                 =========  ========  ========

                Tangible assets:
                 United States.. $ 436,262  $692,075   276,896
                 Europe.........    89,953    10,649    20,039
                                 ---------  --------  --------
                 Consolidated... $ 526,215  $702,724  $296,935
                                 =========  ========  ========

14. Related Party Transactions

   The Company utilizes an entity controlled by a Director of the Company, as its agent to place the Company's advertisements in various print publications. Amounts paid to this entity for the years ended September 30, 2001, 2000 and 1999 were $0, $0.1 million and $1.5 million, respectively. A substantial portion of these amounts constitutes the pass-through of amounts payable to the publishing companies for the Company's advertisements.

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


15. Selected Quarterly Financial Data (Unaudited)

                                                                     Three Months Ended
                                                                        December 31,
                                                                  ------------------------
                                                                     2000         1999
                                                                  -----------  -----------
Revenue.......................................................... $    26,237  $    16,145
Loss from operations.............................................     (60,951)     (16,963)
Loss before cumulative effect of a change in accounting principle      (70,92)     (20,811)
Cumulative effect of a change in accounting principle............      (2,332)          --
                                                                  -----------  -----------
Net loss.........................................................     (73,284)     (20,811)
Dividends and accretion on preferred stock.......................      (1,735)        (531)
                                                                  -----------  -----------
Net loss attributable to common stockholders..................... $   (75,019) $    21,342
                                                                  ===========  ===========
Basic and diluted net loss per share attributable to common
  stockholders before cumulative effect of a change in
  accounting principle........................................... $     (1.95) $     (0.64)
Cumulative effect of a change in accounting principle............       (0.06)          --
                                                                  -----------  -----------
Basic and diluted net loss per share attributable to common
  stockholders................................................... $     (2.01) $     (0.64)
                                                                  -----------  -----------
Weighted average common shares outstanding--basic and
  diluted........................................................  37,328,496   33,557,678
                                                                  ===========  ===========


                                                               Three Months Ended
                                                                    March 31,
                                                            ------------------------
                                                               2001         2000
                                                            -----------  -----------
Revenue.................................................... $    26,782  $    17,913
Loss from operations.......................................     (19,957)     (19,984)
Loss before extraordinary loss.............................     (31,966)     (29,548)
Extraordinary loss on early extinguishment of debt.........          --      (17,577)
                                                            -----------  -----------
Net loss...................................................     (31,966)     (47,125)
Dividends and accretion on preferred stock.................      (1,761)      (1,762)
                                                            -----------  -----------
Net loss attributable to common stockholders............... $   (33,727) $   (48,887)
                                                            ===========  ===========
Basic and diluted net loss per share attributable to common
  stockholders before extraordinary loss................... $     (0.87) $     (0.90)
Extraordinary loss per share...............................          --        (0.51)
                                                            -----------  -----------
Basic and diluted net loss per share attributable to common
  stockholders............................................. $     (0.87) $     (1.41)
                                                            ===========  ===========
Weighted average common shares outstanding--basic and
  diluted..................................................  38,709,658   34,617,361
                                                            ===========  ===========

                      GLOBIX CORPORATION AND SUBSIDIARIES

          (All Dollars in Thousands, Except Share and Per Share Data)


                                                               Three Months Ended
                                                                    June 30,
                                                            ------------------------
                                                               2001         2000
                                                            -----------  -----------
Revenue.................................................... $    26,239  $    21,376
Loss from operations.......................................     (24,055)     (19,773)
Net loss...................................................     (36,000)     (30,112)
                                                            -----------  -----------
Dividends and accretion on preferred stock.................      (1,790)      (1,738)
                                                            -----------  -----------
Net loss attributable to common stockholders............... $   (37,790) $   (31,850)
                                                            ===========  ===========
Basic and diluted net loss per share attributable to common
  stockholders............................................. $     (0.97) $     (0.87)
                                                            ===========  ===========
Weighted average common shares outstanding--basic and
  diluted..................................................  38,933,135   36,672,360
                                                            ===========  ===========

                                                               Three Months Ended
                                                                  September 30,
                                                            ------------------------
                                                               2001         2000
                                                            -----------  -----------
Revenue.................................................... $    24,952  $    25,853
Loss from operations.......................................     (52,773)     (20,847)
Net loss...................................................     (71,793)     (28,398)
                                                            -----------  -----------
Dividends and accretion on preferred stock.................      (1,818)      (1,738)
                                                            -----------  -----------
Net loss attributable to common stockholders............... $   (73,611) $   (30,136)
                                                            ===========  ===========
Basic and diluted net loss per share attributable to common
  stockholders............................................. $     (1.89) $     (0.81)
                                                            ===========  ===========
Weighted average common shares outstanding--basic and
  diluted..................................................  38,946,043   37,085,711
                                                            ===========  ===========

                                 EXHIBIT INDEX

Exhibit
Number  Description
------  -----------

  3.1   Certificate of Incorporation of Globix, as amended.(7)

  3.2   By-laws of Globix, as amended.(14)

  4.1   Specimen Stock Certificate.(2)

  4.2   Form of Warrant to purchase Common Stock expiring May 1, 2005.(3)

  4.3   Specimen Series A 7.5% Convertible Preferred Stock Certificate.(11)

  4.4   Certificate of Designations, Preferences and Rights of Series A 7.5% Convertible Preferred Stock
        Certificate.(11)

  4.5   Indenture between Globix and HSBC Bank USA, as Trustee, dated as of February 8, 2000.(12)

  4.6   Form of 12.5% Senior Note due February 1, 2020.(12)

 10.1   Warrant Registration Rights Agreement between Globix and ING Baring, (U.S.) Securities, dated as of
        April 30, 1998.(3)

 10.2   1995 Stock Option Plan, adopted September 29, 1995.(1)

 10.3   1998 Stock Option Plan, adopted April 16, 1998.(4)

 10.4   Employment Agreement between Marc H. Bell and Globix, dated as of April 10, 1998.(6)

 10.5+  Purchase Agreement between Young Woo and Globix dated as of June 2, 1998.(5)

 10.6   Amendment to Marc H. Bell Employment Agreement, dated as of March 2, 1999.(7)

 10.7   Stock Option Agreement between Globix and Marc H. Bell, dated as of March 26, 1999.(7)

 10.8   1999 Stock Option Plan, adopted April 23, 1999.(8)

 10.9   Employment Agreement between Robert B. Bell and Globix, dated as of July 21, 1999.(9)

 10.10  Purchase Agreement between Globix and HMTF-IV Acquisition Corp. dated as of November 5,
        1999.(10)

 10.11  Registration Rights Agreement for 12.5% Senior Notes, dated as of February 8, 2000.(12)

 10.12  Trust Agreement between Globix and Arnold N. Bressler, as Trustee, dated as of July 21, 1999.(14)

 10.13  2000 Stock Option Plan, adopted April 4, 2000.(13)

 10.14  2001 Stock Option Plan, adopted April 26, 2001.(15)

 10.15  2001 Restricted Stock Plan, adopted April 26, 2001.(15)

 10.16  Amendment No. 2 to Marc H. Bell Employment Agreement, dated as of March 21, 2001.(16)

 10.17  Employment Agreement between Peter L. Herzig and Globix dated as of October 2, 2001.*

 10.18  Employment Agreement between Marc Jaffe and Globix dated as of October 2, 2001.*

 21     List of Subsidiaries.*

 23     Consent of Arthur Andersen LLP.*

--------
 * Filed herewith.
 + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.
 (1)Incorporated by reference to Globix's Registration Statement on Form SB-2 (File No. 33-98978) filed November 3, 1995.
 (2)Incorporated by reference to Amendment No. 2 to Globix's Registration Statement filed January 23, 1996, declared effective January 24, 1996.

 (3)Incorporated by reference to Globix's Report on Form 8-K filed May 11, 1998.
 (4)Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 16, 1998.
 (5)Incorporated by reference to Globix's Report on Form 8-K/A filed September 18, 1998.
 (6)Incorporated by reference to Globix's Annual Report on Form 10-KSB filed December 29, 1998.
 (7)Incorporated by reference to Globix's Quarterly Report on Form 10-Q filed May 15, 2000.
 (8)Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 24, 1999.
 (9)Incorporated by reference to Globix's Quarterly Report on Form 10-Q filed August 16, 1999.
(10)Incorporated by reference to Globix's Report on Form 8-K filed November 29, 1999.
(11)Incorporated by reference to Globix's Annual Report on Form 10-K filed December 29, 1999.
(12)Incorporated by reference to Globix's Report on Form 8-K filed February 14, 2000.
(13)Incorporated by reference to Globix's Proxy Statement on Schedule 14 filed March 8, 2000.
(14)Incorporated by reference to Globix's Annual Report on Form 10-K filed December 29, 2000.
(15)Incorporated by reference to Globix's Proxy Statement on Schedule 14 filed March 23, 2001.
(16)Incorporated by reference to Globix's Quarterly Report on Form 10-Q filed May 14, 2001.

                                   EXHIBIT C

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                     COMSTAR.NET,INC. AND ATC MERGER CORP.

                              LIQUIDATION ANALYSIS

                               Globix Corporation
             Chapter 7 Liquidation Analysis As Of November 30, 2001



A.      Introduction

                Globix believes that the value of the property to be received under the Plan by each holder of an Impaired Claim or Interest is more than the value such holder would receive in a liquidation of Globix under Chapter 7 of the Bankruptcy Code. To arrive at that conclusion, Globix estimated and compared the likely returns to each holder of an Impaired Claim or Interest in a liquidation under Chapter 7 of the Bankruptcy Code and the Plan. The results of such analyses are set forth below.

                The Liquidation Analysis was prepared using a valuation of Globix's assets, on a consolidated basis, as of November 30, 2001, and is based upon a number of estimates and assumptions which are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Globix and/or any Chapter 7 trustee. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF GLOBIX WERE, IN FACT, TO UNDERGO SUCH A CHAPTER 7 LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

                A general summary of the assumptions used by management in preparing the Liquidation Analysis follows. The more specific assumptions are discussed below.

B.      Estimate of Net Proceeds

                Estimates were made of the cash proceeds that might be realized from the liquidation of Globix's assets. The Chapter 7 liquidation period is assumed to commence on November 30, 2001 and to last approximately six months. Globix's primary assets are the cash and equity it owns in two buildings located in New York City. For other assets, such as computer and network equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which Globix might achieve through their disposition.

C.      Estimate of Costs

                Globix's costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Globix.

D.      Distribution of Net Proceeds Under Absolute Priority Rule

                The foregoing types of claims, costs, expenses, fees and such other claims that might arise in a Chapter 7 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors were paid in full, and no equity holder would receive any distribution until all creditors were paid in full. GLOBIX BELIEVES THAT IN A CHAPTER 7 LIQUIDATION, HOLDERS OF THE PREFERRED INTERESTS AND EQUITY INTERESTS WOULD RECEIVE NO DISTRIBUTIONS OF PROPERTY.

                After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and Interest holders in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in Claims that would be satisfied on a priority basis, GLOBIX HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY INTEREST HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF GLOBIX UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                                                 Summary of Recoveries (000's)
                                                 -----------------------------
Description                      Class No       Under the Plan       Chapter 7
-----------                      --------       --------------       ---------
General Unsecured Claims         Class 3        $ 34,845              $ 4,994
Senior Note Claims /(1)/         Class 4        $193,188 /(2)/        $85,999
Preferred Interests /(1)/        Class 5        $ 12,054 /(2)/        $     0
Equity Interests /(1)/           Class 6        $    861 /(2)/        $     0

(1) Recovery under the Plan is based on the diluted values of New Common Stock before the issuance of Management Incentive Options.
(2) Recovery under the Plan is based upon the respective security holders interest in reorganized Globix using a $240 million valuation of reorganized Globix less $34.0 million pre-existing secured indebtedness and $120 million of senior secured notes issued under the plan.

        The foregoing chart does not consider that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in Chapter 7 case would be further reduced because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

        GLOBIX'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF GLOBIX. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of Globix or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Globix's assets will result in an accurate estimate of the proceeds which would be realized were Globix to undergo an actual liquidation. The actual amounts of Claims against the estate could vary significantly from Globix's estimate, depending on the Claims asserted during the pendency of the Chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. No values was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of Globix could vary materially from the estimates provided herein.

        The liquidation analysis for Globix Corporation and subsidiaries follows:

                              LIQUIDATION ANALYSIS
                          (Dollar amounts in thousands)

                                                                 Nov. 30, 2001      Estimated
                                                                   Estimated       Liquidation   Estimated
                                                                    Balance         Proceeds     Recovery
                                                                    -------         --------     --------
PROCEEDS FROM LIQUIDATION
Cash                                                              $   93,201        $ 93,201         100%
Marketable securities                                                  2,470           2,470         100%
Accounts receivable                                                   15,014           7,507          50%
Prepaid expenses and other current assets                              7,731               -           0%
Property, Plant and Equipment-net:
  Land, building and improvements                                     99,105          55,895          56%
  Leasehold improvements                                             139,700               -           0%
  Computer and Network Equipment                                     101,200           5,120           5%
  Furniture and Equipment                                              5,900               -           0%
  Construction in progress                                             7,800               -           0%
Restricted cash and investments                                       27,211           4,900          18%
Debt issuance costs and intangible assets                             23,706               -           0%
Other assets                                                           4,910           4,139          84%
                                                                  ----------        --------     -------
Gross Assets Available for Distribution                           $  527,948        $173,232          33%
                                                                  ==========        ========     =======

                                                                    Estimated       Estimated        %
ALLOCATION OF PROCEEDS                                                Claim         Recovery     Recovery
                                                                      -----         --------     --------
Secured Claims

  Capitalized Lease and Mortgage Obligations (Class 2)                36,167          42,767         118%
  Other Secured Obligations                                            2,600           2,600         100%
                                                                  ----------        --------     -------
  Total Secured Claims                                                38,767          45,367         117%
                                                                  ==========        ========     =======

Proceeds Available for payment of administrative claims                              127,865

Chapter 7 Liquidation Costs
  Trustee and professional fees                                        8,872           8,872         100%
  Wind-down costs                                                     28,000          28,000         100%
                                                                  ----------        --------     -------
  Total Chapter 7 Liquidation Costs                                   36,872          36,872         100%
                                                                  ==========        ========     =======

---------------------------------------------------------------------------------------------------------
Proceeds available for payment of unsecured Claims and Interests                      90,993
---------------------------------------------------------------------------------------------------------

Unsecured Claims
  General Unsecured Claims, including lease rejection (Class 3)   $   34,845           4,994          14%
  Senior Notes (Class 4)                                             600,000          85,999          14%
                                                                  ----------        --------     -------
   Total General Unsecured Claims                                    634,845        $ 90,993          14%
                                                                  ==========        ========     =======
Proceeds available for distribution to:
  Preferred Stock Interests (Class 5)                                      -               -           0%
  Common Stock Interests (Class 6)                                         -               -           0%

E.      Footnotes to Liquidation Analysis

      1.      Cash

        Cash consists of all cash and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

      2.      Marketable Securities

        Represents the closing price of common shares owned in EDGAR Online, Inc. and Globecomm Systems, Inc. Share value is subject to market volatility.

      3.      Accounts Receivable

        Represents estimated liquidation amounts due from trade debtors.

      4.      Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets include prepaid maintenance, circuit costs, rent, software licenses, insurance, real estate taxes and other costs. These assets are assumed to generate no net proceeds.

      5.      Property, Plant and Equipment

        Property, Plant and Equipment includes land, building and improvements, leasehold improvements, computer and network equipment and fixtures and equipment.

           . Land, Building and Improvements: Represents the estimated liquidation recovered net of a 6% commission from properties located at 139 Centre Street and 415 Greenwich Street in New York City.

           . Leasehold Improvements: No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale of the two New York City properties or rejection of the leases.

           . Computer and Network Equipment: Represents the estimated liquidation recovered net of a 50% commission for the unencumbered computer and network equipment.

           . Fixtures and Equipment: Fixtures and Equipment include miscellaneous office assets, the value of which is considered immaterial by management.

           . Construction in progress: Represents accumulated costs of projects not yet placed into service. No separate liquidation value has been assigned to this class of asset as such amounts are considered to be assumed by the purchaser or lessor of the owned or leased buildings and the purchaser of the network components.

      6.      Restricted cash and investments

              Primarily represents deposits on real leases. Management assumes that such deposits would not be recoverable.

      7.      Debt Issuance Costs and Intangible Assets

              Both asset classes are considered to have no value as under liquidation, the Company is not expected to be operated as a going concern.

      8.      Other Assets

        Primarily represents a unsecured note receivable from the former landlord of the Company's Boston, MA facility. Globix is no longer obligated under such facility lease.

      9.      Capitalized Lease and Mortgage Obligations

        The estimated liquidation proceeds under the mortgage includes a prepayment penalty of approximately $6.6 million.

     10.      Other Secured Claims

        Represents a promissory note secured by a letter of credit.

     11.      Trustee and Professional Fees

        Trustee fees are estimated at 6% of the proceeds available for distribution (net liquidation proceeds). Professional fees represent the costs in a Chapter 7 case of attorneys, accountants, appraisers, investment bankers and other professionals retained by the trustee. Based upon management's review of the nature of these costs and the outcomes of similar liquidations, professional fees are estimated at $1.2 million over the course of the liquidation period.

     12.      Wind-Down Costs

        Wind-down costs consist of corporate overhead, occupancy and employee costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time. Wind-down costs include employee retention bonuses which are designed to motivate employees and to replace certain pre-petition employment contracts that will be rejected on a post-petition basis.

     13.      General Unsecured Claims

        General Unsecured Claims include pre-petition trade and other payables, accrued expenses and professional fees, lease rejection claims and other pre-petition liabilities subject to compromise.

        Lease rejection claims comprise claims resulting from Globix's rejection of unexpired leases of real property. In accordance with section 502 (b) (6) of the Bankruptcy Code, each lease rejection claim is calculated as the greater of one year, or 15%, not to exceed three years, of the remaining term of each lease in the USA. Management believes that the lease on its Prospect House and Globix House facilities in London is estimated to be at market, thus it is assumed these leases can be assigned without generating any incremental proceeds or claims.

                                   EXHIBIT D

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                    COMSTAR.NET, INC. AND ATC MERGER CORP.

                         PROJECTED FINANCIAL INFORMATION

A.  Introduction

         GLOBIX CAUTIONS THAT NO REPRESENTATION CAN BE MADE AS TO THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS UPON WHICH THESE PROJECTIONS ARE BASED ARE NOT DERIVED FROM HISTORICAL RESULTS AND ARE SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD ARE LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL AND ADVERSE.

         The financial projections were prepared by Globix's management and are based on the accompanying assumptions and should be read in conjunction with such assumptions.

         The financial projections present, to the best of Globix's knowledge and belief, the expected financial position, results of operations and cash flows of Globix for the periods shown. Accordingly, these projections reflect Globix's judgment, as of the date of this Disclosure Statement, of expected future operating conditions and future business decisions, which are subject to change. The assumptions disclosed herein are those that Globix believes are significant to the projections.

         Globix does not intend to revise the projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Globix assumes no responsibility to advise users of the projections about any subsequent changes.

         ALTHOUGH GLOBIX BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. GLOBIX URGES HOLDERS OF CLAIMS AND INTERESTS TO CONSIDER CAREFULLY THE UNDERLYING ASSUMPTIONS IN EVALUATING THE PLAN.

B.  Summary of Significant Assumptions

         Globix has developed the Projections (summarized below) to assist both Creditors and equity Interest holders in their evaluation of the Plan and to analyze its feasibility. The financial statements have been shown on a fully consolidated basis. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

 1.      Fiscal Years.

         Globix fiscal year ends September 30 of each year.

 2.      Plan Terms and Consummation.

         The projections assume a Consummation Date of April 1, 2002. The projections also assume that Allowed Claims and equity Interests will be treated in accordance with the treatment provided in the Plan.

 3.      Assumptions Preceding The Consummation Date.

         As a basis for the projections, management has estimated the operating results for the period of time leading up to the Consummation Date. Specifically, it has been assumed that for the duration of the Chapter 11 Case, trade vendors will continue to provide Globix with goods on customary terms and credits.

 4.      General Economic Conditions.

         The projections were prepared assuming that economic conditions in the markets served by Globix do not differ significantly or deteriorate over the next five years from current economic conditions. Domestic inflation in revenues and costs are assumed to remain relatively low.

 5.      Revenues.

         Revenues in 2002 are projected to decrease 2% from 2001. The decrease can be attributed to several factors, including customer churn and difficulty in attracting new customers to Globix given the uncertainty that has surrounded its financial viability. Assuming churn stabilizes by mid-2002, and the uncertainty as to Globix's financial viability is clarified with the restructuring plan, annual revenue growth is expected to increase approximately 51%, 32%, 23% and 18% for each of the years ending in 2003 through 2006, respectively.

 6.      Cost of Revenue.

         Cost of revenue as a percentage of revenue is expected to be approximately 40%, 31%, 28%, 25% and 24% for each of the years ending 2002 through 2006, respectively.

 7.      Selling, General and Administrative Expenses (SG&A).

         SG&A expenses as a percentage of revenue are expected to decline from 123% in 2001 to approximately 90%, 62%, 51%, 44% and 41% in each of the years ending 2002 through 2006. The improvements come from (i) a combination of cost reduction initiatives and (ii) a cost structure that grows at a slower rate than revenue.

    8.   Depreciation and Amortization (D&A).

         Depreciation and Amortization as a percentage of revenue was 35% in 2001 and is expected to increase in 2002 to 50% as the full year D&A impact of assets added in 2001 is not accompanied by a corresponding revenue increase. Depreciation and Amortization as a percentage of revenue is expected to decrease to 34% in 2003, 27% in 2004, 20% in 2005 and 11% in 2006 as revenue resulting from the increased utilization of fixed cost investments in the network and data centers matures.

    9.   Interest Expense.

         Interest expense reflects interest on the 11% Senior Secured Notes and interest payments on current capital lease and mortgage obligations. Capital lease and mortgage interest payments are cash paid. Interest on the Senior Secured Notes is assumed to be paid in kind through March 2006 and cash paid thereafter.

    10.  Extraordinary Gain on Early Extinguishment of Debt.

         The extraordinary gain on early extinguishment of debt is the amount in excess of the fair market value of the Reorganized Globix common stock and Senior Secured Note exchanged for the $600 million Senior Notes due 2010 net of the write-off of deferred financing costs, costs of the exchange and income taxes.

    11.  EBITDA.

         EBITDA is defined for purposes of the projections as earnings before net interest expense, income taxes, depreciation and amortization, reorganization items, and extraordinary items.

    12.  Working Capital.

         Working capital is projected primarily on the basis of historic patterns applied to projected levels of operations. It has been assumed that vendor trade terms remain at normal levels in the post-Consummation Date period.

    13.  Capital Expenditures.

         Capital expenditures are primarily for the purchases of assets consistent with the Company's operating strategies at the various Subsidiaries.

Reorganized Globix Corporation
Projected Consolidated Balance Sheet
(All Dollars in Thousands)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Fiscal Year Ended September 30,
                                                           -------------------------------------------------------------------------
                                                                    2002          2003          2004          2005          2006
------------------------------------------------------------------------------------------------------------------------------------
Current assets:
Cash and cash equivalents                                         $ 32,886      $ 16,598      $ 26,699      $ 74,437      $162,548
Marketable securities                                                2,470         2,470         2,470         2,470         2,470
Accounts receivable, net                                            24,893        32,144        41,467        49,394        57,504
Prepaid expenses and other current assets                            7,438         6,277         5,109         3,948         2,790
                                                           -------------------------------------------------------------------------
   Total Curent Assets                                              67,687        57,489        75,745       130,249       225,312

Investments, restricted                                             26,328        26,328        26,328        26,328        26,328
Property, plant, equipment, net                                    334,120       300,751       269,116       242,948       228,687
Intangible assets, net                                               1,511             -             -             -             -
Other assets                                                         4,660           824           824           824           824
                                                           -------------------------------------------------------------------------
   Total Assets                                                   $434,306      $385,392      $372,013       $400,34      $481,151
                                                           =========================================================================

Liabilities and Stockholders' Equity
Current liabilities:
Capital lease and other obligations                               $  6,839      $  3,728      $    496      $    179             -
Accounts payable                                                    11,425        13,183        14,662        16,395        18,244
Accrued liabilities                                                 21,324        17,185        15,684        14,183        14,183
Accrued interest                                                         -             -             -             -        10,047
                                                           -------------------------------------------------------------------------
   Total Current Liabilities                                        39,588        34,096        30,842        30,757        42,474

Capital lease obligations, net of current portion                    3,762           588           140             -             -
Mortgage payable                                                    20,205        19,950        19,676        19,370        19,034
Senior Secured Notes                                               126,618       140,546       156,006       173,167       182,168
Other long term liabilities                                          7,506         7,506         7,506         7,506         7,506
                                                           -------------------------------------------------------------------------
   Total Liabilities                                               197,679       202,686       214,170       230,800       251,182

Minority interest in subsidiary                                      7,618         8,992        10,238        11,358        12,368

Total Stockholders' Equity                                         229,009       173,714       147,605       158,191       217,601
                                                           -------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity                     $434,306      $385,392      $372,013       $400,34      $481,151
                                                           =========================================================================

Reorganized Globix Corporation
Projected Consolidated Income Statement
(All Dollars in Thousands)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Fiscal Year Ending September 30,
                                                           -------------------------------------------------------------------------
                                                                    2002          2003          2004          2005          2006
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                                          $ 101,922      $154,037      $203,053      $250,435      $296,708
                                                           -------------------------------------------------------------------------

Operating Costs and Expenses
   Cost of revenue                                                  40,997        48,304        56,605        63,821        70,840
   Selling, general and administrative                              92,065        95,394       103,952       111,266       120,584
   Depreciation and amortization                                    50,619        52,880        54,635        49,168        32,260
                                                           -------------------------------------------------------------------------
Total operating costs and expenses                                 183,681       196,578       215,192       224,255       223,684

Income / (loss) from operations                                    (81,759)      (42,541)      (12,139)       26,180        73,024

   Interest and financing expense                                   48,535        16,649        17,690        19,070        20,855
   Interest Income                                                   3,384         1,384         1,159         2,759         6,851
   Other income                                                        156           262           311           359           389
                                                           -------------------------------------------------------------------------
Income / (loss) before extraordinary loss                         (126,754)      (57,544)      (28,359)       10,228        59,409
   Extraordinary gain on the early extinguishment of debt          433,897             -             -             -             -
                                                           -------------------------------------------------------------------------
Net income / (loss)                                              $ 307,143      ($57,544)     ($28,359)     $ 10,228      $ 59,409
                                                           =========================================================================

Reorganized Globix Corporation
Projected Consolidated Statements of Cash Flows
(All Dollars in Thousands)
(Unaudited)

----------------------------------------------------------------------------------------------------------------------
                                                                            Fiscal Year Ending September 30,
                                                              --------------------------------------------------------
                                                                     2002      2003       2004      2005       2006
----------------------------------------------------------------------------------------------------------------------
Cash Flow from Operating activities:
   Net income / (loss)                                        $    307,143  ($57,544)  ($28,359) $  10,228  $  59,409
   Adjustments to reconcile net income / (loss) to net
      cash (used in) / provided by operating activities:
   Depreciation and amortization                                    50,559    52,880     54,635     49,168     32,260
   Amortization of deferred compensation                             2,239     2,250      2,250        358          -
   PIK Interest Expense                                              6,618    13,928     15,460     17,161      9,002
   Extraordinary Gain and other Non-Cash Items                    (387,691)     (261)      (311)      (359)      (390)

   Changes in operating assets and liabilities:
   --------------------------------------------
   Accounts receivable                                             (9,084)    (7,251)    (9,323)    (7,927)    (8,110)
   Inventories                                                       (206)       (39)       (33)       (39)       (41)
   Prepaid expenses and other current assets                           552     1,200      1,200      1,200      1,200
   Other assets                                                        (15)    3,836          -          -          -
   Accounts payable                                                 (2,597)    1,759      1,478      1,733      1,849
   Accrued liabilities                                              (5,647)   (4,141)    (1,499)    (1,501)         -
   Accrued interest                                                (12,500)        -          -          -     10,047
   Other liabilities                                                   (71)        -          -          -          -
                                                              -------------------------------------------------------
   Net cash (used in)/provided by operating activities             (50,700)    6,617     35,498     70,022    105,226
                                                              -------------------------------------------------------

Cash Flow from Investing:
   Use of restricted cash and investments                            7,541         -          -          -          -
   Purchases of property, plant, and equipment                     (29,082)  (18,000)   (23,000)   (23,000)   (18,000)
                                                              -------------------------------------------------------
   Net cash used in investing activities                           (21,541)  (18,000)   (23,000)   (23,000)   (18,000)
                                                              -------------------------------------------------------


Cash Flow from Financing
   Repayments of mortgage payable and capital leases                (6,630)   (6,541)    (3,954)      (763)      (515)
   Capital Contribution in minority owned subsidiary                 2,406     1,636      1,557      1,479      1,400
                                                              -------------------------------------------------------
   Net cash (used in) provided by financing activities              (4,224)   (4,905)    (2,397)       716        885
                                                              -------------------------------------------------------

   Effects of exch. rate changes on cash and equiv.                 (2,151)        -          -          -          -
                                                              -------------------------------------------------------

   Net increase (decrease) in cash and equivalents                 (78,616)  (16,288)    10,101     47,738     88,111
                                                              -------------------------------------------------------

   Cash and cash equivalents, beginning of period                  111,502    32,886     16,598     26,699     74,437
                                                              -------------------------------------------------------
   Cash and cash equivalents, end of period                   $     32,886   $16,598   $ 26,699  $  74,437  $ 162,548
                                                              =======================================================

                                    EXHIBIT E

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                     COMSTAR.NET, INC. AND ATC MERGER CORP.

                              LIST OF SUBSIDIARIES


GLOBIX CORPORATION

LIST OF SUBSIDIARIES

     The following is a list of all subsidiaries of Globix Corporation as of September 30, 2001, and the jurisdictions of incorporation/organization of such subsidiaries.

         Name of Subsidiary                          Jurisdiction
         ------------------                          ------------

18.      NAFT International Ltd.                     New York

19.      NAFT Computer Service Corp.                 New York

20.      PFM Communications Inc.                     New York

21.      Bluestreak Digital, Inc.                    New York

22.      GameNet Corp.                               New York

23.      ATC Merger Corp.                            New York

24.      GRE Consulting, Inc.                        New York

25.      415 Greenwich GC, LLC                       New York

26.      415 Greenwich GC Tenant, LLC                New York

27.      415 Greenwich GC MM, LLC                    New York

28.      Comstar.net, Inc.                           Georgia

29.      Comstar Telecom & Wireless, Inc.            Georgia

30.      Globix Holdings (UK) Limited                United Kingdom

31.      Globix Limited                              United Kingdom

32.      GLX Leasing Limited                         United Kingdom

33.      Globix Denmark ApS                          Denmark

34.      Globix (Netherlands) BV                     Netherlands

35.      Globix Internet Services GmbH               Austria

36.      Globix SpA                                  Italy

37.      Globix GmbH                                 Germany

38.      Globix Aktiebolag                           Sweden

39.      Globix Internet S.A.                        Spain

40.      Globix SAS                                  France

                                   EXHIBIT F

                                       TO

            DISCLOSURE STATEMENT WITH RESPECT TO GLOBIX CORPORATION,
                     COMSTAR.NET, INC. AND ATC MERGER CORP.

      FORM OF NOTEHOLDERS' AND PREFERRED STOCKHOLDERS' LOCK-UP AGREEMENTS

                               GLOBIX CORPORATION
                                139 Centre Street
                            New York, New York 10013

                                          January 14, 2002



To the Holders of 12-1/2% Senior Notes
        due 2010 of Globix Corporation
        Identified on the Signature Pages Hereof:

               This letter agreement (this "Agreement") sets forth the terms on which Noteholder (as defined below) has agreed to vote in favor of a plan of reorganization to be filed by Globix Corporation (the "Company") in connection with its anticipated Chapter 11 bankruptcy filing, under which the Company will propose to exchange the entire principal amount beneficially owned or managed by you of the 12 1/2% Senior Notes due 2010 (the "Senior Notes") of the Company for your pro rata share of (i) $120 million principal amount in new 11% Senior Notes due 2008 (the "New Senior Notes") and (ii) 85% of the common stock of the Company (the "New Common Stock"), subject to dilution on account of management participation in a management incentive plan, pursuant to which up to 10% of the New Common Stock on a fully diluted basis may be issued (the "Management Incentive Plan").

               In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each undersigned beneficial owner of, or holder of investment authority over, Senior Notes (each, a "Noteholder"), intending to be legally bound, hereby agree as follows:

               (i)   The Restructuring. The Company intends to file a
                     -----------------
prepackaged, prearranged, prenegotiated, or traditional voluntary case (the "Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). In connection with the Bankruptcy Case, the Company intends to file a plan of reorganization (the "Plan"), that will incorporate the terms that are set forth in the term sheet attached hereto as Schedule A (the "Term Sheet"). The Plan will provide, among other things, for the exchange of the Senior Notes for a pro rata share of (a) the New Senior Notes, having the material terms set forth in Annex A to the Term Sheet, and (b) 85% of the New Common Stock, subject to dilution on account of management participation in the Management Incentive Plan.

               (ii)   Confirmation of the Plan. The Company shall use its
                      ------------------------
reasonable best efforts to obtain confirmation of the Plan as soon as reasonably practicable following the commencement of the Bankruptcy Case in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and Noteholder shall cooperate to the best of its ability in that regard. The Company and Noteholder shall take all reasonably necessary and appropriate actions to achieve confirmation of the Plan.

               (iii)  Amendments and Modifications. Each of the parties hereto
                      ----------------------------
agrees to negotiate in good faith all amendments and modifications to the Plan as reasonably necessary and appropriate to obtain Bankruptcy Court confirmation of the Plan pursuant to a final order of the Bankruptcy Court.

               (iv)  Representations of Noteholder. Noteholder hereby represents
                     -----------------------------
and warrants to the Company as follows:

                      (a) Noteholder is duly organized, validly existing and in good standing under the laws of Noteholder's state of organization;

                      (b) Noteholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                      (c) the execution and delivery of this Agreement and the performance by Noteholder of its obligations hereunder have been duly authorized by all necessary action;

                      (d) this Agreement has been duly executed and delivered by Noteholder and constitutes the valid and binding obligation of Noteholder, enforceable against Noteholder in accordance with its terms;

                      (e) as of the date hereof, Noteholder is the beneficial owner of, or holder of investment authority over, Senior Notes in the aggregate principal amount set forth below such Noteholder's name on the signature page hereof (the "Noteholder's Senior Notes"), and beneficially owns, or has investment authority over, no other Senior Notes, and the registered holder and custodial party for the Noteholder's Senior Notes are as set forth on the signature page hereof;

                      (f) as of the date hereof, Noteholder's Senior Notes are held free and clear of all claims, charges, leases, covenants, easements, encumbrances, pledges, security interests, liens, options, pledges, rights of others, mortgages, deeds of trust, hypothecations, conditional sales, or restrictions (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law, or other defects in title, and has not been pledged or assigned to any person; and

                      (g) Noteholder has received and reviewed this Agreement and all schedules and exhibits hereto, and has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in the restructuring pursuant to the terms of the Plan.

               (v)    Representations of the Company. The Company hereby
                      ------------------------------
represents and warrants to Noteholder as follows: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary action; (d) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (e) to the best knowledge of the Company, the financial and other information concerning the Company which the Company or its representatives have made available to Noteholder (other than any projected financial information included therein) was complete and correct in all material respects when delivered and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made, and the projected financial information concerning the Company which the Company or its representatives made available to Noteholder, was prepared in good faith and on the basis of assumptions which, in light of the circumstances under which they were made, were believed by the Company's management to be reasonable; (f) the Company does not own (beneficially or otherwise) or control any Senior Notes; and (g) there are no actions, suits, claims, procedures, or, to the Company's knowledge, investigations pending or threatened against the Company or any of the Company's current or former officers or directors that would give rise to a material claim for indemnification against the Company by any such directors or officers under applicable law, the Company's Certificate of Incorporation, and/or the by-laws of the Company, other than possibly (i) an action pending in the New York Supreme Court for breach of an employment contract and defamation brought against the Company and styled Humphrey v. Globix Corporation, and (ii) a class action stockholder lawsuit filed by the law firms of Stull Stull & Brody and Cohen, Milstein, Hausfeld & Toll, P.L.L.C. on or about January 4, 2002 in the United States District Court for the Southern District of New York, alleging violations of federal and state securities laws, or similar lawsuits.

               (vi)   Agreement to Forbear. Noteholder agrees during the term of
                      --------------------
this Agreement (a) to neither take any action to accelerate the indebtedness due under the Senior Notes nor direct the trustee (the "Trustee") under the indenture for the Senior Notes (the "Indenture") to pursue any right or remedy under the Indenture or otherwise; and (b) not to initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Senior Notes against the Company, its subsidiaries and/or its affiliates other than to enforce this Agreement.

               (vii)  Agreement to Vote in Favor of Plan of Reorganization.
                      ----------------------------------------------------
Noteholder hereby agrees to vote in favor of the Plan, whether it is prepackaged, prearranged, prenegotiated, or traditional. Noteholder's agreements with respect to the Plan, and Noteholder's vote in favor of the Plan, shall be conditioned on the terms of the Plan and all related documents being consistent in all material respects with, or better for the holders of Senior Notes than, the terms set forth in the Term Sheet and being in form and substance reasonably acceptable to Noteholder and Noteholder's claim on account of Noteholder's Senior Notes being allowed in full. If the Company files the Plan and has complied with this Agreement, then Noteholder agrees not to object to, and to fully support, the Plan.

Noteholder also agrees to execute and deliver to the Company, within 10 business days after the commencement of the solicitation of votes on the Plan, the ballot attached hereto as Schedule B (the "Ballot") indicating Noteholder's acceptance of the Plan. The Company agrees that the Noteholder's claim on account of Noteholder's Senior Notes should be allowed in full under the Plan.

               (viii) Financial Advisor. The informal committee of holders of
                      -----------------
the Senior Notes (the "Noteholders Committee") will designate a firm to act as financial advisor to the Noteholders Committee which firm shall have immediate access to the Company's employees, books, and records in order to evaluate the financial condition and operations of the Company, and who will report to the Noteholders Committee. A representative of the holders of Preferred Stock (the "Preferred Stock Representative") will have access to such financial advisor, and such financial advisor will provide copies of all reports presented by it to the Preferred Stock Representative. The Company shall pay the reasonable and customary compensation to such financial advisor, and shall reimburse the financial advisor for all reasonable expenses incurred in connection with the performance of its duties.

               (ix)   Certain Conditions. In addition to the other conditions to
                      ------------------
Noteholder's obligations set forth herein, each obligation and liability of Noteholder under this Agreement is conditioned in its entirety upon (a) the truth of the representations and warranties of the Company set forth herein and performance by the Company of its agreements and covenants herein contained, (b) the terms and conditions of the treatment of holders of Senior Notes under the Plan not materially differing from those set forth herein in any manner adverse to the Noteholders, (c) the Plan containing no material conditions adversely affecting the Noteholders other than those described in this Agreement, (d) the Agreement not having been terminated pursuant to Section (x) hereof, and (e) the Plan being consistent in all material respects with, or better than, the terms and provisions of this Agreement.

               (x)    Termination of Agreement. This Agreement shall terminate
                      ------------------------
and all of the obligations of the parties shall be of no further force or effect in the event that any of the following occurs (each, a "Termination Event"):

               (a) immediately and automatically upon the giving of written notice of termination by the Noteholders Committee (based upon the vote of a majority of the members of the Noteholders Committee) to the Company if:

                      1. The Bankruptcy Case to implement the restructuring
               proposed in this Agreement shall not have been commenced (including, without limitation, the filing of the Plan and related disclosure statement (the "Disclosure Statement") each in a form reasonably satisfactory to the Noteholders Committee by February 22, 2002;

                      2. The Disclosure Statement or a version thereof that is
               not materially inconsistent with the terms set forth in the Term Sheet in a manner adverse to the holders of Senior Notes shall not have been approved by the

               Bankruptcy Court within 60 days after the commencement of the Bankruptcy Case;

                     3. The Plan is not confirmed within 100 days after the
               commencement of the Bankruptcy Case;

                     4. The Plan shall not have become effective within 120 days after the commencement of the Bankruptcy Case;

                     5. There shall be any material modification to, or
               severance of any provision of, the Plan that is materially inconsistent with the terms and conditions set forth in the Term Sheet in a manner that is adverse to the holders of Senior Notes; or

                     6. An order is entered and has not been reconsidered or
               vacated within 30 days thereof that has the practical effect of preventing confirmation of the Plan within 120 days of the commencement of the Bankruptcy Case; or

               (b) five business days after the giving of written notice of termination by any of the parties, that has not failed to perform, in any material respect, any of its obligations hereunder, to each of the other parties if any party fails to perform, in any material respect, any of its obligations hereunder and such failure remains uncured at the conclusion of such five-business day period, in which case this Agreement shall thereupon terminate; or

               (c)   immediately, upon

                     1. the conversion of the Bankruptcy Case to a case under
               Chapter 7 of the Bankruptcy Code;

                     2. the appointment of a trustee or receiver; or

                     3. the effective date of the Plan.

               (xi)  No Third-Party Beneficiaries. This Agreement shall be
                     ----------------------------
          solely for the benefit of the parties hereto and the Noteholders who have entered into agreements with the Company substantially identical to this Agreement and no other person or entity shall be a third-party beneficiary hereof.

               (xii) Not an Amendment or Waiver. It is acknowledged and agreed
                     --------------------------
          that (except as expressly provided for herein, including without limitation in the exhibits hereto) entering into this Agreement, negotiating with respect to the Senior Notes or the Plan or any other action taken by Noteholder does not constitute a full or partial amendment or waiver of any of such Noteholder's rights or remedies under the Indenture or at law or otherwise, and Noteholder hereby reserves such rights and remedies.

          (xiii)  Additional Senior Notes Subject. Nothing in this Agreement
                  -------------------------------
shall be deemed to limit or restrict the ability or right of any Noteholder to acquire any additional Senior Notes ("Additional Senior Notes") or other claims against or interests in the Company or any affiliate of the Company; provided,
                                                                     --------
however, that in the event any Noteholder acquires any such Additional Senior
-------
Notes (or other claims or interests) after the date hereof (other than any such Senior Notes that are already subject to the provisions of an agreement with the Company substantially similar to this Agreement, which Senior Notes shall remain subject to the provisions of such agreement), such Additional Senior Notes (and any other claims or interests) shall immediately upon such acquisition become subject to the terms of this Agreement.

          (xiv)   No Transfer. Noteholder hereby agrees, without the prior
                  -----------
written consent of the Company, not to directly or indirectly (i) sell, transfer, assign, pledge, grant an option on, or otherwise dispose of any of the Noteholder's Senior Notes, or (ii) grant any proxies, deposit any of the Noteholder's Senior Notes into a voting trust or enter into a voting agreement with respect to any of the Noteholder's Senior Notes unless such arrangement provides for compliance herewith. Noteholder may transfer Senior Notes to an entity that agrees in writing to be bound by the terms of this Agreement, such agreement to provide that the Company is an express third-party beneficiary of the agreement contained therein, and if such transfer is to occur prior to the deadline established in the Disclosure Statement for casting votes on the Plan, as such deadline may be extended, such Noteholder executes and delivers to the Company's voting agent, in accordance with the voting procedures established in the Disclosure Statement, a Ballot indicating acceptance of the Plan.

          (xv)    Fiduciary Duties. Notwithstanding anything to the contrary
                  ----------------
herein, nothing in this Agreement shall require any party hereto to breach any respective fiduciary obligation that it may have under applicable law. All parties hereto may commit any act or take any actions consistent with such fiduciary obligations.

          (xvi)   Entire Agreement. This Agreement constitutes the entire
                  ----------------
agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

          (xvii)  Governing Law. This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

          (xviii) Remedies. The parties hereto acknowledge and agree that any
                  --------
breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties hereto agree that each party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy or posting a bond or other security in connection with such remedy.

          (xix)   Jurisdiction. The Company and Noteholder each hereby
                  ------------
irrevocably and unconditionally submit to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City or Wilmington, Delaware, or any court presiding over a Chapter 11 case of the Company, and any appellate court from any thereof, but solely in any action or proceedings to enforce this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (xx)    Counterparts. This Agreement may be executed in any number of
                  ------------
counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

          (xxi)   Severability. Any term or provision of this Agreement, which
                  ------------
is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (xxii)  Headings. The headings of the paragraphs of this Agreement are
                  --------
inserted for convenience only and shall not affect the interpretation hereof.

          (xxiii) Prior Negotiations. This Agreement supersedes all prior
                  ------------------
negotiations with respect to the subject matter hereof but shall not supersede the Plan.

          Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

                                               Very truly yours,

                                               GLOBIX CORPORATION



                                               By: _____________________________
                                                     Name:
                                                     Title:




Accepted and Agreed to:

Name of Noteholder:


___________________________


By: _______________________
       Name:
       Title:


$__________________________
 Principal Amount of Senior Notes

         Held as follows:

         Amount            Registered Holder              Custodian
         ------            -----------------              ---------

         $--------         ----------------------         -------------
         $--------         ----------------------         -------------
         $--------         ----------------------         -------------
         $--------         ----------------------         -------------
         $--------         ----------------------         -------------

                                                                      SCHEDULE A

                               GLOBIX CORPORATION

                      TERM SHEET FOR PLAN OF REORGANIZATION
                      -------------------------------------

               This term sheet describes the principal terms of the proposed restructuring of the outstanding indebtedness of Globix Corporation (the "Company") pursuant to a plan of reorganization (the "Plan") in accordance with chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). This term sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Plan.

12.50% Senior Notes        On the effective date of the Plan (the "Effective
due 2010:                  Date"), each holder of the Company's 12.50% Senior
                           Notes due 2010 (the "Senior Notes") will receive its
                           pro rata share of (i) shares of new
                           --- ----
                           common stock representing approximately 85% of the outstanding common stock of the reorganized Company
                           (subject to dilution on account of options pursuant to a management incentive plan) and (ii) $120 million principal amount of new 11% Senior Secured Notes due
                           2008 of the Reorganized Company (the "New Notes"). A term sheet for the New Notes is attached hereto as Annex A. Holders of Senior Notes are impaired and entitled to vote on the Plan. The existing Senior
                           Notes and accrued interest thereon will be discharged pursuant to the Plan.

Series A 7.5% Convertible  On the Effective Date, each holder of the Company's
Preferred Stock:           outstanding Series A 7.5% Convertible Preferred Stock
                           will receive its pro rata share of shares of new
                                            --- ----
                           common stock representing approximately 14% of the reorganized Company's outstanding common stock
                           (subject to dilution on account of options pursuant to a management incentive plan). Holders of Preferred
                           Stock are impaired and the Company expects to solicit such holders for acceptance of the Plan. The currently outstanding Preferred Stock will be cancelled pursuant to the Plan.

Common Stock:              On the Effective Date, each holder of shares of the
                           Company's outstanding common stock will receive its
                           pro rata share of shares of new common stock
                           --- ----
                           representing approximately 1.0% of the reorganized
                           Company's outstanding common stock (subject to dilution on account of options pursuant to a management incentive plan). The Company will not issue fractional shares and will pay cash in lieu thereof. Holders of common stock are impaired, deemed to have rejected the Plan and not entitled to vote.
                           The existing common stock of the Company will be cancelled pursuant to the Plan.

Administrative, Priority   On or as soon as practicable after the Effective
Tax and Other Priority     Date, each holder of an administrative, priority tax
Claims:                    or other priority claim shall receive cash equal to
                           the full amount of its claim or otherwise be left unimpaired. Holders of such claims are unimpaired, deemed to have accepted the Plan and not entitled to vote.

General Unsecured          Upon commencement of the Company's chapter 11 case,
Creditors:                 the Company will seek approval of the United States
                           Bankruptcy Court having jurisdiction over the Company's chapter 11 case (the "Bankruptcy Court") for the payment of prepetition claims of suppliers, vendors and others in the ordinary course ("Ordinary
                           Course Claims") to the extent such parties provide normal trade credit to the Company.

                           Under the Plan, general unsecured claims are unimpaired, deemed to have accepted the Plan and not entitled to vote.

Leases: Except as otherwise identified by the Company on or before confirmation of the Plan, the reorganized Company will assume existing mortgage and capitalized lease obligations.

Rights to Acquire          Each holder of existing Company warrants, options,
Common Stock:              stock appreciation rights and any other rights to
                           acquire or receive common stock (other than Preferred
                           Stock) will not receive or retain any property on account of such interest. Holders of such rights are impaired, deemed to have rejected the Plan and not entitled to vote. Any such rights will be cancelled pursuant to the Plan.

Reorganized Company's      The reorganized Company's board of directors shall be
Board of Directors:        comprised of 7 members: 5 selected by the informal
                           committee of holders of Senior Notes (the
                           "Noteholders Committee"); 1 selected by holders of the Company's existing Preferred Stock; and Marc
                           Bell, who will be designated Non-Executive Chairman.


Lock-Up Agreements         Prior to the Company's solicitation of acceptance of
                           the Plan, the Company, members of the Noteholders
                           Committee owning in the aggregate at least $300 million in principal amount of Senior Notes and the holders of Preferred Stock will enter into lock-up agreements (each, a "Lock-up Agreement") pursuant to which such members of the Noteholders Committee and holders of Preferred Stock agree, subject to certain conditions, (i) to vote to accept the Plan in such solicitation; and (ii) not to take any action or pursue any remedies available to them under the agreements that govern the Senior Notes or Preferred
                           Stock, as the case may be.


Restructuring Advisor:     The Noteholders Committee will be entitled to
                           designate a firm to act as Restructuring Advisor to the Noteholders Committee, which firm will have access immediately to the books, records and employees of the Company and will report to the Noteholders Committee. A representative of the holders of Preferred Stock (the "Preferred Stock
                           Representative") will have access to the Restructuring Advisor, and the Restructuring Advisor will provide copies of all reports presented by it to the Preferred Stock Representative. The Company will pay reasonable and customary compensation to and expenses of the Restructuring Advisor.

Registration Rights:       The reorganized Company will provide customary
                           registration rights for resales by affiliates of shares of new common stock issued under the Plan.

Management Incentives:     On or after the Effective Date, the compensation
                           committee of the board of directors of the reorganized Company will adopt a Management Incentive
                           Plan. A term sheet for the Management Incentive Plan is attached as Annex B hereto.

                           The Company and Marc Bell will enter into a new agreement in the form attached as Annex C hereto.


Release and Exculpation:   Subject to court authorization, the Plan will contain
                           provisions in substantially the form of the following provisions:

                           1. On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under Chapter 5 of the Bankruptcy Code, which they have or may have against any holder of Preferred Stock or Senior Notes and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with actions taken as or in its capacity of being a holder of the Preferred Stock or Senior Notes.

                           2. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, Reorganized Debtors, Noteholders Committee, each holder of Preferred Stock and the Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date in any way relating to the Chapter 11 Cases or the Plan; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

                        3. The Reorganized Debtors, the Noteholders' Committee, and the holders of Preferred Stock and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                        Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, the Noteholders' Committee, or any holder of Preferred Stock or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

                        4. On the Effective Date, effective as of the Confirmation Date, (i) all claims directly or indirectly arising from or under, or relating in any way to or in respect of the Senior Notes and Preferred Stock, including without limitation claims arising from or relating to the issuance, purchase or sale of the Senior Notes or Preferred Stock (respectively, "Senior Note Claims" and "Preferred Stock Claims") shall be deemed to be released; (ii) each holder of a Senior Note Claim and each holder of a Preferred Stock Claim that is a signatory to a Lock-Up Agreement shall expressly release all Senior Note Claims or all Preferred Stock Claims, as the case may be, which such holder may be entitled to assert; and (iii) each holder of a Senior Note Claim and each holder of a Preferred Stock Claim shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from such Senior Note Claim or Preferred Stock Claim.

                                                                         ANNEX A

                     Term Sheet for New Senior Secured Notes
                     ---------------------------------------

     The principal terms of the New Notes to be issued by the reorganized Company in accordance with the Plan shall be as follows:

Term:                   6 years from the Effective Date.

Interest:               11% payable annually in arrears in kind for the two-year
                        period following the Effective Date, in cash or, if the board of directors so elects, in kind (or any combination of in kind and in cash) for the two years thereafter and in cash for the remainder of the term.

Ranking: The New Notes will rank pari passu in right of payment to any existing or future senior debt of the Company (subject to a limited exception described below) and will rank senior to the Company's future subordinated debt.

Security:               The obligations of the Company shall be secured by a
                        first priority security interest on all of its otherwise unencumbered tangible and intangible assets, subject to agreed upon permitted liens, including $20 million of senior secured debt with priority liens over the New
                        Notes and typical exceptions, including for assets of foreign subsidiaries. Up to 65% of the capital stock of each first tier foreign subsidiary will be pledged.

Guaranty:               The New Notes will be guaranteed (and the guarantees
                        secured by the assets of such guarantor, subject to
                        customary exceptions) by domestic subsidiaries other
                        than domestic subsidiaries that are subject to debt or
                        other agreements or arrangements restricting such
                        guarantees or liens, such guarantees to rank in right of
                        payment pari passu with any existing senior debt of such
                        guarantor (subject to a limited exception described
                        below); provided, that to the extent such restrictions
                                --------  ----
                        are removed (other than in connection with any permitted refinancing), such domestic subsidiaries, subject to customary exceptions, will guarantee the New Notes at such time. In addition, if any foreign subsidiary guarantees debt of the Company or of any domestic subsidiary, the New Notes will be also guaranteed.

Optional Pre-Payments:  Prepayable at any time at the Company's option; if a
                        Change of Control occurs prior to the consummation of a redemption, the New Notes will be redeemable at 101% of the aggregate principal amount of such New Notes, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control:       Upon a change of control, each holder of New Notes may
                         require the Company to repurchase all or any part
                         (equal to $1,000 or an integral multiple thereof) of that holder's New Notes for a cash payment equal to 101% of the aggregate principal amount of such New
                         Notes, plus accrued and unpaid interest, if any, to the date of purchase.

Affirmative Covenants:   The New Notes will contain the following affirmative
                         covenants: (i) preservation of corporate existence,
                         (ii) payment of taxes and other obligations, (iii) maintenance of properties, (iv) maintenance of insurance, (v) provision of financial information, and
                         (vi) perfection of security interests.

Negative Covenants:      The New Notes will contain the following negative
                         covenants:

                         (i) no incurrence of additional debt unless the ratio of consolidated debt to EBITDA would be greater than zero and less than 6:1, except that the Company may incur up to an additional $20 million of senior secured debt with priority liens over the New Notes and subject to other customary exceptions;

                         (ii) no merger, consolidation or sale of substantially all the assets of the Company unless: (1) either the Company is the surviving corporation or the successor corporation is organized or existing under the laws of the United States; (2) immediately before and after giving effect to such transaction, no event of default exists; and (3) either the surviving corporation (a) could incur additional debt under ratio test contained in the limitation of indebtedness covenant or (b) has a more favorable consolidated debt to EBITDA ratio than the Company prior to such transaction;

                         (iii) no asset sale unless: (a) such sale is at fair market value; (b) 75% of the proceeds therefrom is cash, liquid assets, liabilities assumed by the acquiror or assets related to the Company's business; and (c) the proceeds thereof are used to either (1) invest in the Company's business or permanently repay secured debt that is not subordinated to the New Notes and to the extent not used to repay such secured debt, permanently repay on a pro rata basis among all pari passu senior debt including the New Notes, in each case within the one-year period following such asset sale or
                         (2) make an offer to purchase New Notes; provided that, subject to clause 1 above, the cash proceeds are pledged to secure the New Notes until utilized as provided in this clause (c);

                         (iv)  limitations on the following restricted payments:
                         (a) dividends or other distributions to stockholders;
                         (b) acquisition of the Company's equity; (c) voluntary payments on debt that is subordinated to the New Notes; and (d) investments other than permitted investments, in each case with customary exceptions and baskets;

                         (v) limitations on liens securing other indebtedness unless the New Notes are equally secured, except for customary permitted liens, including on senior secured debt described in clause (i) above;

                         (vii) limitations on sales of stock by certain subsidiaries; and

                         (viii) limitations on transaction with affiliates,

                         in each of the foregoing cases, with such exceptions as may be agreed upon in the indenture governing the New Notes.

Events of Default:       Events of Default will be as follows:

                         (i) failure to pay principal of New Notes when due (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

                         (ii) failure to pay interest on New Notes when due, and such default continues for a period of 30 days;

                         (iii) default in the payment of principal and interest on New Notes required to be purchased pursuant to clause (iii) of "Negative Covenants," above;

                         (iv) failure to perform or comply with the provisions contained in clause (iii) of "Negative Covenants," above;

                         (v) failure to perform any other covenant or agreement of the Company and such failure continues for 60 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of outstanding New Notes;

                         (vi) (a) any default by the Company in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10.0 million under any debt instrument and, if not already matured at its final maturity, the holders of such debt shall have the right to accelerate such debt, or (b) any event of default has occurred in any agreement evidencing debt in excess of $10.0 million and the debt thereunder, if not already matured at its final maturity, shall have been accelerated;

                         (vii) the rendering of a final judgment or judgments against the Company in an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

                         (viii) the entry by a court of (a) a decree or order for relief in respect of an involuntary case under any applicable bankruptcy or similar law or (b) (1) a decree or order adjudging the Company as bankrupt or insolvent, or approving a petition seeking reorganization, (2) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or (3) ordering the winding up or liquidation of the affairs of the Company, and, in each such case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

                         (ix) (a) the commencement by the Company of a voluntary case under applicable bankruptcy or similar law, (b) the consent by the Company to the entry of a decree or order for relief in an involuntary case under any applicable bankruptcy or similar law or to the commencement of any bankruptcy proceeding, (c) the filing by the Company of a petition seeking reorganization under applicable law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian or similar official of the Company, (d) the making by the Company of an assignment for the benefit of creditors or (e) the taking of corporate action by the Company in furtherance of any such action;

                         (x) the liens created by the security documents shall at any time not constitute a valid and perfected lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required) in favor of the collateral agent, free and clear of all other liens (other than permitted liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, any of the security documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days or the enforceability thereof shall be contested by the Company or any subsidiary guarantor; or

                         (xi) any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

Governing Law:           New York

                                                                         ANNEX B

                    Term Sheet for Management Incentive Plan
                    ----------------------------------------

         The principal terms of the Management Incentive Plan to be adopted by the reorganized Company shall be as follows:

Initial Issuance:                  Options to acquire shares of common stock
                                   representing up to 10% of the common stock of the reorganized Company on a fully diluted basis on terms and conditions to be established by the compensation committee of the board of directors of the reorganized
                                   Company (the "Compensation Committee").

Eligible Employees:                Key employees of the Company, as determined
                                   by the Compensation Committee.

Option Grants:                     Grants to be determined on or after the
                                   Effective Date by the Compensation Committee.

Administrator:                     Committee of nonemployee members of the board
                                   of directors.

Types of Options:                  Options may be qualified, nonqualified or
                                   "incentive" options.

Option Strike Price:               As determined by the Compensation Committee.

                                                                         ANNEX C

                                __________, 2002

Globix Corporation
139 Centre Street
New York, New York 10013


Ladies and Gentlemen:


         This to set forth our agreement that, effective on the effective date of the Plan of Reorganization (the "Effective Date"), Globix Corporation ( the "Company") and Marc H. Bell ("Executive") agree as follows:

1. The Company shall employ Executive for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date as non-executive Chairman of the Board.

2. As compensation for Executive's service, the Company shall pay Executive a salary of $12,000 per annum in equal monthly (or more frequent) installments less appropriate payroll deductions as required by law. This salary reduction shall be retroactive to August 1, 2001.

3. Executive shall be entitled to participate in all employee benefit plans offered by the Company, including group health insurance.

4. After the Effective Date, the Company and Executive shall negotiate in good faith an appropriate compensation package for Executive which will provide him with appropriate incentives for the benefit of the Company.

5. During the term of his employment, the Company will provide Executive, at no cost to Executive, with the exclusive use of an office approved by the Company's Chief Executive Officer or Chief Operating Officer and appropriate secretarial, telephone and other services.

6.          The following releases shall take effect as of the Effective Date:

         (a) Effective as of the Effective Date, Marc Bell hereby releases, waives and forever discharges the Company and any and all of its respective present and former subsidiaries, directors, officers, assigns, affiliates, agents, successors, employees, attorneys, investment bankers and representatives (collectively, "Globix Associates") from all actions, causes of action, claims, charges, complaints, liens, demands, suits, controversies, claims, damages and liability, known or unknown, suspected or unsuspected, whatsoever in law or equity which Marc Bell ever had, now has or hereafter can, shall or may have for, upon or by reason of, relating to or arising from the Employment Agreement, dated as of April 10, 1998, by and between Marc Bell and the Company, as amended by letter agreement dated March 2, 1999 or otherwise (the "Employment Agreement");

         (b) Effective as of the Effective Date, the Company, on behalf of itself and the Globix Associates, hereby releases, waives and forever discharges Marc Bell from all actions, causes of action, claims, charges, complaints, liens, demands, suits, controversies, claims, damages and liability, known or unknown, suspected or unsuspected, whatsoever in law or equity which the the Company or any of the Globix Associates, either on their own behalf, either severally or jointly, or as representatives, either severally or jointly, on behalf of others, ever had, now have or hereafter can, shall or may have for, upon or by reason of, relating to or arising from the Employment Agreement;

         (c) None of the parties hereto shall assist or encourage any person to take any action that would be inconsistent with the foregoing releases and the terms and provisions of this Agreement.

         (d) All persons or entities covered in paragraphs (a) and (b) of this mutual release provision which are not parties to this Agreement are intended by the parties hereto to be, and are, third party beneficiaries of this Agreement.

         If the foregoing is in accordance with your understanding, kindly acknowledge your agreement by signing in the place provided below.

                                                     Very truly yours,




                                                     Marc H. Bell

GLOBIX CORPORATION


By: ____________________
Name:
Title:

                                                                      SCHEDULE B

A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

                                [LOGO] Globix(TM)
                          The Global Internet Exchange

                               GLOBIX CORPORATION

                 BENEFICIAL OWNER/ENTITLEMENT HOLDER BALLOT FOR
             ACCEPTING OR REJECTING THE PROPOSED REORGANIZATION PLAN
        OF GLOBIX CORPORATION AND CERTAIN SUBSIDIARIES TO BE FILED UNDER
                        CHAPTER 11 OF THE BANKRUPTCY CODE

                          (Class 4 Senior Note Claims)
                12-1/2% Senior Notes Due 2010 (CUSIP 37957F AC 5)
                    Record Date for Voting: December 28, 2001

     This Ballot is being sent to beneficial owners/entitlement holders/1/ of 12-1/2% Senior Notes Due 2010 (the "Senior Notes"), of Globix Corporation ("Globix"), for their use in voting to accept or reject the proposed Prepackaged Reorganization Plan of Globix and Certain Subsidiaries (the "Plan"), which Globix intends to implement by commencing a voluntary case under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). The Plan is described in, and annexed as Exhibit A to, the disclosure statement, dated January 14, 2002 (the "Disclosure Statement"), which accompanies this Ballot. Confirmation of the Plan requires that the holders of at least two-thirds in dollar amount and more than one-half in number of the Senior Note Claims in Class 4 actually voting on the Plan vote to accept the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. (S). 1129(b). To have your vote count, you must complete and return this Ballot.

   PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY AND RETURN YOUR
                        BALLOT IN THE ENVELOPE PROVIDED.

      THE VOTING DEADLINE IS 5:00 P.M., EASTERN TIME, ON FEBRUARY 13, 2001.

IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT
                         PRIOR TO THE VOTING DEADLINE.



_________________

/1/ For purposes of completing this Ballot, the term "beneficial owner(s)" also includes entitlement holders under Article 8 of the Uniform Commercial Code.

--------------------------------------------------------------------------------
                                    IMPORTANT

     YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE. YOU MAY WISH TO SEEK LEGAL ADVICE CONCERNING THE PLAN AND YOUR CLASSIFICATION AND TREATMENT UNDER THE PLAN. YOUR CLAIM HAS BEEN PLACED IN CLASS 4 UNDER THE PLAN. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, YOU WILL RECEIVE A BALLOT FOR EACH CLASS IN WHICH YOU ARE ENTITLED TO VOTE.

     PLEASE READ CAREFULLY AND FOLLOW THE ATTACHED INSTRUCTIONS ON RETURNING YOUR BALLOT. THE VOTING DEADLINE BY WHICH YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT IS 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002 OR THE VOTES REPRESENTED BY YOUR BALLOT WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE VOTING AGENT, INNISFREE M&A INCORPORATED, AT (877) 750-2689. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR FINANCIAL INSTITUTION PLEASE ALLOW SUFFICIENT TIME FOR YOUR FINANCIAL INSTITUTION TO PROCESS YOUR VOTE.

     YOU SHOULD REVIEW THE ACCOMPANYING DISCLOSURE STATEMENT FOR A DESCRIPTION OF THE PLAN AND ITS EFFECTS ON HOLDERS OF CLAIMS AGAINST THE COMPANY.

     DO NOT RETURN ANY SENIOR NOTES WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.
--------------------------------------------------------------------------------

     Please note that you must vote the entire claim you hold to accept or reject the Plan. For purposes of tabulating the votes, you shall be deemed to have voted the full amount of your claim in your vote. You may not split your vote. If you are submitting a vote with respect to any Senior Notes that you own, you must vote all of your Senior Notes in the same way (i.e., all "Accepts" or all "Rejects"). An authorized signatory of an eligible beneficial owner may execute this Ballot, but must provide the name and address of the beneficial owner on this Ballot and may be required to submit evidence to the Bankruptcy Court demonstrating such signatory's authorization to vote on behalf of the beneficial owner. Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each owner.

     You may receive multiple mailings containing Ballots, especially if you own your Senior Notes through more than one bank, broker, or other intermediary, or agent thereof (each, a "Nominee"). You should vote each Ballot that you receive for all of the Senior Notes that you beneficially own.

     You must provide all of the information requested by this Ballot. Failure to do so may result in the disqualification of your vote.

Item 1. Face Amount Of Senior Note Claims. The undersigned hereby certifies that as of December 28, 2001, the undersigned was the beneficial owner (or authorized signatory for a beneficial owner), or the Nominee of a beneficial owner, of Senior Notes in the following aggregate unpaid principal amount (insert amount in box below). (If your Senior Notes are held by a Nominee on your behalf and you do not know the amount, please contact your Nominee immediately.)

                            ------------------------
                              $
                            ------------------------

Item 2. Vote On Plan. (Please check one.)

The undersigned:    [_] ACCEPTS (votes FOR) the Plan.
                        -------

                    [_] REJECTS (votes AGAINST) the Plan.
                        -------

Item 3. Certification As To Senior Notes Held In Additional Accounts. By signing and returning this Ballot, the beneficial owner certifies that either (1) it has not submitted any other Ballots for Senior Notes held in other accounts or other record names, or (2) it has provided the information specified in the following table for all other Senior Notes for which it has submitted additional Ballots, each of which indicates the same vote to accept or reject the Plan (please use additional sheets of paper if necessary):

                  ONLY COMPLETE THIS SECTION IF YOU HAVE VOTED
                         BALLOTS OTHER THAN THIS BALLOT

--------------------------------------------------------------------------------
                                                         Principal Amount of
    Name of Holder/2/        Account Number           Other Senior Notes Voted
--------------------------------------------------------------------------------
                                                   $
--------------------------------------------------------------------------------
                                                   $
--------------------------------------------------------------------------------
                                                   $
--------------------------------------------------------------------------------

Item 4. Authorization. By returning this Ballot, the beneficial owner hereby certifies that it either (a) was on December 28, 2001, the registered or record holder and the beneficial owner of the Senior Notes to which this Ballot pertains and is sending this Ballot directly to the Voting Agent or (b) if the Ballot was prevalidated by the Nominee holder, was on December 28, 2001, the beneficial owner of the Senior Notes, but not the registered or record holder to which this prevalidated Ballot pertains and is sending this prevalidated Ballot directly to the Voting Agent, or (c) was on December 28, 2001, the beneficial owner of the Senior Notes, but not the registered or record holder, to which this Ballot pertains and is sending this Ballot to the registered or record holder of, or other Nominee of the undersigned with respect to, the Senior Notes to which this Ballot pertains, whom the undersigned hereby authorizes and instructs to (i) execute a Master Ballot reflecting this Ballot and (ii) deliver such Master Ballots to the Voting Agent.

        The beneficial owner further certifies that it has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

                      Name of Voter: ___________________________________________
                                                 (Print or Type)

                      Social Security or Federal Tax I.D. No.: _________________

                                                                  (Optional)
                      Signature: _______________________________________________

                      By: ______________________________________________________
                                             (If Appropriate)

                      Print or Type Name: ______________________________________

                      Title: ___________________________________________________
                                             (If Appropriate)

                      Street Address: __________________________________________

                      City, State, Zip Code: ___________________________________

                      Telephone Number:  (   )
                                        ----------------------------------------

                      Date Completed: __________________________________________



No fees, commissions, or other remuneration will be payable to any person for soliciting votes on the Plan.

___________________________

/2/ Insert your name if Senior Notes are held by you in record name or, if held in street name, insert name of Nominee.

             INSTRUCTIONS FOR COMPLETING THE BENEFICIAL OWNER BALLOT

         Globix Corporation ("Globix" or the "Company") is soliciting your vote on their proposed Reorganization Plan, dated January 14, 2002 (the "Plan"), described in and annexed as Exhibit A to the Disclosure Statement accompanying this Ballot. Please review the Disclosure Statement and Plan carefully before you vote. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

         This Ballot does not constitute and shall not be deemed to constitute
(a) a proof of claim or (b) an admission by the Company of the nature, validity, or amount of any claim. This Ballot is not a letter of transmittal and may not be used for any other purpose than to cast votes to accept or reject the Plan. Holders should not surrender, at this time, certificates representing their Senior Notes, and neither the Company nor the Voting Agent will accept delivery of any certificates surrendered together with this Ballot. Surrender of Senior Notes for exchange may only be made by you or your Nominee pursuant to a letter of transmittal, which will be furnished by the Company following confirmation of the Plan by the United States Bankruptcy Court. DO NOT SUBMIT SENIOR NOTES WITH THIS BALLOT.

         To ensure your vote is counted, you must complete, sign and return this Ballot to the address set forth on the enclosed pre-addressed postage-paid envelope provided. Unsigned ballots may not be counted. Ballots (or the Master Ballot completed on your behalf by your Nominee) must be received by the Voting Agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Attn: Globix Ballot Tabulation by 5:00 p.m., New York City time, on February 13, 2002. If you received a return envelope addressed to your Nominee, be sure to return your Ballot early enough for your vote to be processed and then forwarded and received by the Voting Agent by the Voting Deadline. If a Ballot is received after the voting deadline, it will not be counted. Except as otherwise provided herein, such delivery will be deemed made only when the original executed ballot is actually received by the Voting Agent. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to Globix, any indenture trustee, or any financial or legal advisor of Globix.

         To complete the Ballot properly, take the following steps:

         (a) Make sure that the information required by Item 1 has been inserted. If you do not know the face amount of your Senior Notes, please contact your Nominee immediately.

         (b) Cast your vote either to accept or reject the Plan by checking the proper box in Item 2. Ballots of holders of Senior Notes that are signed and returned, but not expressly voted for acceptance or rejection of the Plan will not be counted. A Ballot accepting or rejecting the Plan may not be revoked after the Voting Deadline.

         (c) Provide the information required by Item 3, if applicable to you.

         (d) Read Item 4 carefully.

         (e) Sign and date your Ballot. (Applicable only if your Ballot has not been signed or "prevalidated" by your Nominee).

         (f) If you believe that you have received the wrong ballot, please contact the Voting Agent, Innisfree M&A Incorporated, at (877) 750-2689, or your broker or nominee immediately.

         (g) If you are completing this Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

         (h) Provide your name and mailing address (i) if different from the printed address that appears on the Ballot, or (ii) if no pre-printed address appears on the Ballot.

         (i) Return your Ballot using the enclosed return envelope.

                        PLEASE MAIL YOUR BALLOT PROMPTLY!
                        ---------------------------------

             IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES PLEASE CALL THE VOTING AGENT AT (877) 750-2689.

A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

                                [LOGO] Globix(TM)
                          The Global Interner Exchange

                               GLOBIX CORPORATION

                  MASTER BALLOT FOR ACCEPTING OR REJECTING THE
             PROPOSED REORGANIZATION PLAN OF GLOBIX CORPORATION AND
    CERTAIN SUBSIDIARIES TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                          (Class 4 Senior Note Claims)
                12-1/2% Senior Notes Due 2010 (CUSIP 37957F AC 5)

--------------------------------------------------------------------------------
THE VOTING DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002. YOUR MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE, OR THE VOTES REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.
--------------------------------------------------------------------------------

         This master ballot (the "Master Ballot") is to be used by you -- as a bank, broker, or other nominee; or as the agent of a bank, broker, or other nominee (each of the foregoing, a "Nominee"); or as the proxy holder of a Nominee or beneficial owner -- for beneficial owners ("Beneficial Owners") of 12-1/2% Senior Notes Due 2010 (the "Senior Notes") of Globix Corporation ("Globix"), to transmit to the Voting Agent the votes of such Beneficial Owners to accept or reject the proposed Prepackaged Reorganization Plan of Globix and Certain Subsidiaries (the "Plan"), which Globix intends to implement by commencing a voluntary case under Chapter 11 of the United States Bankruptcy Code. The Plan is described in, and annexed as Exhibit A to, the disclosure statement, dated January 14, 2002 (the "Disclosure Statement"). Before you, in your capacity as Nominee, transmit the votes of your Beneficial Owners, please review the Disclosure Statement carefully, particularly the Voting Procedures described in Section XV -- "The Solicitation; Voting Procedures." Confirmation of the Plan requires that the holders of at least two-thirds in dollar amount and more than one-half in number of the Senior Note Claims in Class 4 actually voting on the Plan vote to accept the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. (S)129(b).

         You are required to deliver the beneficial owner ballot for whom you hold Senior Notes, and take any action required to enable such beneficial owner to timely vote its Senior Notes to accept or reject the Plan. With regard to any beneficial owner ballots returned to you, you must (1) execute the Master Ballot so as to reflect the voting instructions given to you in the beneficial owner ballots by the beneficial owners for whom you hold the Senior Notes and (2) forward such Master Ballots to the Voting Agent. If you are both the registered or record holder and beneficial owner of any Senior Notes and you wish to vote
                                                          ---
such Senior Notes, you must return a beneficial owner ballot.

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND RETURN IT SO THAT IT IS RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002 (THE "VOTING DEADLINE"), BY THE VOTING AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, ATTN: GLOBIX BALLOT TABULATION. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED BY THE VOTING DEADLINE, THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

Item 1: Certification of Authority to Vote. The undersigned certifies that as of the December 28, 2001 voting record date, the undersigned (please check applicable box):

[_] Is a bank, broker, or other nominee for the Beneficial Owners of the aggregate principal amount of Senior Notes listed in Item 2 below, and is the registered holder of such securities, or

[_] Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a bank, broker, or other nominee that is the registered holder of the aggregate principal amount of Senior Notes listed in Item 2 below, or

[_] Has been granted a proxy (an original of which is annexed hereto) from a bank, broker, or other nominee, or a Beneficial Owner, that is the registered holder of the aggregate principal amount of Senior Notes listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Owners of the Senior Notes described in Item 2.

Item 2: Senior Note Claims (Class 4) Vote on Plan -- Number of Beneficial Owners. The undersigned certifies that the following Beneficial Owners of Senior Notes, as identified by their respective customer account numbers or the respective sequence numbers set forth below, have delivered to the undersigned, beneficial owner Ballots (each a "Beneficial Owner Ballot") casting votes (indicate the aggregate face amount for each respective account under the appropriate column) (please use additional sheets of paper if necessary):

----------------------------------------------------------------------------------------------------

Customer Name and/or                                 Face Amount of Senior Notes*
Account Number for Each               ==============================================================
Beneficial Owner of Senior Notes      To Accept (For) the Plan          To Reject (Against) the Plan

----------------------------------------------------------------------------------------------------
1.                                    $                                 $
----------------------------------------------------------------------------------------------------
2.                                    $                                 $
----------------------------------------------------------------------------------------------------
3.                                    $                                 $
----------------------------------------------------------------------------------------------------
4.                                    $                                 $
----------------------------------------------------------------------------------------------------
5.                                    $                                 $
----------------------------------------------------------------------------------------------------
6.                                    $                                 $
----------------------------------------------------------------------------------------------------
7.                                    $                                 $
----------------------------------------------------------------------------------------------------
8.                                    $                                 $
----------------------------------------------------------------------------------------------------
9.                                    $                                 $
----------------------------------------------------------------------------------------------------
10.                                   $                                 $
----------------------------------------------------------------------------------------------------
TOTALS                                $                                 $
----------------------------------------------------------------------------------------------------

___________________________

*  In order to vote on the Plan, the beneficial owner must have checked a box in
Item 2 to ACCEPT or REJECT the Plan on the beneficial owner's Ballot. Accordingly, if the beneficial owner did not check a box in Item 2 on the beneficial owner's Ballot, please do not enter any vote in this column.

     Please note that each Beneficial Owner of Senior Notes who votes must vote all the Senior Notes owned by such Beneficial Owner. For purposes of tabulating the vote, each Beneficial Owner who votes should be deemed to have voted the full amount of Senior Notes owned by such Beneficial Owner according to your records. A beneficial owner may not split the vote and, accordingly, a Beneficial Owner Ballot received from a Beneficial Owner that partially accepts and partially rejects the Plan may not be counted.

Item 3: Additional Ballots Submitted by Beneficial Owners. The undersigned certifies that it has transcribed below the information, if any, provided in
Item 3 of each beneficial owner Ballot received from a beneficial owner:


------------------------------------- -------------------------------------------------------------------------------------


                                                      TRANSCRIBE FROM ITEM 3 OF BENEFICIAL OWNER BALLOT

                                                      =====================================================================
         Your Customer Name
       and/or Account Number              Name of Registered            Customer Account
   for each Beneficial Owner of           Holder or Nominee             Number of Other
          Senior Notes                    of Other Account           Account (if applicable)          Principal Amount

---------------------------------------------------------------------------------------------------------------------------
1.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

2.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

3.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

4.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

5.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

6.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

7.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

8.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

9.                                                                                                 $
---------------------------------------------------------------------------------------------------------------------------

10.                                                                                                $
---------------------------------------------------------------------------------------------------------------------------

Item 4: By signing this Master Ballot, the undersigned certifies that each beneficial owner of Senior Notes whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statement (including the exhibits thereto). The undersigned also acknowledges that the solicitation of votes to accept or reject the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

         This Master Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan.

               Name of Bank, Broker, or Other Nominee:


               _________________________________________________________________

                                                    (Print or Type)

               Name of Proxy Holder or Agent for Bank,
               Broker, or Other Nominee (if applicable):

               _________________________________________________________________
                                                    (Print or Type)


               Social Security or Federal Tax I.D. No.: ________________________
                                                         (If Applicable)

               Signature:_______________________________________________________


               By:______________________________________________________________
                                                    (If Appropriate)

               Title:___________________________________________________________
                                                    (If Appropriate)

               Street Address:__________________________________________________


               City, State, Zip Code:___________________________________________


               Telephone Number:___(   )________________________________________


               Date Completed:__________________________________________________


--------------------------------------------------------------------------------
                                 VOTING DEADLINE

THIS MASTER BALLOT MUST RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002, BY THE VOTING AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, ATTN: GLOBIX BALLOT TABULATION, OR YOUR CUSTOMERS' VOTES WILL NOT BE COUNTED.

--------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, THE BENEFICIAL OWNER BALLOT OR THE OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, INNISFREE M&A INCORPORATED, AT (212) 750-5833.

--------------------------------------------------------------------------------

                  INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

         Globix Corporation ("Globix" or the "Company"), is soliciting your customers' votes on the Company's proposed Reorganization Plan, dated January 14, 2002 (the "Plan"), described in and annexed as Exhibit A to the Disclosure Statement accompanying this Master Ballot. Please review the Disclosure Statement and Plan carefully before you complete this Master Ballot. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

VOTING DEADLINE:

         To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Innisfree M&A Incorporated, by 5:00 p.m., New York City time, on February 13, 2002 (the "Voting Deadline"). Unsigned Master Ballots may not be counted.

HOW TO VOTE:

         1. If you are both the registered or record holder and beneficial owner of any Senior Notes and you wish to vote such Senior Notes, you may complete, execute, and return to the Voting Agent a beneficial owner ballot or a Master Ballot.

         2. If you are transmitting the votes of any beneficial owners of Senior Notes other than yourself, you may either:

         (a) deliver the Ballot to each beneficial owner for whom you hold Senior Notes, along with the Disclosure Statement and other materials requested to be forwarded (collectively, the "Solicitation Package") and take any action required to enable each such beneficial owner (i) complete and execute such Ballot voting to accept or reject the Plan and (ii) return the completed, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to the Voting Agent prior to the Voting Deadline;

                                       OR

         (b) prevalidate the Ballot contained in the Solicitation Package (by signing that Ballot and by indicating on that Ballot the record holder of the Senior Notes voted, the principal amount, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package to the beneficial owner of the Senior Notes for voting so that the beneficial owner may return the completed Ballot directly to the Voting Agent in the return envelope provided in the Solicitation Package. With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the voting instructions given to you in the Ballots by the beneficial owners for whom you hold Senior Notes and (2) forward such Master Ballots to the Voting Agent.

         3.  To complete the Master Ballot properly, take the following steps:

         (1) Provide appropriate information for each of the items on the Master Ballot. Vote to accept (for) or reject (against) the Plan in Item 2 for the Senior Notes held by you as the Nominee or proxy holder on behalf of the Nominee or the beneficial owners. Please provide information for each individual beneficial owner for whom you are voting Senior Notes in your name. If you are unable to disclose the identity of such beneficial owners, please use the customer account number assigned by you to each such beneficial owner or, if no such customer account number exists, please use the sequential numbers provided (making sure to retain a separate list of each beneficial owner and his or her assigned sequential number).

         (2) Fill in the information requested in Item 3 for each beneficial owner that completed Item 3 of their Ballot, if applicable.

         (3) Read Item 4 carefully.

         (4) Sign and date your Master Ballot.

         (5) Provide your name and mailing address.

         (6) Deliver your Master Ballot to the Voting Agent prior to the Voting Deadline.

PLEASE NOTE:

         No Ballot or Master Ballot shall constitute or be deemed to constitute
(a) a proof of claim or (b) an admission by the Company of the nature, validity, or amount of any claim.

         This Master Ballot is not a letter of transmittal and may not be used for any other purpose than to cast votes to accept or reject the Plan.

         No fees or commissions or other remuneration will be payable to any broker, dealer or other person for soliciting Ballots accepting the Plan. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to your clients.

--------------------------------------------------------------------------------
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.

--------------------------------------------------------------------------------

                               GLOBIX CORPORATION
                                139 Centre Street
                            New York, New York 10013

                                                     January 14, 2002



To the Holders of Series A 7.5% Convertible
      Preferred Stock of Globix Corporation
      Identified on the Signature Pages Hereof:

               This letter agreement (this "Agreement") sets forth the terms on which Preferred Stockholder (as defined below) has agreed to vote in favor of a plan of reorganization to be filed by Globix Corporation (the "Company") in connection with its anticipated Chapter 11 bankruptcy filing, under which the Company will propose to exchange the entire principal amount beneficially owned or managed by you of the Series A 7.5% Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") of the Company for your pro rata share of 14% of the common stock of the Company (the "New Common Stock"), subject to dilution on account of management participation in a management participation incentive plan, pursuant to which up to 10% of the New Common Stock on a fully diluted basis may be issued (the "Management Incentive Plan").

               In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each undersigned beneficial owner of, or holder of investment authority over, Preferred Stock (each, a "Preferred Stockholder"), intending to be legally bound, hereby agree as follows:

             (i)   The Restructuring. The Company intends to file a prepackaged,
                   -----------------
prearranged, prenegotiated, or traditional voluntary case (the "Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). In connection with the Bankruptcy Case, the Company intends to file a plan of reorganization (the "Plan"), that will incorporate the terms that are set forth in the term sheet attached hereto as Schedule A (the "Term Sheet"). The Plan will provide, among other things, for the exchange of the Preferred Stock for a pro rata share of 14% of the New Common Stock, subject to dilution on account of management participation in the Management Incentive Plan.

             (ii)  Confirmation of the Plan.  The Company shall use its
                   ------------------------
reasonable best efforts to obtain confirmation of the Plan as soon as reasonably practicable following the commencement of the Bankruptcy Case in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and Preferred Stockholder shall cooperate to the best of its ability in that regard. The Company and Preferred Stockholder shall take all reasonably necessary and appropriate actions to achieve confirmation of the Plan.

          (iii) Amendments and Modifications. Each of the parties hereto agrees
                ----------------------------
to negotiate in good faith all amendments and modifications to the Plan as reasonably necessary and appropriate to obtain Bankruptcy Court confirmation of the Plan pursuant to a final order of the Bankruptcy Court; provided, however,
                                                            --------- -------
that the Plan as amended or modified is consistent in all material respects with, or better for the holders of Preferred Stock than, the terms set forth in the Term Sheet and is in form and substance reasonably acceptable to each of the parties hereto.

          (iv)  Representations of Preferred Stockholder. Preferred Stockholder
                ----------------------------------------
hereby represents and warrants to the Company as follows:

                (a) Preferred Stockholder is duly organized, validly existing and in good standing under the laws of Preferred Stockholder's state of organization;

                (b) Preferred Stockholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                (c) the execution and delivery of this Agreement and the performance by Preferred Stockholder of its obligations hereunder have been duly authorized by all necessary action;

                (d) this Agreement has been duly executed and delivered by Preferred Stockholder and constitutes the valid and binding obligation of Preferred Stockholder, enforceable against Preferred Stockholder in accordance with its terms;

                (e) as of the date hereof, Preferred Stockholder is the beneficial owner of, or holder of investment authority over, Preferred Stock in the aggregate principal amount set forth below such Preferred Stockholder's name on the signature page hereof (the "Preferred Stockholder's Preferred Stock"), and beneficially owns, or has investment authority over, no other Preferred Stock, and the registered holder and custodial party for the Preferred Stockholder's Preferred Stock are as set forth on the signature page hereof;

                (f) as of the date hereof, Preferred Stockholder's Preferred Stock is held free and clear of all claims, charges, leases, covenants, easements, encumbrances, pledges, security interests, liens, options, pledges, rights of others, mortgages, deeds of trust, hypothecations, conditional sales, or restrictions (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law, or other defects in title, and has not been pledged or assigned to any person; and

                (g) Preferred Stockholder has received and reviewed this Agreement and all schedules and exhibits hereto, and has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in the restructuring pursuant to the terms of the Plan.

          (v)   Representations of the Company. The Company hereby represents
                ------------------------------
and warrants to Preferred Stockholder as follows: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary action; (d) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (e) to the best knowledge of the Company, the financial and other information concerning the Company which the Company or its representatives have made available to Preferred Stockholder (other than any projected financial information included therein) was complete and correct in all material respects when delivered and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made, and the projected financial information concerning the Company which the Company or its representatives made available to Preferred Stockholder, was prepared in good faith and on the basis of assumptions which, in light of the circumstances under which they were made, were believed by the Company's management to be reasonable; (f) the Company does not own (beneficially or otherwise) or control any Preferred Stock; and (g) there are no actions, suits, claims, procedures, or, to the Company's knowledge, investigations pending or threatened against the Company or any of the Company's current or former officers or directors that would give rise to a material claim for indemnification against the Company by any such directors or officers under applicable law, the Company's Certificate of Incorporation, and/or the by-laws of the Company, other than possibly (i) an action pending in the New York Supreme Court for breach of an employment contract and defamation brought against the Company and styled Humphrey v. Globix Corporation, and (ii) a class action stockholder lawsuit filed by the law firms of Stull Stull & Brody and Cohen, Milstein, Hausfeld & Toll, P.L.L.C. on or about January 4, 2002 in the United States District Court for the Southern District of New York, alleging violations of federal and state securities laws, or similar lawsuits.

          (vi)  Agreement to Forbear. Preferred Stockholder agrees during the
                --------------------
term of this Agreement (a) to neither take any action or otherwise pursue any right or remedy under the (i) Certificate of Designations, Preferences and Rights of Series A 7.5% Convertible Preferred Stock of Globix Corporation, or
(ii) Stock Purchase Agreement dated as of November 5, 1999 between Globix Corporation and HMTF-IV Acquisition Corp. in connection with the Preferred Stock; and (b) not to initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Preferred Stock against the Company, its subsidiaries and/or its affiliates other than to enforce this Agreement.

                (vii)  Agreement to Vote in Favor of Plan of Reorganization.
                       ----------------------------------------------------
Preferred Stockholder hereby agrees to vote in favor of the Plan, whether it is prepackaged, prearranged, prenegotiated, or traditional. Preferred Stockholder's agreements with respect to the Plan, and Preferred Stockholder's vote in favor of the Plan, shall be conditioned on the terms of the Plan and all related documents being consistent in all material respects with, or better for the holders of Preferred Stock than, the terms set forth in the Term Sheet and being in form and substance reasonably acceptable to Preferred Stockholder and Preferred Stockholder's claim on account of Preferred Stockholder's Preferred Stock being allowed in full. If the Company files the Plan and has complied with this Agreement, then Preferred Stockholder agrees not to object to, and to fully support, the Plan. Preferred Stockholder also agrees to execute and deliver to the Company, within 10 business days after the commencement of the solicitation of votes on the Plan, a ballot in substantially the form attached hereto as Schedule B (the "Ballot") indicating Preferred Stockholder's acceptance of the Plan. The Company agrees that the interests of the Preferred Stockholders based upon their Preferred Stock should be allowed in full under the Plan.

                (viii) Financial Advisor. The informal committee of holders of
                       -----------------
the Senior Notes (the "Noteholders Committee") will designate a firm to act as financial advisor to the Noteholders Committee, which firm shall have immediate access to the Company's employees, books, and records in order to evaluate the financial condition and operations of the Company, and who will report to the Noteholders Committee. A representative of the holders of Preferred Stock (the "Preferred Stock Representative") will have access to such financial advisor, and such financial advisor will provide copies of all reports presented by it to the Preferred Stock Representative. The Company shall pay the reasonable and customary compensation to such financial advisor, and shall reimburse the financial advisor for all reasonable expenses incurred in connection with the performance of its duties.

                (ix)   Certain Conditions. In addition to the other conditions
                       ------------------
to Preferred Stockholder's obligations set forth herein, each obligation and liability of Preferred Stockholder under this Agreement is conditioned in its entirety upon (a) the truth of the representations and warranties of the Company set forth herein and performance by the Company of its agreements and covenants herein contained, (b) the terms and conditions of the treatment of holders of Preferred Stock under the Plan not materially differing from those set forth herein in any manner adverse to the Preferred Stockholders, (c) the Plan containing no material conditions adversely affecting the Preferred Stockholders other than those described in this Agreement, (d) the Agreement not having been terminated pursuant to Section (x) hereof, (e) the Company having paid the legal fees of the counsel to the Preferred Stockholders, not to exceed $125,000, and
(f) the Plan being consistent in all material respects with, or better than, the terms and provisions of this Agreement.

                (x)    Termination of Agreement. This Agreement shall terminate
                       ------------------------
and all of the obligations of the parties shall be of no further force or effect in the event that any of the following occurs (each, a "Termination Event"):

          (a) immediately and automatically upon the giving of written notice of termination by a majority of the Preferred Stockholders to the Company if:

               1. The Bankruptcy Case to implement the restructuring proposed in this Agreement shall not have been commenced (including, without limitation, the filing of the Plan and related disclosure statement (the "Disclosure Statement") each in a form reasonably satisfactory to the Preferred Stockholders by February 22, 2002;

               2. The Disclosure Statement or a version thereof that is not materially inconsistent with the terms set forth in the Term Sheet in a manner adverse to the holders of Preferred Stock shall not have been approved by the Bankruptcy Court within 60 days after the commencement of the Bankruptcy Case;

               3. The Plan is not confirmed within 100 days after the commencement of the Bankruptcy Case;

               4. The Plan shall not have become effective within 120 days after the commencement of the Bankruptcy Case;

               5. There shall be any material modification to, or severance of any provision of, the Plan that is materially inconsistent with the terms and conditions set forth in the Term Sheet in a manner that is adverse to the holders of Preferred Stock; or

               6. An order is entered and has not been reconsidered or vacated within 30 days thereof that has the practical effect of preventing confirmation of the Plan within 120 days of the commencement of the Bankruptcy Case; or

          (b) five business days after the giving of written notice of termination by any of the parties, that has not failed to perform, in any material respect, any of its obligations hereunder, to each of the other parties if any party fails to perform, in any material respect, any of its obligations hereunder and such failure remains uncured at the conclusion of such five-business day period, in which case this Agreement shall thereupon terminate; or

          (c)  immediately, upon

               1. the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;

               2. the appointment of a trustee or receiver; or

                  3. the effective date of the Plan.

          (xi)    No Third-Party Beneficiaries. This Agreement shall be solely
                  ----------------------------
for the benefit of the parties hereto and the Preferred Stockholders who have entered into agreements with the Company substantially identical to this Agreement and no other person or entity shall be a third-party beneficiary hereof.

          (xii)   Not an Amendment or Waiver. It is acknowledged and agreed that
                  --------------------------
(except as expressly provided for herein, including without limitation in the exhibits hereto) entering into this Agreement, negotiating with respect to the Preferred Stock or the Plan or any other action taken by Preferred Stockholder does not constitute a full or partial amendment or waiver of any of such Preferred Stockholder's rights or remedies at law or otherwise, and Preferred Stockholder hereby reserves such rights and remedies.

          (xiii)  Additional Preferred Stock Subject. Nothing in this Agreement
                  ----------------------------------
shall be deemed to limit or restrict the ability or right of any Preferred Stockholder to acquire any additional Preferred Stock ("Additional Preferred Stock") or other claims against or interests in the Company or any affiliate of the Company; provided, however, that in the event any Preferred Stockholder
             --------  -------
acquires any such Additional Preferred Stock (or other claims or interests) after the date hereof (other than any such Preferred Stock that is already subject to the provisions of an agreement with the Company substantially similar to this Agreement, which Preferred Stock shall remain subject to the provisions of such agreement), such Additional Preferred Stock (and any other claims or interests) shall immediately upon such acquisition become subject to the terms of this Agreement.

          (xiv)   No Transfer. Preferred Stockholder hereby agrees, without the
                  -----------
prior written consent of the Company, not to directly or indirectly (i) sell, transfer, assign, pledge, grant an option on, or otherwise dispose of any of the Preferred Stockholder's Preferred Stock, or (ii) grant any proxies, deposit any of the Preferred Stockholder's Preferred Stock into a voting trust or enter into a voting agreement with respect to any of the Preferred Stockholder's Preferred Stock unless such arrangement provides for compliance herewith. Preferred Stockholder may transfer Preferred Stock to an entity that agrees in writing to be bound by the terms of this Agreement, and if such transfer is to occur prior to the deadline established in the Disclosure Statement for casting votes on the Plan, as such deadline may be extended, such Preferred Stockholder executes and delivers to the Company's voting agent, in accordance with the voting procedures established in the Disclosure Statement, a Ballot indicating acceptance of the Plan. Preferred Stockholder shall, within three business days of any transfer of Preferred Stock, notify in writing William Austin at the address of the Company set forth on the first page hereof, with a copy to Jay M. Goffman of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, of such transfer and provide therewith the executed documents as provided for in this paragraph.

     (xv)    Fiduciary Duties. Notwithstanding anything to the contrary herein,
             ----------------
nothing in this Agreement shall require any party hereto to breach any respective fiduciary obligation that it may have under applicable law. All parties hereto may commit any act or take any actions consistent with such fiduciary obligations.

     (xvi)   Entire Agreement. This Agreement constitutes the entire agreement
             ----------------
between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

     (xvii)  Governing Law. This Agreement shall be governed by and construed in
             -------------
accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

     (xviii) Remedies. The parties hereto acknowledge and agree that any breach
             --------
of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties hereto agree that each party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy or posting a bond or other security in connection with such remedy.

     (xix)   Jurisdiction. The Company and Preferred Stockholder each hereby
             ------------
irrevocably and unconditionally submit to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City or Wilmington, Delaware, or any court presiding over a Chapter 11 case of the Company, and any appellate court from any thereof, but solely in any action or proceedings to enforce this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (xx)    Counterparts. This Agreement may be executed in any number of
             ------------
counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     (xxi)   Severability. Any term or provision of this Agreement, which is
             ------------
invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (xxii)   Headings. The headings of the paragraphs of this Agreement
                   --------
are inserted for convenience only and shall not affect the interpretation hereof.

          (xxiii)  Prior Negotiations. This Agreement supersedes all prior
                   ------------------
negotiations with respect to the subject matter hereof but shall not supersede the Plan.

        Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

                                   Very truly yours,

                                   GLOBIX CORPORATION



                                   By: __________________________________
                                         Name:
                                   Title:


Accepted and Agreed to:

Name of Preferred Stockholder:


____________________________


By:_________________________
   Name:
   Title:



____________________________
 Amount of shares held


         Held as follows:

         Amount             Registered Holder        Custodian
         ------             -----------------        ---------

         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------

Accepted and Agreed to:

Name of Preferred Stockholder:


____________________________


By:_________________________
   Name:
   Title:



____________________________
 Amount of shares held


         Held as follows:

         Amount             Registered Holder        Custodian
         ------             -----------------        ---------

         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------

Accepted and Agreed to:

Name of Preferred Stockholder:


____________________________


By:_________________________
   Name:
   Title:



____________________________
 Amount of shares held


         Held as follows:

         Amount             Registered Holder        Custodian
         ------             -----------------        ---------

         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------
         $--------          -------------------      ----------

Accepted and Agreed to:

Name of Preferred Stockholder:


________________________


By: _____________________
    Name:
    Title:


_________________________
 Amount of shares held


         Held as follows:

         Amount               Registered Holder           Custodian
         ------               -----------------           ---------

         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________

Accepted and Agreed to:

Name of Preferred Stockholder:


_________________________


By: _____________________
    Name:
    Title:


_________________________
 Amount of shares held


         Held as follows:

         Amount               Registered Holder           Custodian
         ------               -----------------           ---------

         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________

Accepted and Agreed to:

Name of Preferred Stockholder:


_________________________


By: _____________________
       Name:
       Title:


_________________________
 Amount of shares held


         Held as follows:

         Amount               Registered Holder           Custodian
         ------               -----------------           ---------

         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________
         $________            _________________           __________

                                                                      SCHEDULE A

                               GLOBIX CORPORATION

                      TERM SHEET FOR PLAN OF REORGANIZATION
                      -------------------------------------

               This term sheet describes the principal terms of the proposed restructuring of the outstanding indebtedness of Globix Corporation (the "Company") pursuant to a plan of reorganization (the "Plan") in accordance with chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). This term sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Plan.

12.50% Senior Notes        On the effective date of the Plan (the "Effective
due 2010:                  Date"), each holder of the Company's 12.50% Senior
                           Notes due 2010 (the "Senior Notes") will receive its
                           pro rata share of (i) shares of new
                           --- ----
                           common stock representing approximately 85% of the outstanding common stock of the reorganized Company
                           (subject to dilution on account of options pursuant to a management incentive plan) and (ii) $120 million principal amount of new 11% Senior Secured Notes due
                           2008 of the Reorganized Company (the "New Notes"). A term sheet for the New Notes is attached hereto as Annex A. Holders of Senior Notes are impaired and entitled to vote on the Plan. The existing Senior
                           Notes and accrued interest thereon will be discharged pursuant to the Plan.

Series A 7.5% Convertible  On the Effective Date, each holder of the Company's
Preferred Stock:           outstanding Series A 7.5% Convertible Preferred Stock
                           will receive its pro rata share of shares of new
                                            --- ----
                           common stock representing approximately 14% of the reorganized Company's outstanding common stock
                           (subject to dilution on account of options pursuant to a management incentive plan). Holders of Preferred
                           Stock are impaired and the Company expects to solicit such holders for acceptance of the Plan. The currently outstanding Preferred Stock will be cancelled pursuant to the Plan.

Common Stock:              On the Effective Date, each holder of shares of the
                           Company's outstanding common stock will receive its
                           pro rata share of shares of new common stock
                           --- ----
                           representing approximately 1.0% of the reorganized
                           Company's outstanding common stock (subject to dilution on account of options pursuant to a management incentive plan). The Company will not issue fractional shares and will pay cash in lieu thereof. Holders of common stock are impaired, deemed to have rejected the Plan and not entitled to vote.
                           The existing common stock of the Company will be cancelled pursuant to the Plan.

Administrative, Priority   On or as soon as practicable after the Effective
Tax and Other Priority     Date, each holder of an administrative, priority tax
Claims:                    or other priority claim shall receive cash equal to
                           the full amount of its claim or otherwise be left unimpaired. Holders of such claims are unimpaired, deemed to have accepted the Plan and not entitled to vote.

General Unsecured          Upon commencement of the Company's chapter 11 case,
Creditors:                 the Company will seek approval of the United States
                           Bankruptcy Court having jurisdiction over the Company's chapter 11 case (the "Bankruptcy Court") for the payment of prepetition claims of suppliers, vendors and others in the ordinary course ("Ordinary
                           Course Claims") to the extent such parties provide normal trade credit to the Company.

                           Under the Plan, general unsecured claims are unimpaired, deemed to have accepted the Plan and not entitled to vote.

Leases: Except as otherwise identified by the Company on or before confirmation of the Plan, the reorganized Company will assume existing mortgage and capitalized lease obligations.

Rights to Acquire          Each holder of existing Company warrants, options,
Common Stock:              stock appreciation rights and any other rights to
                           acquire or receive common stock (other than Preferred
                           Stock) will not receive or retain any property on account of such interest. Holders of such rights are impaired, deemed to have rejected the Plan and not entitled to vote. Any such rights will be cancelled pursuant to the Plan.

Reorganized Company's      The reorganized Company's board of directors shall be
Board of Directors:        comprised of 7 members: 5 selected by the informal
                           committee of holders of Senior Notes (the
                           "Noteholders Committee"); 1 selected by holders of the Company's existing Preferred Stock; and Marc
                           Bell, who will be designated Non-Executive Chairman.


Lock-Up Agreements         Prior to the Company's solicitation of acceptance of
                           the Plan, the Company, members of the Noteholders
                           Committee owning in the aggregate at least $300 million in principal amount of Senior Notes and the holders of Preferred Stock will enter into lock-up agreements (each, a "Lock-up Agreement") pursuant to which such members of the Noteholders Committee and holders of Preferred Stock agree, subject to certain conditions, (i) to vote to accept the Plan in such solicitation; and (ii) not to take any action or pursue any remedies available to them under the agreements that govern the Senior Notes or Preferred
                           Stock, as the case may be.


Restructuring Advisor:     The Noteholders Committee will be entitled to
                           designate a firm to act as Restructuring Advisor to the Noteholders Committee, which firm will have access immediately to the books, records and employees of the Company and will report to the Noteholders Committee. A representative of the holders of Preferred Stock (the "Preferred Stock
                           Representative") will have access to the Restructuring Advisor, and the Restructuring Advisor will provide copies of all reports presented by it to the Preferred Stock Representative. The Company will pay reasonable and customary compensation to and expenses of the Restructuring Advisor.

Registration Rights:       The reorganized Company will provide customary
                           registration rights for resales by affiliates of shares of new common stock issued under the Plan.

Management Incentives:     On or after the Effective Date, the compensation
                           committee of the board of directors of the reorganized Company will adopt a Management Incentive
                           Plan. A term sheet for the Management Incentive Plan is attached as Annex B hereto.

                           The Company and Marc Bell will enter into a new agreement in the form attached as Annex C hereto.


Release and Exculpation:   Subject to court authorization, the Plan will contain
                           provisions in substantially the form of the following provisions:

                           1. On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under Chapter 5 of the Bankruptcy Code, which they have or may have against any holder of Preferred Stock or Senior Notes and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with actions taken as or in its capacity of being a holder of the Preferred Stock or Senior Notes.

                           2. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, Reorganized Debtors, Noteholders Committee, each holder of Preferred Stock and the Indenture Trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Interest in any Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date in any way relating to the Chapter 11 Cases or the Plan; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

                        3. The Reorganized Debtors, the Noteholders' Committee, and the holders of Preferred Stock and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                        Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, the Noteholders' Committee, or any holder of Preferred Stock or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

                        4. On the Effective Date, effective as of the Confirmation Date, (i) all claims directly or indirectly arising from or under, or relating in any way to or in respect of the Senior Notes and Preferred Stock, including without limitation claims arising from or relating to the issuance, purchase or sale of the Senior Notes or Preferred Stock (respectively, "Senior Note Claims" and "Preferred Stock Claims") shall be deemed to be released; (ii) each holder of a Senior Note Claim and each holder of a Preferred Stock Claim that is a signatory to a Lock-Up Agreement shall expressly release all Senior Note Claims or all Preferred Stock Claims, as the case may be, which such holder may be entitled to assert; and (iii) each holder of a Senior Note Claim and each holder of a Preferred Stock Claim shall be permanently enjoined from bringing any action against, the Debtors, the Reorganized Debtors, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, any claims, obligations, rights, causes of action, and liabilities related to or arising from such Senior Note Claim or Preferred Stock Claim.

                                                                         ANNEX A

                     Term Sheet for New Senior Secured Notes
                     ---------------------------------------

     The principal terms of the New Notes to be issued by the reorganized Company in accordance with the Plan shall be as follows:

Term:                   6 years from the Effective Date.

Interest:               11% payable annually in arrears in kind for the two-year
                        period following the Effective Date, in cash or, if the board of directors so elects, in kind (or any combination of in kind and in cash) for the two years thereafter and in cash for the remainder of the term.

Ranking: The New Notes will rank pari passu in right of payment to any existing or future senior debt of the Company (subject to a limited exception described below) and will rank senior to the Company's future subordinated debt.

Security:               The obligations of the Company shall be secured by a
                        first priority security interest on all of its otherwise unencumbered tangible and intangible assets, subject to agreed upon permitted liens, including $20 million of senior secured debt with priority liens over the New
                        Notes and typical exceptions, including for assets of foreign subsidiaries. Up to 65% of the capital stock of each first tier foreign subsidiary will be pledged.

Guaranty:               The New Notes will be guaranteed (and the guarantees
                        secured by the assets of such guarantor, subject to
                        customary exceptions) by domestic subsidiaries other
                        than domestic subsidiaries that are subject to debt or
                        other agreements or arrangements restricting such
                        guarantees or liens, such guarantees to rank in right of
                        payment pari passu with any existing senior debt of such
                        guarantor (subject to a limited exception described
                        below); provided, that to the extent such restrictions
                                --------  ----
                        are removed (other than in connection with any permitted refinancing), such domestic subsidiaries, subject to customary exceptions, will guarantee the New Notes at such time. In addition, if any foreign subsidiary guarantees debt of the Company or of any domestic subsidiary, the New Notes will be also guaranteed.

Optional Pre-Payments:  Prepayable at any time at the Company's option; if a
                        Change of Control occurs prior to the consummation of a redemption, the New Notes will be redeemable at 101% of the aggregate principal amount of such New Notes, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control:       Upon a change of control, each holder of New Notes may
                         require the Company to repurchase all or any part
                         (equal to $1,000 or an integral multiple thereof) of that holder's New Notes for a cash payment equal to 101% of the aggregate principal amount of such New
                         Notes, plus accrued and unpaid interest, if any, to the date of purchase.

Affirmative Covenants:   The New Notes will contain the following affirmative
                         covenants: (i) preservation of corporate existence,
                         (ii) payment of taxes and other obligations, (iii) maintenance of properties, (iv) maintenance of insurance, (v) provision of financial information, and
                         (vi) perfection of security interests.

Negative Covenants:      The New Notes will contain the following negative
                         covenants:

                         (i) no incurrence of additional debt unless the ratio of consolidated debt to EBITDA would be greater than zero and less than 6:1, except that the Company may incur up to an additional $20 million of senior secured debt with priority liens over the New Notes and subject to other customary exceptions;

                         (ii) no merger, consolidation or sale of substantially all the assets of the Company unless: (1) either the Company is the surviving corporation or the successor corporation is organized or existing under the laws of the United States; (2) immediately before and after giving effect to such transaction, no event of default exists; and (3) either the surviving corporation (a) could incur additional debt under ratio test contained in the limitation of indebtedness covenant or (b) has a more favorable consolidated debt to EBITDA ratio than the Company prior to such transaction;

                         (iii) no asset sale unless: (a) such sale is at fair market value; (b) 75% of the proceeds therefrom is cash, liquid assets, liabilities assumed by the acquiror or assets related to the Company's business; and (c) the proceeds thereof are used to either (1) invest in the Company's business or permanently repay secured debt that is not subordinated to the New Notes and to the extent not used to repay such secured debt, permanently repay on a pro rata basis among all pari passu senior debt including the New Notes, in each case within the one-year period following such asset sale or
                         (2) make an offer to purchase New Notes; provided that, subject to clause 1 above, the cash proceeds are pledged to secure the New Notes until utilized as provided in this clause (c);

                         (iv)  limitations on the following restricted payments:
                         (a) dividends or other distributions to stockholders;
                         (b) acquisition of the Company's equity; (c) voluntary payments on debt that is subordinated to the New Notes; and (d) investments other than permitted investments, in each case with customary exceptions and baskets;

                         (v) limitations on liens securing other indebtedness unless the New Notes are equally secured, except for customary permitted liens, including on senior secured debt described in clause (i) above;

                         (vii) limitations on sales of stock by certain subsidiaries; and

                         (viii) limitations on transaction with affiliates,

                         in each of the foregoing cases, with such exceptions as may be agreed upon in the indenture governing the New Notes.

Events of Default:       Events of Default will be as follows:

                         (i) failure to pay principal of New Notes when due (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

                         (ii) failure to pay interest on New Notes when due, and such default continues for a period of 30 days;

                         (iii) default in the payment of principal and interest on New Notes required to be purchased pursuant to clause (iii) of "Negative Covenants," above;

                         (iv) failure to perform or comply with the provisions contained in clause (iii) of "Negative Covenants," above;

                         (v) failure to perform any other covenant or agreement of the Company and such failure continues for 60 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of outstanding New Notes;

                         (vi) (a) any default by the Company in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10.0 million under any debt instrument and, if not already matured at its final maturity, the holders of such debt shall have the right to accelerate such debt, or (b) any event of default has occurred in any agreement evidencing debt in excess of $10.0 million and the debt thereunder, if not already matured at its final maturity, shall have been accelerated;

                         (vii) the rendering of a final judgment or judgments against the Company in an amount in excess of $5.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

                         (viii) the entry by a court of (a) a decree or order for relief in respect of an involuntary case under any applicable bankruptcy or similar law or (b) (1) a decree or order adjudging the Company as bankrupt or insolvent, or approving a petition seeking reorganization, (2) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or (3) ordering the winding up or liquidation of the affairs of the Company, and, in each such case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

                         (ix) (a) the commencement by the Company of a voluntary case under applicable bankruptcy or similar law, (b) the consent by the Company to the entry of a decree or order for relief in an involuntary case under any applicable bankruptcy or similar law or to the commencement of any bankruptcy proceeding, (c) the filing by the Company of a petition seeking reorganization under applicable law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian or similar official of the Company, (d) the making by the Company of an assignment for the benefit of creditors or (e) the taking of corporate action by the Company in furtherance of any such action;

                         (x) the liens created by the security documents shall at any time not constitute a valid and perfected lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required) in favor of the collateral agent, free and clear of all other liens (other than permitted liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, any of the security documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days or the enforceability thereof shall be contested by the Company or any subsidiary guarantor; or

                         (xi) any subsidiary guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee.

Governing Law:           New York

                                                                         ANNEX B

                    Term Sheet for Management Incentive Plan
                    ----------------------------------------

         The principal terms of the Management Incentive Plan to be adopted by the reorganized Company shall be as follows:

Initial Issuance:                  Options to acquire shares of common stock
                                   representing up to 10% of the common stock of the reorganized Company on a fully diluted basis on terms and conditions to be established by the compensation committee of the board of directors of the reorganized
                                   Company (the "Compensation Committee").

Eligible Employees:                Key employees of the Company, as determined
                                   by the Compensation Committee.

Option Grants:                     Grants to be determined on or after the
                                   Effective Date by the Compensation Committee.

Administrator:                     Committee of nonemployee members of the board
                                   of directors.

Types of Options:                  Options may be qualified, nonqualified or
                                   "incentive" options.

Option Strike Price:               As determined by the Compensation Committee.

                                                                         ANNEX C

                                __________, 2002

Globix Corporation
139 Centre Street
New York, New York 10013


Ladies and Gentlemen:


         This to set forth our agreement that, effective on the effective date of the Plan of Reorganization (the "Effective Date"), Globix Corporation ( the "Company") and Marc H. Bell ("Executive") agree as follows:

1. The Company shall employ Executive for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date as non-executive Chairman of the Board.

2. As compensation for Executive's service, the Company shall pay Executive a salary of $12,000 per annum in equal monthly (or more frequent) installments less appropriate payroll deductions as required by law. This salary reduction shall be retroactive to August 1, 2001.

3. Executive shall be entitled to participate in all employee benefit plans offered by the Company, including group health insurance.

4. After the Effective Date, the Company and Executive shall negotiate in good faith an appropriate compensation package for Executive which will provide him with appropriate incentives for the benefit of the Company.

5. During the term of his employment, the Company will provide Executive, at no cost to Executive, with the exclusive use of an office approved by the Company's Chief Executive Officer or Chief Operating Officer and appropriate secretarial, telephone and other services.

6.          The following releases shall take effect as of the Effective Date:

         (a) Effective as of the Effective Date, Marc Bell hereby releases, waives and forever discharges the Company and any and all of its respective present and former subsidiaries, directors, officers, assigns, affiliates, agents, successors, employees, attorneys, investment bankers and representatives (collectively, "Globix Associates") from all actions, causes of action, claims, charges, complaints, liens, demands, suits, controversies, claims, damages and liability, known or unknown, suspected or unsuspected, whatsoever in law or equity which Marc Bell ever had, now has or hereafter can, shall or may have for, upon or by reason of, relating to or arising from the Employment Agreement, dated as of April 10, 1998, by and between Marc Bell and the Company, as amended by letter agreement dated March 2, 1999 or otherwise (the "Employment Agreement");

         (b) Effective as of the Effective Date, the Company, on behalf of itself and the Globix Associates, hereby releases, waives and forever discharges Marc Bell from all actions, causes of action, claims, charges, complaints, liens, demands, suits, controversies, claims, damages and liability, known or unknown, suspected or unsuspected, whatsoever in law or equity which the the Company or any of the Globix Associates, either on their own behalf, either severally or jointly, or as representatives, either severally or jointly, on behalf of others, ever had, now have or hereafter can, shall or may have for, upon or by reason of, relating to or arising from the Employment Agreement;

         (c) None of the parties hereto shall assist or encourage any person to take any action that would be inconsistent with the foregoing releases and the terms and provisions of this Agreement.

         (d) All persons or entities covered in paragraphs (a) and (b) of this mutual release provision which are not parties to this Agreement are intended by the parties hereto to be, and are, third party beneficiaries of this Agreement.

         If the foregoing is in accordance with your understanding, kindly acknowledge your agreement by signing in the place provided below.

                                                     Very truly yours,




                                                     Marc H. Bell

GLOBIX CORPORATION


By: ____________________
Name:
Title:

                                                                      SCHEDULE B
A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

            LOGO                  GLOBIX (TM)
                          -----------------------------
                          The Global Internet Exchange

                               GLOBIX CORPORATION

               BENEFICIAL OWNER BALLOT FOR ACCEPTING OR REJECTING
           THE PROPOSED REORGANIZATION PLAN OF GLOBIX CORPORATION AND CERTAIN SUBSIDIARIES TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                       (Class 5 Preferred Stock Interests)
       Series A 7.5% Convertible Preferred Stock, par value $.01 per share


         This Ballot is being sent to beneficial owners of Series A 7.5% Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock Interests"), of Globix Corporation ("Globix"), for their use in voting to accept or reject the proposed Prepackaged Reorganization Plan of Globix and Certain Subsidiaries (the "Plan"), which Globix intends to implement by commencing a voluntary case under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). The Plan is described in, and annexed as Exhibit A to, the disclosure statement, dated January 14, 2002 (the "Disclosure Statement"), which accompanies this Ballot. Confirmation of the Plan requires that the holders of at least two-thirds in amount of the Preferred Stock Interests in Class 5 actually voting on the Plan vote to accept the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. (S) 1129(b). To have your vote count, you must complete and return this Ballot.

   PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY AND RETURN YOUR
                        BALLOT IN THE ENVELOPE PROVIDED.

      THE VOTING DEADLINE IS 5:00 P.M., EASTERN TIME, ON FEBRUARY 13, 2002.

  IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT
                          PRIOR TO THE VOTING DEADLINE.

--------------------------------------------------------------------------------
                                    IMPORTANT

         YOU SHOULD REVIEW THE DISCLOSURE STATEMENT AND THE PLAN BEFORE YOU VOTE. YOU MAY WISH TO SEEK LEGAL ADVICE CONCERNING THE PLAN AND YOUR CLASSIFICATION AND TREATMENT UNDER THE PLAN. YOUR INTERESTS HAVE BEEN PLACED IN CLASS 5 UNDER THE PLAN. IF YOU HOLD CLAIMS IN ANOTHER CLASS, YOU WILL RECEIVE A BALLOT FOR EACH CLASS IN WHICH YOU ARE ENTITLED TO VOTE.

         PLEASE READ CAREFULLY AND FOLLOW THE ATTACHED INSTRUCTIONS ON RETURNING YOUR BALLOT. THE VOTING DEADLINE BY WHICH YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT IS 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002 OR THE VOTES REPRESENTED BY YOUR BALLOT WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE VOTING AGENT, INNISFREE M&A INCORPORATED, AT (877) 750-2689. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR FINANCIAL INSTITUTION PLEASE ALLOW SUFFICIENT TIME FOR YOUR FINANCIAL INSTITUTION TO PROCESS YOUR VOTE.

         YOU SHOULD REVIEW THE ACCOMPANYING DISCLOSURE STATEMENT FOR A DESCRIPTION OF THE PLAN AND ITS EFFECTS ON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE COMPANY.

         DO NOT RETURN ANY PREFERRED STOCK INTERESTS WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.
--------------------------------------------------------------------------------

         Please note that you must vote all of the interests you hold to accept or reject the Plan. For purposes of tabulating the votes, you shall be deemed to have voted all of your Preferred Stock Interests in your vote. You may not split your vote. If you are submitting a vote with respect to any Preferred Stock Interests that you own, you must vote all of your Preferred Stock Interests in the same way (i.e., all "Accepts" or all "Rejects"). An authorized signatory of an eligible beneficial owner may execute this Ballot, but must provide the name and address of the beneficial owner on this Ballot and may be required to submit evidence to the Bankruptcy Court demonstrating such signatory's authorization to vote on behalf of the beneficial owner. Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each owner.

         You may receive multiple mailings containing Ballots, especially if you own your Preferred Stock Interests through more than one bank, broker, or other intermediary, or agent thereof (each, a "Nominee"). You should vote each Ballot that you receive for all of the Preferred Stock Interests that you beneficially own.

         You must provide all of the information requested by this Ballot. Failure to do so may result in the disqualification of your vote.

Item 1. Amount of Preferred Stock Interests. The undersigned hereby certifies that as of December 28, 2001, the undersigned was the beneficial owner (or authorized signatory for a beneficial owner), or the Nominee of a beneficial owner, of Preferred Stock Interests in the following amount (insert amount in box below). (If your Preferred Stock Interests are held by a Nominee on your behalf and you do not know the amount of interests held, please contact your Nominee immediately.)

                        -------------------------------

                        -------------------------------


Item 2.  Vote On Plan. (Please check one.)

The undersigned:      [_] ACCEPTS (votes FOR) the Plan.
                          -------

                      [_] REJECTS (votes AGAINST) the Plan.

Item 3. Authorization. By returning this Ballot, the beneficial owner hereby certifies that it either (a) was on December 28, 2001, the registered or record holder and the beneficial owner of the Preferred Stock Interests to which this Ballot pertains and is sending this Ballot directly to the Voting Agent or (b) if the Ballot was prevalidated by the Nominee holder, was on December 28, 2001, the beneficial owner of the Preferred Stock Interests, but not the registered or record holder to which this prevalidated Ballot pertains and is sending this prevalidated Ballot directly to the Voting Agent, or (c) was on December 28, 2001, the beneficial owner of the Preferred Stock Interests, but not the registered or record holder, to which this Ballot pertains and is sending this Ballot to the registered or record holder of, or other Nominee of the undersigned with respect to, the Preferred Stock Interests to which this Ballot pertains, whom the undersigned hereby authorizes and instructs to (i) execute a Master Ballot reflecting this Ballot and (ii) deliver such Master Ballots to the Voting Agent.

         The beneficial owner further certifies that it has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

                  Name of Voter:________________________________________________
                                                       (Print or Type)

                  Social Security or Federal Tax I.D. No.:______________________
                                                              (Optional)

                  Signature:____________________________________________________

                  By:___________________________________________________________
                                       (If Appropriate)

                  Print or Type Name:___________________________________________

                  Title:________________________________________________________
                                       (If Appropriate)

                  Street Address:_______________________________________________

                  City, State, Zip Code:________________________________________

                  Telephone Number:____(    )___________________________________

                  Date Completed:_______________________________________________


         No fees, commissions, or other remuneration will be payable to any person for soliciting votes on the Plan.

             INSTRUCTIONS FOR COMPLETING THE BENEFICIAL OWNER BALLOT

         Globix Corporation ("Globix" or the "Company") is soliciting your vote on their proposed Reorganization Plan, dated January 14, 2002 (the "Plan"), described in and annexed as Exhibit A to the Disclosure Statement accompanying this Ballot. Please review the Disclosure Statement and Plan carefully before you vote. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

         This Ballot does not constitute and shall not be deemed to constitute
(a) a proof of interest or equity interest or (b) an admission by the Company of the nature, validity, or amount of any claim. This Ballot is not a letter of transmittal and may not be used for any other purpose than to cast votes to accept or reject the Plan. Holders should not surrender, at this time, certificates representing their Preferred Stock Interests, and neither the Company nor the Voting Agent will accept delivery of any certificates surrendered together with this Ballot. Surrender of Preferred Stock Interests for exchange may only be made by you or your Nominee pursuant to a letter of transmittal, which will be furnished by the Company following confirmation of the Plan by the United States Bankruptcy Court. DO NOT SUBMIT PREFERRED STOCK INTERESTS WITH THIS BALLOT.

         To ensure your vote is counted, you must complete, sign and return this Ballot to the address set forth on the enclosed pre-addressed postage-paid envelope provided. Unsigned ballots may not be counted. Ballots (or the Master Ballot completed on your behalf by your Nominee) must be received by the Voting Agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20/th/ Floor, New York, NY 10022, Attn: Globix Ballot Tabulation by 5:00 p.m., New York City time, on February 13, 2002. If you received a return envelope addressed to your Nominee, be sure to return your Ballot early enough for your vote to be processed and then forwarded and received by the Voting Agent by the Voting Deadline. If a Ballot is received after the voting deadline, it will not be counted. Except as otherwise provided herein, such delivery will be deemed made only when the original executed ballot is actually received by the Voting Agent. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to Globix, any transfer agent, or any financial or legal advisor of Globix.

         To complete the Ballot properly, take the following steps:

         (a) Make sure that the information required by Item 1 has been inserted. If you do not know the amount of Preferred Stock Interests you hold, please contact your Nominee immediately.

         (b) Cast your vote either to accept or reject the Plan by checking the proper box in Item 2. Ballots of holders of Preferred Stock Interests that are signed and returned, but not expressly voted for acceptance or rejection of the Plan will not be counted. A Ballot accepting or rejecting the Plan may not be revoked after the Voting Deadline.

         (c)  Read Item 3 carefully.

         (d) Sign and date your Ballot. (Applicable only if your Ballot has not been signed or "prevalidated" by your Nominee).

         (e) If you believe that you have received the wrong ballot, please contact the Voting Agent, Innisfree M&A Incorporated, at (877) 750-2689, or your broker or nominee immediately.

         (f) If you are completing this Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

         (g) Provide your name and mailing address (i) if different from the printed address that appears on the Ballot, or (ii) if no pre-printed address appears on the Ballot.

   (h)  Return your Ballot using the enclosed return envelope.


                       PLEASE MAIL YOUR BALLOT PROMPTLY!
                       ---------------------------------

             IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES PLEASE CALL THE VOTING AGENT AT (877) 750-2689.

A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.


                                 [LOGO] GLOBIX(TM)
                          The Global Internet Exchange


                               GLOBIX CORPORATION

                  MASTER BALLOT FOR ACCEPTING OR REJECTING THE
             PROPOSED REORGANIZATION PLAN OF GLOBIX CORPORATION AND
    CERTAIN SUBSIDIARIES TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                       (Class 5 Preferred Stock Interests)
      Series A 7.5% Convertible Preferred Stock, par value $.01 per share

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THE VOTING DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002. YOUR
MASTER BALLOT MUST BE RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE, OR
THE VOTES REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.

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         This master ballot (the "Master Ballot") is to be used by you -- as a bank, broker, or other nominee; or as the agent of a bank, broker, or other nominee (each of the foregoing, a "Nominee"); or as the proxy holder of a Nominee or beneficial owner -- for beneficial owners ("Beneficial Owners") of Series A 7.5% Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock Interests"), of Globix Corporation ("Globix"), to transmit to the Voting Agent the votes of such Beneficial Owners to accept or reject the proposed Prepackaged Reorganization Plan of Globix and Certain Subsidiaries (the "Plan"), which Globix intends to implement by commencing a voluntary case under Chapter 11 of the United States Bankruptcy Code. The Plan is described in, and annexed as Exhibit A to, the disclosure statement, dated January 14, 2002 (the "Disclosure Statement"). Confirmation of the Plan requires that the holders of at least two-thirds in amount of the Preferred Stock Interests in Class 5 actually voting on the Plan vote to accept the Plan. If any class of claims or interests rejects the Plan or is deemed to reject the Plan, the Bankruptcy Court may nevertheless confirm the Plan if the Bankruptcy Court finds that the Plan accords fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of 11 U.S.C. (S). 1129(b). To have your vote count, you must complete and return this Ballot.

         You are required to deliver the beneficial owner ballot for whom you hold Preferred Stock Interests, and take any action required to enable such beneficial owner to timely vote its Preferred Stock Interests to accept or reject the Plan. With regard to any beneficial owner ballots returned to you, you must (1) execute the Master Ballot so as to reflect the voting instructions given to you in the beneficial owner ballots by the beneficial owners for whom you hold the Preferred Stock Interests and (2) forward such Master Ballots to the Voting Agent. If you are both the registered or record holder and beneficial
                                                                  ---
owner of any Preferred Stock Interests and you wish to vote such Preferred Stock Interests, you must return a beneficial owner ballot.

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND RETURN IT SO THAT IT IS RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002 (THE "VOTING DEADLINE"), BY THE VOTING AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20/TH/ FLOOR, NEW YORK, NY 10022, ATTN: GLOBIX BALLOT TABULATION. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED BY THE VOTING DEADLINE, THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

Item 1: Certification of Authority to Vote. The undersigned certifies that as of the December 28, 2001 voting record date, the undersigned (please check applicable box):

[_] Is a bank, broker, or other nominee for the Beneficial Owners of the aggregate amount of Preferred Stock Interests listed in Item 2 below, and is the registered holder of such securities, or

[_] Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a bank, broker, or other nominee that is the registered holder of the aggregate amount of Preferred Stock Interests listed in Item 2 below, or

[_] Has been granted a proxy (an original of which is annexed hereto) from a bank, broker, or other nominee, or a Beneficial Owner, that is the registered holder of the aggregate amount of Preferred Stock Interests listed in Item 2 below, and accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Owners of the Preferred Stock Interests described in Item 2.

Item 2: Preferred Stock Interests Claims (Class 5) Vote on Plan -- Number of Beneficial Owners. The undersigned certifies that the following Beneficial Owners of Preferred Stock Interests, as identified by their respective customer account numbers or the respective sequence numbers set forth below, have delivered to the undersigned, beneficial owner Ballots (each a "Beneficial Owner Ballot") casting votes (indicate the aggregate amount of interests held for each respective account under the appropriate column) (please use additional sheets of paper if necessary):

------------------------------------------------ ---------------------------------------------------------------------------

Customer Name and/or                                           Amount of Preferred Stock Interests*
Account Number for Each                          ===========================================================================
Beneficial Owner of Preferred Stock Interests    To Accept (For) the Plan               To Reject (Against) the Plan
============================================================================================================================
1.
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2.
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3.
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4.
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5.
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


_______________________

* In order to vote on the Plan, the beneficial owner must have checked a box in
Item 2 to ACCEPT or REJECT the Plan on the beneficial owner's Ballot. Accordingly, if the beneficial owner did not check a box in Item 2 on the beneficial owner's Ballot, please do not enter any vote in this column.

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

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TOTALS
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     Please note that each Beneficial Owner of Preferred Stock Interests who votes must vote all the Preferred Stock Interests owned by such Beneficial Owner. For purposes of tabulating the vote, each Beneficial Owner who votes should be deemed to have voted the full amount of Preferred Stock Interests owned by such Beneficial Owner according to your records. A beneficial owner may not split the vote and, accordingly, a Beneficial Owner Ballot received from a Beneficial Owner that partially accepts and partially rejects the Plan may not be counted.

Item 3: By signing this Master Ballot, the undersigned certifies that each beneficial owner of Preferred Stock Interests whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statement (including the exhibits thereto). The undersigned also acknowledges that the solicitation of votes to accept or reject the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

     This Master Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan.

                     Name of Bank, Broker, or Other Nominee:



                     ___________________________________________________________
                                          (Print or Type)

                     Name of Proxy Holder or Agent for Bank,
                     Broker, or Other Nominee (if applicable):

                     ___________________________________________________________
                                          (Print or Type)


                     Social Security or Federal Tax I.D. No.: __________________
                                                                (If Applicable)

                     Signature:_________________________________________________

                     By:________________________________________________________
                                          (If Appropriate)

                     Title:_____________________________________________________
                                          (If Appropriate)

                     Street Address:____________________________________________

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

                             City, State, Zip Code:_____________________________

                             Telephone Number: (  )_____________________________

                             Date Completed: ___________________________________

________________________________________________________________________________
                                 VOTING DEADLINE

THIS MASTER BALLOT MUST RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2002, BY THE VOTING AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, ATTN: GLOBIX BALLOT TABULATION, OR YOUR CUSTOMERS' VOTES WILL NOT BE COUNTED.

________________________________________________________________________________
________________________________________________________________________________
                             ADDITIONAL INFORMATION

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, THE BENEFICIAL OWNER BALLOT OR THE OTHER ENCLOSED MATERIALS, PLEASE CALL THE VOTING AGENT, INNISFREE M&A INCORPORATED, AT (212) 750-5833.

________________________________________________________________________________

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

                  INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

     Globix Corporation ("Globix" or the "Company"), is soliciting your customers' votes on the Company's proposed Reorganization Plan, dated January 14, 2002 (the "Plan"), described in and annexed as Exhibit A to the Disclosure Statement accompanying this Master Ballot. Please review the Disclosure Statement and Plan carefully before you complete this Master Ballot. Unless otherwise defined, capitalized terms used herein and in the Ballot have the meanings ascribed to them in the Plan.

VOTING DEADLINE:

     To have the votes of your customers count, you must complete, sign and return this Master Ballot so that it is RECEIVED by the Voting Agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Attn:
Globix Ballot Tabulation, by 5:00 p.m., New York City time, on February 13, 2002 (the "Voting Deadline"). Unsigned Master Ballots may not be counted.

HOW TO VOTE:

     1. If you are both the registered or record holder and beneficial owner of any Preferred Stock Interests and you wish to vote such Preferred Stock Interests, you may complete, execute, and return to the Voting Agent a beneficial owner ballot or a Master Ballot.

     2. If you are transmitting the votes of any beneficial owners of Preferred Stock Interests other than yourself, you may either:

     (a) deliver the Ballot to each beneficial owner for whom you hold Preferred Stock Interests, along with the Disclosure Statement and other materials requested to be forwarded (collectively, the "Solicitation Package") and take any action required to enable each such beneficial owner (i) complete and execute such Ballot voting to accept or reject the Plan and (ii) return the completed, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to the Voting Agent prior to the Voting Deadline;

                                       OR

     (b) prevalidate the Ballot contained in the Solicitation Package (by signing that Ballot and by indicating on that Ballot the record holder of the Preferred Stock Interests voted, the principal amount, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package to the beneficial owner of the Preferred Stock Interests for voting so that the beneficial owner may return the completed Ballot directly to the Voting Agent in the return envelope provided in the Solicitation Package. With regard to any Ballots returned to you, you must (1) execute the Master Ballot so as to reflect the voting instructions given to you in the Ballots by the beneficial owners for whom you hold Preferred Stock Interests and (2) forward such Master Ballots to the Voting Agent.

     3.  To complete the Master Ballot properly, take the following steps:

     (1) Provide appropriate information for each of the items on the Master Ballot. Vote to accept (for) or reject (against) the Plan in Item 2 for the Preferred Stock Interests held by you as the Nominee or proxy holder on behalf of the Nominee or the beneficial owners. Please provide information for each individual beneficial owner for whom you are voting Preferred Stock Interests in your name. If you are unable to disclose the identity of such beneficial owners, please use the customer account number assigned by you to each such beneficial owner or, if no such customer account number exists,

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

please use the sequential numbers provided (making sure to retain a separate list of each beneficial owner and his or her assigned sequential number).

     (2)  Read Item 3 carefully.

     (3)  Sign and date your Master Ballot.

     (4)  Provide your name and mailing address.

     (5) Deliver your Master Ballot to the Voting Agent prior to the Voting Deadline.

PLEASE NOTE:

     No Ballot or Master Ballot shall constitute or be deemed to constitute (a) a proof of claim or equity interest or (b) an admission by the Company of the nature, validity, or amount of any claim.

     This Master Ballot is not a letter of transmittal and may not be used for any other purpose than to cast votes to accept or reject the Plan.

     No fees or commissions or other remuneration will be payable to any broker, dealer or other person for soliciting Ballots accepting the Plan. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to your clients.

________________________________________________________________________________
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.
________________________________________________________________________________

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